UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 3)

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ALLOY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of Alloy, Inc. (the “Alloy common stock”).

(2)	Aggregate number of securities to which transaction applies:

12,871,410 shares of Alloy common stock (including shares of restricted stock) and options to purchase 1,446,211 shares of Alloy common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of: (a) 12,871,410 shares of Alloy common stock (including shares of restricted stock) multiplied by $9.80 per share and (b) 1,446,211 shares of Alloy common stock underlying outstanding options with exercise prices less than $9.80 per share multiplied by $2.53 (which is the difference between $9.80 per share and the weighted average exercise price per share). The filing fee was determined by multiplying $0.00007130 by the maximum aggregate value of the transaction as determined in accordance with the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$129,798,732

(5)	Total fee paid:

$9,255

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2010

151 West 26th Street, 11th Floor

New York, NY 10001

October [    ], 2010

Dear Fellow Stockholder:

You are cordially invited to attend the upcoming special meeting of stockholders of Alloy, Inc., a Delaware corporation (“Alloy” or the “Company”), to be held on November 8, 2010, at 10:00 a.m., local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036. Alloy has entered into an Agreement and Plan of Merger, dated as of June 23, 2010 (the “merger agreement”), with Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), and Lexington Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent.

Parent is a newly formed entity to be indirectly owned, upon completion of the merger, by ZelnickMedia, certain co-investors who have delivered commitment letters to Parent and certain members of senior management. Parent is to be managed by a manager designated by ZelnickMedia. ZM Capital, L.P., which has provided a limited guarantee of Parent’s termination fee obligations under the merger agreement, will beneficially own the largest equity interest in Parent following the merger, as described in the enclosed proxy statement. ZelnickMedia is a partnership of experienced media executives and investors. The firm manages and owns interests in an array of media enterprises, including video games and interactive entertainment, television advertising, wireless network enabling software, business information, tradeshows, and media-related business services. Some of its current portfolio companies include Take-Two Interactive Software, Airvana, Canella Response Television, ITN Networks, Arkadium and Naylor Inc.

Under the terms of the merger agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the “merger”) and a wholly-owned subsidiary of Parent. If the merger is completed, you will be entitled to receive $9.80 in cash, without interest and less any applicable withholding taxes, for each share of Alloy common stock that you own and you will no longer have any ownership interest in the Company going forward.

Notice of the special meeting and the related proxy statement is enclosed. Several stockholders, including our chief executive officer and chief operating officer, have agreed to vote shares representing approximately 25% of the outstanding shares of Alloy as of the record date for the special meeting in favor of the adoption of the merger agreement.

The accompanying proxy statement gives you detailed information about the special meeting and the merger and includes the merger agreement as Annex A. The receipt of cash in exchange for shares of Alloy common stock in the merger will constitute a taxable transaction for U.S. federal income tax purposes. We encourage you to read the proxy statement and the merger agreement carefully.

Our board of directors has determined that the merger and the merger agreement are advisable and fair to and in the best interests of Alloy and its unaffiliated stockholders, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. This recommendation is based, in part, upon the unanimous recommendation of a special committee of our board of directors consisting of our seven independent directors.

Your vote is very important. We cannot complete the merger unless holders of a majority of all outstanding shares of Alloy common stock entitled to vote on the matter vote to adopt the merger agreement. Our board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy by mail in the accompanying reply envelope, or submit your proxy by telephone or the Internet. Stockholders who attend the meeting may revoke their proxies and vote in person.

If you have any questions or need assistance with voting, please contact MacKenzie Partners, Inc., who is assisting us with the solicitation, toll-free at (800) 322-2885 or call collect at (212) 929-5500.

Our board of directors and management appreciate your continuing support of the Company, and we urge you to support this transaction.

Sincerely,

Matthew C. Diamond Chief Executive Officer and Chairman	Peter M. Graham Lead Independent Director and Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated October [    ], 2010, and is first being mailed to stockholders on or about October [    ], 2010.

151 West 26th Street, 11th Floor

New York, NY 10001

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be held on November 8, 2010

Dear Alloy Stockholder:

Alloy, Inc., a Delaware corporation (the “Company”), will hold a special meeting of stockholders at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, at 10:00 a.m., local time, on November 8, 2010, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of June 23, 2010 (the “merger agreement”), by and among the Company, Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), and Lexington Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), as such agreement may be amended from time to time.

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

3. To act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

Only record holders of common stock, par value $0.01 per share, of Alloy, Inc. (the “Alloy common stock”) at the close of business on September 20, 2010 are entitled to receive notice of, and will be entitled to vote at, the special meeting, including any adjournments or postponements of the special meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth details of the proposed merger and other important information related to the merger.

Under Delaware law, if the merger is completed, holders of Alloy common stock who do not vote in favor of adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, not vote in favor of adoption of the merger agreement and comply with other Delaware law procedures explained in the accompanying proxy statement.

Your vote is important and we urge you to complete, sign, date and return your proxy card as promptly as possible by mail in the accompanying reply envelope, whether or not you expect to attend the special meeting. If you are unable to attend in person and you return your proxy card, your shares will be voted at the special meeting in accordance with your proxy. You may also submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker or nominee. You should follow the directions provided by your broker or nominee regarding how to instruct such broker or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Annex A to the proxy statement.

By Order of the Board of Directors,

Gina R. DiGioia

Secretary

October [    ], 2010

i

ii

Annex A—Agreement and Plan of Merger

Annex B—Opinion of Macquarie Capital (USA) Inc.

Annex C—Section 262 of the General Corporation Law of the State of Delaware

Annex D—Information Regarding the Buyer Filing Persons

Annex E—Additional Definitions

Annex F—Audited Consolidated Financial Statements of the Company for the Two Fiscal Years Ended January 31, 2010 and 2009

Annex G—Unaudited Consolidated Financial Statements of the Company for the Quarterly Period Ended July 31, 2010

References to “Alloy,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Alloy, Inc., and its subsidiaries unless otherwise indicated by context.

iii

SUMMARY TERM SHEET

This Summary Term Sheet, together with the “Questions and Answers about the Special Meeting and the Merger,” summarizes the material information in the proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the special meeting. In addition, this proxy statement incorporates by reference important business and financial information about Alloy. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in “Where You Can Find More Information” on page 116 of this proxy statement.

The Parties to the Merger (see page 76)

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Alloy, Inc., a Delaware corporation, is one of the country’s largest providers of media and marketing programs offering advertisers the ability to reach youth and non-youth targeted consumer segments through a diverse array of media assets and marketing programs, including digital, display board, direct mail, content production and educational programming. Alloy’s principal executive offices are located at 151 West 26th Street, 11 th Floor, New York, New York 10001 and its telephone number is (212) 244-4307.

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Alloy Media Holdings, L.L.C., which we refer to as “Parent,” is a newly formed Delaware limited liability company that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement (including arranging financing of debt and equity capital to effectuate the merger). Parent’s principal executive offices are located at c/o ZelnickMedia, 19 West 44th Street, 18th Floor, New York, New York 10036 and its telephone number is (212) 223-1383.

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Lexington Merger Sub Inc., which we refer to as “Merger Sub,” is a Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Merger Sub’s principal executive offices are located at c/o ZelnickMedia, 19 West 44th Street, 18th Floor, New York, New York 10036 and its telephone number is (212) 223-1383.

Additional information concerning these transaction participants is set forth in Annex D to this proxy statement and in the corresponding Schedule 13E-3 which was filed with the SEC on July  21, 2010.

The Structure of the Merger and the Merger Agreement

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The Structure of the Merger (see page 81). You are being asked to vote to adopt an agreement and plan of merger dated as of June 23, 2010 by and among Alloy, Parent and Merger Sub, as it may be amended from time to time, which agreement we refer to as the “merger agreement.” Pursuant to the merger agreement, Merger Sub will merge with and into Alloy, which we refer to as the “merger.” Alloy will be the surviving corporation in the merger, which we refer to as the “surviving corporation,” and will continue to do business as “Alloy” following the merger. As a result of the merger, Alloy will cease to be an independent, publicly traded company, and will become a wholly-owned subsidiary of Parent.

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Merger Consideration (see page 82). Subject to the following sentence, if the merger is completed, each share of our common stock, which we refer to as “Alloy common stock,” will be converted into the right to receive $9.80 in cash, without interest and less any applicable withholding taxes, which we refer to as the “merger consideration.” The following shares of Alloy common stock will not be converted into merger consideration in connection with the merger:

•	shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Delaware law;

•	shares held by the Company as treasury stock;

•	shares owned by Parent or any subsidiary of Parent;

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unvested Alloy restricted shares held by employees of Alloy who have signed the Participation Consent Letters, as defined below in “—Other Important Considerations—Beneficial Ownership in Parent Following the Merger,” which will be canceled; and

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470,007 and 438,196 shares of Alloy common stock held by Matthew C. Diamond and James K. Johnson, Jr., respectively, which will be exchanged for fully vested and nonforfeitable equity of an entity controlling Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Senior Management Rollover and Restricted Stock Condition Waiver.”

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Treatment of Options (see page 83). In accordance with the terms of the merger agreement, each outstanding option to purchase shares of Alloy common stock, which we refer to as “Alloy stock options,” under any employee stock option or compensation plan or arrangement of the Company that is outstanding immediately prior to the completion of the merger, whether or not then exercisable or vested will become fully vested and exercisable immediately prior to, and then shall be canceled at, the completion of the merger, and, subject to certain tax withholding rights, the holder will be entitled to receive from the surviving corporation (and Parent shall cause the surviving corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the merger consideration over (2) the exercise price per share of Alloy common stock of such Alloy stock option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Alloy common stock subject to such fully vested and exercisable Alloy stock option as in effect immediately prior to the completion of the merger.

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Treatment of Alloy Restricted Shares (see page 83). Upon completion of the merger, each restricted share representing a share of Alloy common stock, which we refer to as an “Alloy restricted share”, other than any such Alloy restricted share that is being cancelled pursuant to the Participation Consent Letters, will be fully vested, to the extent not already fully vested, and each holder of such Alloy restricted share will, subject to certain tax withholding rights, be entitled to receive an amount in cash equal to the merger consideration in cancellation of each Alloy restricted share.

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Beneficial Ownership in Parent by Messrs. Diamond and Johnson (see page 61). Upon completion of the merger, Messrs. Diamond and Johnson will collectively beneficially own an approximate 16.6% indirect interest in Parent as a result of their exchange of shares of Alloy common stock for an investment in an entity controlling Parent. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Senior Management Rollover and Restricted Stock Condition Waiver” on page 61 of this proxy statement.

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Treatment of Warrants (see page 83). On or prior to the completion of the merger, Alloy shall use commercially reasonable efforts to cancel each warrant to purchase Alloy common stock, none of which has an exercise price in excess of the merger consideration. Pursuant to the merger agreement, no party shall be obligated to incur, expend or pay any person more than $5,000 in connection with seeking to cancel the warrants.

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Conditions to Closing the Merger (see page 84). The obligation of the parties to complete the merger is subject to the satisfaction or waiver of a number of mutual closing conditions, as described in “The Merger Agreement—Conditions to the Completion of the Merger—Mutual Closing Conditions” beginning on page 84 of the proxy statement. Additionally, the obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction of other conditions, including the following:

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Alloy’s Consolidated EBITDA, as defined in Annex E attached to this proxy statement, for the four fiscal quarter period ended at least 45 days prior to the closing of the merger shall not be less than $9,900,000 (the Consolidated EBITDA as of July 31, 2010, the measuring date for this test, was approximately $11,700,000);

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on the closing date of the merger, Alloy shall have cash and cash equivalents (as would be set forth on Alloy’s consolidated balance sheet if prepared on such closing date) in an amount not less than the greater of (i) $61,000,000 and (ii) an amount based upon Alloy’s projected cash balance as of the month ended prior to the closing date (cash and cash equivalents as of August 31, 2010, were approximately $66,366,000);

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Parent shall have received the maximum proceeds from the Debt Financing, as contemplated in the Debt Financing Commitment, each as defined below in “—Financing,” subject to the maximum leverage ratio set forth therein; and

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since the date of the merger agreement, there shall not have occurred any Material Adverse Effect, as defined below in “The Merger Agreement—Definition of Material Adverse Effect and Parent Material Adverse Effect” on page 86 of this proxy statement.

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Financing. Parent and Merger Sub have committed to provide equity financing pursuant to the merger agreement. Parent and Merger Sub have also agreed to use their respective reasonable best efforts to obtain debt financing. The merger agreement provides that Parent will not be obligated to complete the merger if it fails to obtain the proceeds of the debt financing as contemplated in the Debt Financing Commitment, provided it has met its obligations to seek to obtain such financing. See “—Financing” below.

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Conduct of Business Pending the Merger (see page 88). We have agreed to refrain from certain enumerated actions between the date of the merger agreement and the completion of the merger without Parent’s consent, including actions that are outside the ordinary course of our business. See “The Merger Agreement—Conduct of Business Pending the Merger” on page 88 of this proxy statement.

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No Solicitation by Alloy (see page 90). Subject to the exceptions described in “The Merger Agreement—No Solicitation by Alloy” on page 90 of this proxy statement, Alloy agreed that neither Alloy nor any of its subsidiaries will, nor will Alloy or its subsidiaries permit any of their representatives to, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage, or which could reasonably be expected to lead to, the submission of any acquisition proposal;

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enter into or participate in any discussions or negotiations with, furnish any information relating to Alloy or any of its subsidiaries or afford access to the business, properties, assets, books or records of Alloy or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitated or encourage any effort by any third party that has expressed an intent to make, or has made an acquisition proposal;

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enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an acquisition proposal;

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fail to make, or withdraw or modify in a manner adverse to Parent, the recommendation of our board of directors to Alloy’s stockholders to approve and adopt the merger agreement (or recommend an acquisition proposal or take any action or make any statement inconsistent with the recommendation of our board of directors to approve and adopt the merger agreement), any of the foregoing in this bullet, an “adverse recommendation change”; or

•	resolve or propose to do any of the foregoing actions.

Our board of directors may make an adverse recommendation change in response to (i) an intervening event and/or (ii) a superior proposal, each as defined in “The Merger Agreement—No Solicitation by Alloy” on page 90 of this proxy statement, in each case, if our board of directors or an authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law.

However, the merger agreement provides that, at any time prior to the adoption of the merger agreement by Alloy’s stockholders, after satisfying certain notice provisions and other requirements as described in “The Merger Agreement—No Solicitation by Alloy” on page 90 of this proxy statement, Alloy may:

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engage in negotiations or discussions with any third party and its representatives or financing sources that has made an unsolicited acquisition proposal after the date of the merger agreement that our board of directors reasonably believes will lead to a superior proposal by the third party;

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furnish to such third party or its representatives or financing sources nonpublic information relating to Alloy or any of its subsidiaries or afford access to the business, properties, assets, books and records of Alloy and its subsidiaries pursuant to a confidentiality agreement, provided that all such information (to the extent not previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided to such third party, subject to certain exceptions and

•	take any action required by applicable law and any action that any court of competent jurisdiction orders Alloy to take, and any such order is final and non-appealable.

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Termination of the Merger Agreement (see page 96). The merger agreement may be terminated at any time before the completion of the merger, whether before or after Alloy’s stockholders have adopted the merger agreement, in any of the following ways:

•	By mutual written consent of Parent and Alloy;

•	By either Parent or Alloy, if, subject to certain exceptions and limitations:

•	the merger has not been completed on or before December 15, 2010;

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any applicable law, order, injunction, judgment, decree, ruling or other similar requirement is in effect that makes completion of the merger illegal or otherwise prohibited, or permanently enjoins Alloy or Parent from completing the merger and any such injunction has become final and non-appealable;

•	Alloy’s stockholders fail to adopt the merger agreement at Alloy stockholders’ meeting called for that purpose (or at any adjournment or postponement thereof); or

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there has been a material breach by the other party of any representation or warranty or a failure to perform any covenant or agreement that results in failure of applicable conditions after a 30 day cure period.

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By Parent in certain additional instances, including if there is an adverse recommendation change or our board of directors or an authorized committee thereof resolves to effect an adverse recommendation change; if our board of directors or any committee thereof fails to recommend stockholder approval of the merger agreement in the proxy statement or withholds, withdraws, amends or modifies its recommendation for stockholder approval in a manner adverse to Parent; if a tender offer or exchange offer for outstanding shares of Alloy common stock shall have been commenced (other than by Parent or its affiliates) and our board of directors or any committee thereof recommends that the stockholders tender their shares in such tender offer or exchange offer or fails to recommend against acceptance of such offer and fails to reaffirm the recommendation for stockholder approval of the merger agreement; if Alloy enters into an agreement to effect an acquisition proposal or if Alloy or our board of directors or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

•	By Alloy if an adverse recommendation change shall have occurred.

•	Termination Fees and Expenses (see page 97). The merger agreement provides for termination fees to be paid by either Alloy or Parent in certain circumstances.

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Termination Fee Payable by Alloy—Alloy has agreed to pay Parent a termination fee of $3,900,000 if the merger agreement is terminated for certain reasons, including if there is an adverse recommendation change. Alloy has also agreed to reimburse Parent up to $2,500,000 for expenses actually incurred in certain circumstances, including if the merger is not completed by December 15, 2010 if stockholder approval has not been obtained or if there is a material, uncured breach by Alloy under the merger agreement that would cause the failure of a closing condition. See “The Merger Agreement—Termination Fees and Expenses—Termination Fee Payable by Alloy” on page 97 of this proxy statement.

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Termination Fee Payable by Parent—Parent has agreed to pay Alloy a termination fee of $5,800,000 if Parent or Alloy terminates the merger agreement under certain circumstances, including if the merger is not completed by December 15, 2010 and all of the conditions to closing have been satisfied or waived other than the receipt in full of the Debt Financing but the full proceeds of the Debt Financing would be available to be drawn down by Parent if Parent funded the Equity Financing at closing or there is a material, uncured breach by Parent under the merger agreement which would cause the failure of a closing condition. ZM Capital, L.P. has agreed to a $5,800,000 limited guarantee of the due and punctual payment of Parent’s termination fee, subject to the limitations set forth in the merger agreement. See “Special Factors—Limited Guarantee” on page 60 of this proxy statement.

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Exclusive Remedy—If either party receives a termination fee or reimbursement of expenses in accordance with the provisions of the merger agreement, the payment of the termination fee shall constitute the sole and exclusive monetary remedy of Alloy or Parent, as applicable, in connection with the termination of the merger agreement. Further, the guarantee described above is limited to any termination fee payable by Parent.

•	Limitations on Remedies and Liability Cap (see page 97).

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Each of Parent and Merger Sub is entitled to an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement against us, in addition to any other remedy to which it may be entitled. However, we are not entitled to enforce specifically the terms of the merger agreement against either of Parent or Merger Sub.

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Subject to the following sentence, Parent’s liability relating to the merger agreement is limited to the $5,800,000 reverse termination fee plus interest (at the prime rate) and reimbursement of costs and expenses we may incur in enforcing our right to payment of such reverse termination fee. Nonetheless, Parent shall be fully liable for any and all liabilities and damages incurred or suffered by Alloy as a result of Parent’s willful and material (i) failure to fulfill a condition to the performance of its obligations or (ii) failure to perform a covenant in the merger agreement. The termination fee to be paid by Parent following termination of the merger agreement in certain circumstances is the only effective monetary remedy available to Alloy, as Parent is a newly formed entity with no meaningful assets and the $5,800,000 limited guarantee described in “Special Factors—Limited Guarantee” on page 60 of this proxy statement is limited to any termination fee payable by Parent.

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If Parent receives a termination fee or reimbursement of expenses in accordance with the provisions of the merger agreement, our liability is limited to $3,900,000 plus interest (at the prime rate) and reimbursement of costs and expenses Parent may incur in enforcing its right to payment of such fee or reimbursement. However, such liability limitation will in no way limit the rights of each of Parent and Merger Sub to seek an injunction to prevent breaches of the merger agreement by us and to enforce specifically the terms of the merger agreement against us.

Going-Private Transaction (see page 53)

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This is a “going private” transaction. As a result of the proposed merger, Alloy will cease to be a publicly-traded company and will be wholly owned by Parent. You will no longer have any interest in our future losses, earnings or growth, if any. Following the completion of the merger, the registration of our common stock and our reporting obligations under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” will be terminated upon application to the SEC. In addition, upon completion of the merger, Alloy common stock will no longer trade on The NASDAQ Global Market, which we refer to as “NASDAQ.”

The Voting Agreement (see page 60)

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To induce Parent to enter into the merger agreement, Messrs. Diamond and Johnson, Matthew A. Drapkin, Jeffrey Jacobowitz, Simcoe Partners, L.P., Simcoe Service Company, LLC, Simcoe Opportunity Partners, L.P., SRB Management, L.P., BD Media Investors LP, SRB Greenway Opportunity Fund, (QP), L.P., SRB Greenway Opportunity Fund, L.P., BC Advisors, LLC and Steven R. Becker, which we collectively refer to as the “supporting stockholders,” entered into a voting agreement with Parent concurrently with the merger agreement, which we refer to as the “voting agreement.” As of the record date, 3,209,143 shares of Alloy common stock were subject to the voting agreement, or approximately 25% of the outstanding shares of Alloy common stock as of September 20, 2010. Certain of the parties listed above are affiliated with Messrs. Drapkin and Jacobowitz, two of the independent members of our board of directors.

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The supporting stockholders have agreed to vote all of their shares of Alloy common stock in favor of, among other things, the adoption of the merger agreement and any actions reasonably required in furtherance thereof and against any other acquisition proposal. Each supporting stockholder also agreed that, other than according to the terms of the voting agreement, it will not (i) grant any proxies or enter into any voting trust or any voting agreement or arrangement with respect to the voting of any Alloy common stock or (ii) subject to certain limited exceptions, transfer, sell, or otherwise dispose of any Alloy common stock during the term of the voting agreement.

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The voting agreement will terminate on the earliest of (i) the completion of the merger and (ii) the termination of the merger agreement by any party thereto in accordance with its terms. In addition, each supporting stockholder may terminate the voting agreement (as to such supporting stockholder) following any amendment to the merger agreement that (i) decreases the amount of merger consideration which such supporting stockholder would have the right to receive in the merger or (ii) changes any of the merger consideration from cash to non-cash consideration.

Financing (see page 56)

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Parent estimates that the aggregate amount of financing necessary to complete the merger and the payment of related fees and expenses will be approximately $145 million. This amount is expected to be funded by Parent and Merger Sub with a combination of the Equity Financing and Debt Financing, as defined below, cash of the Company and pursuant to investments in an entity controlling Parent made by Messrs. Diamond and Johnson and certain of our employees, as described below in “—Other Important Considerations—Beneficial Ownership in Parent Following the Merger” and “—Other Important Considerations—Interests of the Company’s Directors and Executive Officers in the Merger.” The Debt Financing is subject to the satisfaction of the conditions set forth in the Debt Financing Commitment. The merger agreement provides that Parent will not be obligated to complete the merger if it fails to obtain the maximum proceeds of the Debt Financing contemplated by the Debt Financing Commitment, subject to the maximum leverage ratio set forth therein. However, Parent has agreed to pay Alloy a termination fee of $5,800,000 if Parent or Alloy terminates the merger agreement if the merger is not completed by December 15, 2010 and all of the conditions to closing have been satisfied or waived other than the receipt in full of the Debt Financing but the full proceeds of the Debt Financing would be available to be drawn down by Parent if Parent funded the Equity Financing at closing.

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Equity Financing. On June 23, 2010, Parent entered into equity financing commitment letters, which we collectively refer to as the “Equity Financing Commitments,” with each of (i) ZM Capital, L.P., (ii) Private Equity Direct Partnership II (QP), LP (iii) Hudson River Co-Investment Fund, L.P., (iv) NPE Caspian I B, L.P. and (v) Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P., who we collectively refer to as the “Equity Investors,” pursuant to which the Equity Investors have committed to invest in Parent, subject to the conditions contained therein, a maximum aggregate of $44,500,000 (which amount may be reduced by Parent in the event the full equity committed is not required to consummate the merger), which we refer to as the “Equity Financing.” ZM Capital, L.P. was the lead equity investor, committing to invest $20,000,000 in cash (but not to be reduced to less than $15,000,000). Parent and Merger Sub have committed to provide, subject to the Equity Financing Commitments, the Equity Financing. See “Special Factors—Financing of the Merger” on page 56 of this proxy statement.

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Debt Financing. Parent entered into a debt commitment letter with a group of banks led by Bank of America, N.A., which we refer to as the “Debt Financing Commitment.” The Debt Financing Commitment provides for up to $40,000,000 of debt financing consisting of (i) up to a $17,500,000 revolving credit facility, of which up to $7,500,000 is expected to be drawn at the closing of the merger, and (ii) a term loan facility of up to $22,500,000, which we refer to collectively as the “Debt Financing.” See “Special Factors—Financing of the Merger” on page 56 of this proxy statement.

The Special Meeting (see page 77)

•	See “Questions and Answers About the Merger and the Special Meeting” and “The Special Meeting” beginning on pages 12 and 77 of this proxy statement, respectively.

Other Important Considerations

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Recommendation of the Special Committee (see page 28). The special committee, which currently consists of all of our independent, non-employee directors and which we refer to as the “special committee,” unanimously recommended that our board of directors accept the merger agreement and the terms and conditions of the merger and the merger agreement as being fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, approve and adopt the merger agreement, and recommend adoption of the merger agreement by the holders of Alloy common stock.

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Recommendation of our Board of Directors (see page 34). Our board of directors, acting upon the unanimous recommendation of the special committee, unanimously recommended that Alloy’s stockholders vote “FOR” the adoption of the merger agreement, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

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Voting by Alloy’s Directors and Executive Officers (see page 77). As of September 20, 2010, the record date, the directors and executive officers of Alloy and their affiliates are entitled to vote, in the aggregate, shares of Alloy common stock representing approximately 29% of the outstanding shares of Alloy common stock. The directors and executive officers have informed Alloy that they currently intend to vote all of these shares of Alloy common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

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Beneficial Ownership in Parent Following the Merger. Following the merger, Mr. Diamond, our current chief executive officer and chairman, Mr. Johnson, our current president and chief operating officer, Leslie Morgenstein, the chief executive officer of Alloy Entertainment, as well as certain other employees of Alloy will beneficially own a portion of Parent pursuant to various arrangements as described below.

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Messrs. Diamond and Johnson Will Collectively Beneficially Own an Approximate 16.6% Indirect Interest in Parent Pursuant to the Senior Management Rollover (see page 61)—Concurrently with Alloy entering into the merger agreement, Messrs. Diamond and Johnson entered into employment agreement term sheets with Parent pursuant to which, among other things, they agreed to exchange 470,007 and 438,196 shares of Alloy common stock, respectively, for fully vested and nonforfeitable membership units in an entity controlling Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment in an entity controlling Parent, subject to a management stockholders agreement, which we refer to as the “Senior Management Rollover.” As a result of the Senior Management Rollover, Messrs. Diamond and Johnson will collectively beneficially own an approximate 16.6% indirect interest in Parent upon the completion of the merger. See “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Senior Management Rollover and Restricted Stock Condition Waiver” on page 61 of this proxy statement.

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Cancellation of Unvested Alloy Restricted Shares and Grant of Forfeitable Unvested Units in an Entity Controlling Parent Pursuant to the Participation Consent Letters (see page 62)—Certain employees, including Mr. Morgenstein, who we collectively refer to as the “Participating Employees,” entered into consents, which we refer to as the “Participation Consent Letters,” with Alloy pursuant to which they consented to cancel their unvested restricted shares of Alloy common stock with the understanding they will receive membership units in an entity controlling Parent, effective as of and contingent upon the completion of the merger. Upon completion of the merger, each Participating Employee will be granted a number of units having an aggregate value equal to the product of (i) the number of unvested Alloy restricted shares held by such employee multiplied by (ii) the merger consideration. The membership units will be forfeitable and subject to vesting terms as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—The Participation Consent Letters” beginning on page 63 of this proxy statement. In the aggregate, as of the record date, the Participating Employees will cancel 364,228 unvested Alloy restricted shares with the understanding they will receive membership units in an entity controlling Parent.

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Profits Interests Representing 11% of Parent’s Fully Diluted Net Profits to be Awarded to Messrs. Diamond, Johnson, Morgenstein and other Employees (see page 67)—Parent intends to award profits interests in an entity controlling Parent representing 11% of Parent’s fully diluted net profits, which we refer to as the “Parent bonus pool,” to Messrs. Diamond, Johnson and Morgenstein as well as other Alloy employees. As more fully described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—New Arrangements with the Surviving Corporation After Closing—New Management Arrangements” on page 64 of this proxy statement, each of Messrs. Diamond, Johnson and Morgenstein will enter into employment agreements with the surviving corporation effective as of the closing of the merger. Pursuant to such agreements, Messrs. Diamond and Johnson will each receive an initial profits interest grant representing 3.5% of Parent’s fully diluted net profits and Mr. Morgenstein will receive an initial profits interest grant representing 2.5% of Parent’s fully diluted net profits with the remaining 1.5% to be awarded to various other Alloy employees.

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Interests of the Company’s Directors and Executive Officers in the Merger (see page 61). Other than Messrs. Diamond and Johnson, our directors will not have any ownership or other pecuniary interest in the surviving company following the merger. As of September 20, 2010, our directors and executive officers, as a group, beneficially owned, not including shares owned by entities affiliated with Messrs. Drapkin and Jacobowitz, but including exercisable options and options which become exercisable within 60 days of this date, as described in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 110 of this proxy statement, an aggregate of 2,629,645 shares of Alloy common stock, which represent 20% of the Company’s outstanding shares as of September 20, 2010. As of September 20, 2010, Messrs. Diamond and Johnson beneficially owned an aggregate of 1,958,471 shares of Alloy common stock, which represent approximately 15% of the Company’s outstanding shares as of September 20, 2010.

The maximum total amount of the merger consideration our directors and executive officers may receive in respect of their beneficially owned Alloy securities upon the completion of the merger is approximately $14,655,894, which does not include payment for shares of unvested Alloy restricted stock that will be cancelled pursuant to the Participation Consent Letters or the shares of Alloy common stock that Messrs. Diamond and Johnson will exchange for membership units in an entity controlling Parent as described above in “—Beneficial Ownership in Parent Following the Merger.” In considering the recommendation of our board of directors, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a stockholder and that may present actual or potential conflicts of interest. These interests include, among others:

•

the equity ownership and profits interests in affiliates of Parent following the completion of the merger described above in “—Beneficial Ownership in Parent Following the Merger,” including Messrs. Diamond and Johnson’s beneficial ownership of an approximate 16.6% indirect interest in Parent, the cancellation of unvested Alloy restricted shares in exchange for forfeitable unvested units in an entity controlling Parent pursuant to the Participation Consent Letters and the participation by employees in the Parent bonus pool;

•	the anticipated entry into new employment arrangements by Messrs. Diamond, Johnson and Morgenstein in connection with the completion of the merger;

•

that upon the completion of the merger, each Alloy restricted share, other than such Alloy restricted share that is being cancelled pursuant to the Participation Consent Letters, will be fully vested, to the extent not already fully vested, and each holder of such Alloy restricted share shall, subject to certain tax withholding rights, be entitled to receive an amount in cash equal to the merger consideration in cancellation of each Alloy restricted share;

•	the accelerated vesting of stock options with exercise prices of less than $9.80 per share;

•	the waiver by our board of directors of certain market based criterion related to 45,942 Alloy restricted shares currently held by each of Messrs. Diamond and Johnson;

•	the special payment to Peter M. Graham, the lead independent director and chairman of the special committee, of $100,000 in recognition of his service as chairman of the special committee; and

•

the continuation of indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger through the sixth anniversary of the date following the completion of the merger.

Our special committee and board of directors were aware of these interests and considered them, among other matters, prior to making their determinations to recommend the adoption of the merger agreement by the Company’s stockholders. These and other interests of our directors and executive officers, some of which may be different than those of our stockholders generally, are more fully described, together with a more detailed description of the total cash payments our directors and executive officers will receive in connection with the merger, under “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement.

•	Opinion of Macquarie Capital (see page 35).

•

Macquarie Capital (USA) Inc., which we refer to as “Macquarie Capital,” rendered its oral opinion, subsequently confirmed in writing, to our board of directors that, as of June 23, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of the Alloy common stock (other than Parent, its affiliates, holders of beneficial interests in Parent or its affiliates, to the extent they also are holders of Alloy common stock and parties to the Participation Consent Letters, which we collectively refer to as the “affiliated parties”) pursuant to the merger agreement was fair from a financial point of view, to such holders.

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The full text of the written opinion of Macquarie Capital, dated June 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Macquarie Capital provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger agreement. The Macquarie Capital opinion is not a recommendation as to how any holder of the Alloy common stock should vote with respect to the merger or any other matter.

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Regulatory Approvals (see page 56). Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and the rules promulgated thereunder by the Federal Trade Commission, which we refer to as the “FTC,” the merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice, which we refer to as the “DOJ,” and the applicable waiting period has expired or been terminated. Alloy and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 15, 2010. The FTC and DOJ terminated the mandatory waiting period under the HSR Act on July 23, 2010.

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Material U.S. Federal Income Tax Consequences of the Merger (see page 71). The conversion of shares of our common stock into the right to receive the $9.80 per share cash merger consideration will be a taxable transaction to our U.S. stockholders for U.S. federal income tax purposes. The merger will not be a taxable transaction with respect to Alloy.

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Appraisal Rights (see page 100). Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the Alloy common stock, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) not vote in favor of adoption of the merger agreement, nor consent thereto in writing, (2) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the special meeting and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures see “Appraisal Rights” beginning on page 100 of this proxy statement. An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for adoption of the merger agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware, or the “DGCL,” is also included as Annex C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

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Market Price of Alloy common stock (see page 108). The closing sale price of Alloy common stock on the NASDAQ on June 23, 2010, the last trading day prior to the announcement of the merger, was $8.59 per share. The $9.80 per share to be paid for each share of Alloy common stock in the merger represents a premium of approximately 27% over the average closing price for the 30 days ending June 23, 2010, the last trading day prior to the Company’s public announcement that it entered into the merger agreement. On October [    ], 2010, which is the most recent practicable trading date prior to the date of the proxy statement, the closing trading price of our common stock was $[            ] per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers do not address all questions that may be important to you as an Alloy stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully.

The Proposed Merger

Q:	What will I receive for my shares of Alloy common stock in the merger?	A:	Upon completion of the merger, you will receive $9.80 in cash, without interest, for each share of Alloy common stock that you own, unless you properly exercise, and do not withdraw or lose, appraisal rights under Delaware law.

Q:	What effects will the proposed merger have on the Company?	A:	Upon completion of the proposed merger, Alloy will cease to be a publicly traded company and will be wholly owned by Parent. As a result, you will no longer have any interest in our future earnings or growth, if any. Following completion of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act are expected to be terminated. In addition, upon completion of the proposed merger, shares of Alloy common stock will no longer be listed on the NASDAQ.

Q.	What happens if the merger is not completed?	A.

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Alloy will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on the NASDAQ.

Under specified circumstances, Alloy may be required to pay Parent a termination fee of $3,900,000 or reimburse Parent for up to $2,500,000 of its out of pocket expenses or Parent may be required to pay Alloy a termination fee of $5,800,000, in each case, as described in “The Merger Agreement—Termination Fees and Expenses” beginning on page 97 of this proxy statement.

Q.	When is the merger expected to be completed?	A.	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed shortly after the special meeting. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). Assuming we obtain stockholder approval, we expect to complete the merger shortly after the completion of the special meeting. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84 of this proxy statement.

The Special Meeting

Q.	When and where is the special meeting?	A.	The special meeting of stockholders of Alloy will be held on , 2010, at 10:00 a.m. local time, at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036.

Q.	What matters will be voted on at the special meeting?	A.	You will be asked to consider and vote on the following proposals:

• to adopt the merger agreement, as it may be amended from time to time;

•   to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting; and

• to act upon other business as may properly come before the special meeting and any and all adjourned or postponed sessions thereof.

Q	Who is entitled to vote at the special meeting?	A.	Stockholders of record holding Alloy common stock as of the close of business on September 20, 2010, the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were 12,876,818 shares of Alloy common stock issued and outstanding (excluding treasury stock). Every holder of Alloy common stock is entitled to one vote for each such share the stockholder held as of the record date.

Q.	What vote is required for Alloy’s stockholders to adopt the merger agreement?	A.	An affirmative vote of the holders of a majority of all issued and outstanding shares of Alloy common stock is required to adopt the merger agreement.

Q.	What vote is required for Alloy’s stockholders to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies?	A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by holders of Alloy common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy at the special meeting.

Q.	Who is soliciting my vote?	A.	This proxy solicitation is being made and paid for by Alloy. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. approximately $10,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Alloy common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q.	What do I need to do now?	A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on the enclosed proxy card; or using the Internet voting instructions printed on the enclosed proxy card. You can also attend the special meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q.	How do I submit my proxy? How can I revoke my proxy?	A.	You may submit your proxy by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name.” If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adjournment proposal. You have the right to revoke your proxy at any time before the vote taken at the special meeting in any one of the following ways:

• you may send in another proxy with a later date;

• you may notify our Corporate Secretary in writing at 151 West 26th Street, 11th Floor, New York, NY 10001 before the special meeting that you have revoked your proxy;

• you may vote in person at the special meeting (but attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it); or

• if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	Can I submit my proxy by telephone or electronically?	A.	You may submit your proxy by telephone or electronically through the Internet by following the instructions included with your proxy card.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?	A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement and will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?	A.	You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “What do I need to do now?” or “How do I submit my proxy” for each account to ensure that all of your shares are voted. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	How are votes counted?	A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes cast or shares voting on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” if any, will not be counted as shares present, and will have the same effect as if you vote against the adoption of the merger agreement.

For a proposal to adjourn the special meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes, if any, will not be counted as shares present. Abstentions and broker non-votes will have no effect on the vote to adjourn the meeting, which requires the vote of a majority of the votes cast on the matter by holders of Alloy common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy, at the special meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

Q.	Who will count the votes?	A.	A representative of our transfer agent, American Stock Transfer & Trust Co., will count the votes and act as an inspector of election. Questions concerning stock certificates or other matters pertaining to your shares may be directed to Investor Services at 1-800-937-5449.

Q.	Should I send in my stock certificates now?	A.	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your Alloy common stock certificates for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q.	How can I obtain additional information about Alloy?	A.

If you would like a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, which we refer to as the “Fiscal 2009 Form 10-K,” which we filed with the SEC on April 12, 2010, we will send you one without charge. In addition, upon written request and payment of a fee equal to our reasonable expenses, we will send you copies of any exhibit to our Fiscal 2009 Form 10-K. Please write to: Alloy, Inc., 151 West 26th Street, 11th Floor, New York, NY 10001, Attn: Corporate Secretary.

Our Fiscal 2009 Form 10-K and other SEC filings also may be accessed on the world wide web at http://www.sec.gov or on the Investor Relations page of the Company’s website at http://www.alloymarketing.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information” beginning on page 116 of this proxy statement.

Q.	Who can help answer my questions?	A.	If you have additional questions about the merger after reading this proxy statement or need assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or call collect at (212) 929-5500.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors has regularly reviewed and evaluated Alloy’s business strategy and strategic alternatives with the goal of enhancing stockholder value. At a regularly scheduled meeting of our board in July 2009, the members of our board discussed Alloy’s various business segments, performance and prospects with senior management. The discussion included the board’s concern that the Company might require greater focus and direction given the Company’s broad and disparate portfolio of businesses, particularly in the context of the very challenging business and financing environment. As a result, the board requested senior management to formulate a strategic long term plan for the Company and to report back to the board in the fall of 2009.

In September and October of 2009, senior management of the Company developed a long term strategic plan to focus more on Alloy’s media and entertainment sectors. Alloy’s senior management believed these sectors provided the best opportunity for future profitability even though they represented a minority of the Company’s revenues and operating profits.

Separately, during fall 2009, an investment bank with which Alloy had an on-going relationship referred to management a financial buyer (“Bidder A”) with connections and experience in entertainment and media that was interested in potentially acquiring Alloy. Bidder A indicated that it was drawn to Alloy based on Alloy’s track record and core competencies in the targeted sectors of media and entertainment.

On October 8, 2009, Bidder A entered into a non-disclosure agreement with Alloy. During preliminary discussions and due diligence, Bidder A indicated to Messrs. Diamond and Johnson its preference to invest in a privately owned company, which was more consistent with its portfolio, as well as its belief that Messrs. Diamond and Johnson would play a key role in the business. Therefore, Messrs. Diamond and Johnson expected to receive an indication of interest from Bidder A for a going private transaction with the participation of senior management. Based on these discussions with Bidder A and Messrs. Diamond and Johnson’s view of the complexities involved in potentially restructuring the Company’s business, particularly in the public company context, Messrs. Diamond and Johnson believed that Bidder A would structure the transaction as a going private transaction, with senior management participation. As a result, in early November 2009, Messrs. Diamond and Johnson contacted Peter M. Graham, the Company’s lead independent director, to discuss the status of the discussions with Bidder A. In the past, the possibility of going private as a means of enhancing shareholder value existed as an alternative, but, in the absence of a specific proposal, the board had not fully evaluated the feasibility of such a transaction in light of other alternatives. Mr. Graham expressed his opinion that Alloy should establish a special committee of the board to evaluate a transaction with Bidder A and any similar proposal.

Mr. Graham had previously introduced Macquarie Capital to the Company, and Macquarie Capital had had some preliminary discussions with the Company regarding strategic alternatives that might be available, including a possible transaction with Bidder A. Mr. Graham had also previously worked on corporate matters unrelated to Alloy with Richard H. Gilden, a partner at Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”). Based upon the foregoing and the fact that Mr. Graham intended to recommend retaining Macquarie Capital and Kramer Levin, the Company’s General Counsel, Gina R. DiGioia, prepared separate engagement letters for Macquarie Capital and Kramer Levin for later presentation to the special committee.

A meeting of the board was held on November 16, 2009. At that meeting, the board determined that it was in the best interests of the Company and its stockholders to form a special committee of the board to evaluate any proposal from Bidder A or any similar proposal. The board determined that the management board members, Messrs. Diamond and Johnson, should not serve on any such committee, because they would likely maintain some equity ownership and management role in the surviving entity of any such transaction.

The special committee initially consisted of Peter M. Graham, Edward A. Monnier, Richard E. Perlman and Samuel Gradess, each an independent director of the Company, with Mr. Graham acting as chairman. The board authorized the special committee to review, evaluate, negotiate and approve or disapprove of agreements and other matters with any potential purchasers in connection with a possible going-private transaction, or otherwise in connection with the possible sale of the Company. The board also determined that it would be appropriate to have such committee engage its own legal and financial advisors and discussed the engagement of Kramer Levin as legal counsel to the special committee and Macquarie Capital as financial advisor on the terms of the engagement letters negotiated by Ms. DiGioia.

Mr. Gilden of Kramer Levin and David Baron and Brian Pope of Macquarie Capital attended a portion of the November 16, 2009 board meeting, which was also attended by members of Alloy’s senior management. Messrs. Baron and Pope made to the board a general presentation, which had been prepared in anticipation of their retention, regarding the spectrum of strategic alternatives available to the Company, including maintaining the status quo, returning capital to stockholders, divesting certain non-core assets to focus on the media segment, seeking a minority investment from a strategic or financial partner or implementing a sale of the Company with either a financial or strategic buyer. Messrs. Baron and Pope presented both the benefits and considerations of each alternative, including, among others, distraction or execution risk, valuation issues, access to capital, control premium and valuation of synergies. They identified 12 potential financial buyers and four potential strategic buyers and gave an overview of the general environment in the broader media universe. They indicated that Macquarie Capital had identified financial sponsors with experience in middle market transactions, a focus on media, in particular interactive media and entertainment, and an ability to analyze disparate and complex businesses. From a strategic buyer standpoint, Macquarie Capital identified companies who it thought might be interested in Alloy’s interactive, entertainment and traditional media businesses as well as the target demographic. In identifying potential buyers, Macquarie Capital selected buyers it believed were the most likely to consider a transaction based on each buyer’s track record and current strategic focus. During the meeting, Mr. Gilden of Kramer Levin provided advice to the directors as to their fiduciary responsibilities in considering a potential transaction. Even though no decision had been made by the board to sell the Company or sell any material assets at such point, reviewing the presentations helped permit the board to be in a position to assess better any proposal from Bidder A.

Immediately following the meeting of the board on November 16, 2009, the special committee held a meeting which was also attended by Ms. DiGioia, Mr. Gilden of Kramer Levin and Messrs. Baron and Pope of Macquarie Capital. The special committee approved the retention of Kramer Levin and Macquarie Capital and authorized Mr. Graham to execute the respective engagement letters. The special committee selected Kramer Levin as its counsel based on its reputation and capabilities and Mr. Graham’s prior experience with Mr. Gilden, and the special committee selected Macquarie Capital as its financial advisor because it is an internationally recognized firm that has substantial experience in merger transactions in the media and entertainment sectors and had no prior relationship with Alloy’s management. The participants discussed the general plan regarding negotiations with Bidder A and the process of identifying other potential financial buyers. The special committee did not view it likely that strategic buyers would be interested in acquiring Alloy due to the relatively small size of the Company and the difficulties and risks involved in potentially refocusing its business.

During the course of negotiations detailed below, in particular with respect to those involving ZM Capital, L.P. and its affiliates, which we refer to as “ZM,” Mr. Graham, as chairman of the special committee, typically led negotiations together with Macquarie Capital and led all strategy sessions with the special committee regarding the ZM negotiations. He regularly consulted with members of the special committee between meetings. Separately, he also kept the entire board, including Messrs. Diamond and Johnson, apprised of developments for informational purposes. Messrs. Diamond and Johnson played no role in the negotiation of the terms of the merger. Notwithstanding the fact that the engagement letter with Macquarie Capital provides that Macquarie Capital is engaged as the financial advisor of the Company, Macquarie Capital has since the time of its engagement acted solely as the financial advisor of the special committee, has taken its direction solely from the special committee or Mr. Graham and not from management or the whole board. Macquarie Capital coordinated due diligence with management with the knowledge and at the direction of the special committee or Mr. Graham and interacted with management during informational presentations to the whole board.

Later in November 2009, Bidder A’s advisors communicated orally to representatives of Macquarie Capital a valuation of $8.00 to $10.00 per share as an “illustrative range” for the acquisition price of the Company and specifically communicated a valuation of $9.00 per share. No formal letter or proposal was submitted by Bidder A.

Throughout the second half of November 2009 and early December 2009, Macquarie Capital held six separate due diligence meetings with Bidder A. Leslie Morgenstein, Chief Executive Officer of Alloy Entertainment, attended a due diligence meeting on November 19th, Messrs. Diamond and Johnson attended due diligence meetings on November 20th and December 1st and Gina DiGioia and Joseph Frehe, our General Counsel and Chief Financial Officer, respectively, attended a due diligence meeting on November 24th.

On November 30, 2009, as a part of its consideration of restructuring its business, the Company engaged an exclusive financial advisor to assist the Company in potentially selling its FrontLine Marketing business.

On December 4, 2009, Messrs. Baron and Pope of Macquarie Capital provided an update on developments with Bidder A to Mr. Graham, communicated feedback from Bidder A’s financial advisor and discussed with Mr. Graham possible next steps with Bidder A. The discussion also provided Mr. Graham with a preview of Macquarie Capital’s plan to provide this information in a call with the special committee scheduled for the following week.

On December 10, 2009, a meeting of the special committee was held at which Messrs. Baron and Pope of Macquarie Capital and Mr. Gilden of Kramer Levin were present. Messrs. Baron and Pope updated the special committee on Macquarie Capital’s efforts and presented a proposed process and indicative timeline that might result in interest in an acquisition of the Company, strategic partnership or joint venture or management-led going private transaction. Messrs. Baron and Pope also presented to the special committee an updated assessment of 12 potential financial and four potential strategic buyers that it planned to contact, notwithstanding the fact that the special committee did not view it likely that strategic buyers would be interested in a possible transaction with Alloy. The updated assessment of additional potential buyers was based on an analysis of parties previously suggested by Macquarie Capital to the board, including their business mix, potential fit with the Company, Macquarie Capital’s knowledge and understanding of their strategic priorities and appetite for mergers and acquisitions and how these factors might impact any interest in a potential transaction with the Company.

In early December, after continuing its preliminary due diligence, Bidder A communicated to Macquarie Capital that it was no longer interested in pursuing an acquisition of Alloy. Negotiations with Bidder A subsequently ceased.

On December 30, 2009, ZM, one of the parties contacted by Macquarie Capital, entered into a non-disclosure agreement with Alloy. Once Macquarie Capital informed ZM that Alloy was considering a possible transaction, ZM became interested in actively pursuing a going private transaction with Alloy. One additional potential financial buyer had entered into a non-disclosure agreement with Alloy by the end of December 2009.

On January 11, 2010, Messrs. Diamond and Johnson attended an introductory in-person meeting at ZM’s request with Strauss Zelnick, founder of ZM, Geraldine Laybourne, a member of ZM’s advisory board who was identified by ZM as a high profile industry executive and potential chairperson of the Company following a transaction, Andrew Vogel, Jordan Turkewitz and Seymour Sammell, each a partner of ZM, Billy Ingram, an associate at ZM, and Bill Jemas, who was identified by ZM as an industry executive and potential board member of the Company following a transaction. Messrs. Baron and Pope and Mr. Vipin Kalra of Macquarie Capital also attended. Messrs. Diamond and Johnson made a management presentation followed by a question and answer period with the ZM attendees. At the conclusion of the meeting, the ZM attendees indicated that they remained interested in the opportunity and that they would contact Macquarie Capital to discuss next steps, including accessing a data room, submitting an information request list and scheduling follow-up meetings with management.

On January 28, 2010, the special committee held a meeting at which Messrs. Baron and Pope of Macquarie Capital and Mr. Gilden of Kramer Levin were present. At the meeting, Messrs. Baron and Pope updated the special committee regarding the status of the process. Specifically, Macquarie Capital updated the special committee on the parties that had been contacted and the management meetings it had scheduled and also summarized the initial feedback it had received from the management presentations which had already occurred.

By the end of January 2010, Macquarie Capital had contacted all 12 potential financial buyers, including Bidder A and ZM, and Alloy had entered into seven non-disclosure agreements, including with Bidder A and ZM. Throughout January, Macquarie Capital facilitated management due diligence meetings with four of the seven potential buyers that had entered into non-disclosure agreements, including ZM, in each case attended by Messrs. Diamond and Johnson.

In early February 2010, representatives of Macquarie Capital and Messrs. Diamond and Johnson continued holding due diligence sessions with ZM and another potential financial buyer. Alloy entered into an additional non-disclosure agreement with one of the potential buyers Macquarie Capital had originally contacted in late December 2009, bringing the total number of potential financial buyers who had entered into non-disclosure agreements (the “NDA potential partners”) to eight.

On February 10, 2010, Messrs. Diamond and Johnson and Messrs. Baron and Pope of Macquarie Capital attended a dinner at the home of Strauss Zelnick following Mr. Zelnick’s invitation. Also present were Ms. Laybourne and Messrs. Vogel, Turkewitz and Sammell of ZM. The primary purpose of the dinner was to socialize and provide the attendees with an opportunity to become acquainted with each other. During dinner, the attendees also discussed prospects for the Company, some of the strategies that ZM envisioned for the Company, as well as the advantages that ZM believed it offered to its portfolio companies through its various individuals and through its track record as a team. Following the dinner, the attendees concluded that Alloy management and the ZM attendees enjoyed a good rapport and generally shared a common view on the sectors in which the Company operates and strategies to grow the Company. Management believed that the ZM team had a track record and experience that could be very valuable to the Alloy management team and that ZM was interested in continuing its evaluation of a potential transaction with the Company.

In February 2010, the Company also retained a financial advisor to attempt to market other business units which were not considered core to the media and entertainment sectors.

Macquarie Capital facilitated an additional due diligence session in late February with one of the NDA potential partners, in addition to due diligence sessions with ZM on February 19, 2010 and March 3, 2010. The ZM due diligence sessions, which were both initiated by ZM, were attended by Ms. Laybourne (with respect to the February 19th meeting) and Messrs. Vogel, Turkewitz, Sammell and Ingram of ZM, Messrs. Diamond and Johnson and Messrs. Baron, Pope and Kalra of Macquarie Capital.

On March 16, 2010, Messrs. Vogel and Turkewitz of ZM orally advised Messrs. Baron and Pope of Macquarie Capital that ZM was considering an initial bid to acquire the Company of $8.75 per share. In response to Macquarie Capital’s feedback that the Company was seeking a competitive bid which would reflect a meaningful premium to the then-current trading price of the stock of $8.00 and that $8.75 per share would likely be an unacceptably low bid, ZM indicated it would consider offering more if such an offer could be justified.

On March 17, 2010, Macquarie Capital received a written preliminary indication of interest from ZM, proposing that ZM acquire Alloy for $9.00 per share in cash, representing a 13% premium to Alloy’s closing price on March 17, 2010 and a 40% premium to the average closing price per share over the previous 52 weeks. ZM’s indication of interest was subject to confirmation of various due diligence items. In its indication of interest letter, ZM also described its financing plans and other key conditions to a transaction, including its expectation to finance the transaction with both equity and senior debt, that key members of management would reaffirm their commitment to the business and retain significant equity as part of a transaction and that ZM would use of a portion of the cash on Alloy’s balance sheet to help finance the transaction.

Also on March 17, 2010, Ms. DiGioia received a letter from an Alloy stockholder affiliated with Mr. Matthew A. Drapkin giving notice of the intention of Mr. Drapkin and his affiliates and others working in concert with them to nominate three persons for election at the Company’s 2010 annual meeting in opposition to the board’s slate of nominees. Mr. Drapkin and his filing group had originally filed a Schedule 13D with the SEC on December 7, 2009, in which they indicated a desire to correct what they perceived as an undervaluation of Alloy’s common shares and to engage in discussions regarding the Company’s assets, business, capitalization, financial condition or operations. Also, Mr. Jeffrey Jacobowitz and his affiliates and others working in concert with them filed a Schedule 13D with the SEC on February 4, 2010, disclosing their beneficial ownership of approximately 5.0% of the Alloy common shares. Prior to the filing of Mr. Jacobowitz’s Schedule 13D, he had met with Mr. Diamond and expressed an interest in joining Alloy’s board. On February 12, 2010, Mr. Graham met with Mr. Jacobowitz, at Mr. Diamond’s request, to determine Mr. Jacobowitz’s suitability as a board member. In late March, the Company began efforts to reach a settlement with Messrs. Drapkin and Jacobowitz. Mr. Graham met with Mr. Drapkin on April 1, 2010 to determine Mr. Drapkin’s intentions and willingness to negotiate the settlement with Alloy. After consulting with members of the special committee, Mr. Graham believed that it was in the best interests of the Company to include these potentially dissident shareholder groups in the ongoing consideration of the Company’s strategic alternatives. In early April, settlement negotiations and draft settlement documentation took place.

On March 22, 2010, there was an in-person due diligence meeting initiated by ZM between Ms. Laybourne and Mr. Morgenstein. Ms. Laybourne and Mr. Morgenstein discussed the creative process in Alloy’s entertainment business.

Between March 17th and March 22nd, Mr. Graham and other members of the special committee discussed ZM’s indication of interest with representatives of Macquarie Capital, and Mr. Graham instructed Macquarie Capital to tell ZM that it would need to meaningfully increase its offer price in order to continue in the process. Mr. Pope called Mr. Vogel to communicate Mr. Graham’s message to him. In response to that message, on March 22, 2010, Messrs. Vogel and Turkewitz orally indicated to Messrs. Baron and Pope that ZM intended to increase its bid to $9.45 per share in cash, representing an 18% premium to Alloy’s closing price on March 17 and a 47% premium to the average closing price per share over the previous 52 weeks.

In late March, Messrs. Pope and Kalra of Macquarie Capital and Messrs. Diamond and Johnson held an additional due diligence session with ZM at ZM’s request. Messrs. Diamond and Johnson also reached out to Bidder A to determine whether it was interested in reexamining a transaction with Alloy. Representatives of the Company and Macquarie Capital then met with Bidder A. Bidder A expressed some interest in a potential joint venture for Alloy’s media and entertainment business, however it was not interested in an acquisition of the Company as a whole. Bidder A did not submit any formal indication of interest but only informally described the potential joint venture during these discussions.

On March 25 and 26, 2010, Messrs. Baron and Pope of Macquarie Capital held a teleconference with Mr. Graham followed by an in-person meeting at which Messrs. Baron and Pope provided to Mr. Graham an overview of the progress of discussions with the various potential buyers, including ZM’s increased bid. Messrs. Baron and Pope updated Mr. Graham on which potential buyers had been contacted, whether or not they had attended management presentations, any feedback from meetings and due diligence and which parties were likely to continue their evaluation of a potential transaction with the Company. Messrs. Baron and Pope also updated Mr. Graham on the ZM due diligence process. The discussions were intended to provide an update to Mr. Graham and to help determine whether to reconvene the special committee to discuss whether or not to proceed with ZM and on what terms.

On April 2, 2010, Messrs. Vogel and Zelnick of ZM met with Messrs. Diamond and Johnson to discuss potential employment arrangements for Messrs. Diamond and Johnson following a transaction with Alloy. Messrs. Diamond and Johnson described their desire for compensation and terms substantially similar to their existing agreements with the Company. Although the parties did not agree on many aspects of their relationship at this meeting, they did agree that Messrs. Diamond and Johnson would exchange at least half of their current equity in the Company in exchange for fully vested, non-forfeitable units in the surviving company after any transaction.

On April 6, 2010, Messrs. Vogel and Turkewitz of ZM met with Messrs. Diamond and Johnson to further discuss potential employment arrangements for Messrs. Diamond and Johnson. Messrs. Vogel and Turkewitz noted that ZM was prepared to offer Messrs. Diamond and Johnson compensation, in the aggregate, no less favorable than that provided in their existing employment agreements, but the parties did not come to an agreement on vesting conditions for incentive equity interests in the surviving company if their employment with the surviving company was terminated after the closing of the merger.

The board held a meeting on April 8, 2010. Messrs. Baron and Pope of Macquarie Capital and Mr. Gilden of Kramer Levin and members of Alloy’s senior management, including Ms. DiGioia and Mr. Frehe, also attended portions of the meeting. At the meeting, Messrs. Baron and Pope provided an update to the board of the process as of that time. They described how:

•	Macquarie Capital had contacted 12 potential financial buyers;

•	eight of the potential partners had entered into non-disclosure agreements and reviewed information packages;

•	Macquarie Capital had held management meetings with six of the parties; and

•	Macquarie Capital had held follow-up due diligence or management meetings with three of those parties.

At the meeting, Messrs. Baron and Pope presented an analysis and summary of ZM’s March 17 proposal as well as a general description of ZM’s background. They described how the bid was orally raised to $9.45 from the original $9.00 per share provided in writing on March 17, 2010 and also discussed the status of ZM’s debt financing. They also updated the board regarding ZM’s plans for the equity component of the financing.

Messrs. Diamond, Johnson and Frehe and Ms. DiGioia then exited the meeting so that the special committee could meet privately. Messrs. Baron and Pope also noted that ZM was seeking exclusivity with Alloy before investing additional time and money on completing its due diligence and contract negotiation. The special committee decided that before Alloy would enter into an exclusivity agreement with ZM, Macquarie Capital should conduct a complete and exhaustive market check process and contact potential strategic partners to solicit interest, even though the special committee had earlier concluded that a favorable transaction with a strategic buyer was not likely.

To assist in the special committee’s review of ZM’s March 17 proposal, Messrs. Baron and Pope then provided a summary of Bidder A’s proposal from November 2009. While Bidder A was no longer interested in pursuing an acquisition of Alloy, Bidder A indicated an informal interest in possibly exploring an investment in a joint venture with the Company, but did not formally make an offer or submit an indication of interest. The special committee determined at the meeting that a joint venture was not a meaningful alternative for the Company given the complexity of such a transaction, including issues relating to the use of proceeds from any joint venture investment and uncertainties associated with exit strategies for a joint venture partner in the future. Therefore, despite the informal interest expressed by Bidder A in a joint venture, the special committee decided to remain focused on the potential ZM acquisition.

The special committee then discussed various ranges of possible valuation of the Company that were set out in Macquarie Capital’s presentation on April 8, 2010, including, among other things, the 52-week trading range of the Company’s shares, the sum-of-the-parts multiples analysis, the discounted cash flow analysis and the going private ability to pay analysis.

Since ZM was insisting on an exclusivity arrangement in order to proceed, the special committee wanted Macquarie Capital to explore possible transactions with strategic buyers, even though it was earlier considered that such a transaction was unlikely. Accordingly, following the meeting, Macquarie Capital contacted five potential strategic buyers, including an internet company, two large cap media companies, a film studio and a production company. All declined to pursue a transaction with Alloy. Macquarie Capital also continued to occasionally check in with Bidder A through early May in order to discuss potential transactions but Bidder A never produced a formal offer. In light of Bidder A’s lack of interest in a transaction involving the entire Company, it appeared that ZM’s proposal was the only viable transaction for the Company to consider at that time.

On April 8, 2010, a meeting of the Corporate Governance and Nominating Committee of the board (the “nominating committee”) was also held. As a result of the discussions in late March and early April between senior management of the Company and Messrs. Drapkin and Jacobowitz and their affiliates and those working in concert with them, the Company negotiated settlement agreements with Messrs. Drapkin and Jacobowitz and their affiliates and those working in concert with them. Pursuant to the settlement agreements, among other things, Alloy agreed to increase the size of its board from eight to nine directors and appoint each of Messrs. Drapkin and Jacobowitz to its board and certain committees. One of the Company’s directors resigned to accommodate the settlements. At the meeting, the nominating committee, having previously interviewed Messrs. Drapkin and Jacobowitz and having conducted appropriate background searches, recommended that the board be realigned as contemplated in the settlement agreements.

On or about April 9, 2010, Mr. Turkewitz of ZM had a call with Mr. Diamond to continue discussing potential employment arrangements for Messrs. Diamond and Johnson. The parties agreed conceptually on vesting conditions for Messrs. Diamond’s and Johnson’s incentive equity interests in the surviving company if their employment with the surviving company was terminated after the closing of the merger. However, the parties did not begin negotiating formal employment term sheets for Messrs. Diamond and Johnson until June 2, 2010.

At a meeting of the board held on April 15, 2010, the board ratified the settlement agreements with the respective groups acting in concert with Messrs. Drapkin and Jacobowitz, and Messrs. Drapkin and Jacobowitz were appointed to the board. The board was also realigned as contemplated in the settlement agreements.

On April 16, 2010, Messrs. Drapkin and Jacobowitz attended a meeting with Mr. Graham and representatives of Macquarie Capital during which Messrs. Drapkin and Jacobowitz were updated for the first time on the potential strategy to refocus the Company’s business as well as the status of discussions with ZM and the other various potential financial buyers.

In mid-April, Mr. Drapkin contacted another potential financial buyer. Alloy entered into a non-disclosure agreement with the additional party on April 21, 2010 and representatives of Macquarie Capital facilitated an in-person management meeting with the party on April 26, 2010.

On April 22, 2010, a special meeting of the board was held, portions of which were attended by Ms. DiGioia and Mr. Frehe, Messrs. Baron and Pope of Macquarie Capital and Mr. Gilden and Eric Lerner of Kramer Levin. Messrs. Diamond and Johnson presented to the board possible restructuring transactions, including dispositions of certain lines of business or divisions of the Company. Following the presentation, the members of the board discussed the challenges associated with both dramatically reducing the scope of, and restructuring, Alloy’s businesses. Also, there was concern that, as a much smaller company following any restructuring, the Company would likely be unattractive and uneconomic as a public company and would continue to lack any institutional coverage by securities analysts. Discussing these alternatives also enabled the board to better understand and evaluate ZM’s offer. After discussing the challenges associated with remaining a public company in the context of a potential restructuring, Mr. Graham led a discussion on several alternative strategies for the board to consider. These alternatives included: pursuing a sale transaction in accordance with the existing proposal or with another bidder; remaining an independent public company and continuing to implement the Company’s existing business strategy; engaging in a series of disposition transactions in order to restructure the Company as an “entertainment” company; and remaining public but bringing in a significant media or entertainment industry sponsor, and together with the sponsor, restructuring and repositioning the Company.

At the meeting, the board also determined that the special committee should be expanded to consist of all of the independent non-employee members of the board, including the two new directors who were recently appointed to the board pursuant to the settlement agreements. Therefore, the special committee was expanded to include each of Messrs. Drapkin and Jacobowitz and Mr. Anthony N. Fiore in addition to the initial four members of the special committee.

After Messrs. Diamond and Johnson and all other members of Alloy’s senior management left the meeting, the special committee held a meeting and continued to discuss the alternative transactions which management believed were available to the Company. It was the unanimous view of the special committee that pursuing any of the disposition or restructuring alternatives presented by Mr. Graham to the board, including attempting to effect a disposition strategy on its own, while remaining public, involved significant execution, personnel and timing risks, as well as economic, performance and market variables beyond the Company’s control that made estimating the future value of such transactions to the Company’s stockholders problematic. Accordingly, it was concluded that the best route to follow in order to maximize stockholder value was to pursue a sale of the Company if an acceptable price could be obtained.

After Messrs. Diamond and Johnson and other members of Alloy’s senior management rejoined the meeting, Messrs. Baron and Pope of Macquarie Capital then updated the board that Macquarie Capital had contacted five potential strategic buyers as part of the market check it had completed in response to the board’s instruction from April 8. Messrs. Baron and Pope indicated that Macquarie Capital had contacted buyers which it thought might be interested in Alloy’s interactive, entertainment and traditional media business as well as the target demographic and presented the opportunity to such potential strategic buyers. Messrs. Baron and Pope further updated the board that after describing the opportunity in detail to such buyers, reviewing the management presentation materials with such buyers and answering questions on the business, each of the potential strategic buyers who was contacted declined to pursue a transaction with Alloy. Messrs. Baron and Pope then updated the board on recent progress with ZM. ZM was in the process of completing its working capital and cash analysis and assembling an equity consortium. Macquarie Capital was instructed, among other things, in response to ZM’s request for exclusivity, to negotiate a limited exclusivity period for ZM.

On April 28, 2010 and April 30, 2010 Messrs. Diamond and Johnson and other members of Alloy’s senior management, ZM and Simpson Thacher & Bartlett LLP (“Simpson Thacher”), ZM’s counsel, attended two conference calls to discuss the forthcoming due diligence process.

On May 3, 2010, the Company entered into an exclusivity agreement with ZM with an initial 20-day exclusivity period running through May 23, 2010 and a second 20-day exclusivity period, which would be automatically initiated at the end of the initial exclusivity period if the initial exclusivity period was not terminated by the Company before its conclusion. Under the terms of the exclusivity agreement, the Company agreed to reimburse ZM for up to $1.25 million of out-of pocket fees and expenses related to its due diligence efforts and negotiations of definitive documentation if the second exclusivity period was initiated and the board thereafter failed to approve a proposed transaction or terminated discussions with ZM prior to the expiration of the second exclusivity period. The agreement also provided that Alloy had the right to extend the second exclusivity period for up to 14 additional days if it determined in good faith that the additional time period was reasonably required to permit the board to approve a proposed transaction.

Throughout early May 2010, Messrs. Vogel, Turkewitz, Zelnick, Jemas, Sammell and Ingram and Ms. Laybourne of ZM conducted due diligence on Alloy’s different businesses. During ZM’s diligence process, ZM became aware of the existence of a number of outstanding unvested, restricted shares of Alloy common stock held by certain Alloy employees, including Mr. Morgenstein. Management explained that the unvested, restricted shares were an important factor in properly incentivizing those employees. During this time, ZM also continued to move forward in preparing its financing arrangements. Prior to meeting with banks regarding ZM’s financing arrangements, Messrs. Diamond and Johnson, Messrs. Pope and Baron of Macquarie Capital and Messrs. Vogel, Turkewitz, Sammell and Ingram of ZM held a call on May 11, 2010, to prepare for any such meeting and to review discussion materials to be presented to the banks. Messrs. Diamond and Johnson and Messrs. Pope and Baron and Messrs. Vogel, Turkewitz, Sammell and Ingram of ZM subsequently met with representatives from banks regarding ZM’s financing arrangements.

On May 12, 2010, at the request of the special committee, Kramer Levin sent an initial draft of the merger agreement to Simpson Thacher.

On May 13, 2010, Messrs. Pope and Baron of Macquarie Capital provided an update to Mr. Graham on ZM’s diligence progress, reviewed findings from various management meetings with ZM over the previous seven days and discussed debt and equity financing, including the potential sources of debt and equity financing and the process and timing for obtaining commitments and what, if any, conditions the committed financing would likely have. The primary purpose of the discussion was to provide an update to Mr. Graham and to determine when and if it made sense to reconvene the board to review ZM’s progress.

On May 20, 2010 (prior to the end of the first exclusivity period), ZM sent a letter to Macquarie Capital confirming ZM’s continued interest in acquiring Alloy. The letter described recent valuation considerations and diligence findings. Based on its ongoing due diligence and valuation work, ZM stated in its letter that it remained prepared to offer $9.45 per share, representing a 29% premium to Alloy’s closing price on May 20, 2010, and a 34% premium to the average closing share price over the previous 52 weeks. The purchase price was predicated on (i) the closing of the FrontLine Marketing disposition, as described below, and receipt by the Company of gross proceeds not less than $35 million and net proceeds consistent with the estimates provided by management and (ii) a minimum cash balance at closing consistent with the forecasted estimates provided by management.

The letter further confirmed that debt financing for the transaction would be provided by a consortium of lenders led by Bank of America Merrill Lynch (“BAML”) and also attached the latest draft of the term sheet that had been agreed upon by the parties and BAML’s credit committee subject only to documentation and bring down diligence reviews prior to execution of the merger agreement. The letter also named the equity investors that expressed interest in participating in the transaction.

On May 21, 2010, ZM provided to Macquarie Capital a tentative table outlining the sources of funds for completing a transaction based on the offer outlined in the May 20, 2010 letter. This table included as one of the sources of funds a proposed cancellation of unvested, restricted shares in Alloy in consideration of the issuance of unvested, restricted units in the surviving company after a transaction to the holders of those unvested restricted shares.

At a meeting of the board held on May 21, 2010, portions of which were also attended by Messrs. Baron, Pope and Kalra of Macquarie Capital and Mr. Gilden and Ms. Connie Chiang of Kramer Levin, the board discussed ZM’s proposal. Mr. Graham referenced the May 20 letter and provided a summary of discussions with ZM. Messrs. Baron and Pope discussed the terms of the offer letter, providing a review of the valuation considerations made by ZM in arriving at its offer, recent results of certain of Alloy’s divisions, corporate costs and cost savings. Messrs. Diamond and Johnson provided an update on the progress of the FrontLine Marketing disposition, which appeared to be heading for an early June closing. Mr. Gilden from Kramer Levin then provided the board with an update on discussions between Simpson Thacher and Kramer Levin, highlighting certain issues associated with the conditions to the consummation of the merger, particularly relating to the financing to be obtained by ZM, that were raised in discussions with Simpson Thacher.

Mr. Graham also reminded the board that if Alloy did not terminate its exclusivity agreement with ZM by May 23, 2010, it would be responsible for up to $1.25 million of ZM’s out-of-pocket expenses if the board did not ultimately approve a transaction or if Alloy terminated the exclusivity agreement prior to the end of the exclusivity period. After further discussion on the proposed merger consideration, Messrs. Diamond and Johnson and other representatives from the Company left the meeting so that Mr. Graham could ask the special committee if anyone had any comments or questions regarding the proposal. After an extensive discussion regarding how the Company should respond to the letter, the special committee authorized Mr. Graham to terminate the exclusivity agreement with ZM, if necessary, or negotiate a reasonable extension to the initial exclusivity period in order to continue dialogue between ZM and the Company.

Following discussions between Mr. Graham and representatives of ZM, the exclusivity agreement with ZM was amended on May 21, 2010 in order to extend the initial exclusivity period from May 23, 2010 to May 28, 2010, with the understanding that no reimbursement by Alloy would be required if the board did not approve a transaction at the end of such amended initial period.

On May 25, 2010 there was an in-person meeting initiated by Macquarie Capital between Messrs. Vogel, Turkewitz, Sammell and Ingram of ZM and Messrs. Baron, Pope and Kalra and Mr. Stefan Horn and Mr. Ryan

Bone of Macquarie Capital to discuss ZM’s recent proposal. At the meeting, the representatives of ZM and Macquarie Capital discussed the various assumptions that were used in their analyses and the differences in methodologies that were applied to their valuations in order to better understand the recent proposal and in which areas the parties’ financial analyses diverged.

At a special meeting of the board held on May 28, 2010, portions of which were also attended by Mr. Gilden and Ms. Chiang of Kramer Levin and Messrs. Baron and Pope of Macquarie Capital, Messrs. Baron and Pope provided an overview of discussions that had occurred since the May 21st meeting of the board between Macquarie Capital, management of Alloy and ZM, noting that Messrs. Baron and Pope had spent a significant amount of time over the past week discussing their respective assumptions with ZM in conducting their respective valuations and analyses of the Company. After additional discussions regarding the comparison between ZM’s and Alloy’s positions on various valuation elements as well as a summary of perspectives on recent discussions with ZM, Messrs. Diamond and Johnson as well as Messrs. Baron and Pope exited the meeting. The special committee determined that ZM’s $9.45 bid was not adequate and instructed Messrs. Baron and Pope to inform ZM that a meaningfully higher offer was necessary in order to continue the exclusivity. It also authorized Mr. Graham, in his judgment, to terminate the exclusivity period, amend the exclusivity agreement, enter into a reasonable extension of the initial exclusivity period or permit the exclusivity agreement to enter into the next phase.

On May 28, 2010, Messrs. Baron and Pope and Messrs. Vogel and Turkewitz of ZM continued to discuss valuation and pricing during a number of phone conferences. Later that day, in response to Macquarie Capital’s feedback that the special committee was seeking approximately $10.00 per share, ZM indicated to Macquarie Capital its willingness to consider raising its bid to $9.80 if agreement could be reached on all other points. $9.80 per share was within the range of values indicated by various valuation analyses prepared for board presentations by Macquarie Capital and also was discussed and determined as an acceptable price per share by the special committee during its meeting on May 21, 2010.

Having consulted with members of the special committee by telephone and examined the offer in the context of the valuations indicated by Macquarie Capital in its presentations, Mr. Graham determined that the offered price was within an acceptable range and permitted the second exclusivity period under the exclusivity agreement to commence.

On June 2, 2010, Mr. Vogel sent to Messrs. Diamond and Johnson a draft employment term sheet outlining their proposed salary, bonuses, severance, incentive equity interests and their vesting. The draft term sheet also included the term that Messrs. Diamond and Johnson would exchange at least half of their current equity in the Company in exchange for fully vested, non-forfeitable units in the surviving company after a transaction.

On June 3, 2010, Simpson Thacher sent to Kramer Levin a revised draft of the merger agreement reflecting ZM’s comments to Kramer Levin’s initial merger agreement draft. The draft’s open issues, among others, revolved around the disposition of the FrontLine Marketing business, as it affected ZM’s financing, the treatment of certain “rollover shares,” closing conditions and financing arrangements, including the inclusion of a potential financing condition. On June 4, 2010, Mr. Graham, Ms. DiGioia and Mr. Gilden of Kramer Levin held an internal call to discuss the Simpson Thacher markup of the merger agreement.

Throughout early June, additional due diligence meetings were held and attended by representatives of Macquarie Capital and ZM as well as both Alloy’s and ZM’s accountants.

On June 7, 2010, Alloy Media, LLC sold substantially all of its assets used exclusively in its FrontLine Marketing division for approximately $36,000,000 in cash, together with certain liabilities associated with such business. This transaction furthered one of Alloy’s objectives to focus the Company more closely on the entertainment and media sectors and satisfied one of the valuation assumptions described by ZM in its revised indication of interest letter of May 20th.

On June 8, 2010, Kramer Levin sent a further revised draft of the merger agreement to Simpson Thacher. Macquarie Capital also continued to facilitate additional due diligence meetings with ZM and representatives of the Company to discuss tax and employee issues on June 8 and June 9, 2010.

On June 9, 2010, Mr. Vogel exchanged e-mails with and spoke with Mr. Diamond concerning Mr. Morgenstein’s incentive equity interests in the surviving company, but the parties did not reach a conclusion. Mr. Diamond acted as an intermediary for Mr. Morgenstein throughout the discussions concerning Mr. Morgenstein’s employment term sheet. The June 9th exchanges also included discussions of call rights and vesting associated with restricted units in the surviving company to be granted upon the cancellation of unvested stock in the Company, but those discussions were similarly inconclusive. On June 10th, Mr. Diamond forwarded to Mr. Vogel a list of employees, including Mr. Morgenstein, who Mr. Diamond believed would consent to surrender their unvested, restricted Alloy stock with an understanding that they would receive unvested, restricted units in the surviving company after a transaction.

On June 10, 2010, Kramer Levin received a draft of the voting agreement which was thereafter circulated to counsel to the various stockholders noted therein, including Messrs. Drapkin and Jacobowitz and their affiliates.

On June 11, 2010, Mark Hamilton of White & Case, employment counsel for Messrs. Diamond and Johnson, sent to Mr. Tristan Brown and Ms. Linda Barrett of Simpson Thacher a revised draft of the employment term sheet for Messrs. Diamond and Johnson, commenting on bonus targets, the definition of “Cause” and the vesting of incentive equity interests. On June 12, 2010, Mr. Vogel had a call with Messrs. Diamond and Johnson to discuss Mr. Hamilton’s comments, but no resolution was reached. On June 12th, Mr. Vogel also sent to Mr. Diamond a draft of the term sheet for the restricted units to be granted following the cancellation of unvested restricted stock in the Company. This term sheet addressed the value to be attributed to an employee’s unvested restricted stock in the Company in any exchange, the surviving company’s call rights with respect to the restricted units, and the vesting of those restricted units. Mr. Diamond sent comments to Mr. Vogel on the term sheet that same day. On June 13, 2010, Mr. Diamond sent to Mr. Vogel a revised version of the term sheet, which was forwarded by Ms. DiGioia to Mr. Graham on June 15, 2010, and the parties further discussed the terms that day on a call. On June 14, 2010, Mr. Diamond sent to Mr. Vogel a revised draft of the term sheet reflecting Mr. Morgenstein’s comments concerning vesting of the restricted units in the surviving company.

On June 13, 2010, Ms. Barrett sent to Mr. Hamilton a new draft of the employment term sheet for Messrs. Diamond and Johnson revising bonus targets, the definition of “Cause” and the vesting of incentive equity interests, and commenting on the payment of any bonus following certain terminations. Mr. Brown, Ms. Barrett and Mr. Hamilton then held a call on June 14, 2010, to attempt to resolve general issues concerning the employment term sheet for Messrs. Diamond and Johnson. Mr. Diamond contacted Mr. Vogel that same day concerning these issues, but no resolution was reached.

Also on June 13, 2010, Simpson Thacher circulated a revised draft of the merger agreement. In its revision of the merger agreement, ZM and Simpson Thacher added a financing condition. ZM had insisted on such a condition from its initial bid, but the board was opposed to permitting a financing condition as part of the definitive agreement. After continued negotiations among the parties regarding the inclusion of a potential financing condition, Simpson Thacher and Kramer Levin discussed the possibility of including a reverse termination fee if Alloy ultimately agreed to a financing condition. Representatives of Kramer Levin expressed the view that a reverse termination fee would be appropriate to address the impact on Alloy of a failure to close the transaction, including any failure to satisfy the debt financing condition as a result of ZM’s failure to fund the required equity.

On June 14, 2010, an in-person negotiation meeting at Simpson Thacher’s New York office was held and attended by Mr. Graham and Ms. DiGioia as well as Messrs. Vogel, Turkewitz and Sammell of ZM, Messrs. Baron, Pope and Kalra of Macquarie Capital, Daniel Clivner, a partner at Simpson Thacher, and other representatives of Simpson Thacher and Mr. Gilden and Ms. Chiang of Kramer Levin at which the parties attempted to negotiate resolution of issues raised in the previous markups of the merger agreement, including negotiation of a reverse termination fee and the size of such fee, and the terms of a limited sponsor guarantee.

On June 15, 2010, Ms. Barrett sent to Mr. Hamilton a new version of the employment term sheet for Messrs. Diamond and Johnson, addressing potential future salary increases, bonus targets and bonus accrual rights. That same day, Simpson Thacher circulated the draft employment term sheet to Kramer Levin, along with drafts of the limited guarantee to be executed by ZM Capital, L.P. and the participation consent letter. On June 16th, Mr. Vogel spoke with Ms. DiGioia concerning the term sheet for the restricted units to be granted following the cancellation of unvested stock in the Company. That same day, Mr. Vogel circulated to Mr. Diamond and Ms. DiGioia a finalized version of that term sheet.

On June 16, 2010, at a special meeting of the board, portions of which were also attended by Ms. DiGioia, Mr. Frehe, Messrs. Baron, Pope and Kalra of Macquarie Capital and Mr. Gilden and Ms. Chiang of Kramer Levin, Mr. Gilden provided an overview of recent developments and noted that Kramer Levin, ZM and Simpson Thacher were in the process of negotiating the remaining open terms of the proposed merger agreement. Mr. Gilden also summarized the outstanding issues related to the proposed merger agreement and the voting agreement being required by ZM. Lastly, Mr. Gilden provided an overview of key events in the process moving forward, including the potential timing of a closing. After Messrs. Diamond and Johnson and other members of Alloy senior management exited the meeting, the special committee then unanimously authorized Mr. Graham, in his judgment, to enter into a reasonable extension of up to 14 days, of the second exclusivity period under the exclusivity agreement between ZM and the Company. On that same day, Simpson Thacher circulated to Macquarie Capital a further revised draft of the debt commitment letter and term sheet.

On June 17, 2010, the Company extended the second exclusivity period for an additional 14 days in accordance with the exclusivity agreement in response to the board’s determination that additional time was required in order to permit it to approve the proposed transaction. Kramer Levin also circulated to Simpson Thacher a revised draft of the merger agreement.

On June 17, 2010, Mr. Vogel sent to Mr. Diamond a draft term sheet for Mr. Morgenstein outlining Mr. Morgenstein’s proposed salary, bonus, severance, incentive equity interests and their vesting. On June 18, 2010, Mr. Diamond and Mr. Vogel exchanged e-mails concerning the vesting of incentive equity interests for Mr. Morgenstein and resolved all remaining differences concerning Mr. Morgenstein’s proposed term sheet. Mr. Diamond and Mr. Vogel also spoke by phone in an attempt to resolve outstanding issues around the employment term sheets for Messrs. Diamond and Johnson. That same day, Ms. Barrett sent to Mr. Hamilton a further revised version of the employment term sheet for Messrs. Diamond and Johnson, commenting on post-termination payment of bonuses and the vesting of incentive equity interests. Ms. Barrett and Mr. Hamilton spoke on June 21, 2010, and exchanged revised drafts of the employment term sheet for Messrs. Diamond and Johnson in order to address these issues and various non-material provisions.

On June 21, 2010, Kramer Levin and Macquarie Capital were provided with a draft of the form of equity commitment letter to be executed by equity co-investors. That same day, Mr. Morgenstein executed a participation consent letter agreeing to cancel his unvested, restricted stock in the Company with the understanding he would receive unvested, restricted units in the surviving company after completion of a transaction.

On June 22, 2010, Mr. Hamilton sent to Ms. Barrett a revised employment term sheet for Messrs. Diamond and Johnson, addressing a bonus target for fiscal year 2010. That same day, Simpson Thacher circulated to Kramer Levin revised employment term sheets for Messrs. Diamond, Johnson and Morgenstein. On June 23, 2010, the employment term sheets for Messrs. Diamond, Johnson and Morgenstein were finalized.

On June 23, 2010, there was a special meeting of the board which was also attended by Ms. DiGioia and Mr. Frehe and Mr. Gilden and Ms. Chiang of Kramer Levin. Messrs. Pope, Bone and Kalra of Macquarie Capital also attended portions of the meeting. Mr. Gilden updated the board on the status of the ongoing negotiations with ZM and provided a detailed overview of the proposed merger agreement.

Mr. Pope then made a presentation regarding the proposed transaction and the process Macquarie Capital had participated in with respect to the transaction. Mr. Pope discussed the valuation analysis performed by Macquarie Capital and the various metrics reviewed, as described in detail in Macquarie Capital’s written presentation to the board, a copy of which had been previously provided to the board. For a more complete discussion of the methodologies used to calculate the possible valuation of the Company, please see the “Special Factors—Opinion of Macquarie Capital” on page 35 of this proxy statement.

Messrs. Diamond, Johnson and Frehe, and Ms. DiGioia then exited the meeting so that the special committee could convene. Mr. Pope of Macquarie Capital told the special committee that Macquarie Capital was prepared to issue to the full board Macquarie Capital’s opinion. The special committee, considering the financial analyses of Macquarie Capital and the opinion it planned to present to the board and a variety of other factors, including those discussed at the April 22 board meeting, unanimously determined that the merger, the consideration to be received in the merger, and the other terms and provisions of the merger agreement were fair to, advisable and in the best interests of the Company and its unaffiliated stockholders and decided to recommend that the board accept the merger agreement and the terms and conditions of the merger and the merger agreement.

The members of the special committee also discussed and agreed to recommend that the full board approve a special payment to Mr. Graham in the amount of $100,000, in recognition of his efforts in connection with the proposed transaction, as chairman of the special committee.

Messrs. Diamond, Johnson and Frehe and Ms. DiGioia then rejoined the meeting. Mr. Pope orally presented to the board Macquarie Capital’s opinion, subsequently confirmed in writing, that, as of June 23, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of the Alloy common stock (other than the affiliated parties) pursuant to the merger agreement was fair from a financial point of view, to such holders. After further discussion and adopting the special committee’s recommendation, upon a motion, the board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended the adoption by our stockholders of the merger agreement.

Over the course of the evening on June 23, 2010, representatives of Kramer Levin and Simpson Thacher finalized the merger agreement and other related documents, and the merger agreement and other related documents were executed by the parties and Macquarie Capital delivered its written opinion to the board. Simpson Thacher and counsel for the stockholders executing the voting agreement also finalized the voting agreement and it was executed.

On June 24, 2010, prior to the commencement of trading on the NASDAQ, Alloy and ZM issued a joint press release announcing the execution of the definitive merger agreement.

Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger

The Special Committee

The special committee is a committee of our board of directors that was formed on November 16, 2009 to monitor and direct the process and procedures related to the review and evaluation of a proposal made to Alloy by a third party, which involved participation by management in the acquiring entity. The special committee initially consisted of Peter M. Graham (Chairman), Edward A. Monnier, Richard E. Perlman and Samuel A. Gradess, each an “independent director” as that term is defined under Rule 5605(a)(2) of the NASDAQ Marketplace Rules, and is “independent” as that term is defined in the applicable rules and regulations promulgated by the SEC. In April 2010, the special committee was expanded to include all of our independent directors, including Messrs. Drapkin and Jacobowitz and Mr. Anthony N. Fiore. The special committee was granted the authority to solicit proposals, to determine not to proceed with any such proposal or transaction, to reject or approve any such proposal or transaction, or recommend such rejection or approval to our board of directors, and to recommend to our board of directors whether any such proposal or transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders. The special committee currently consists of seven directors.

The Company and the special committee retained Macquarie Capital as financial advisor to the Company, and the special committee retained Kramer Levin as legal counsel to the special committee. Notwithstanding the fact that the engagement letter with Macquarie Capital provides that Macquarie Capital is engaged as the financial advisor of the Company, Macquarie Capital has since the time of its engagement acted solely as the financial advisor of the special committee, has taken its direction solely from the special committee or Mr. Graham and not from management or the whole board. Macquarie Capital coordinated due diligence with management with the knowledge and at the direction of the special committee or Mr. Graham, and interacted with management during informational presentations to the whole board. The special committee was not formed to act solely on behalf of unaffiliated stockholders, and did not retain a financial advisor, legal counsel or other representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the transaction. Between November 2009 and the end of June 2010, the special committee met more than twelve times to consider various potential transactions, the merger proposal and alternatives to the merger proposal, as described more fully above. See “—Background of the Merger” beginning on page 16 of this proxy statement.

The special committee, acting with the advice and assistance of its independent legal advisor and financial advisor, evaluated and negotiated the merger proposal from Parent, including the terms and conditions of the merger agreement. At a meeting held on June 23, 2010, the special committee unanimously determined that the merger, the consideration to be paid in the merger, and the other terms and provisions of the merger agreement were fair to, advisable and in the best interests of the Company and its unaffiliated stockholders and recommended that our board of directors accept the merger agreement and the terms and conditions of the merger and the merger agreement as being fair to, advisable and in the best interests of the Company and its unaffiliated stockholders, approve and adopt the merger agreement and recommend adoption of the merger agreement by the holders of Alloy common stock.

The special committee also considered the fact that, although the opinion received by our board of directors from Macquarie Capital spoke to the fairness of the merger consideration to be received by the holders of shares of Alloy common stock (other than the affiliated parties), and not to the fairness of the merger consideration to be received by the unaffiliated stockholders, the merger consideration to be received by stockholders of the Company who are affiliates but not receiving any equity or other interests in affiliates of Parent following the merger is the same as the merger consideration to be received by unaffiliated stockholders. The special committee noted the fact that certain officers and directors that were not receiving equity or other interests in affiliates of Parent following the merger had interests different from, and/or in addition to, the interests of unaffiliated stockholders, as more fully described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement. However, the special committee believed that such different or additional benefits are attributable to services provided or to be provided by such officers and directors, are customary and/or determined on an independent basis, and were not offered in contemplation of the merger (in the case of equity awards and any acceleration thereof, indemnification and insurance) or, if offered in contemplation of the merger, were negotiated after the terms of the merger had been settled and did not affect the merger consideration, were attributable to services provided or to be provided by such officers and directors, are customary and/or determined on an independent basis and are not paid in respect of their shares of Alloy common stock (in the case of fees for members of the special committee).

In the course of reaching its determination, the special committee considered the following substantive factors and potential benefits of the merger, each of which the special committee believed supported its decision:

Merger Consideration

The special committee considered the following with respect to the merger consideration to be received by the Alloy stockholders:

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the fact that the merger consideration is all cash, allowing stockholders to immediately realize a certain and fair value for all shares of their Alloy common stock upon the closing of the merger as compared to the uncertain future long-term value that might be realized if we stayed independent;

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the fact that the $9.80 per share merger consideration represented a premium of approximately 27% over the Company’s average closing stock price for the 30 days ending June 23, 2010 and a premium of approximately 24% over the Company’s average closing stock price for the six-month period ending June 23, 2010;

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the fact that Macquarie Capital had surveyed, and contacted, potential financial and strategic buyers and that the special committee concluded at its meeting on April 22, 2010 that the best route to follow in order to maximize stockholder value was to consider pursuing a sale of the Company; and

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the then current financial market conditions and the recent and historical market prices of Alloy common stock, including the market price performance of Alloy common stock relative to those of other companies in the industries in which Alloy participates as further discussed in the section “Special Factors—Opinion of Macquarie Capital—Sum-of-the-Parts Analysis” beginning on page 37 of the Proxy Statement. See “Important Information About Alloy—Market Price and Dividend Data” beginning on page 108 for information about our common stock prices since February 1, 2008.

Prospects in Remaining Independent

The special committee considered the possibility of continuing to operate Alloy as an independent public company. In considering the alternative of pursuing growth as an independent company, the special committee considered the following factors:

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the possibility that Alloy’s business could in the future need to be restructured in order to concentrate more closely on the entertainment and media sectors, which would be difficult while remaining a public company since these sectors represented a minority of Alloy’s revenues and were not currently as profitable as certain other lines of business and could be far more volatile;

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the significant costs associated with being a publicly-owned company as well as the risks and burdens associated with managing public quarterly earnings targets, continual public disclosure requirements and stockholder relations efforts, particularly as Alloy would initially be a much smaller business;

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the possible alternatives to a sale, including providing liquidity to our stockholders by conducting a stock repurchase or distributing a special dividend, which alternatives the special committee determined would be less favorable to our stockholders than the merger given the potential risks and uncertainties associated with those alternatives (including, without limitation, the increased operational risks, and decreased potential stability in the trading price of Alloy common stock, that could result from a decrease in the Company’s available cash as a result of a Company-financed special dividend or stock repurchase, the likely significant decrease in public float that would result from a stock repurchase, and the uncertainty of debt being available to finance a stock repurchase or special dividend); and

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the possibility that it could take a considerable period of time, if ever, before the trading price of our shares would reach and sustain at least the merger consideration of $9.80 per share, in particular when considering the time value of money in that a $9.80 per share price several years in the future is less valuable than $9.80 per share received at the present time.

Process Followed

The special committee considered the process it followed over a period of eight months, including the solicitation of interest from a total of 13 potential financial partners and five potential strategic partners regarding a potential acquisition of the Company and/or particular assets and divisions and discussions held with a number of potential financial buyers and strategic partners.

Opinion of Macquarie Capital

With respect to advice received from Macquarie Capital, the special committee considered the financial analyses of Macquarie Capital presented to the special committee and our board of directors and the opinion of Macquarie Capital that, as of June 23, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of the Alloy common stock (other than the affiliated parties) pursuant to the merger agreement was fair from a financial point of view, to such holders, as more fully described in “—Opinion of Macquarie Capital” beginning on page 35 of this proxy statement.

Terms of the Merger Agreement and Voting Agreement

The special committee considered the terms and conditions of the merger agreement and voting agreement and the course of negotiations thereof, including:

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our ability, under certain circumstances, as described in “The Merger Agreement—No Solicitation by Alloy” beginning on page 90 of this proxy statement, to provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

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our ability, under certain circumstances, as described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 96 of this proxy statement, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal or in response to an intervening event, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

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the view of the special committee, after consulting with its legal and the Company’s financial advisors, that the termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction) to be paid by us if the merger agreement is terminated under certain circumstances is within the range provided in similar transactions and should not unreasonably impede other takeover proposals;

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the fact that stockholders representing approximately 26% of the Alloy common stock outstanding as of June 23, 2010 (not including options) expressed support for the proposed merger, consisting of stockholders that entered into the voting agreement, including the former dissident stockholders Messrs. Drapkin and Jacobowitz, as described in “—The Voting Agreement,” beginning on page 60 of this proxy statement, and Messrs. Diamond, Johnson and Morgenstein, who collectively owned approximately 14% of the Alloy common stock outstanding as of June 23, 2010 (not including options).

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the provisions of the voting agreement that provide for the termination of the voting agreement upon the termination of the merger agreement in accordance with its terms and certain other events, as described in “—The Voting Agreement” beginning on page 60 of this proxy statement;

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the fact that Parent and Merger Sub had obtained third party commitments for debt and equity financing for the transaction and that (i) Parent and Merger Sub committed to provide a portion of the Equity Financing and (ii) pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the debt financing on the terms of such commitments as described in “The Merger Agreement—Financing” beginning on page 92 of this proxy statement, and that our board of directors believed that the conditions to the financing were not more difficult to fulfill than those within the merger agreement;

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the fact that Parent agreed to pay Alloy a termination fee of $5,800,000 if Parent or Alloy terminates the merger agreement under certain circumstances, including if there has been a material breach by Parent or Merger Sub of the merger agreement that would result in a failure of a condition to closing or if the merger is not completed by December 15, 2010 and all of the conditions to Parent’s obligations have been satisfied or waived other than the debt financing condition as a result of the failure of the Equity Financing to be completed, as described in “The Merger Agreement—Termination Fees and Expenses” beginning on page 97 of this proxy statement;

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the $5,800,000 limited guarantee of the Guarantor, as described in “— Limited Guarantee” on page 60 of this proxy statement, in our favor with respect to the payment of the termination fee by Parent as described in “The Merger Agreement—Termination Fees and Expenses” on page 97 of this proxy statement; and

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the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights as described in “Appraisal Rights” beginning on page 100 of this proxy statement, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

The special committee also considered a number of factors that are discussed below relating to the procedural safeguards that the special committee believes were and are present to ensure the fairness of the merger. The special committee believes these factors support its decision and provide assurance of the procedural fairness of the merger to the unaffiliated stockholders:

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the merger agreement requires that it be adopted by the holders of a majority of the outstanding shares of Alloy common stock, and the voting agreement accounted for only approximately 25% of the outstanding shares of Alloy common stock as of June 23, 2010, which percentage also includes shares of Alloy common stock held by stockholders affiliated with independent directors recently added to our board of directors;

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our ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal or in response to an intervening event, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

•	the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $2,500,000;

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no member of the special committee is employed by the Company or any subsidiary or has a financial interest in the merger that is different from that of the unaffiliated stockholders (other than the payment of fees for their services on the special committee);

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the special committee met regularly and retained and received advice and assistance from its independent legal and the Company’s financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

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the special committee directed all negotiations and made all material decisions relating to our strategic alternatives beginning in November 2009, including recommending to our board of directors that the Company enter into the merger agreement;

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the financial and other terms and conditions of the merger agreement were the product of comprehensive negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand;

•	our ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

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our ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

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the opinion of Macquarie Capital that, as of June 23, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of the Alloy common stock (other than the affiliated parties) pursuant to the merger agreement was fair from a financial point of view, to such holders, as more fully described in “—Opinion of Macquarie Capital” beginning on page 35 of this proxy statement; and

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the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

The special committee also considered the following risks and other potentially negative factors concerning the merger agreement and the merger:

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the unaffiliated stockholders, unlike (i) Messrs. Diamond and Johnson and (ii) the Participating Employees, including Mr. Morgenstein, will not participate in any future earnings or growth of our business and will not benefit from any appreciation in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

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the fact that the merger agreement provides that Parent will not be obligated to complete the merger if it fails to obtain the full proceeds of the Debt Financing as contemplated in the Debt Financing Commitment and the possibility that we or Parent might not satisfy the closing conditions to the debt financing contemplated by the Debt Financing Commitment;

•	the fact that our remedies for any breach of the merger agreement are relatively limited in scope;

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the fact that Alloy has no specific performance right and is not entitled to an injunction to prevent breaches of the merger agreement by Parent or Merger Sub and that any damage claim other than the Parent termination fee is not covered by the guarantee described in “—Limited Guarantee” on page 60 of this proxy statement;

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the fact that in the event a termination fee is to be paid by Parent following termination of the merger agreement, as described in “The Merger Agreement—Termination Fee Payable by Parent” on page 97 of this proxy statement, such payment is the only effective monetary remedy available to Alloy, as Parent is a newly formed entity with no meaningful assets and the guarantee described in “—Limited Guarantee” on page 60 of this proxy statement is limited to any termination fee payable by Parent.

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the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on our business and our relationships with customers;

•	the requirement that we pay a termination fee of $3,900,000 if our board of directors makes an adverse recommendation change or the merger agreement is terminated under certain other circumstances;

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the requirement that we reimburse Parent for its out-of-pocket expenses, subject to a cap of $2,500,000, incurred in connection with the proposed merger if stockholder approval has not been obtained, even in the absence of a superior proposal, or if there have been certain material breaches by us under the merger agreement that would cause the failure of a closing condition following receipt of a superior proposal;

•	the fact that the merger agreement does not require approval by a majority of our unaffiliated stockholders;

•	the fact that an all cash transaction would be taxable to the unaffiliated stockholders that are U.S. persons for U.S. federal income tax purposes;

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the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

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the possibility that we might be unable to satisfy the minimum Adjusted EBITDA condition contained in both the merger agreement and the Debt Financing Commitment, as described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84 of this proxy statement and “—Financing of the Merger” beginning on page 56 of this proxy statement;

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the possibility that we might be unable to satisfy the minimum cash and cash equivalents condition contained in the merger agreement, as described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 84 of this proxy statement;

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the risk that various provisions of the merger agreement, including the requirement that we must pay to Parent a termination fee of $3,900,000, if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, Alloy from pursuing that opportunity; and

•

the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger, or all conditions to the Debt Financing Commitment, will be satisfied, and as a result, it is possible that the merger may not be completed, even if approved by our stockholders.

In addition, the special committee was aware of and considered the interests that certain of our directors and executive officers have with respect to the merger that differ from, or are in addition to, their interests as stockholders of the Company, as described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement. However, the special committee believed that such different or additional benefits are attributable to services provided or to be provided by such officers and directors, are customary and/or determined on an independent basis, and were either not offered in contemplation of the merger or, if offered in contemplation of the merger, were negotiated after the terms of the merger had been settled and did not affect the merger consideration.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated stockholders and its decision to approve the merger, the special committee considered financial analyses presented by Macquarie Capital. All of the material analyses as presented to our board of directors and the special committee on June 23, 2010 are summarized below under “— Opinion of Macquarie Capital” beginning on page 35 of this proxy statement. The special committee expressly adopted these analyses and the opinion of Macquarie Capital delivered to our board of directors, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. In the course of reaching its decision, the special committee did not consider the liquidation value of the Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the special committee believed that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Further, the special committee did not consider the Company’s net book value, which is an accounting concept, as a factor because it believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. The Company’s net book value per share, as of April 30, 2010, was $3.12, which is substantially below the merger consideration, $9.80 per share in cash.

The foregoing discussion summarizes the material factors considered by the special committee in its consideration of the merger. In view of the wide variety of factors considered by the special committee, and the complexity of these matters, the special committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the special committee may have assigned different weights to various factors. The special committee unanimously approved the merger agreement and the transactions contemplated thereby and recommended the adoption of the merger agreement based upon the totality of the information presented to, and considered by, it.

Recommendation of our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, at a meeting described above on June 23, 2010, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of the Company and our unaffiliated stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger and (iii) recommended the adoption by our stockholders of the merger agreement. In reaching these determinations, our board of directors considered (x) the financial presentations of Macquarie Capital that were prepared for our board of directors and the special committee, as well as the fact that our board of directors received an opinion of Macquarie Capital, that, as of June 23, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of the Alloy common stock (other than the affiliated parties) pursuant to the merger agreement was fair from a financial point of view, to such holders (the full text of the written opinion of Macquarie Capital, dated June 23, 2010, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement), (y) the unanimous recommendation and analysis of the special committee, as described above, and adopted such recommendation and analysis in reaching its determinations and (z) the events arising out of Bidder A’s interest in the Company, which acted as a catalyst for our board of directors to engage a financial advisor and begin seriously considering a going-private transaction (a potential alternative which was not formally considered or dismissed by the board in the past) and the July 2009 meeting of the board of directors as discussed in “Special Factors—Background of the Merger” beginning on page 16 of the proxy statement.

The foregoing discussion summarizes the material factors considered by our board of directors in its consideration of the merger. In view of the wide variety of factors considered by our board of directors, and the complexity of these matters, our board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of our board of directors may have assigned different weights to various factors. Our board of directors approved and unanimously recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Opinion of Macquarie Capital

The special committee and the Company retained Macquarie Capital to act as the Company’s independent financial advisor and to provide a financial opinion in connection with the merger. On June 23, 2010 Macquarie Capital rendered its oral opinion, subsequently confirmed in writing, to our board of directors to the effect that, as of such date, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the Alloy common stock (other than the affiliated parties) is fair, from a financial point of view, to such holders.

The full text of the written opinion of Macquarie Capital, dated June 23, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Holders of the Alloy common stock are urged to, and should, read the opinion carefully and in its entirety. Macquarie Capital provided its opinion for the information and assistance of our board of directors in connection with its consideration of the merger. The Macquarie Capital opinion is not a recommendation as to how any holder of the Alloy common stock should vote with respect to the merger or any other matter. The summary of the opinion of Macquarie Capital set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In connection with rendering its opinion and performing its related financial analyses, Macquarie Capital, among other things:

(i)	Reviewed a draft of the merger agreement dated June 22, 2010, which Macquarie Capital assumed was in substantially final form and would not vary in any respect material to its analysis;

(ii)	Reviewed certain publicly available business and financial information relating to the Company that was deemed by Macquarie Capital to be relevant;

(iii)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and furnished to Macquarie Capital by the management of the Company;

(iv)	Reviewed certain financial projections relating to the Company that were provided to Macquarie Capital by the management of the Company;

(v)	Discussed the past and current operations, financial projections, current financial condition and prospects of the Company with certain members of senior management of the Company;

(vi)	Reviewed the reported prices and trading activity of the Alloy common stock;

(vii)	Compared the financial performance of the Company and the prices and trading activity of the Alloy common stock with that of certain publicly-traded companies and their securities that were deemed relevant by Macquarie Capital;

(viii)	Reviewed the financial terms of certain publicly available media transactions;

(ix)	Considered Macquarie Capital’s efforts to solicit and hold discussions with, at the direction of the Company, third parties to solicit indications of interest in the possible acquisition of all or part of the Company; and

(x)	Performed such other analyses and examinations and considered such other factors that were deemed appropriate by Macquarie Capital.

In arriving at its opinion, Macquarie Capital assumed and relied upon, without undertaking responsibility for independent verification, the accuracy and completeness of all of the information reviewed by Macquarie Capital or reviewed for Macquarie Capital. With respect to the financial projections of the Company which were furnished to Macquarie Capital, Macquarie Capital assumed that such financial projections were reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. Macquarie Capital expresses no view as to any such financial projections or the assumptions on which they were based.

Macquarie Capital also assumed, with our board of directors’ consent, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver or modification thereof. Macquarie Capital further assumed, with our board of directors’ consent, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger agreement.

Macquarie Capital did not make, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor was it furnished with any such appraisals, nor did it evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Macquarie Capital’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Macquarie Capital as of, the date of the opinion. Subsequent developments may affect Macquarie Capital’s opinion and Macquarie Capital does not have any obligation to update, revise or reaffirm its opinion.

Macquarie Capital had not been asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, as of the date of the opinion, to the holders of the Alloy common stock (other than the affiliated parties) of the merger consideration. Macquarie Capital expresses no view on, and its opinion does not address, any other term or aspect of the merger agreement or merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the merger consideration to be received by the holders of the Alloy common stock (other than the affiliated parties) pursuant to the merger agreement or otherwise. Macquarie Capital’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger. Macquarie Capital is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

The following is a summary of the material financial analyses performed by Macquarie Capital in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Macquarie Capital, nor does the order of analyses described herein represent relative importance or weight given to those analyses by Macquarie Capital. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Macquarie Capital’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 22, 2010, and is not necessarily indicative of current market conditions.

Historical Stock Price Analysis.

Macquarie Capital reviewed the historical trading prices for the Alloy common stock for the period beginning on June 2005 and ended on June 22, 2010 (the last trading day prior to the execution of the merger agreement), and the high, median, low and Volume-Weighted Average Price (“VWAP”) of the Alloy common stock for the latest one-month, three-month, six-month, one-year, two-year, three-year, four-year and five-year trading periods ended on June 22, 2010. Macquarie Capital applied VWAP as part of its historical stock price analysis as Alloy is an illiquid stock which has been subject to spikes in trading volume. Application of the VWAP was intended to normalize the volatility of the stock.

In addition, Macquarie Capital compared the merger consideration to the closing trading price of the Alloy common stock on June 22, 2010 of $8.54, to the VWAP of the Alloy common stock during the one-month, three-month, six-month, one-year, three-year and five-year trading periods ended June 22, 2010 and the low and high closing prices of the Alloy common stock for the 52-week period ended June 22, 2010.

This analysis indicated that the merger consideration represents:

*	a premium of 14.8% based on the closing price of $8.54 per share on June 22, 2010;

*	a premium of 25.2% based on the 1-month VWAP of $7.83 per share;

*	a premium of 23.5% based on the 3-month VWAP of $7.94 per share;

*	a premium of 24.1% based on the 6-month VWAP of $7.90 per share;

*	a premium of 35.9% based on the 1-year VWAP of $7.21 per share;

*	a premium of 37.1% based on the 3-year VWAP of $7.15 per share;

*	a premium of 4.0% based on the 5-year VWAP of $9.42 per share;

*	a premium of 11.9% based on the 52-week high price of $8.76 per share; and

*	a premium of 85.3% based on the 52-week low price of $5.29 per share.

Sum-of-the-Parts Analysis

Macquarie Capital also performed a Sum–of–the–Parts Analysis for the Company based upon the ratio of enterprise value, which was calculated based on the Equity Value (defined below), less cash (“Enterprise Value”) to 2010 estimated EBITDA as estimated by the Company’s management (“Estimated EBITDA”), of (i) the Company’s Media and Entertainment segment which includes Interactive Media Sales (publicly reported to be part of the Media segment), Channel One (Media), Entertainment (Media) and Education (Media), and (ii) the Company’s other businesses which include College Media (which includes the Placement, Display Boards (Media) and Sampling (Promotions) businesses), Alloy Marketing and Promotions (Promotions), On Campus Marketing (Promotions) and Print (Media), as separate and independent businesses, as derived from multiples of comparable publicly traded companies. Given the disparate nature of Alloy’s different business segments, Macquarie Capital felt it was necessary to value each business separately in order to capture the varying operating environments, growth prospects, profitability and other factors unique to each segment. The ratio of enterprise value to one-year forward EBITDA (in this case, 2010) was used because it is a generally accepted methodology for multiples based valuation. One-year forward was used as opposed to the last twelve months because of the growth and cyclical recovery forecast for 2010 versus 2009.

The following tables present, for each industry sector, the comparable companies selected by Macquarie Capital, the ratio of Enterprise Value to 2010 estimated EBITDA for each comparable company, and the mean of the Enterprise Value to 2010 estimated EBITDA for each sector:

Internet (used as a comparable to the Company’s Entertainment and Interactive Media businesses):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
WebMD Health Corp.	16.5x
LoopNet, Inc.	13.1x
Dice Holdings, Inc.	11.4x
Yahoo! Inc.	10.4x
Google Inc.	10.2x
The Knot, Inc.	9.5x
Internet Brands, Inc.	8.8x
TheStreet.com, Inc.	7.5x
Mean	10.9x

Outdoor / Out of Home Advertising (used as a comparable to the Company’s Display Boards business):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
National Cinemedia, Inc.	12.7x
Lamar Advertising Company	10.7x
JCDecaux S.A.	10.5x
Clear Channel Communications, Inc.	8.7x
Mean	10.7x

Cable Networks (used as a comparable to the Entertainment and Channel One businesses):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
Discovery Communications Inc.	11.6x
The E. W. Scripps Company	9.5x
Outdoor Channel Holdings, Inc.	7.9x
Mean	9.7x

Large Cap (used as a comparable to the Company’s Entertainment and Channel One businesses):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
The Walt Disney Company	8.9x
Viacom Inc.	7.8x
Time Warner Inc.	7.6x
News Corporation	7.2x
CBS Corporation	7.0x
Mean	7.7x

Education (used as a comparable to the Company’s Education business):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
The Princeton Review, Inc.	11.7x
School Specialty, Inc.	6.8x
Scholastic Corporation	4.5x
Mean	7.7x

Marketing (used as a comparable to the Company’s Education, On Campus Marketing, Alloy Marketing and Promotions and Sampling businesses):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
Harte-Hanks, Inc.	7.7x
Valassis Communications, Inc.	7.6x
Acxiom Corporation	5.4x
Mean	6.9x

Print (used as a comparable to the Company’s Education, Placement and Print businesses):

Comparable Company	Enterprise Value / 2010 Estimated EBITDA
PRIMEDIA Inc.	6.4x
Playboy Enterprises, Inc.	6.2x
The McClatchy Company	5.7x
The New York Times Company	5.5x
Gannett Co., Inc.	5.5x
The Dolan Company	5.5x
SuperMedia Inc.	4.6x
Mean	5.6x

Based upon the foregoing, Macquarie Capital selected comparable multiples that would reflect as closely as possible the specific profile for each of Alloy businesses. The blended multiples range used for the Media and Entertainment segment was 7.7x to 9.2x and the blended multiples range used for the Company’s other businesses was 3.5x to 4.3x. The selected comparable multiples were adjusted to reflect the specific profile of each of the Company’s businesses. These blended multiple ranges were also applied to the corporate expenses and public company costs in an aggregate sum of $13.0 million as allocated by the Company’s management to each of Alloy’s businesses. There were no companies that were directly comparable to the Company as a whole given the disparate nature of Alloy’s portfolio of businesses. Additionally, each of Alloy’s businesses lacks direct comparables, mainly due to their small size and narrow focus. Therefore, Macquarie Capital chose companies which were in similar industries but then adjusted the results and derived ranges of multiples based on its professional judgment and experience, including its judgment that the selected company comparables represented considerably more mature businesses with larger scale and significantly broader scope of products, in particular with respect to the Company’s other businesses, for which Macquarie Capital derived ranges of multiples between 3.0x and 5.0x. These other businesses include College Media (which includes the Placement, Display Boards (Media) and Sampling (Promotion) businesses), Alloy Marketing and Promotions (Promotion), On Campus Marketing and Print. Applying these multiples, the analysis indicated that Alloy common stock performed materially below other companies in the comparable industry segments. Macquarie Capital consistently applied the criteria and no companies were deliberately excluded from the dataset.

For purposes of calculating the implied reference range of the equity value, which is the aggregate market value of Alloy’s outstanding common stock (“Equity Value”), Macquarie Capital multiplied the 2010 Estimated

EBITDA of the various businesses of the Company by the applicable selected multiple ranges, and added projected unrestricted cash balance as of the anticipated closing date of the merger of approximately $55.6 million, which was calculated using projected cash as of September 30, 2010, of approximately $65.1 million, which included the FrontLine net proceeds, less debt-like items and working capital requirement. The implied Equity Value reference range per share of the Alloy common stock was derived by dividing the resulting Equity Value reference range by the fully diluted outstanding shares of Alloy’s common stock of approximately 13.2 million, which is calculated using the treasury stock method based on the options outstanding and the weighted average stock prices of the Company.

This Sum–of–the–Parts Analysis resulted in an implied Equity Value range of $116.0 million to $129.0 million and an implied Equity Value range for the Alloy common stock of $8.84 to $9.74 per share. Macquarie Capital noted that this implied Equity Value represented a range of premium of 12.9% to 24.5% over the 1-month VWAP.

Macquarie Capital noted that the Company’s Entertainment business is in its early stages and that in order to reach its full potential the Company’s Entertainment business would require significant investment of capital and the assumption of the inherent risk of execution. To illustrate the need for capital investment and the risk of execution, Macquarie Capital repeated this analysis applying a discount rate of 50% to the value attributable to the Company’s Entertainment business. The 50% discount rate was used for illustrative purposes only to illustrate the need for capital and risk of execution. The 50% discount rate did not have an effect on the range of indicative values. Applying this discount, the Sum-of-the-Parts Analysis resulted in an implied Equity Value range of $96.4 to $105.0 million and an implied Equity Value range for the Alloy common stock of $7.44 to $8.06 per share. Macquarie Capital noted that this implied Equity Value represented a range of premium of (4.9)% to 3.0% over the 1-month VWAP.

Due to the illiquid nature of Alloy’s common stock, which was therefore highly sensitive to supply and demand imbalances which affected share price, Macquarie Capital examined one-month VWAP in its analyses. The one-month VWAP reflected a more normalized, unaffected share price for comparison purposes.

The following table summarizes Macquarie Capital’s analysis, based on the assumption that the Company’s Entertainment business is credited with 100% of the Enterprise Value:

Segment	Alloy 2010 Estimated EBITDA (million)	Blended Comparable Companies Multiple Range	Implied Enterprise Value Range (million)	Implied Equity Value Range Per Share of Common Stock
Media and Entertainment	$2.6	7.7x-9.2x	$19.6-$23.4	$8.84-$9.74
Other	$11.5	3.5x-4.3x	$40.8-$50.0

The following table summarizes Macquarie Capital’s analysis, based on the assumption that the Company’s Entertainment business is discounted by 50% of the Enterprise Value:

Segment	Alloy 2010 Estimated EBITDA (million)	Blended Comparable Companies Multiple Range		Implied Enterprise Value Range (million)	Implied Equity reference range Per Share of Common Stock
Media and Entertainment	$2.6	NM	*	$0.0-$(0.5)	$7.44-$8.06
Other	$11.5	3.5x-4.3x		40.8-50.0

*	“NM” represents “not meaningful” as blended multiples range becomes negative or very high based on the implied Enterprise Value resulting from the 50% discount applied to the Entertainment business.

Macquarie Capital noted that this analysis was illustrative and did not include financial, legal or other costs relating to a potential separation of the business, including the risk of negotiating and implementing any required transition services agreements. No company or business in this analysis is identical to the Company or to any of its businesses. In evaluating comparable companies, Macquarie Capital made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as calculating the average, mean or median, is not in itself a meaningful method of using comparable company data.

Discounted Cash Flow Analysis

Macquarie Capital performed an illustrative discounted cash flow analysis on the Company to determine a range of implied present values per share of the Alloy common stock using Company management’s estimates of future financial performance. First, Macquarie Capital calculated the net present value of the free cash flows for the Company for the fiscal years 2010 through 2014 (projected assuming a September 30, 2010 closing), using discount rates ranging from 17.0% to 21.0%, reflecting estimates of the Company businesses’ weighted-average cost of capital. Then, Macquarie Capital used perpetuity growth rates of 2.0%, 3.0% and 4.0% to calculate the net present value of the illustrative terminal value of the Company for the fiscal year 2015 into perpetuity.

Macquarie Capital then calculated the implied present value of the Company by adding (i) the present value of the projected cash flows for the fiscal years 2010 through 2014 (projected assuming a September 30, 2010 closing), (ii) the present value of the terminal value, (iii) the adjusted projected unrestricted cash balance of $55.6 million as of anticipated closing date of the merger, which was calculated using projected cash as of September 30, 2010, of approximately $65.1 million, which included the FrontLine net proceeds, less debt-like items and working capital requirement, and (iv) the present value of the net operating losses in the sum of $4.5 million, assuming a midpoint discount rate of 19%. Please see “Important Information About Alloy—Projected Financial Information” beginning on page 106 of the proxy statement for the projected information used in Macquarie Capital’s analysis. The Equity Value per share of Alloy common stock was then calculated by dividing the result by the fully diluted outstanding shares of the Alloy’s common stock of approximately 13.2 million, which is calculated using the treasury stock method based on the options outstanding and the weighted average stock prices of the Company, as reflected in the merger agreement.

The following table presents the results of these analyses in a range of implied present values:

Enterprise Value plus Net Present Value of Net Operating Losses					Equity Value per share of Common Stock
Perpetuity Growth Rate
Discount Rate		2.0%	3.0%	4.0%	2.0%	3.0%	4.0%
	17.0%	$76.3	$79.8	$83.9	$9.95	$10.19	$10.48
	19.0%	67.2	69.8	72.7	9.31	9.49	9.70
	21.0%	60.1	62.1	64.2	8.82	8.95	9.11

In the view of Macquarie Capital, a reasonable long-term assumption on overall growth historically has been approximately 3% per annum. Given Alloy’s mix of higher and lower growth businesses, Macquarie Capital applied a range to the 3% assumption to capture different long term secular growth trends inherent in Alloy’s businesses.

Leveraged Buy-Out Analysis

Macquarie Capital performed an illustrative analysis of the range of internal rates of return that a hypothetical financial buyer might earn if the Company were acquired in a leveraged buyout transaction that closed as of September 30, 2010 at a price of $9.80 per share of the Alloy’s common stock. Forecasted financial information used in this analysis was based on projections provided by the Company’s management. Macquarie Capital assumed levels of debt financing and management equity grants consistent with its assessment of current market terms for middle market sponsor-backed transactions.

Utilizing a leveraged buy-out analysis is a commonly accepted valuation methodology to analyze the ability for a financial sponsor to pay for a company. Given the majority of likely potential acquirors of Alloy were financial sponsors, a leveraged buy-out analysis was believed to be an important methodology to compare a financial sponsor’s ability to pay relative to the fundamental valuation ranges implied by the other methodologies.

Macquarie Capital’s analysis included the following assumptions (which were based on Macquarie Capital’s experience with financial sponsor transactions and other relevant transactions):

•	Management Equity Grant—assumed to be 12% of the estimated available proceeds resulting from a sale of the business in the future

•	Debt Financing—based on the following terms:

•	Amount: 2.6x debt / Last-Twelve-Months EBITDA, as of the estimated closing date, which results in approximately $30 million in debt at close, and

•	Interest Rate: annual rate of 4.5%

Assuming required 5-year internal rates of return of 30%, 35% and 40%, and based on an illustrative exit EBITDA multiple of 8.0x for the assumed exit at the end of 2015 (which reflect an illustrative implied price at which a hypothetical financial buyer might exit its investment through a sale transaction), this analysis resulted in implied purchase prices of $133.8 million, $124.5 million and $116.8 million, respectively. These implied purchase prices translate into implied prices per share of $10.08, $9.43 and $8.89, respectively, which reflect implied premiums of 28.9%, 20.5% and 13.7%, respectively, over the 1-month VWAP. The above internal rates of return range are intended to account for the added risk of divesting certain other assets as well as the execution risk and capital requirement of the Entertainment business.

Using the projections provided by the Company’s management, Macquarie Capital also performed a sensitivity analysis to analyze the effect of decrease or increase in the assumed exit forward multiples, using exit EBITDA multiples of 7.0x and 9.0x, which were derived based on Macquarie Capital’s professional judgment and experience, including its judgment that the selected company comparables represented more mature businesses with larger scales and broader scopes of products. This analysis resulted in implied prices per share of $8.59 to $10.51, respectively, and in an implied premiums range of 9.7% to 34.3%, respectively, over the 1-months VWAP.

Other

Macquarie Capital determined that there are no precedent transactions directly comparable to the merger. Notwithstanding this determination, Macquarie Capital did review certain recent media transactions and based upon certain financial metrics derived from these transactions concluded that each of the Company’s businesses is valued in the foregoing methodologies appropriately, taking into account size, growth, profitability and other factors that Macquarie Capital deemed relevant.

Macquarie Capital concluded there were no precedent transactions relevant to Alloy due to the disparate nature of its business portfolio and the small size and narrow scope of each business. Macquarie Capital did, however, refer to the following select recent media transactions as a tool to help place into context the valuations being applied to the Company’s different business units.

Announcement Date	Acquiror	Target	Enterprise Value ($mm)	EV / LTM EBITDA	EV / Forward EBITDA
Mar-10	Thoma Bravo LLC	PLATO Learning	$116	10.7x	7.1x
Nov-09	Scripps Networks Interactive	Travel Channel	$975	15.0x	13.0x
Sep-09	PDR Network (Lee Equity Partners)	Physician’s Desk Reference (Thomson Reuters)	NA	NA	6.0x
Sep-09	Alpha Broadcasting	CBS Portland Radio Stations	$40	6.3x	6.3x
Aug-09	Walt Disney	Marvel	$3,843	14.4x	12.7x
Jul-09	Apax Partners	Bankrate	$486	11.9x	8.8x
May-09	Bonnier	Hachette	$35	5.0x	NA
Apr-09	Imagen Music Group CV	Rodgers & Hammerstein	$200	10.0x	9.5x
Apr-09	Pegasus Capital Advisors	Spirit Music	$55	12.2x	11.0x
Apr-09	Disney & Barclays Private Equity	Kaboose	$95	9.8x	8.2x
Jan-09	Ameritrade	ThinkorSwim	$630	7.7x	5.2x
Sep-08	Comcast	Daily Candy	$125	NA	12.5x
Aug-08	Microsoft	Greenfield Online	$421	13.3x	10.0x

			Low	5.0x	5.2x
			Mean	10.6x	9.2x
			Median	10.7x	9.1x
			High	15.0x	13.0x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Macquarie Capital’s opinion. In arriving at its fairness determination, Macquarie Capital considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Macquarie Capital made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison was directly comparable to the Company or the Merger. Macquarie Capital prepared these analyses for the purpose of providing its opinion to our board of directors as to the fairness from a financial point of view to the holders of shares of the Alloy common stock (other than the affiliated parties) of the merger consideration to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Macquarie Capital or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through comprehensive negotiations between the Company and ZM and was unanimously approved by our board of directors following a recommendation by the special committee. Macquarie Capital provided advice to the special committee during these negotiations. Macquarie Capital did not, however, recommend any specific amount of consideration to the special committee or that any specific amount of consideration constituted the only appropriate consideration for the merger. As described above, Macquarie Capital’s opinion to our board of directors was one of many factors taken into consideration by our board of directors in making its determination to approve the merger agreement and by the special committee in making its recommendation to the board. The foregoing summary does not purport to be a complete description of the analyses performed by Macquarie Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Macquarie Capital attached as Annex B to this proxy statement.

Macquarie Capital’s opinion was approved by a committee of Macquarie Capital professionals in accordance with its customary practice.

Macquarie Capital and its affiliates are engaged in a broad range of securities activities and financial advisory services. Macquarie Capital and its affiliates carry on a range of businesses on their own account and for their customers, including providing stock brokerage, investment advisory, investment management, proprietary financings and custodial services. In the ordinary course of these activities and services, Macquarie Capital and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Parent and its affiliates, the Company and its affiliates or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers.

Macquarie Capital acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the merger. During the two year period ended June 23, 2010, Macquarie Capital and its affiliates did not receive any fees from the Company or the Parent for services unrelated to the proposed merger. Macquarie Capital also may provide banking and other financial or non-financial services to the Company and its affiliates and Parent and its affiliates and portfolio companies in the future. In connection with the above-described services, Macquarie Capital has received, and may receive in the future, compensation. Affiliates of Macquarie Capital may co-invest with Parent and its affiliates and may invest in limited partnership units of affiliates of Parent in the future. The special committee and the Company selected Macquarie Capital as its financial advisor because it is an internationally recognized firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated November 16, 2009, the special committee and the Company engaged Macquarie Capital to act as the Company’s financial advisor in connection with the consideration of strategic alternatives. Pursuant to the terms of this engagement letter, the Company has agreed to pay Macquarie Capital fees, in the sum of $2,350,000, of which $1,300,000 is contingent upon completion of the merger. In addition, the Company has agreed to reimburse Macquarie Capital for its actual, documented and reasonable expenses which expenses are limited to a maximum amount of $50,000 including attorney’s fees and disbursements which are also limited to a maximum amount of $50,000. The Company has also agreed to indemnify Macquarie Capital and related persons against various liabilities.

On July 29, 2010, Macquarie Capital agreed to act as a second bookrunner with respect to the offering by Airvana Inc. of its $360 million term loan due 2014. The offering closed on August, 27, 2010. ZM Capital, L.P. owns 13.2% of the outstanding stock of Airvana Inc. Macquarie Capital will receive fees for these services, which are unrelated to the proposed merger.

Other Written Presentations by Macquarie Capital

In addition to the presentation made to our board of directors on June 23, 2010 (the “June 23 Presentation”) described above, Macquarie Capital also made presentations and delivered written materials to our board of directors and the special committee on November 16, 2009, December 10, 2009, January 28, 2010, April 8, 2010 and April 16, 2010. Each of these presentations, along with Macquarie Capital’s fairness opinion to our board of directors has been filed as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger. See “Where You Can Find Additional Information” on page 116 of this proxy statement. None of the written presentations prepared by Macquarie Capital, alone or together, constitute an opinion of Macquarie Capital with respect to the consideration to be paid in the merger.

The November 16, 2009 materials contained, among other things, potential strategic alternatives, potential capital and strategic partners, financial metrics of other media companies, preliminary valuations based on market stock prices, historic stock prices, public company comparables and selected recent media transactions. The December 10, 2009 materials contained, among other things, an update on the proposed process, an indicative timeline and potential capital and strategic partners. The January 28, 2010 materials contained, among other things, a summary process update and an illustrative process overview. The April 8, 2010 materials contained, among other things, a summary process update, a discussion of potentially interested buyers, a summary of proposals received by the Company, summary financials and preliminary valuation analyses. The valuation methodologies contained in the April 8, 2010 presentation were substantially similar to the ones utilized in the June 23 Presentation. The April 16, 2010 materials were substantially similar to those provided at the April 8 presentation and employed the same valuation methodologies. The only substantive differences between the April 8, 2010, presentation and the April 16, 2010, presentation were the inclusion of the valuation for Net Operating Losses in the discounted cash flow analysis and the inclusion of a management equity grant and the ability to dividend out (i) 50% of cash flows each year and (ii) proceeds from divestitures in the going private ability to pay analysis. These changes were in response to requests from a member of the special committee.

The financial analyses contained in these other written presentations were based on market, economic and other conditions as they existed as of the dates of the respective presentations as well as other information that was available at those times. Accordingly, the results of these financial analyses differed due to changes in those conditions. In addition, Macquarie Capital continued to refine various aspects of its financial analyses with respect to the Company over time.

Purpose and Reasons of the Buyer Filing Persons for the Merger

Parent and Merger Sub, as well as ZM Capital, L.P., ZM Capital Management, L.L.C. and ZM Capital Partners, L.L.C., which we refer to collectively as the “Buyer Filing Persons,” are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

If the merger is completed, Alloy will become a subsidiary of Parent. For Parent and Merger Sub, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the other Buyer Filing Persons, the purpose of the merger is to indirectly own equity interests in Alloy and to bear the rewards and risks of such ownership after shares of Alloy common stock cease to be publicly traded.

The Buyer Filing Persons believe that it is best for Alloy to operate as a privately held entity in order to allow Alloy greater operational flexibility and to focus on its business without the constraints and distractions caused by the public equity market’s valuation of its common stock. Moreover, the Buyer Filing Persons believe that Alloy’s business prospects can be improved through the active participation of Parent in the strategic direction of Alloy. Although the Buyer Filing Persons believe that there will be significant opportunities associated with their investment in Alloy, they realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of Alloy and its entertainment and media businesses) and that such opportunities may not ever be fully realized. They also realize the risks and disruption associated with the successful restructuring of Alloy’s business to focus more closely on the entertainment and media sectors.

The Buyer Filing Persons believe that structuring the transaction as a merger transaction is preferable to other transaction structures because (a) it will enable Parent to acquire all of the outstanding shares of Alloy at the same time, (b) it represents an opportunity for Alloy’s unaffiliated stockholders to receive fair value for their shares of common stock in the form of the merger consideration or, at the election of the unaffiliated stockholder, by pursuing appraisal rights and (c) it allows certain parties, such as the Participating Employees and Messrs. Diamond and Johnson to maintain a portion of their investment in Alloy, among other things.

Purpose and Reasons of Messrs. Diamond, Johnson and Morgenstein for the Merger

Messrs. Diamond, Johnson and Morgenstein are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Concurrently with Alloy entering into the merger agreement, Messrs. Diamond and Johnson each entered employment agreement term sheets with Parent which outline the terms of the Senior Management Rollover as described in “ —Interests of the Company’s Directors and Executive Officers in the Merger—Senior Management Rollover and Restricted Stock Condition Waiver” as well as their future employment with the surviving corporation. Mr. Morgenstein entered into an employment agreement term sheet and executed a Participation Consent Letter. Pursuant to Messrs. Diamond and Johnson’s employment agreement term sheets, Messrs. Diamond and Johnson agreed to exchange 470,007 and 438,196 shares of Alloy common stock, respectively, for fully vested and nonforfeitable membership units in an entity controlling Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment in an entity controlling Parent, subject to a management stockholders agreement, resulting in their collective beneficial ownership of an approximate 16.6% indirect interest in Parent following the completion of the merger.

Pursuant to Mr. Morgenstein’s Participation Consent Letter, he will cancel 148,632 unvested Alloy restricted shares with the understanding he will receive forfeitable unvested units in an entity controlling Parent. Messrs. Diamond, Johnson and Morgenstein will also participate in the Parent bonus pool. Messrs. Diamond and Johnson will each receive an initial profits interest grant representing 3.5% of Parent’s fully diluted net profits and Mr. Morgenstein will receive an initial profits interest grant representing 2.5% of Parent’s fully diluted net profits from the Parent bonus pool, with the remaining 1.5% to be awarded to various other Alloy employees.

For Messrs. Diamond, Johnson and Morgenstein, the purpose of the merger is to enable each such executive to receive cash for some of their shares of Alloy common stock at a premium over recent and historical market prices and to also benefit from any future earnings and growth of Alloy, to the extent of their beneficial ownership of Parent after the Alloy common stock ceases to be publicly traded, while at the same time maintaining leadership roles at the surviving corporation.

Position of the Buyer Filing Persons as to the Fairness of the Merger

The Buyer Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Filing Persons should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Parent and Merger Sub attempted to negotiate the terms of a transaction that would be most favorable to them, and not to the stockholders of Alloy, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such stockholders. None of the Buyer Filing Persons believes that it has or had any fiduciary duty to Alloy or its stockholders, including with respect to the merger and its terms.

None of the Buyer Filing Persons participated in the deliberation processes of the special committee or our board of directors, or in the conclusions of the special committee or our board of directors, with respect to the substantive and procedural fairness of the merger to the unaffiliated stockholders of Alloy, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, they believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

The Buyer Filing Persons believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•

the current and historical market prices of the Company’s common stock, including the fact that the $9.80 per share merger consideration represented a premium of approximately 27% based on the 30 day average closing stock price ending June 23, 2010, the last trading day prior to the Company’s public announcement that it entered into the merger agreement; a premium of approximately 24% based on the average stock closing price of $7.93 per share for the three-month period ended June 23, 2010; and a premium of approximately 24% based on the average closing stock price of $7.90 per share for the six-month period ended June 23, 2010;

•

the fact that the Company had solicited interest from a total of 13 potential financial partners and five potential strategic partners regarding a potential acquisition of the Company and/or the sale of certain Company business units and divisions;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Alloy common stock;

•

notwithstanding the fact that the Macquarie Capital fairness opinion was not delivered to any of the Buyer Filing Persons and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Macquarie Capital, dated June 23, 2010;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal or in response to an intervening event, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

•

the fact that Parent and Merger Sub had obtained third party commitments for debt and equity financing for the transaction and that (i) Parent and Merger Sub committed to provide a portion of the Equity Financing and (ii) pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the debt financing on the terms of such commitments as described in “The Merger Agreement—Financing” beginning on page 92 of this proxy statement, and that the Company’s board of directors believed that the conditions to the financing were not more difficult to fulfill than those within the merger agreement;

•

the fact that Parent agreed to pay Alloy a termination fee of $5,800,000 if Parent or Alloy terminates the merger agreement under certain circumstances, including if there has been an uncured material breach by Parent or Merger Sub of the merger agreement that would result in a failure of a condition to closing or if the merger is not completed by December 15, 2010 and all conditions to the closing are satisfied or waived other than the receipt in full of the Debt Financing for the transaction, but the full proceeds of the Debt Financing would be available to be drawn down by Parent if Parent funded the Equity Financing at closing, as described in “The Merger Agreement—Termination Fees and Expenses” beginning on page 97 of this proxy statement;

•

the $5,800,000 limited guarantee of the Guarantor as described in “—Limited Guarantee” on page 60 of this proxy statement in the Company’s favor with respect to the payment of a termination fee by Parent as described in “The Merger Agreement—Termination Fees and Expenses” on page 97 of this proxy statement; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

The Buyer Filing Persons believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•

notwithstanding the fact that the merger agreement does not require approval by a majority of the Company’s unaffiliated stockholders, the merger agreement does require the merger agreement to be adopted by the holders of a majority of the outstanding shares of the Company and only approximately 25% of the outstanding shares of Alloy common stock are subject to the voting agreement, which percentage also includes shares of Alloy common stock held by stockholders affiliated with independent directors recently added to the Company’s board of directors;

•	the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $2,500,000;

•	the Company’s ability, under certain circumstances, to provide information to, and participate in discussions or negotiations, with third parties regarding other proposals;

•	the special committee, comprised solely of non-employee directors, met regularly to discuss the Company’s strategic alternatives;

•

while the special committee and the Company did not retain any representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating a transaction or preparing a report, the special committee and the Company did retain and were advised by Kramer Levin and Macquarie Capital, each of which advised the special committee specifically in its capacity as a special committee comprised solely of non-employee and disinterested directors;

•

the special committee directed all negotiations and made all material decisions relating to the Company’s strategic alternatives beginning in November 2009, including recommending to the Company’s board of directors that the Company enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of comprehensive negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal or in response to an intervening event, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

•

notwithstanding the fact that the Macquarie Capital fairness opinion was not delivered to any of the Buyer Filing Persons and they are not entitled to rely on such opinion, the fact that the Company’s board of directors received an opinion from Macquarie Capital, dated June 23, 2010;

•

the fact that the consideration to be received by stockholders of the Company who are affiliates but not receiving equity or other interests in Parent following the merger is the same as the consideration to be received by unaffiliated stockholders; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The Buyer Filing Persons also considered potential negative factors in their fairness determination, including the fact that the merger agreement does not require approval by a majority of Alloy’s unaffiliated stockholders and that certain of Alloy’s directors and executive officers have interests that are different from, or are in addition to, the interests of Alloy’s stockholders.

The Buyer Filing Persons did not consider the liquidation value of the Company’s assets to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they consider the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the Buyer Filing Persons believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. While the Buyer Filing Persons did not establish a pre-merger going concern value for the Company’s equity as a public company for the purpose of determining the fairness of the merger consideration to the unaffiliated stockholders, the Buyer Filing Persons did prepare for their own benefit a sum-of-the-parts analysis based on the operation of Alloy as a continuing business, and, to that extent, such analysis could be characterized as a form of going concern valuation. The Buyer Filing Persons performed a sum–of–the–parts analysis for the Company based upon the ratio of enterprise value, which was calculated based on the Equity Value (defined below), less cash (“Enterprise Value”) to fiscal year 2009 EBITDA, of the Company’s business segments. Given the disparate nature of Alloy’s different business segments, the Buyer Filing Persons felt it was necessary to value each business separately in order to capture the varying operating environments, growth prospects, profitability and other factors unique to each segment. The Buyer Filing Persons used a ratio of Enterprise Value to last twelve months EBITDA because it is a generally accepted methodology for multiples based valuation. For purposes of such valuation, the Buyer Filing Persons considered more than 100 companies “comparable companies.”

The Buyer Filing Persons reviewed multiples based on the trading price of publicly-traded comparable companies as well as multiples used in completed and proposed share purchase transactions of comparable companies. The selected comparable multiples were adjusted based on the Buyer Filing Persons’ judgment and analysis. These multiple ranges were also applied to the corporate expenses and public company costs as allocated by the Company’s management to each of Alloy’s businesses. There were no companies that were directly comparable to the Company as a whole given the disparate nature of Alloy’s portfolio of businesses. Additionally, each of Alloy’s businesses lacks direct comparables, mainly due to their small size and narrow focus. Therefore, the Buyer Filing Persons chose companies which were in similar industries but then adjusted the results and derived ranges of multiples based on their professional judgment and experience, including their judgment that the selected company comparables represented considerably more mature businesses with larger scale and significantly broader scope of products. The Buyer Filing Persons consistently applied the criteria and no companies were deliberately excluded from the dataset.

For purposes of calculating the implied reference range of the equity value, which is the aggregate market value of Alloy’s outstanding common stock (“Equity Value”), the Buyer Filing Persons multiplied the fiscal year 2009 EBITDA of the various businesses of the Company, including FrontLine Marketing, by the applicable selected multiple ranges, and added a cash balance of $31.9 million. The Buyer Filing Persons’ sum-of-the-parts analysis, calculated as of March 28, 2010, resulted in an implied aggregate market value range of Alloy’s outstanding common stock of $114.9 million to $139.3 million and an implied value range for Alloy common stock of $8.75 to $10.47 per share. The Buyer Filing Persons note that the merger consideration of $9.80 per share of the Company’s common stock is within the range of valuations contained in the analysis performed by the Buyer Filing Persons. The Buyer Filing Persons noted that their valuation was illustrative. No company or business in this analysis is identical to the Company or to any of its businesses. In evaluating comparable companies, the Buyer Filing Persons made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis, such as calculating the average, mean or median, is not in itself a meaningful method of using comparable company data.

Further, the Buyer Filing Persons did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. In making their determination as to the substantive fairness of the merger to the unaffiliated stockholders, the Buyer Filing Persons were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Alloy with another company, the sale or transfer of all or substantially all of Alloy’s assets or a purchase of Alloy’s assets that would enable the holder to exercise control of Alloy, although there were proposals as described in “—Background of the Merger” beginning on page 16. None of the Buyer Filing Persons undertook or engaged a financial advisor or other outside party to undertake any independent evaluation, appraisal or other analysis for the purpose of evaluating the fairness of the merger to the unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by the Buyer Filing Persons in connection with the fairness of the merger is not intended to be exhaustive but includes all material factors considered by the Buyer Filing Persons. The Buyer Filing Persons did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. The Buyer Filing Persons believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Position of Messrs. Diamond, Johnson and Morgenstein as to the Fairness of the Merger

Messrs. Diamond, Johnson and Morgenstein are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

The views of Messrs. Diamond, Johnson and Morgenstein as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement. Messrs. Diamond, Johnson and Morgenstein have interests in the merger different from, and in addition to, those of the other stockholders of Alloy. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement.

Messrs. Diamond, Johnson and Morgenstein are not a party to and did not participate in the negotiation of the merger agreement with the Company, Parent or Merger Sub or their respective representatives or advisors. None of Messrs. Diamond, Johnson and Morgenstein participated in the deliberations of the special committee with respect to the substantive or procedural fairness of the merger to the unaffiliated stockholders, nor did they undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purpose. Nevertheless, Messrs. Diamond, Johnson and Morgenstein believe that the proposed merger is substantively and procedurally fair to the unaffiliated stockholders on the basis of the factors discussed below.

Messrs. Diamond, Johnson and Morgenstein believe that the proposed merger is substantively fair to the unaffiliated stockholders based on the following factors:

•

the current and historical market prices of the Company’s common stock, including the fact that the $9.80 per share merger consideration represented a premium of approximately 27% over the average closing price for the 30 days ended June 23, 2010, the last trading day prior to the Company’s public announcement that it entered into the merger agreement; a premium of approximately 24% based on the average stock closing price of $7.93 per share for the three-month period ended June 23, 2010; and a premium of approximately 24% based on the average closing stock price of $7.90 per share for the six-month period ended June 23, 2010;

•	the fact that the merger consideration is all cash, allowing the unaffiliated stockholders to immediately realize a certain and fair value for all shares of their Alloy common stock;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal or in response to an intervening event, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

•

the fact that Parent and Merger Sub had obtained third party commitments for debt and equity financing for the transaction and that (i) Parent and Merger Sub committed to provide a portion of the Equity Financing and (ii) pursuant to the merger agreement, Parent is obligated to use its reasonable best efforts to obtain the debt financing on the terms of such commitments as described in “The Merger Agreement—Financing” beginning on page 92 of this proxy statement, and that our board of directors believed that the conditions to the financing were not more difficult to fulfill than those within the merger agreement;

•

the fact that Parent agreed to pay Alloy a termination fee of $5,800,000 if Parent or Alloy terminates the merger agreement under certain circumstances, including if there has been a material breach by Parent or Merger Sub of the merger agreement that would result in a failure of a condition to closing or if the merger is not completed by December 15, 2010 and all of the conditions to Parent’s obligations have been satisfied or waived other than the debt financing condition as a result of the failure of the Equity Financing to be completed, as described in “The Merger Agreement—Termination Fees and Expenses” beginning on page 97 of this proxy statement;

•

the $5,800,000 limited guarantee of the Guarantor as described in “ —Limited Guarantee” on page 60 of this proxy statement in our favor with respect to the payment of a termination fee by Parent as described in “The Merger Agreement—Termination Fees and Expenses” on page 97 of this proxy statement; and

•

the fact that stockholders representing only 25% of the Alloy common stock outstanding as of the date of the merger agreement, including stockholders affiliated with independent directors recently added to our board of directors, were committed to vote for the merger; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware in lieu of receiving the merger consideration.

Messrs. Diamond, Johnson and Morgenstein believe that the proposed merger is procedurally fair to the unaffiliated stockholders based on the following factors:

•

notwithstanding the fact that the Macquarie Capital opinion was not delivered to Messrs. Diamond, Johnson or Morgenstein and Messrs. Diamond, Johnson or Morgenstein are not entitled to rely on such opinion, the fact that our board of directors received an opinion from Macquarie Capital that, as of June 23, 2010, and based upon and subject to the factors, assumptions, qualifications and limitations set forth in the written opinion, the merger consideration to be received by the holders of the outstanding shares of the Alloy common stock (other than the affiliated parties) pursuant to the merger agreement was fair from a financial point of view, to such holders;

•

notwithstanding the fact that the merger agreement does not require approval by a majority of the Company’s unaffiliated stockholders, the merger agreement does require the merger agreement to be adopted by the holders of a majority of the outstanding shares of the Company and only approximately 25% of the outstanding shares of Alloy common stock are subject to the voting agreement, which percentage also includes shares of Alloy common stock held by stockholders affiliated with independent directors recently added to our board of directors;

•

the fact that the Company had solicited interest from a total of 13 potential financial partners and five potential strategic partners regarding a potential acquisition of the Company and/or the sale of certain Company business units and divisions;

•	the Company’s ability, under certain circumstances, to provide information to, and participate in discussions or negotiations with, third parties regarding other acquisition proposals;

•	the Company’s ability to terminate the merger agreement if stockholders do not adopt it, subject to paying an expense reimbursement of up to $2,500,000;

•

the members of the special committee are not employees of the Company or any of its subsidiaries and have no financial interest in the merger that is different from that of the unaffiliated stockholders (other than consideration for their services as directors and payment of customary fees for their services as members of the special committee);

•	the special committee, comprised solely of non-employee directors, met regularly to discuss the Company’s strategic alternatives;

•

while the special committee did not retain any representative to act solely on behalf of unaffiliated stockholders for purposes of negotiating a transaction or preparing a report concerning the fairness of the transaction, the special committee and the Company did retain and were advised by Kramer Levin and Macquarie Capital, each of which advised the special committee specifically in its capacity as a special committee comprised solely of non-employee and disinterested directors;

•

the special committee directed all negotiations and made all material decisions relating to our strategic alternatives beginning in November 2009, including recommending to our board of directors that the Company enter into the merger agreement;

•

the financial and other terms and conditions of the merger agreement were the product of comprehensive negotiations between the special committee and its advisors, on the one hand, and Parent and its advisors, on the other hand;

•

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to adopt, approve, endorse or recommend a superior proposal or in response to an intervening event, subject to paying a termination fee of $3,900,000 (equal to approximately 3% of the equity value of the transaction);

•

the fact that the consideration to be received by stockholders of the Company who are affiliates but not receiving equity or other interests in Parent following the merger is the same as the consideration to be received by unaffiliated stockholders; and

•

the availability of appraisal rights to the unaffiliated stockholders who comply with all of the required procedures under Delaware law for exercising appraisal rights, which allow such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

Messrs. Diamond, Johnson and Morgenstein also considered potential negative factors in their fairness determination, including the fact that the merger agreement does not require approval by a majority of Alloy’s unaffiliated stockholders and that certain of Alloy’s directors and executive officers have interests that are different from, or are in addition to, the interests of Alloy’s stockholders.

Messrs. Diamond, Johnson and Morgenstein did not consider the liquidation value of the Company’s assets to be a factor in determining the substantive fairness of the transaction to the unaffiliated stockholders because they consider the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, Messrs. Diamond, Johnson and Morgenstein believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Messrs. Diamond, Johnson and Morgenstein considered but did not give much weight to a pre-merger going concern value for the Company’s equity as a public company for the purpose of determining the fairness of the merger consideration to the unaffiliated stockholders because of the material restructuring transactions that they believed needed to be accomplished in order to compete effectively in the Company’s business sector. Further, Messrs. Diamond, Johnson and Morgenstein did not consider the Company’s net book value, which is an accounting concept, as a factor because they believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs. None of Messrs. Diamond, Johnson and Morgenstein undertook or engaged a financial advisor or other outside party to undertake any independent evaluation, appraisal or other analysis for the purpose of evaluating the fairness of the merger to the unaffiliated stockholders.

The foregoing discussion of the information and factors considered and given weight by Messrs. Diamond, Johnson and Morgenstein in connection with the fairness of the merger is not intended to be exhaustive but includes all material factors considered by Messrs. Diamond, Johnson and Morgenstein. Messrs. Diamond, Johnson and Morgenstein did not find it practicable to assign, and did not assign or otherwise attach, relative weights to the individual factors in reaching their position as to the fairness of the merger. Rather, their fairness determinations were made after consideration of all of the foregoing factors as a whole. Messrs. Diamond, Johnson and Morgenstein believe the foregoing factors provide a reasonable basis for their belief that the merger is substantively and procedurally fair to the unaffiliated stockholders.

Plans for Alloy After the Merger

It is expected that, upon completion of the merger, the operations of Alloy will be conducted substantially as they currently are being conducted, except that we will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Parent. Parent has advised Alloy that (except as currently contemplated by Alloy) it does not have any current intentions, plans or proposals to cause us to engage in any of the following:

•	an extraordinary corporate transaction following completion of the merger involving Alloy’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the relocation of any material operations or sale or transfer of a material amount of assets; or

•	any other material changes in our business.

On June 7, 2010, one of our wholly-owned subsidiaries, Alloy Media, LLC, sold substantially all of its assets used exclusively in its FrontLine Marketing division for approximately $36,000,000 in cash, together with certain liabilities associated with such business, subject to a working capital adjustment, in part to further one of Alloy’s current objectives to focus the Company more closely on the entertainment and media sectors. While Parent does not currently have any definitive plans to do so, it is expected that Parent will similarly consider the Company’s various segments and may complete other dispositions or other transactions if and when deemed advisable to do so. We expect the management and/or board of directors of the surviving corporation will continue to assess our assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and expects to cause the surviving corporation to engage in additional transactions. Parent has included in the new employment arrangements for each of Messrs. Diamond and Johnson a potential transaction bonus to the extent certain “non-core” assets are sold after the completion of the merger. As described on page 64 of this proxy statement, the new employment arrangements provide that each of Messrs. Diamond and Johnson will be eligible to receive a transaction bonus of between $250,000 and $1,000,000 for the sale of non-core assets (which sales occur after the completion of the merger) for realized after-tax cash proceeds to the surviving corporation of between $12,600,000 and $46,300,000. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by Alloy’s stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Alloy, with Alloy being the surviving corporation and a wholly-owned subsidiary of Parent.

Subject to the following sentence, upon the completion of the merger, each share of Alloy common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive $9.80 in cash, without interest and less any applicable withholding taxes. The following shares of Alloy common stock will not be converted into merger consideration:

•	shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Delaware law;

•	shares held by the Company as treasury stock;

•	shares owned by Parent or any subsidiary of Parent;

•	unvested Alloy restricted shares held by employees of Alloy who have signed the Participation Consent Letters which will be canceled; and

•

470,007 and 438,196 shares of Alloy common stock held by Messrs. Diamond and Johnson, respectively, which will be exchanged for fully vested and nonforfeitable membership units in an entity controlling Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment in an entity controlling Parent pursuant to Messrs. Diamond and Johnson’s employment arrangements.

In accordance with the terms of the merger agreement, each Alloy stock option that is outstanding immediately prior to the completion of the merger, whether or not then exercisable or vested will become fully vested and exercisable immediately prior to, and then shall be canceled at, the completion of the merger, and the holder will be entitled to receive from the surviving corporation (and Parent shall cause the surviving corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the merger consideration over (2) the exercise price per share of Alloy common stock of such Alloy stock option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Alloy common stock subject to such fully vested and exercisable Alloy stock option as in effect immediately prior to the completion of the merger.

Upon the completion of the merger, each Alloy restricted share, other than any such Alloy restricted share that is being cancelled pursuant to the Participation Consent Letters, will be fully vested, to the extent not already fully vested, and each holder of such Alloy restricted share shall, subject to certain tax withholding rights, be entitled to receive an amount in cash equal to the merger consideration in cancellation of each Alloy restricted share.

On or prior to the completion of the merger, Alloy shall use commercially reasonable efforts to cancel each warrant to purchase Alloy common stock, none of which has an exercise price in excess of the merger consideration. Pursuant to the merger agreement, no party shall be obligated to incur, expend or pay any person more than $5,000 in connection with undertaking commercially reasonable efforts, including for the purpose of canceling the warrants.

Immediately following the merger, the entire equity in the surviving corporation will indirectly be owned through Parent by the Equity Investors and Messrs. Diamond and Johnson. The Equity Investors and Messrs. Diamond and Johnson, as well as any participants in the Parent bonus pool to the extent their awards are based on the surviving corporation’s performance, will be the sole beneficiaries of our future earnings and growth, if any. The Equity Investors and Messrs. Diamond and Johnson will be entitled to vote on corporate matters affecting Alloy following the merger. Similarly, the Equity Investors and Messrs. Diamond and Johnson will also bear the risks of their investment in affiliates of Parent, including the risks of any decrease in our value after the merger and the operational and other risks related to the incurrence by the surviving corporation of significant additional debt as described below under “—Financing of the Merger.” At the completion of the merger, Messrs. Diamond, Johnson and Morgenstein, as well as any other employees of Alloy selected by Parent’s board of directors, will also hold units in the Parent bonus pool and the Participating Employees will hold unvested forfeitable units in an entity controlling Parent.

If the merger is completed, the unaffiliated stockholders of Alloy will have no interest in Alloy’s net book value or net earnings. The table below sets forth the direct and indirect interests in Alloy’s net book value and net earnings of the Equity Investors and Messrs. Diamond, Johnson and Morgenstein prior to and immediately after the merger, based on the net book value and net income for the quarter ended July 31, 2010. Following the merger, the entire interest in Alloy’s net book value and net income will be held by the Equity Investors and Messrs. Diamond and Johnson.

	Ownership in Alloy Prior to the Merger(1)				Beneficial Ownership of Parent after the Merger(2)
	Net Book Value		Earnings (Loss)		Net Book Value		Earnings (Loss)
Name	$ in thousands	%	$ in thousands	%	$ in thousands	%	$ in thousands	%
Equity Investors
ZM Capital, L.P.	—	—	—	—	25,860	37.5	5,845	37.5
Hudson River Co-Investment Fund, L.P.	—	—	—	—	11,654	16.9	2,634	16.9
NPE Caspian I B, L.P.	—	—	—	—	10,344	15.0	2,338	15.0
Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P.,	—	—	—	—	6,482	9.4	1,465	9.4
Private Equity Direct Partnership II (QP), LP	—	—	—	—	3,241	4.7	733	4.7
Senior Management Participants
Matthew C. Diamond	4,413	6.4	998	6.4	5,930	8.6	1,340	8.6
James K. Johnson, Jr.	4,069	5.9	920	5.9	5,517	8.0	1,247	8.0
Other
Leslie Morgenstein	1,034	1.5	233	1.5	—	—	—	—

(1)	Based upon beneficial ownership as of September 20, 2010, the record date, excluding any options to acquire our common stock (whether or not exercisable), and our net book value at July 31, 2010 and net income for the six months ended July 31, 2010.

(2)	Based upon the agreed upon and anticipated equity investments and the Company’s net book value at July 31, 2010 and net income for the six months ended July 31, 2010, and without giving effect to any indebtedness to be incurred in connection with the merger. Excludes any options (whether or not exercisable), including those described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement.

Messrs. Diamond and Johnson and the Participating Employees will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations of Alloy stockholders generally, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 61 of this proxy statement. The incremental benefits will include Messrs. Johnson and Diamond’s collective beneficial ownership of an approximate 16.6% indirect interest in Parent pursuant to the Senior Management Rollover, the Participating Employees investment in unvested forfeitable membership units in an entity controlling Parent and Messrs. Diamond, Johnson and Morgenstein’s participation in the Parent bonus pool. Additional incremental benefits to Messrs. Diamond, Johnson and Morgenstein include new employment agreements, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—New Arrangements with the Surviving Corporation After Closing—New Management Arrangements.” A potential detriment to Messrs. Diamond and Johnson and the Participating Employees may be that their new units, if any, will not be exercisable for shares registered under the federal securities laws and their new interests, if any, in affiliates of Parent will not initially be and may not be registered under the federal securities laws and such units, if any, will be relatively illiquid without an active public trading market for such securities. Additionally, the membership units in an entity controlling Parent issued pursuant to the Participation Consent Letters at the completion of the merger will be unvested and forfeitable and subject to the terms described in “—Interests of the Company’s Directors and Executive Officers in the Merger—The Participation Consent Letters” on page 63 of this proxy statement. An additional potential detriment to Messrs. Diamond and Johnson and the Participating Employees is that ZM Capital, L.P. will beneficially own the largest percentage of Parent and will be able to exert substantial influence over the governance and operations of Parent and the surviving corporation following the merger.

At the completion of the merger, the directors of Merger Sub will become the directors of the surviving corporation and the current officers of Alloy will become the officers of the surviving corporation. The certificate of incorporation and bylaws of Alloy will be amended to be the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the completion of the merger, except that the name of the surviving corporation shall continue to be “Alloy, Inc.” Each of Messrs. Diamond and Johnson will be members of the board of directors of Parent and the surviving corporation.

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by Alloy’s stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, Alloy will remain an independent public company and the Alloy common stock will continue to be listed and traded on the NASDAQ. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that Alloy stockholders will continue to be subject to the same risks and opportunities as they currently are. On June 7, 2010, one of our wholly-owned subsidiaries, Alloy Media, LLC, sold substantially all of its assets used exclusively in its FrontLine Marketing division for approximately $36,000,000 in cash, together with certain liabilities associated with such business, in part to further one of Alloy’s current objectives to focus the Company more closely on the entertainment and media sectors. If the merger is not completed, the Company will continue to similarly consider its various segments and may complete other dispositions or other transactions if and when deemed advisable to do so. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Alloy shares. Under specified circumstances, Alloy may be required to pay Parent a termination fee of $3,900,000 or reimburse Parent for its out of pocket expenses up to $2,500,000 or Parent may be required to pay Alloy a reverse termination fee of $5,800,000, in each case, as described in “The Merger Agreement—Termination Fees and Expenses” beginning on page 97 of this proxy statement.

From time to time, our board of directors will evaluate and review, among other things, the business, operations, properties, dividend policy and capitalization of Alloy and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by Alloy’s stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Alloy will be offered, or that the business, prospects or results of operations of Alloy will not be adversely impacted.

Delisting and Deregistration of Alloy Common Stock

Alloy common stock is currently registered under the Exchange Act and is quoted on the NASDAQ under the symbol “ALOY.” As a result of the merger, Alloy will be a privately held corporation, and there will be no public market for its common stock. After the merger, the Alloy common stock will cease to be quoted on the NASDAQ, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of the Alloy common stock under the Exchange Act will be terminated.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until Alloy and Parent file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. Alloy and Parent filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ on July 15, 2010. The FTC and DOJ terminated the mandatory waiting period under the HSR Act on July 23, 2010.

Although Alloy expects that the merger can be effected in compliance with federal and state antitrust laws, it cannot be certain that the merger will not be challenged by a governmental authority or private party on antitrust grounds. At any time before or after completion of the merger, the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Alloy or Parent. At any time before or after the completion of the merger any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Alloy or Parent. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Provisions for Unaffiliated Security Holders

No provision has been made (i) to grant Alloy’s unaffiliated stockholders access to the corporate files of Alloy, any other party to the proposed merger or any of their respective affiliates or (ii) to obtain counsel or appraisal services for the unaffiliated stockholders at the expense of Alloy or any other such party or affiliate.

Financing of the Merger

Equity Financing

On June 23, 2010, Parent entered into equity financing commitment letters with each of (i) ZM Capital, L.P., (ii) Private Equity Direct Partnership II (QP), LP, (iii) Hudson River Co-Investment Fund, L.P., (iv) NPE Caspian I B, L.P. and (v) Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P. Pursuant to the Equity Financing Commitments, the Equity Investors

committed to purchase, or cause to be purchased, up to a maximum aggregate of $44,500,000 of equity in Parent (which amount may be reduced by Parent in the event the full equity committed is not required to consummate the merger), as summarized in the table below.

Equity Investor	Commitment to Purchase Amount of Equity of Parent for Aggregate Purchase Price
ZM Capital, L.P.	$20.0 million (but not less than $15.0 million)
Private Equity Direct Partnership II (QP), LP	$2.5 million
Hudson River Co-Investment Fund, L.P.	$9.0 million
NPE Caspian I B, L.P.	$8.0 million
Rosemont Solebury Co-Investment Fund, L.P. and Rosemont Solebury Co-Investment Fund (Offshore), L.P.	$5.0 million

The obligation to fund the commitments under the Equity Financing Commitments is subject to the following conditions:

•	satisfaction or waiver by Parent of the conditions precedent to Parent’s obligations to complete the merger;

•	the substantially simultaneous closing of the financing under the Debt Financing Commitment described below;

•	the substantially simultaneous closing of an amount equal to the aggregate contributions contemplated by each of the Equity Investors;

•

the substantially simultaneous completion of the merger in accordance with the terms of the merger agreement; provided, that the merger agreement is not amended to increase the merger consideration above $9.80 per share; and

•	the entry into definitive agreements (including a limited liability company agreement) reflecting the terms and conditions reasonably satisfactory to ZM Capital, L.P. and the other parties thereto.

Interim Investors Agreement

In connection with the execution and delivery of the merger agreement, Parent and the Equity Investors have entered into an interim investors agreement setting forth certain terms and conditions governing the relationship among the parties until the consummation of the merger. In addition to certain representations and warranties of the parties, the interim investors agreement provides for, among other things, (i) control by ZM Capital, L.P. over the actions or omissions of Parent and Merger Sub, (ii) the entrance into, concurrent with the consummation of the merger, of a new limited liability company agreement of Parent, (iii) the right of Parent, acting at the direction of ZM Capital, L.P. to enforce (including by specific performance) the provisions of each equity commitment letter, (iv) a prohibition on the transfer of obligations and/or rights under any equity commitment letter without the written approval of ZM Capital, L.P., (v) the right of Parent, acting at the direction of ZM Capital, L.P. to terminate or substitute any equity commitment letter, (vi) the payment or reimbursement by ZM Capital, L.P. of certain expenses incurred by Parent and Merger Sub in connection with the merger agreement and transactions contemplated thereby, (vii) the good faith pursuit of all necessary antitrust approvals by the Equity Investors and (viii) the entrance into by Parent, at or prior to the consummation of the merger, of a management agreement with an affiliate of ZM Capital, L.P.

Debt Financing

In connection with the execution and delivery of the merger agreement, Parent received a Debt Financing Commitment of up to $40,000,000 in total aggregate amount from Bank of America, N.A., acting as the administrative agent, Banc of America Securities, LLC, as the sole lead arranger and book manager, and Bank of

America, N.A., RBS Citizens, N.A., and The Private Bank as lenders, consisting of (i) up to a $17,500,000 revolving credit facility, of which up to $7,500,000 is expected to be drawn at the closing of the merger, and (ii) a term loan facility of up to $22,500,000, as summarized in the table below. The term loan and the revolver will each mature five years from the closing date of the merger. Merger Sub and/or Alloy will be the borrower under the senior secured facility. The proceeds of borrowings under the senior secured facility will be used to finance, in part, the payment of the amounts payable under the merger agreement and the payment of fees and expenses incurred in connection with the merger, and other general corporate purposes.

Commitment Parties	Senior Credit Facilities Commitments
Bank of America, N.A.	$16,000,000
RBS Citizens, N.A.	$14,000,000
The Private Bank	$10,000,000

The closing of the Debt Financing requires the satisfaction or waiver of customary conditions, including, but not limited to:

•	the absence of any competing offering, placement or arrangement of any debt securities or bank financing entered into by or on behalf of Parent, Alloy or any of their respective subsidiaries;

•

the negotiation, execution and delivery of definitive documentation consistent with the terms in the Debt Financing Commitment (and with respect to any provisions not addressed in the Debt Financing Commitment, customary for similar transactions and reasonably satisfactory to the lead arranger and Parent);

•	the completion of all actions, filings, recordations and searches necessary to establish security interests in the collateral, described below;

•	the delivery of customary legal opinions, certificates and other customary closing documents;

•	the accuracy of certain representations made by or with respect to Alloy and its subsidiaries in the merger agreement and additional specified representations in the facilities documentation;

•

the absence at closing of a Material Adverse Effect (as defined in “The Merger Agreement—Definition of Material Adverse Effect and Parent Material Adverse Effect” beginning on page 86 of this proxy statement) since January 31, 2010, with certain limited exceptions noted therein;

•	the payment of all fees and expenses then due and payable pursuant to commitment and fee letters in connection with the Debt Financing;

•

the capitalization of Parent with no less than (x) $35,000,000 of equity from the Equity Investors, and (y) no less than $10,000,000 of “rollover” equity from Messrs. Diamond and Johnson (pursuant to the Senior Management Rollover) and the Participating Employees (who are cancelling their unvested restricted shares with the understanding they will receive unvested forfeitable membership units in an entity controlling Parent);

•

on a pro forma basis after completion of all transactions contemplated by the merger agreement, the satisfaction of a consolidated leverage ratio and a consolidated funded debt to capitalization ratio of the Borrower and its consolidated subsidiaries;

•

The completion of the merger pursuant to the merger agreement, substantially concurrently with the funding of the senior credit facilities and (x) no condition precedent contained in the merger agreement will be waived by Parent or Merger Sub and (y) the merger agreement shall not have otherwise been amended or supplemented, in each case, in a manner materially adverse to the lenders.

With respect to the sixth and ninth bullet points above, the lenders have not evaluated whether or not these conditions to closing would have been satisfied on a date earlier than the closing date. In particular, satisfaction of the consolidated leverage ratio and the consolidated funded debt to capitalization ratio requires the closing of the transaction and a significant change in the Company’s capital structure, including funding of the new equity and debt, and a substantial reduction in the Company’s available cash balances. Accordingly, the calculation of the ratios cannot be determined using the Company’s current or historical financial data. Calculation of the ratios on a pro-forma basis (assuming the closing of the transaction on the date of calculation) would require assumptions concerning conditions not under the control of the Company, including how much equity capital is actually contributed by the Equity Investors and pursuant to the participation consent letters and how much debt is actually drawn down from the lenders.

Under the merger agreement, Parent and Merger Sub may replace or amend the Debt Financing Commitment to add lenders, arrangers bookrunners, syndication agents or similar entities or otherwise so long as the terms would not adversely impact the ability of Parent and the Merger Sub to timely consummate the merger or the likelihood of the completion of the merger and related transaction. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described above is not available as anticipated or otherwise. The documentation governing the senior secured facility has not been finalized and, accordingly, its actual terms may differ from those described in this proxy statement. There is no plan or arrangement regarding the refinancing or repayment of the debt financing except as described herein.

The loans under the senior secured facilities are expected to bear interest, as elected by the Borrower, at a rate equal (a) to the Eurodollar Rate as defined in the Debt Financing Commitment plus a margin of either 4.00% or 4.50% (depending upon a leverage ratio test) or (b) the Base Rate (as defined in the Debt Financing Commitment) plus a margin of either 2.50% or 3.00% (depending on a leverage ratio test).

All obligations of the Borrower under the senior secured facility are expected to be guaranteed on a senior secured basis by Parent and by each wholly owned domestic subsidiary (other than any disregarded entity substantially all of the assets of which consist of equity interests of one or more non-U.S. subsidiaries) of the Borrower (including Alloy), which we refer to herein as the “Debt Guarantors.”

The obligations of the Borrower and the Debt Guarantors under the senior secured facility are expected to be secured, subject to permitted liens and other agreed upon exceptions, by a perfected first-priority pledge of the equity interests held by the Borrower and any Debt Guarantor in their respective subsidiaries (which, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting capital stock and 66% of the voting capital stock of first-tier foreign subsidiaries) and perfected, first-priority security interests in, and mortgages on, substantially all of the present and after-acquired property of the Borrower and the Debt Guarantors.

The senior secured facility is expected to contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, liens, advances to third parties, payment of management fees during an event of default, negative pledges and dividend blockers in other agreements, amendment of organizational documents, transactions with affiliates and dividends and other distributions.

The senior secured facility will also include financial maintenance covenants consisting of a maximum leverage ratio and a minimum fixed charge coverage ratio. As of the closing of the merger, the maximum leverage ratio will be 3.50x and the minimum fixed charge coverage ratio will be 1.15x. The credit facilities will also contain certain customary events of default, including relating to non-payment of principal and interest owing under the senior secured credit facility, breach of representations, warranties or covenants, cross-default to other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of loan documentation or security interests, collateral or subordination provisions, change of control as defined therein and customary ERISA defaults.

Limited Guarantee

Concurrently with the execution of the merger agreement, Parent delivered to Alloy a limited guarantee, which we refer to as the “Guarantee,” of ZM Capital, L.P. pursuant to which ZM Capital, L.P. agreed to guarantee the due and punctual payment of Parent’s termination fee, to the extent such fee becomes due in accordance with the merger agreement and subject to the limitations set forth in the merger agreement as described in “The Merger Agreement—Termination Fee Payable by Parent,” provided that, subject to the following sentence, in no event shall the Guarantor’s aggregate liability under the Guarantee exceed $5,800,000.

The Guarantor agreed to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by us in connection with the enforcement of our rights hereunder if the Guarantor fails or refuses to make any payment to us when due and payable and it is judicially determined that the Guarantor is required to make such payment. The amounts payable by the Guarantor pursuant to this paragraph shall not be considered in determining the Guarantor’s aggregate liability under the Guarantee.

The Guarantee will remain in full force and effect until the earlier of (i) the closing of the transactions contemplated by the merger agreement, (ii) the valid termination of the merger agreement under circumstances in which Parent would not be obligated to pay a termination fee (iii) the twelve month anniversary of any other termination of the merger agreement in accordance with its terms, except as to a claim for payment of any obligation of the Guarantor presented by Alloy to Parent, Merger Sub or the Guarantor on or prior to such twelve month anniversary, on the terms described in the Guarantee and (iv) the payment in full by any combination of Buyer and/or the Guarantor of the full amount of the obligations of Parent to Alloy under the Guarantee.

Voting Agreement

To induce Parent to enter into the merger agreement, the supporting stockholders entered into a voting and irrevocable proxy agreement with Parent concurrently with the execution of the merger agreement. As of the record date, 3,209,143 shares of Alloy common stock were subject to the voting agreement, or approximately 25% of the outstanding shares of Alloy common stock as of September 20, 2010, which percentage also includes shares of Alloy common stock held by stockholders affiliated with independent directors recently added to our board of directors. Certain of the supporting stockholders are affiliated with Messrs. Drapkin and Jacobowitz, two of the independent members of our board of directors. Messrs. Drapkin and Jacobowitz were appointed to our board of directors in April 2010 pursuant to agreements entered into with such individuals and certain of their affiliates in response to, among other things, the notice of Mr. Drapkin and others acting in concert with him of their intention to oppose our board of directors’ nominees at the upcoming 2010 annual meeting. Pursuant to the settlement agreements, which are filed as Exhibits 10.1 and 10.3 to our Current Report on Form 8-K, filed with the SEC on April 16, 2010 and incorporated herein by reference, Alloy increased the size of its board of directors from eight to nine directors and appointed each of Messrs. Drapkin and Jacobowitz to its board of directors, effective as of April 15, 2010. The settlement agreements will be terminated effective upon the completion of the merger.

Under the voting agreement, each supporting stockholder has agreed, prior to the termination of the voting agreement, at any meeting of Alloy stockholders or any adjournment or postponement thereof, or in connection with any written consent of the Alloy stockholders, to cause his or its shares subject to the voting agreement to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all of his or its shares:

•	in favor of the adoption of the merger agreement and any actions reasonably required in furtherance thereof; and

•	against any acquisition proposal (as defined under “The Merger Agreement—No Solicitation by Alloy” beginning on page 90 of this proxy statement).

To the extent that any supporting stockholder acquires beneficial ownership of any shares of Alloy common stock during the term of the voting agreement, such shares will become subject to the terms of the voting agreement to the same extent as though such shares were owned by such supporting stockholder as of the date of the voting agreement.

Each supporting stockholder has also agreed that, other than according to the terms of the voting agreement, it will not (i) grant any proxies or enter into any voting trust or any voting agreement or arrangement with respect to the voting of any Alloy common stock or (ii), subject to certain limited exceptions, transfer, sell, or otherwise dispose of any Alloy common stock during the term of the voting agreement.

The voting agreement will terminate on the earliest of (i) the completion of the merger and (ii) the termination of the merger agreement by any party thereto in accordance with its terms. In addition, each supporting stockholder may terminate the voting agreement (as to such supporting stockholder) following any amendment to the merger agreement that (i) decreases the amount of merger consideration which such supporting stockholder would have the right to receive in the merger or (ii) changes any of the merger consideration from cash to non-cash consideration.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendations of our board of directors, Alloy’s stockholders should be aware that certain of Alloy’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Alloy’s stockholders generally, including through the Senior Management Rollover, the treatment of stock options and Alloy restricted shares, the Participation Consent Letters, new employment arrangements with Messrs. Diamond, Johnson and Morgenstein and the participation of Messrs. Diamond, Johnson and Morgenstein, as well as other Alloy employees, in the Parent bonus pool, each as further described below. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Senior Management Rollover and Restricted Stock Condition Waiver

Concurrently with Alloy entering into the merger agreement, Messrs. Diamond and Johnson entered into employment agreement term sheets with Parent pursuant to which they agreed to exchange 470,007 and 438,196 shares of Alloy common stock, respectively, for fully vested and nonforfeitable membership units in an entity controlling Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment in an entity controlling Parent, subject to a management stockholders agreement. As a result of the Senior Management Rollover, Messrs. Diamond and Johnson will collectively beneficially own an approximate 16.6% indirect interest in Parent upon the completion of the merger.

Our board of directors has agreed to waive certain market based criterion related to 45,942 Alloy restricted shares currently held by each of Messrs. Diamond and Johnson in connection with the merger. The market based vesting target for such shares was $9.94, which was $0.14 higher than the merger consideration.

The table below sets forth, as of September 20, 2010, the record date, the membership units in an entity controlling Parent to be received in exchange for the shares of Alloy common stock by Messrs. Diamond and Johnson and the executives’ resulting beneficial percentage ownership of Parent.

Name	Total Number of Shares of Alloy Common Stock Owned Pre-Merger	Number of Shares of Alloy Common Stock to be Invested in an Entity Controlling Parent	Membership Units in Exchange for Shares of Alloy Common Stock	Percentage of Parent Beneficially Owned Following Merger
Matthew C. Diamond	824,187	470,007	4,606,068.60	8.6
James K. Johnson, Jr.	760,556	438,196	4,294,320.80	8.0

Treatment of Stock Options, Warrants and Restricted Shares

In accordance with the terms of the merger agreement, each Alloy stock option that is outstanding immediately prior to the completion of the merger, whether or not then exercisable or vested will become fully vested and exercisable immediately prior to, and then shall be canceled at, the completion of the merger, and, subject to certain tax withholding rights, the holder will be entitled to receive from the surviving corporation (and Parent shall cause the surviving corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the merger consideration over (2) the exercise price per share of Alloy common stock of such Alloy stock option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Alloy common stock subject to such fully vested and exercisable Alloy stock option as in effect immediately prior to the completion of the merger.

Upon the completion of the merger, each Alloy restricted share, other than any such Alloy restricted share that is being cancelled pursuant to the Participation Consent Letters, will be fully vested, to the extent not already fully vested, and each holder of such Alloy restricted share shall, subject to certain tax withholding rights, be entitled to receive an amount in cash equal to the merger consideration in cancellation of each Alloy restricted share.

On or prior to the completion of the merger, Alloy shall use commercially reasonable efforts to cancel each warrant to purchase Alloy common stock, none of which has an exercise price in excess of the merger consideration. Pursuant to the merger agreement, no party shall be obligated to incur, expend or pay any person more than $5,000 in connection with undertaking commercially reasonable efforts to cancel the warrants.

The table below sets forth, as of September 20, 2010, the record date, the consideration expected to be received by each of our directors and executive officers in connection with the merger.

	Estimated Cash to be Received in Exchange for Shares of Accelerated Alloy Restricted Stock	Estimated Cash to be Received in Exchange for Alloy Stock Options	Estimated Cash to be Received in Exchange for Shares of Alloy Common Stock	Estimated Total Resulting Consideration
Outside Directors
Peter M. Graham	$270,196	$4,150	$876,140	$1,150,485
Edward A. Monnier	$150,205	$4,150	$215,933	$370,288
Anthony N. Fiore	$150,205	$4,150	$399,320	$553,675
Richard E. Perlman	$150,205	$—	$130,928	$281,133
Samuel A. Gradess	$—	$—	$2,725,086	$2,725,086
Matthew A. Drapkin (1)	$45,423	$1,463	$—	$46,886
Jeffrey Jacobowitz (1)	$45,423	$1,463	$—	$46,885
Employee Directors
Matthew C. Diamond	$3,024,329	$1,135,097	$446,635	$4,606,061
James K. Johnson, Jr.	$3,024,329	$1,135,097	$134,897	$4,294,323
Executive Officers
Robert L. Bell	$6,615	$20,900	$62,289	$89,804
Gina R. DiGioia	$154,419	$19,287	$123,624	$296,970
Joseph D. Frehe	$103,459	$6,265	$84,574	$194,298
Total of all directors and executive officers as a group	$7,124,806	$2,332,021	$5,199,067	$14,655,894

(1)	Does not include cash to be received by entities affiliated with Messrs. Drapkin and Jacobowitz, as described in “Security Ownership of Certain Beneficial Owners and Management” beginning on page 110 of this proxy statement.

The Participation Consent Letters

Concurrently with Alloy entering into the merger agreement, the Participating Employees entered into the Participation Consent Letters with Parent pursuant to which they consented to cancel their unvested restricted shares of Alloy common stock with the understanding they will receive unvested forfeitable membership units in an entity controlling Parent effective as of and contingent upon the completion of the merger. Upon the completion of the merger, each Participating Employee will be granted a number of units having an aggregate value equal to the product of (i) the number of unvested Alloy restricted shares held by such employee multiplied by (ii) the merger consideration. In the aggregate, as of the record date, the Participating Employees will cancel 364,228 unvested Alloy restricted shares with the understanding they will receive membership units in an entity controlling Parent.

The membership units that such Participating Employees receive will be subject to the following vesting terms:

•

Subject to the Participating Employee’s continued employment, 50% of the units will vest on the third anniversary of the date of grant and the remaining 50% of the units will vest on the fourth anniversary of the date of grant.

•

Notwithstanding the foregoing, 100% of the units will vest upon a “liquidity event,” which includes an initial public offering of at least 25% of the surviving corporation’s outstanding equity, or an initial public offering that results in gross proceeds to the surviving corporation equal to at least 50% of Parent’s initial investment in Alloy, or a change of control, subject to the Participating Employee’s continued employment on the date of such liquidity event.

•

In the event the surviving corporation terminates the Participating Employee’s employment without cause or if the Participating Employee dies or becomes permanently disabled, 100% of the units will become immediately vested.

•	Except as set forth in the bullet below, upon a termination of employment for any other reason prior to a liquidity event, all unvested units will be forfeited.

•

In the event of the sale or divestiture of the business unit or division for which the Participating Employee provides services prior to a liquidity event, 75% of the units will become immediately vested and must be purchased by Parent and the remaining 25% of the units will vest and must be purchased by Parent on the earlier of (i) the 12-month anniversary of such sale or divestiture if the Participating Employee remains employed by the acquirer of such business unit or division on such date or (ii) the date on which the Participating Employee is terminated by the surviving corporation or the acquirer of such business unit or division without cause, in each case at a purchase price equal to the then fair market value of the units, unless the purchase occurs during the 18-month period immediately following the merger, in which case the purchase price will be cost (i.e., the initial value of the units at the time of grant); provided, that if Section 409A of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” requires a lower purchase price, then such purchase price will be as determined in accordance with Section 409A.

A Participating Employee’s vested membership units will also be subject to call rights, pursuant to which Parent is entitled to purchase those vested units, in whole or in part. If a Participating Employee is terminated by the surviving corporation or any of its subsidiaries for cause or if the Participating Employee materially violates the restrictive covenants by which he or she is bound, Parent is entitled to purchase that Participating Employee’s vested units at the lower of cost or the price required by Section 409A of the Code. If a Participating Employee’s employment with the surviving corporation or any of its subsidiaries terminates for any other reason, Parent is entitled to purchase that Participating Employee’s vested units at the lower of cost or the price required by Section 409A of the Code if such termination takes place during the 18-month period following the closing of the merger, or at the then fair market value of the units if such termination takes place after the 18-month anniversary of the closing of the merger.

Further, all unit holders will be required to execute a joinder to Parent’s limited liability company agreement, which agreement will contain customary tag-along rights (for vested units), drag-along rights and restrictions on transferability.

New Arrangements with the Surviving Corporation After Closing—New Management Arrangements

Messrs. Diamond and Johnson:

Existing Arrangements

The material terms of Messrs. Diamond and Johnson’s existing employment arrangements are discussed below:

•	Title: Mr. Diamond currently serves as the Company’s Chief Executive Officer and Mr. Johnson currently serves as the Company’s Chief Operating Officer.

•

Term: Unless the Company or executive provides written notice of termination to the other party not less than 90 days prior to December 7, 2010, or December 7 of each subsequent year, such executive’s respective employment agreement will automatically renew for repeating one year terms.

•	Base Salary: The executive’s base salary is set at $450,000 per year and may be subject to annual increases.

•

Bonus: As soon as practicable following the close of each fiscal year, our board of directors or a committee of our board of directors reviews each executive’s attainment of specified criteria established during the prior fiscal year pursuant to the Company’s compensation plan to determine the amount of cash bonus and equity compensation to be issued. Pursuant to each of Messrs. Diamond and Johnson’s employment agreements, the annual cash bonus is set at a target of no less than 75% of each executive’s then-current base salary with a maximum annual cash bonus of 150% of his then-current base salary. Also, pursuant to each of their employment agreements, each executive is eligible to receive equity compensation at a target value equal to 200% of his then current base salary, subject to a maximum of 300% of his then current base salary: (i) one third of the value of the equity compensation is payable in options vesting equally over a three year period; one-third of the value of the equity compensation is payable in restricted stock, with the Company’s right of repurchase lapsing equally over a three year period; and (iii) the final third of the value of the equity compensation is payable in restricted stock with the Company’s right of repurchase lapsing when the closing price of the Company’s common stock trades at a 20% premium, subject to additional time-based vesting restrictions. See “—Severance Arrangements” below for a description of vesting under a “Change of Control.”

•	Severance: See “—Severance Arrangements” below for a summary of Messrs. Diamond and Johnson’s existing severance arrangements.

New Arrangements

Effective as of the closing, Messrs. Diamond and Johnson have each agreed to enter into an employment agreement with the surviving corporation on the terms set forth in their employment agreement term sheets. The principal terms of the employment agreements are set forth below:

•

Title: Mr. Diamond will serve as the surviving corporation’s president and chief executive officer and Mr. Johnson will serve as the surviving corporation’s chief operating officer. Messrs. Diamond and Johnson will also serve as members of the surviving corporation’s board of directors.

•

Term: The term of employment for each executive will be three years from the closing of the merger, subject to automatic renewal for additional one-year periods thereafter unless either the surviving corporation or the executive provides a notice of non-renewal more than 90 days before the expiration of the initial three-year term or any subsequent one-year renewal term.

•	Base Salary: Each executive’s annual base salary will be $600,000, in each case subject to annual review by the board of directors for potential increases (but not decreases).

•

Annual Cash Bonus: Each executive’s target annual cash bonus will be $350,000, with the actual amount of bonus paid to be determined based upon the level of achievement of performance goals. An additional bonus, to be capped at $500,000, will be available upon achievement of additional performance goals. Notwithstanding the foregoing, each executive’s 2010 bonus will be calculated and paid in accordance with Alloy’s bonus plan currently applicable to such executive and past practices with respect to the executive. Pursuant to Alloy’s current plan, each executive is eligible to receive between 75% and 150% of his base salary in effect for 2010 ($450,000), with the actual amount of bonus paid to be determined based on the level of achievement of performance goals.

•

Transaction Bonus: Each executive will be eligible to receive a transaction bonus of between $250,000 and $1,000,000 for the sale of non-core assets (which sales occur after the completion of the merger) for realized after-tax cash proceeds to the surviving corporation of between $12,600,000 and $46,300,000, subject to the executive’s continued employment at such time and pursuant to executive’s termination without cause or by the executive for good reason, prior to the third anniversary of the closing of the merger.

•

Exit Bonus: Each executive will be eligible to receive a $1,000,000 profits interest award that will vest if ZM Capital, L.P. achieves certain cash on cash return goals on its initial cash investment, subject to the executive’s continued employment at such time, or, if within 18 months prior to the date of such achievement, the executive is terminated without cause or quits for good reason.

•

Severance: In the event of a termination of an executive’s employment prior to the end of the executive’s initial three-year term without cause or by the executive for good reason, the terminated executive will receive:

•

severance pay in an amount equal to (A) 100% of base salary paid over the 12 month period following the date of termination, plus (B) the bonus paid to the executive for the year prior to the year of termination;

•

accrued rights, equal to the portion of base salary as accrued prior to the date of termination and that has not yet been paid, an amount equal to the value of accrued, but unused and unpaid time off (calculated at the base salary amount), and the amount of any expenses properly incurred by executive on behalf of the surviving corporation prior to the termination date and not yet reimbursed; and

•	Company-paid health care coverage for the 12-month period following the date of termination.

•

Bonus Pool: Each executive will receive a profits interest grant representing 3.5% of Parent’s fully diluted net profits as part of the Parent bonus pool described below under “—11% of Bonus Pool of Profits Interests.” 50% of each executive’s grant will be subject to three year time-based vesting and 50% will be subject to performance-based vesting.

•

Additional Equity: Each executive will also be eligible to receive equity from a $3,000,000 additional pool of equity for key employees once ZM Capital, L.P. achieves certain cash on cash return goals on its initial cash investment, subject to the key employee’s continued employment at such time, or, if within six months prior to the date of such achievement, the executive is terminated without cause or quits for good reason.

•

Rollover: As described above in “—Senior Management Rollover and Restricted Stock Condition Waiver,” each of Messrs. Diamond and Johnson is required to exchange shares of Alloy common stock for fully vested and nonforfeitable equity in an entity controlling Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment in an entity controlling Parent. Pursuant to their employment agreement term sheets, Mr. Diamond and Mr. Johnson will exchange 470,007 and 438,196 shares of Alloy common stock, respectively. As a result of the Senior Management Rollover, Messrs. Diamond and Johnson will collectively beneficially own an approximate 16.6% indirect interest in Parent upon the completion of the merger.

•

Management Stockholders Agreement: All equity issued to or held by the executive will be subject to a management stockholders agreement, which will provide for call rights, tag-along rights, drag-along rights and customary registration rights and restrictions on affiliate transactions.

•

Restrictive Covenants: Each executive will be subject to standard non-disclosure of confidential information and ownership of intellectual property covenants, as well as covenants not to compete or to solicit employees or customers for a 1 year period following termination of employment for any reason.

Mr. Morgenstein:

Existing Arrangement

The material terms of Mr. Morgenstein’s existing offer letter, dated January 21, 2010, are discussed below:

•	Title: Mr. Morgenstein currently serves as the Chief Executive Officer of Alloy Entertainment.

•	Base Salary: Mr. Morgenstein’s annual base salary since the fiscal year ended January 31, 2006 has been $260,000.

•

Bonus: For the fiscal year ended January 31, 2010, Mr. Morgenstein’s bonus was determined using current year EBITDA less base year EBITDA (which for the purposes of Mr. Morgenstein’s arrangements is EBITDA for his strategic business unit generated in the fiscal year ended January 31, 2006) to calculate a gross growth increase percentage. The bonus is equal to Mr. Morgenstein’s compensation for the fiscal year ended January 31, 2006 multiplied by the growth percentage less his current base salary. The bonus is paid 50% in cash in 50% in stock awards. Applying this convention, in the fiscal year ended January 31, 2010, Mr. Morgenstein received $541,200 in Alloy restricted stock and $541,200 in cash. In addition, he received $200,000 in Alloy restricted stock as a discretionary bonus.

New Arrangement

Effective as of the closing, Mr. Morgenstein, has agreed to an amended and restated offer letter with Alloy Entertainment on the terms of his term sheet. The principal terms of his at-will employment are set forth below:

•	Title: Mr. Morgenstein will serve as the chief executive officer of Alloy Entertainment, a subsidiary of the surviving corporation.

•	Base Salary: Mr. Morgenstein’s annual base salary will be $800,000.

•

Annual Cash Bonus: For fiscal 2010, Mr. Morgenstein’s cash bonus will be equal to the product of (i) 50% of the growth percentage of Alloy Entertainment’s incremental EBITDA above Target EBITDA, which for fiscal year 2010 is $4,209,000, multiplied by (ii) executive’s base salary. For fiscal year 2011, the target bonus will be $200,000. For fiscal years after 2011, the target bonus will be determined by the board of directors, provided such target bonus will not be less than $200,000 so long as targeted EBITDA of Alloy Entertainment less capital expenditures for such fiscal year is equal to or greater than that for the prior fiscal year. The actual bonus to be paid in fiscal years 2011 and later shall be determined based upon the achievement of performance goals. An additional bonus may be paid for exceeding those performance goals, with such additional bonus amount to be determined on a pro rata sliding scale from $0 up to a maximum of $200,000 depending on the amount by which the performance goals are exceeded.

•

Bonus Pool: Mr. Morgenstein will receive a profits interest grant representing 2.5% of Parent’s fully diluted net profits as part of the Parent bonus pool described below under “—11% of Bonus Pool of Profits Interests.” 45% of the grant will subject to three year time-based vesting and 55% of the grant will be subject to performance-based vesting.

•

Profits Interest: Mr. Morgenstein will be eligible to receive an additional profits interest award representing 0.5% of Parent’s fully diluted net profits that will participate in incremental profits over and above the profits necessary for ZM Capital, L.P. to achieve certain cash on cash returns on its initial investment. 50% of such grant will be subject to three year time-based vesting and 50% of such grant will be subject to performance-based vesting. This grant is separate from his grant of units in the Parent bonus pool described below under “—11% of Bonus Pool of Profits Interests.”

•

Treatment of Equity Upon Termination: All time-based unvested equity will be forfeited upon termination for any reason. All performance-based unvested equity will vest after Mr. Morgenstein’s termination only if the applicable performance goal described in the term sheet is achieved within the 3 month period following the date of such termination.

•

Rollover: Mr. Morgenstein executed a Participation Consent Letter whereby he consented to the cancellation of 148,632 unvested Alloy restricted shares with the understanding he will receive units in an entity controlling Parent following the merger. The units will be unvested and forfeitable and subject to the terms described in “—Interests of the Company’s Directors and Executive Officers in the Merger—The Participation Consent Letters” on page 63 of this proxy statement.

•

Management Stockholders Agreement: All equity issued to or held by the executive will be subject to a management stockholders agreement, which will provide for call rights, tag-along rights, drag-along rights and customary registration rights and restrictions on affiliate transactions.

•

Restrictive Covenants: Mr. Morgenstein will be subject to standard non-disclosure of confidential information and ownership of intellectual property covenants, as well as covenants not to compete or to solicit employees or customers for a 1 year period following termination of employment for any reason.

11% Bonus Pool of Profits Interests

Parent intends to award profits interests representing 11% of Parent’s fully diluted net profits to Messrs. Diamond, Johnson and Morgenstein as well as other Alloy employees that may be identified at the discretion of Parent’s board of directors. Pursuant to such agreements, Messrs. Diamond and Johnson will each receive an initial profits interest grant representing 3.5% of Parent’s fully diluted net profits and Mr. Morgenstein will receive an initial profits interest grant representing 2.5% of Parent’s fully diluted net profits from the Parent bonus pool, with the remainder to be awarded to various other Alloy employees at the discretion of Parent’s board of directors.

Alloy Director Compensation Arrangements and Other Interests

As of September 20, 2010, our non-employee directors directly held an aggregate of 552,685 shares of Alloy common stock, including shares underlying options. These directors will receive an aggregate cash payment in respect of these beneficially owned shares of Alloy common stock in the amount of $5,174,438. Our board of directors awarded Mr. Graham, the lead independent director and chairman of the special committee, a $100,000 payment in consideration of his services in connection with the merger. The members of our board of directors (excluding Messrs. Diamond and Johnson) are independent of and have no economic interest or expectancy of an economic interest in Parent or its affiliates, and will not retain an economic interest in the surviving corporation or Parent following the merger.

With the exception of Mr. Graham, the members of the special committee did not earn special fees in connection with their performance as members of the special committee, but received standard compensation for service on our board of directors, including, other than for Mr. Gradess, (i) a quarterly retainer of $6,000; and (ii) $1,000 for each meeting attended, whether in person or telephonically. In addition, all non-employee directors receive: (iii) $2,000 per quarter for each standing committee on which such member serves; and (iv) an additional $1,500 per quarter for each standing committee on which such member serves as chairman.

In lieu of the compensation described above payable to non-employee directors for service on our board of directors, we pay Mr. Gradess $25,000 for each fiscal quarter during which he serves on our board of directors, in addition to any standing committee fees to which he may otherwise be entitled.

Indemnification and Insurance

The merger agreement provides that from the completion of the merger through the sixth anniversary of the date on which the merger is completed, the surviving corporation will (and Parent will cause the surviving corporation to) indemnify and hold harmless, and provide advancement of expenses to, the current and former officers and directors of Alloy in respect of acts or omissions occurring at or prior to the completion of the merger to the fullest extent permitted by Delaware law or any other applicable law or provided under Alloy’s certificate of incorporation and bylaws in effect on the date of the merger agreement or indemnification agreements with directors of Alloy in effect on the date of the merger agreement.

See “The Merger Agreement—Indemnification and Insurance” on page 94 of this proxy statement.

Severance Arrangements

Currently, we have employment agreements only with Messrs. Diamond and Johnson. The remaining executive officers, Robert L. Bell, our chief technology officer, Mr. Frehe and Ms. DiGioia are all at-will employees with whom we have executed offer letters. Each of Messrs. Diamond, Johnson, Bell and Frehe and Ms. DiGioia is entitled to certain severance or accelerated vesting of certain equity-based grants based upon the occurrence of specific events.

Mr. Bell

The offer letter we executed with Mr. Bell provides that we will pay him an amount equal to one year of his base salary upon termination without cause. Cause is not defined in his offer letter. If we had terminated Mr. Bell’s employment on January 31, 2010 without “Cause” he would have been entitled to $337,000, payable over the course of one year.

Mr. Frehe and Ms. DiGioia

The terms of the offer letters we executed with each of Mr. Frehe and Ms. DiGioia are the same and are as follows:

•

If the executive’s employment is terminated without “Cause” in connection with or subsequent to a change of control, as in the case of the merger, we will pay the executive a severance payment equal to one year’s base salary, payable over the course of one year, any unvested options then owned by the executive would immediately vest and any restricted stock then held would continue to vest on its regular schedule, with the Company waiving its right to repurchase such stock.

•

If the executive were to resign for “Good Reason” within two years following a change of control, as in the case of the merger, the executive would be eligible for a lump sum payment on the date of termination equal to one year’s base salary as severance, any unvested options then owned by the executive would immediately vest and any restricted stock then held would continue to vest on its regular schedule, with the Company waiving its right to repurchase such stock.

Pursuant to Mr. Frehe’s offer letter:

•

If we had terminated Mr. Frehe’s employment on January 31, 2010 without “Cause” in connection with or subsequent to a “Change of Control” of us, he would have been entitled to $255,000, payable over the course of one year. Additionally, 10,319 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

•	If Mr. Frehe had resigned for “Good Reason” on January 31, 2010 and such date were within two years following a “Change of Control”, he would have been entitled to $255,000, payable as a lump sum.

Additionally, 10,319 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Mr. Frehe and us, except that our right of repurchase with regard to such shares would terminate.

Pursuant to Ms. DiGioia’s offer letter:

•

If we had terminated Ms. DiGioia’s employment on January 31, 2010 without “Cause” in connection with or subsequent to a “Change of Control” of us, she would have been entitled to $225,000, payable over the course of one year. Additionally, 16,318 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Ms. DiGioia and us, except that our right of repurchase with regard to such shares would terminate.

•

If Ms. DiGioia had resigned for “Good Reason” on January 31, 2010 and such date were within two years following a “Change of Control”, she would have been entitled to $225,000, payable as a lump sum. Additionally, 16,318 shares of restricted stock subject to rights of repurchase by us on that date would continue to lapse in accordance with the terms of restricted stock agreements between Ms. DiGioia and us, except that our right of repurchase with regard to such shares would terminate.

As defined in the revised letters:

•

“Cause” means: (i) the executive’s failure to have failed to carry out or to perform the duties required of him or her in his or her position and such performance as reasonably determined by our board of directors and, if possible of being cured, continues for a period of more than 30 days after notice has been provided to him or her; (ii) the executive’s conviction of a felony or a crime involving moral turpitude, either in connection with the performance of his or her obligations to the Company or which otherwise shall adversely affect his or her ability to perform such obligations, shall materially adversely affect the business activities, reputation, goodwill or image of the Company; or (iii) the executive’s breach of the terms of his or her non-competition agreement with Alloy.

•

“Good Reason” means: the executive’s resignation in connection with a Change of Control if, subsequent to that Change of Control, the Company fails to continue to employ the executive in his or her then-current position (or a substantially similar position), without regard to title, such that the executive’s duties and responsibilities are materially diminished without his or her consent, and the executive provides notice within 15 days of the occurrence of the condition and the Company does not cure and/or remedy the condition within 30 days of receipt of such notice.

Matthew C. Diamond and James K. Johnson, Jr.

Pursuant to our existing employment agreements with Messrs. Diamond and Johnson, Messrs. Diamond and Johnson are entitled to the following severance benefits:

•

Upon a “Change of Control”, all options and time-based vesting restricted stock shall vest. Additionally, if in connection with a Change of Control, a premium equal to or greater than the 20% premium required for performance based vesting shares to vest is paid, then such performance based vesting shares shall automatically vest. The requirement for a premium for performance based vesting was waived in connection with the merger.

•

If the employment agreement is terminated by the Company without “Cause” or an executive resigns with “Good Reason”, in addition to the amounts payable to the executive through the termination date, the Company will pay to the executive a lump sum amount equal to: (i) his then current base salary for the period commencing on the termination date through the later of the first anniversary of the termination date or through the current term of the employment agreement, and (ii) the higher of the annualized cash bonus accrued and earned, which would be payable to the executive but for the termination, or 75% – 150% of his then-current base salary.

Pursuant to Messrs. Diamond and Johnson’s existing employment agreements:

•

If either of Mr. Diamond or Mr. Johnson had been terminated without “Cause” or resigned for “Good Reason” on January 31, 2010, he would have been entitled to: (i) $382,500, which represents a lump sum payment of his base salary in effect upon such date through December 6, 2010, the end of the then-current term of his employment agreement; (ii) $675,000, which represents a lump sum payment of his maximum annual cash bonus for Fiscal 2009; (iii) acceleration as to 280,515 options to purchase shares of our common stock, which had a post-exercise value of $355,149 value on such date; and (iv) acceleration of his lapsing rights as to 386,460 shares of restricted stock with a value of $2,983,471 on such date.

•	If either of Mr. Diamond or Mr. Johnson had been terminated for “Cause” or resigned without “Good Reason” on January 31, 2010, he would not have been entitled to any payment.

•

In the event the Company underwent a “Change of Control” on January 31, 2010, each of Messrs. Diamond and Johnson would have been entitled acceleration of his lapsing rights as to 357,789 shares of restricted stock with a value of $2,762,131 on such date. Additionally, if an amount equal to or greater than $8.89 per share of our common stock were paid in connection with such “Change of Control”, then each of Messrs. Diamond and Johnson would have been entitled to an acceleration of his lapsing rights as to 28,671 market-condition based vesting shares with a value of $221,340 on such date. Each would also receive $1,126,585, representing an excise tax gross-up to make the executive whole for any excise taxes recognized by the executive with respect to the payments set forth as a result of such “Change of Control”. Excise tax payments occur when the payments to the executive is in excess of a fixed multiple of the executive’s five year average total taxable compensation. However, if the excise tax contemplated in this paragraph could be avoided by reducing the total amount payable or realized by the executive by a reasonable amount, as determined in good faith mutually by the executive and the Company, then the total amount to be paid to the executive shall be reduced to the extent necessary to avoid the excise tax and no gross up payment shall be made. If the foregoing applies, the executive may then elect, in his sole discretion, which payments or benefits he receives in the event of a “Change of Control” shall be eliminated or reduced (as long as after such election no excise tax will be payable).

•

If either of Mr. Diamond or Mr. Johnson had been terminated as a result of death or disability on January 31, 2010, he would have been entitled to: (i) $112,500, payable over the course of three months; (ii) $482,531, the amount of his accrued but unpaid bonus for services rendered during Fiscal 2009; and (iii) acceleration of his lapsing rights as to 386,460 shares of restricted stock with a value of $2,983,471 on such date.

As defined in Messrs. Diamond and Johnson’s existing employment agreements:

•

“Good Reason” shall mean the occurrence of any of the following, without the executive’s prior written consent: (i) the Company’s failure to employ the executive in his current (as of December 7, 2007) or a substantially similar position, without regard to title, such that his duties and responsibilities are materially diminished without his consent; provided, that the executive’s duties, authority or responsibilities shall not be deemed to have been reduced solely as a result of the sale, closure or spin-off by the Company of one or more of its operating divisions or lines of business; (ii) a material diminution in the executive’s authority, duties or responsibilities either directly or indirectly by requiring the executive to report to anyone other than the Board; (iii) a material reduction in the executive’s then-current base salary without his consent; (iv) the executive being required to relocate to a principal place of employment more than 50 miles from his principal place of employment with the Company in New York, New York; or (v) any action or inaction by the Company that constitutes a material breach of the employment agreement.

•	“Cause” shall mean: (i) the executive’s conviction of a felony, either in connection with the performance of his obligations to the Company or which otherwise materially and adversely affects his ability to perform such obligations or materially and adversely affects the business activities, reputation, goodwill or image of the Company; (ii) the willful gross neglect or malfeasance by the executive in the performance of his duties hereunder; or (iii) the executive’s breach in any material respect of his employment agreement or any applicable non-competition and confidentiality agreement between the Company and the executive, which breach is not cured within any applicable cure period; provided, however, that for the purposes of determining whether conduct constitutes willful gross neglect or malfeasance, no act on the executive’s part shall be considered “willful” unless it is done by the executive in bad faith and without reasonable belief that the executive’s action was in the best interests of the Company.

•

“Disability” shall mean the executives’ inability to substantially perform his duties hereunder, with reasonable accommodation, as evidenced by a certificate signed either by a physician mutually acceptable to the Company and the executive or, if the Company and the executive cannot agree upon a physician, by a physician selected by agreement of a physician designated by the Company and a physician designated by the executive; provided, however, that if such physicians cannot agree upon a third physician within 30 days, such third physician shall be designated by the American Arbitration Association.

•

“Change of Control” shall mean the occurrence of any of the following events: (i) any person (as such term is used in Section 13(d) of the Exchange Act, other than the Company, any employee benefit plan of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan, together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner or owners (as defined in Rule 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, of more than 50% of the outstanding equity securities of the Company, or otherwise becomes entitled, directly or indirectly, to vote more than 50% of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of related transactions would not be the holders, directly or indirectly, immediately after such transaction or series of related transactions of more than 50% of the Voting Power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) the liquidation or dissolution of the Company or the Company ceasing to do business.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Alloy common stock whose shares will be exchanged for cash in the merger, to Alloy, to Messrs. Diamond and Johnson with respect to their exchange of shares of Alloy common stock for fully vested and nonforfeitable membership units in an entity controlling Parent, and to Participating Employees with respect to the cancellation of their unvested restricted shares of Alloy common stock and grant of unvested forfeitable membership units in an entity controlling Parent. It does not address any other tax consequences to Messrs. Diamond and Johnson and the Participating Employees, including Mr. Morgenstein, nor does it address any tax consequences to other holders of Alloy common stock who will own (actually or constructively after the application of ownership attribution rules) any interests in Alloy Media Holdings, L.L.C. after the merger, or holders of Alloy stock options or unvested Alloy restricted shares. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement, and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Alloy common stock hold their shares as capital assets (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Alloy common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to certain holders of Alloy common stock that are or may be subject to special treatment under the U.S. federal income tax laws, such as financial institutions, broker-dealers, regulated investment companies, S corporations, grantor trusts, tax-exempt organizations, insurance companies, holders who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, certain former citizens or long-term residents of the United States, holders who acquired their Alloy common stock through the exercise of options or otherwise as compensation, holders who hold their Alloy common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders whose functional currency is not the U.S. dollar, and holders who exercise appraisal rights. This discussion does not address any aspect of the alternative minimum tax, U.S. gift or estate taxes or foreign, state or local laws that may be applicable to a holder of Alloy common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Alloy common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Alloy common stock, you should consult your own tax advisor.

This discussion is only a general summary of the material U.S. federal income tax consequences of the merger to holders of Alloy common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service may not agree with the tax consequences described in this proxy statement.

All holders should consult their own tax advisor to determine the particular tax consequences of the merger to them (including the application and effect of any state, local or foreign income and other tax laws).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Alloy common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Alloy common stock that is not a U.S. holder.

Tax Consequences of the Merger

The exchange of cash for shares of Alloy common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares exchanged pursuant to the merger. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of tax not exceeding 15%. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Alloy common stock at different times or different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Alloy common stock.

Any gain realized by a non-U.S. holder upon the exchange of its shares for cash in the merger generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (or, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of business of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares.

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable U.S. federal income tax rates. Any gains of a non-U.S. holder that is a foreign corporation described in clause (i) of the preceding sentence may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. Alloy does not believe that it is a “United States real property holding corporation.”

Alloy will not recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

Messrs. Diamond and Johnson will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of their exchange of shares of Alloy common stock for fully vested and nonforfeitable membership units in an entity controlling Parent.

Participating Employees should not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the cancellation of their unvested restricted shares of Alloy common stock and grant of unvested forfeitable membership units in an entity controlling Parent. Participating Employees should consult with their tax advisors as to whether they should, if they are able to, make an election under Section 83(b) of the Code with respect to the receipt of unvested forfeitable membership units in an entity controlling Parent.

Information Reporting and Backup Withholding

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder is required to certify its foreign status under penalties of perjury or otherwise establish an exemption in order to avoid information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a United States office of a broker. United States information reporting and backup withholding generally will not apply to a payment of proceeds from a disposition of common stock where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain United States connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current United States Treasury Regulations.

Certain Relationships Between Parent and Alloy

There are no material relationships between Parent and Merger Sub or any of their respective affiliates, on the one hand, and Alloy or any of its affiliates, on the other hand, other than in respect of the merger agreement and those arrangements described above under “—Background of the Merger” and “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on pages 16 and 61 of this proxy statement, respectively.

Litigation Related to the Merger

On June 29, 2010, we, our directors, and ZelnickMedia LLC were named as defendants in a putative class action complaint, captioned Teitelbaum v. Diamond., et al., C.A. No. 5604, filed in the Court of Chancery of the State of Delaware. On July 8, 2010, a second lawsuit was filed in the Court of Chancery of the State of Delaware, captioned City of Livonia Employees Retirement System v. Diamond, et al., C.A. No. 5626. This lawsuit also named as defendants Alloy Media Holdings, L.L.C., Lexington Merger Sub Inc., Natixis Caspian Private Equity, LLC, Rosemont Solebury Co-Investment Fund, L.P. and Genspring Family Offices, LLC. On July 26, 2010, the actions were consolidated under the caption In re Alloy, Inc. Shareholder Litigation, C.A. No. 5626. On August 9, 2010, plaintiffs filed an amended complaint, purportedly on behalf of a class of stockholders, alleging that the intrinsic value of Alloy common stock is materially in excess of the amount offered for those securities in the merger and that our directors breached their fiduciary duties by agreeing to the merger price, thereby depriving plaintiffs of the opportunity to realize any increase in the value of Alloy stock. The amended complaint also alleges that the Preliminary Proxy omits material information concerning merger and is materially misleading. The amended complaint further alleges that ZelnickMedia, Parent, Merger Sub and the other additional defendants named therein, aided and abetted the supposed breaches of fiduciary duty by our directors. The action seeks injunctive and other equitable relief, damages, fees and costs. Simultaneously with filing their amended complaint, plaintiffs filed a motion for expedited proceedings, seeking an order setting a schedule for expedited discovery and a hearing on their application for injunctive relief prior to the shareholder meeting. On August 25, 2010, the court denied plaintiffs’ motion. On August 27, 2010, defendants filed motions to dismiss the amended complaint and to stay discovery pending resolution of the motions to dismiss. We believe that the claims asserted in the lawsuits are without merit.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and tax advisory fees, SEC filing fees and other related charges, totaling approximately $3.96 million. This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee	$9,255
Printing, proxy solicitation and mailing expenses	$180,000
Financial, legal, accounting and tax advisory fees	$3,759,000
Miscellaneous expenses	$15,000
Total	$3,963,255

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements that are based on our current expectations, assumptions, beliefs, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should” and similar expressions. Factors that may affect those forward-looking statements include, among other things:

•	the risk that the merger may not be consummated in a timely manner, if at all;

•

the risk that the merger agreement may be terminated in circumstances that require us to pay Parent a termination fee of $3,900,000 or reimburse Parent for up to $2,500,000 of certain expenses incurred by Parent in connection with the merger;

•	risks regarding a loss of or a substantial decrease in purchases by our major customers;

•	risks related to diverting management’s attention from our ongoing business operations;

•	risks regarding employee retention;

•

legal and regulatory proceedings, including but not limited to litigation arising out of the proposed merger or other matters that affect the timing or ability to complete the transactions as contemplated; and

•	other risks detailed in our current filings with the SEC, including our most recent filings on Form 10-K or Form 10-Q, which discuss these and other important risk factors concerning our operations.

The “safe harbor” statements with respect to forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, contained in the Form 10-K and Form 10-Q incorporated by reference into this proxy statement do not apply to any forward-looking statements the Company makes in connection with the merger described in this proxy statement. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances, except as required by law.

THE PARTIES TO THE MERGER

Alloy

Alloy, a Delaware corporation, is one of the country’s largest providers of media and marketing programs offering advertisers the ability to reach youth and non-youth targeted consumer segments through a diverse array of media assets and marketing programs, including digital, display board, direct mail, content production and educational programming. Collectively, Alloy’s businesses operate under the umbrella name Alloy Media + Marketing, but the division brand names have their own recognition in the market, including Alloy Education, Alloy Entertainment, Alloy Marketing and Promotions, Alloy Access and On Campus Marketing .

Alloy was incorporated in January 1996 and its principal executive offices are located at 151 West 26th Street, 11th Floor, New York, NY 10001. Alloy’s website is located at http://www.alloymarketing.com and its telephone number is 212-244-4307. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Additional information regarding Alloy is contained in our filings with the SEC. See “Where You Can Find More Information” on page 116 of this proxy statement.

Parent

Alloy Media Holdings, L.L.C., which we refer to as “Parent,” is a newly formed Delaware limited liability company that was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement (including arranging financing of debt and equity capital to effectuate the merger). The principal office address of Parent is c/o ZelnickMedia, 19 West 44th Street, 18th Floor, New York, NY 10036. Its telephone number is (212) 223-1383.

Merger Sub

Lexington Merger Sub Inc., which we refer to as “Merger Sub,” is a newly formed Delaware corporation and a wholly owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Upon the completion of the proposed merger, Merger Sub will cease to exist and Alloy will continue as the surviving corporation and a wholly owned subsidiary of Parent. The principal office address of Merger Sub is c/o ZelnickMedia, 19 West 44th Street, 18th Floor, New York, NY 10036. Its telephone number is (212) 223-1383.

Additional information concerning these transaction participants is set forth in Annex D to this proxy statement and in the corresponding Schedule 13E-3 which was filed with the SEC on July 21, 2010.

THE SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with the special meeting of our stockholders relating to the merger.

Date, Time and Place of the Special Meeting

We will hold the special meeting at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, at 10:00 a.m., local time, on November 8, 2010.

Purpose of the Special Meeting

At the special meeting, we will ask the holders of our common stock to adopt the merger agreement, and, if there are not sufficient votes in favor of adoption of the merger agreement, to adjourn the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on September 20, 2010, the record date, are entitled to notice of, and to vote at, the special meeting. As of the record date, 12,876,818 shares of our common stock were issued and outstanding (excluding treasury stock) and held by approximately 94 holders of record. We believe that, in addition to the record holders, there are approximately 1,800 beneficial holders of our stock. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement and the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

A quorum of stockholders is necessary to hold a valid special meeting. Under our by-laws, a quorum is present at the special meeting if a majority of the issued and outstanding shares of our common stock entitled to vote on the record date are present, in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned to solicit additional proxies. For purposes of determining the presence of a quorum, abstentions will be counted as shares present, however, broker non-votes (where a broker or nominee does not exercise discretionary authority to vote on a matter), if any, will not be counted as shares present.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock. Adoption of the merger agreement is a condition to the closing of the merger.

Approval of any proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by holders of Alloy common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy, at the special meeting.

Voting by Alloy’s Directors and Executive Officers

As of September 20, 2010, the record date, the directors and executive officers of Alloy and their affiliates held and are entitled to vote, in the aggregate, 3,790,861 shares of Alloy common stock, representing approximately 29% of the outstanding Alloy common stock. The directors and executive officers have informed Alloy that they currently intend to vote all of these shares of Alloy common stock “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal. Certain of our executive officers and directors, consisting of Messrs. Diamond, Johnson, Drapkin and Jacobowitz, have agreed to vote their shares in favor of the adoption of the merger agreement pursuant to the voting agreement. If our directors and executive officers and their affiliates, including the approximately 25% committed to vote in favor of the merger under the voting agreement executed by Messrs. Diamond, Johnson, Drapkin and Jacobowitz and their affiliates, vote their shares in favor of adopting the merger agreement, 29% of the outstanding shares of Alloy common stock as of the record date will have voted for the proposal to adopt the merger agreement. This means that additional holders of approximately 21% of all shares entitled to vote at the special meeting would need to vote for the proposal to adopt the merger agreement in order for it to be adopted.

Voting Agreement

As discussed above, the supporting stockholders entered into a voting and irrevocable proxy agreement with Parent concurrently with the merger agreement. As of the record date, 3,209,143 shares of Alloy common stock were subject to the voting agreement, or approximately 25% of the outstanding shares of Alloy common stock as of September 20, 2010.

The supporting stockholders have agreed to vote all of their shares of Alloy common stock in favor of, among other things, the adoption of the merger agreement and any actions reasonably required in furtherance thereof and against any other acquisition proposal.

Voting and Revocation of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card by mail or voting in person at the meeting. Additionally, you may submit a proxy authorizing the voting of your shares via the Internet or by telephone by following the instructions on the enclosed proxy card.

If your shares are registered in your name and you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

If your shares are held in “street name” through a broker or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker or nominee or via the Internet or by telephone through your broker or nominee if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker or nominee. If you plan to attend the special meeting, you will need a proxy from your broker or nominee in order to be given a ballot to vote the shares. If you do not return your broker’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker or nominee, if possible, or attend the special meeting and vote in person with a proxy from your broker or nominee, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If you give us your proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of the following three ways:

•	you may send in another proxy with a later date;

•	you may notify our Corporate Secretary in writing at 151 West 26th Street, 11th Floor, New York, NY 10001 before the special meeting that you have revoked your proxy; or

•	you may vote in person at the special meeting, but attending the meeting in person will not in and of itself revoke a previously submitted proxy unless you specifically request it.

If you have instructed a broker or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker or nominee to change those instructions.

Revocation of the proxy will not affect any vote previously taken. Attendance at the special meeting will not in itself constitute the revocation of a proxy; you must vote in person at the special meeting to revoke a previously delivered proxy.

Rights of Stockholders Who Object to the Merger

Stockholders of Alloy are entitled to appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the “fair value” of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Alloy before the vote is taken on the merger agreement and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 100 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Alloy on behalf of our board of directors. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie Partners, Inc. approximately $10,000 plus out-of-pocket expenses for their assistance. Our directors, executive officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Alloy common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie Partners, Inc. against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our by-laws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of Alloy common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or call collect at (212) 929-5500, or contact Alloy in writing at our principal executive offices at 151 West 26th Street, 11th Floor, New York, NY 10001, Attention: Investor Relations, or by telephone at 212-244-4307.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement and filed as exhibits to the Schedule 13E-3 filed by the Company, the Buyer Filing Persons and Messrs. Diamond, Johnson and Morgenstein concurrently with this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of Alloy common stock.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this proxy statement. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The merger agreement and the summary of its terms in this proxy statement have been included to provide information about the terms and conditions of the merger agreement. The representations, warranties and covenants contained in the merger agreement are made by Alloy, Parent and Merger Sub only for the purposes of the merger agreement and were qualified and subject to certain limitations and exceptions agreed to by Alloy, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement and were negotiated for the purpose of allocating contractual risk among the parties to the merger agreement rather than to establish matters as facts. Although the representations and warranties in the merger agreement may not constitute the actual state of facts about the parties to the merger agreement as of a specific date, any specific material facts of which Alloy is currently aware that materially qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information contained in Alloy’s public reports filed with the SEC, as applicable. You should read the merger agreement together with the other information regarding Alloy included in this proxy statement and the information that Alloy publicly files in reports and statements with the SEC. See “Where You Can Find More Information” beginning on page 116 of this proxy statement.

The merger is a taxable transaction, and the receipt of cash in exchange for Alloy common stock in the merger will generally be taxable to Alloy stockholders. See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 71 of this proxy statement.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into Alloy. Alloy will be the surviving corporation in the merger and will, following completion of the merger, be a wholly owned subsidiary of Parent. At the completion of the merger, the certificate of incorporation and bylaws of Alloy will be amended and restated in their entirety so that, as soon as practicable following the completion of the merger (as explained below) they are identical to the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the completion of the merger, except that all references to the name of Merger Sub shall be changed to refer to Alloy, Inc. From and after the effective time of the merger, the directors of Merger Sub and the officers of Alloy will be the directors and officers of the surviving corporation.

Closing and Effectiveness of the Merger

The merger will become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by Alloy and Parent and specified in the certificate of merger). Unless another date and time are agreed by Alloy and Parent, the closing will occur as soon as possible, but no later than two business days following satisfaction or, to the extent permissible, waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permissible, waiver of such conditions at the time of closing) described under “—Conditions to the Completion of the Merger” beginning on page 84 of this proxy statement.

As of the date of this proxy statement, the merger is expected to be completed in Alloy’s fourth fiscal quarter of 2010. However, completion of the merger is subject to the satisfaction (or waiver, to the extent permissible) of conditions to the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before December 15, 2010, either Parent or Alloy may terminate the merger agreement, unless the failure to comply in any material respect with any provision of the merger agreement by the party seeking to terminate the merger agreement was the direct cause of the failure of the merger to be completed by that date. See “—Conditions to the Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages 84 and 96, respectively, of this proxy statement.

Merger Consideration

At the completion of the merger, each share of Alloy common stock outstanding immediately prior to the completion of the merger other than:

•	shares held by any of our stockholders who are entitled to and who properly exercise, and do not withdraw or lose, appraisal rights under Delaware law;

•	shares held by the Company as treasury stock;

•	shares owned by Parent or any subsidiary of Parent;

•	unvested Alloy restricted shares which will be cancelled pursuant to the Participation Consent Letters; and

•

470,007 and 438,196 shares of Alloy common stock held by Messrs. Diamond and Johnson, respectively, which will be exchanged for fully vested and nonforfeitable equity of Parent on the same basis and on the same terms and conditions as ZM Capital, L.P.’s equity investment, as described in “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Senior Management Rollover and Restricted Stock Condition Waiver”,

will be converted into the right to receive $9.80 in cash, without interest and less applicable withholding taxes.

If, between the date of the merger agreement and the completion of the merger, the outstanding shares of capital stock of Alloy is changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the merger consideration will be appropriately adjusted.

Shares Subject To Properly Exercised Appraisal Rights

The shares of Alloy common stock held by Alloy stockholders who do not vote for approval of the proposal to adopt the merger agreement and who otherwise properly exercise and perfect appraisal rights for their shares in accordance with Delaware law will not be converted into the right to receive cash to which they would otherwise be entitled pursuant to the merger agreement, but will instead be converted into the right to receive the judicially determined fair value of their shares of Alloy common stock if the merger is completed. If any Alloy stockholder fails to make an effective demand for payment or otherwise withdraws or loses his, her or its appraisal rights, such stockholder’s shares will be exchangeable solely for the merger consideration.

Procedures for Surrendering Alloy Stock Certificates

The conversion of Alloy common stock into the right to receive the merger consideration will occur automatically at the completion of the merger. Prior to completion of the merger, Parent will appoint an exchange agent reasonably acceptable to Alloy to handle the exchange of certificates or book entry shares representing shares of Alloy common stock for the merger consideration. Parent will deposit or make available as needed the cash comprising the merger consideration payable in respect of Alloy common stock. Promptly (but not later than five business days) after the completion of the merger, Parent will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of Alloy common stock at the completion of the merger for use in the exchange and instructions explaining how to surrender Alloy stock certificates to the exchange agent.

Alloy stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, or other evidence of transfer requested by the exchange agent in the case of book entry shares, will receive the merger consideration into which the shares of Alloy common stock were converted in the merger. After the effective date of the merger, each certificate that previously represented shares of Alloy common stock will only represent the right to receive the merger consideration into which those shares of Alloy common stock have been converted.

The surviving corporation shall pay all charges and expenses, including those of the exchange agent, in connection with the exchange of shares for the merger consideration. If there is a transfer of ownership of Alloy common stock that is not registered in the records of Alloy’s transfer agent, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer; and the person requesting the exchange must pay to the exchange agent any transfer or other taxes to be paid or satisfy the exchange agent that any such transfer or other taxes have been paid or that no payment of such taxes is necessary.

Treatment of Alloy Equity Awards

Alloy Stock Options

In accordance with the terms of the merger agreement, each outstanding option to purchase shares of Alloy common stock under any employee stock option or compensation plan or arrangement of the Company that is outstanding immediately prior to the effective time, whether or not then exercisable or vested will become fully vested and exercisable immediately prior to, and then shall be canceled at, the effective time, and, subject to certain tax withholding rights, the holder will be entitled to receive from the surviving corporation (and Parent shall cause the surviving corporation to pay to such holders), an amount in cash equal to the product of (i) the excess, if any, of (1) the merger consideration over (2) the exercise price per share of Alloy common stock of such Alloy stock option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Alloy common stock subject to such fully vested and exercisable Alloy stock option as in effect immediately prior to the completion of the merger.

Alloy Restricted Shares

Upon the completion of the merger, each Alloy restricted share, other than any such Alloy restricted share that is being cancelled pursuant to the Participation Consent Letters, will be fully vested, to the extent not already fully vested, and each holder of such Alloy restricted share shall, subject to certain tax withholding rights, be entitled to receive an amount in cash equal to the merger consideration in cancellation of each Alloy restricted share.

Warrants

On or prior to the completion of the merger, Alloy shall use commercially reasonable efforts to cancel each warrant to purchase Alloy common stock, none of which has an exercise price in excess of the merger consideration. Pursuant to the merger agreement, no party shall be obligated to incur, expend or pay any person more than $5,000 in connection with undertaking commercially reasonable efforts to cancel the warrants.

Stock Incentive Plans

The merger agreement provides that Alloy shall, prior to the effective time of the merger, take all actions necessary to terminate its stock incentive plans.

Stockholder Rights Agreement

As required pursuant to the merger agreement, Alloy and American Stock Transfer & Trust Company, which we refer to as the “Rights Agent,” entered into Amendment No. 1, which we refer to as “Amendment No. 1,” to that certain stockholder rights agreement, dated as of April 14, 2003, by and between Alloy and the Rights Agent, which we refer to as the “Rights Agreement.”

Amendment No. 1 amended the Rights Agreement to, among other things, render the rights therein inapplicable to the merger, the merger agreement and the transactions contemplated thereby. In addition, Amendment No. 1 provided that immediately prior to and conditioned upon the occurrence of the effective time under the merger agreement, the Rights Agreement will terminate.

Delisting and Deregistration of Alloy Stock

Upon completion of the merger, Alloy common stock will be delisted from the NASDAQ and deregistered under the Exchange Act.

Conditions to the Completion of the Merger

Mutual Closing Conditions. The obligation of each of Parent, Alloy and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of Alloy common stock in accordance with Delaware law and the rules and policies of the NASDAQ;

•

no governmental entity having jurisdiction over any party to the merger agreement shall have issued, enacted, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the completion of the merger or the other transactions contemplated by the merger agreement;

•	no applicable law shall have been adopted that prohibits completion of the merger;

•

other than the filing of the certificate of merger, all authorization, consents, orders or approvals of, or declarations or filings with, or expirations or waiting periods imposed by, any governmental entity in connection with the merger and the completion of the other transactions contemplated by the merger agreement, the failure of which would reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect, each as defined below, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be likely to have a Material Adverse Effect or a Parent Material Adverse Effect;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act;

•	no order suspending the use of this proxy statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff;

•	performance in all material respects by the other party of the obligations required to be performed by it at or prior to the completion of the merger; and

•	receipt of a certificate executed by an executive officer of the other party as to the satisfaction of the conditions described in the preceding three bullets with respect to such other party.

Additional Closing Conditions for Parent’s and Merger Sub’s Benefit. In addition, the obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following conditions:

•

Alloy’s representations and warranties concerning, among other matters, corporate existence, corporate authority relative to the merger agreement and the merger, Alloy’s capital structure, fees payable to financial advisors in connection with the merger, the inapplicability of the stockholders rights agreement and certain antitakeover laws and the receipt of an opinion of the financial advisor must be true in all material respects as of the completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time); and other representations and warranties of Alloy contained in the merger agreement or in any certificate or other writing delivered by Alloy pursuant thereto must be true, except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

•

Alloy’s Consolidated EBITDA, as defined in Annex E attached to this proxy statement, for the four fiscal quarter period ended at least 45 days prior to the closing of the merger shall not be less than $9,900,000;

•

On the closing date of the merger, Alloy shall have cash and cash equivalents (as would be set forth on Alloy’s consolidated balance sheet if prepared on such closing date) in an amount not less than the greater of (i) $61,000,000 and (ii) an amount based upon Alloy’s projected cash balance as of the month ended prior to the closing date;

•	Parent shall have received the maximum proceeds from the Debt Financing as contemplated in the Debt Financing Commitment, subject to the maximum leverage ratio set forth therein; and

•	since the date of the merger agreement, there shall not have occurred any Material Adverse Effect.

Additional Closing Condition for Alloy’s Benefit. In addition, the obligation of Alloy to complete the merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of the following condition:

•

Parent and Merger Sub’s representations and warranties in the merger agreement or in any certificate or other writing delivered by Parent or Merger Sub thereto must be true and correct as of the completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except where the failure to be true and correct, individually or in the aggregate, has not had a Parent Material Adverse Effect.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by both Parent and Alloy that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or Parent Material Adverse Effect, as applicable). See also “—Definition of Material Adverse Effect and Parent Material Adverse Effect” beginning on page 86 of this proxy statement. The respective representations and warranties of Parent and Alloy in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution, delivery and validity of the merger agreement;

•	governmental and third-party consents necessary to complete the merger;

•

absence of any conflict with or violation or breach of organizational documents or any conflict with, violation or breach of agreements, laws or regulations as a result of the execution, delivery or performance of the merger agreement and completion of the merger; and

•	capital structure in the case of Alloy and ownership of Alloy common stock in the case of Parent.

The merger agreement also contains a number of representations and warranties made by Alloy that are subject in some cases to exceptions and qualifications (including exceptions that do not result in, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Alloy’s representations and warranties in the merger agreement relate to, among other things:

•	subsidiaries;

•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act;

•	financial statements;

•	absence of undisclosed material liabilities;

•	information provided by a party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•

absence of certain changes since January 31, 2010 through the date of the merger agreement, including changes that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

•	compliance with laws and court orders;

•	litigation;

•	intellectual property;

•	tax matters; and

•	fees payable to financial advisors in connection with the merger.

Alloy also makes representations and warranties relating to, among other things, properties, employees and employee benefit matters, labor, environmental matters, material contracts, the inapplicability of anti-takeover statutes and the receipt of a fairness opinion from its financial advisor.

Parent also makes representations and warranties relating to, among other things, matters with respect to Parent financial capability, operations of Parent and Merger Sub, solvency, agreements with Company stockholders, directors and management and access to information.

The representations and warranties in the merger agreement do not survive after the completion of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement” on page 81 of this proxy statement.

Definition of Material Adverse Effect and Parent Material Adverse Effect

Many of the representations and warranties in the merger agreement are qualified by Material Adverse Effect and Parent Material Adverse Effect standards.

For purposes of the merger agreement, “Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, that has a material adverse effect on the financial condition, business, assets or results of operations of Alloy or its subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from:

•

changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which Alloy and its subsidiaries operate that affect the industries in which

Alloy and its subsidiaries conduct their business (including changes in interest rates or the availability of credit financing, changes in exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which Alloy and its subsidiaries operate), so long as such changes or conditions do not adversely affect Alloy and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•	changes required by GAAP or other accounting standards or regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which Alloy and its subsidiaries operate;

•

changes (including changes of applicable laws) or conditions generally affecting the industries or markets in which Alloy and its subsidiaries operate, so long as such changes or conditions do not adversely affect Alloy and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•

changes in national or international political conditions, including any engagement in hostilities or the occurrence of any acts of war, sabotage or terrorism or natural disasters in the United States occurring after the date of the merger agreement, so long as such changes do not adversely affect Alloy and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate;

•

the announcement of, or entry into, the merger agreement or the completion of the transactions contemplated hereby (including the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and any impact on employees, to the extent caused by the pendency or the announcement of the transactions contemplated in the merger agreement);

•

any failure by Alloy and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending on or after the date of the merger agreement (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect);

•

a change in the trading prices or volume of the Alloy common stock (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect);

•	any action taken (or omitted to be taken) as expressly required by the merger agreement or at the request of Parent;

•

an excluded transaction, which means (i) any acquisition or purchase, direct or indirect, of any portion of the assets of, or any equity interest in, any of Alloy’s business or assets which are solely related to Alloy’s “FrontLine” business or (ii) any transaction offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, of any portion of the assets of, or any equity interest in, any of Alloy’s business or assets which are solely related to the uniform resource locator designations relating to the business conducted by Alloy’s “dELiA*s” business; or

•	such other matters as set forth in the disclosure schedule attached to the merger agreement.

For purposes of the merger agreement, “Parent Material Adverse Effect” means any effect, change, event, circumstance or development that would reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

Each of Parent and Alloy has undertaken separate covenants that place restrictions on it and its subsidiaries until either the completion of the merger or the termination of the merger agreement pursuant to its terms.

In general, except as contemplated by the merger agreement or required by applicable law or with Parent’s written approval, Alloy and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice and, to the extent consistent therewith and not otherwise in violation of the merger agreement, to use our reasonable best efforts to preserve substantially intact our present business organization, to maintain in effect all of our foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, to keep available the services of our directors, officers and key employees and to maintain (subject to the right of contract parties to exercise applicable rights) satisfactory relationships with our customers, lenders, suppliers and others having material business relationships with us. Without limiting the generality of the foregoing, Alloy has also agreed to certain restrictions on Alloy’s and its subsidiaries’ activities that are subject to exceptions described in the merger agreement, including restrictions on, among other things:

•	amending our organizational documents;

•

pledging, modifying, subdividing, splitting, combining or reclassifying our capital stock, declaring, setting aside or paying any dividend or redeeming, repurchasing or otherwise acquiring or offering to redeem, repurchase or other acquire any shares of Alloy capital stock;

•

issuing, delivering or selling, or authorizing the issuance, delivery or sale of, subject to any lien, any shares of our capital stock (subject to certain exceptions, including the issuance of shares of Alloy common stock upon the exercise of options outstanding on the date of the merger agreement and any Alloy subsidiary securities to Alloy or any other subsidiary of Alloy);

•	incurring capital expenditures in excess of $750,000 per month or $2,500,000 in the aggregate;

•

acquiring (by merger, consolidation, acquisition of stock or assets or otherwise), assets, securities, properties, interests or businesses, other than items in the ordinary course of business consistent with past practice and for consideration not in excess of $500,000;

•

selling, leasing, licensing, allowing to lapse or otherwise transferring or disposing of, or creating or incurring a lien (other than permitted liens) on, Alloy’s or its subsidiaries’ assets, securities, rights, properties, interests or businesses, other than selling, leasing or otherwise transferring obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice or licensing of intellectual property rights in the ordinary course of business consistent with past practice;

•

making any loans, advances, or capital contributions to, or investments in, any other person, other than (i) loans, advances or capital contributions to, or investments in, Alloy’s wholly-owned subsidiaries, (ii) advances of travel and other out-of-pocket company-related business expenses to directors, officers and employees in the ordinary course of business consistent with past practice and not in excess of $10,000 outstanding to any one such person at any time, and (iii) advances to employees made against commissions, incentive compensation plans, draws and other similar types of advances in the ordinary course of business consistent with past practice;

•	creating, incurring or assuming any indebtedness for borrowed money or guarantees thereof;

•

subject to certain ordinary course of business exceptions, entering into, renewing, failing to renew, amending, modifying in any material respect or terminating certain material contracts, or otherwise waiving, releasing or assigning material rights thereunder;

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(i) granting any new or increasing any severance or termination pay to (or amending any existing severance pay or termination agreement) or entering into any employment, deferred compensation or other similar agreement (or amending any such existing agreement) with respect to any director, officer or employee of Alloy or any of its subsidiaries whose current annual base salary exceeds $150,000, (ii) increasing benefits payable under any existing severance or termination pay policies, (iii) establishing, adopting or amending (except as required by applicable law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increasing compensation, bonus or other benefits payable to any director, officer, employee or individual independent contractor of Alloy or any of its subsidiaries whose annual base salary (or payments in the past fiscal year, as applicable) exceeds $150,000, except for increases in the ordinary course of business consistent with past practice for any non-officer employee or individual contractor, or (v) hiring or terminating any executive officer of Alloy or any of its subsidiaries, except, in the case of (i) through (iv), as required as of the date of the merger agreement by the terms of any Company compensation arrangement;

•	subject to certain limited exceptions, changing Alloy’s methods of accounting;

•

agreeing to or otherwise settling, (i) any material action, suit, arbitration, charge, investigation or proceeding involving Alloy or its subsidiaries, (ii) any stockholder litigation or claim in writing against Alloy or any of its officers or directors or (iii) any action, suit, arbitration, charge, investigation or proceeding relating to the transactions contemplated in the merger agreement in each case if such settlement would, in any single case, (A) result in damages, fines or other penalties payable to or by Alloy or its subsidiaries in excess of $200,000, (B) result in non-monetary relief, (C) involve the issuance of Alloy securities or (D) relate to the transactions contemplated by the merger agreement;

•	adopting or implementing any stockholder rights plan;

•	entering into any new line of business unrelated to our current business and material to Alloy and its subsidiaries, taken as a whole;

•	adopting a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of Alloy or any of its subsidiaries;

•

effectuating or permitting a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, affecting in whole or in part any site of employment, facility, operating unit or employee of Alloy or any of its subsidiaries;

•

granting any material refunds, credits, rebates or other allowances by Alloy or any of its subsidiaries to any end user, customer, vendor, reseller or distributor, in each case other than in the ordinary course of business and in a manner consistent with past practice;

•	opening any new facility or office; or

•	agreeing to do any of the foregoing.

Obligation of the Alloy Board of Directors to Recommend the Merger Agreement and Call a Stockholders’ Meeting

Alloy’s board of directors has agreed to call a meeting of its stockholders for the purpose of obtaining the requisite vote of Alloy’s stockholders necessary to adopt the merger agreement. As discussed under “Special Factors—Reasons for the Merger; Recommendation of the Special Committee; Fairness of the Merger” and “Special Factors—Recommendation of our Board of Directors” beginning on page 28 and page 34, respectively, of this proxy statement, our board of directors has unanimously recommended that Alloy’s stockholders vote “FOR” the adoption of the merger agreement. Our board of directors, however, can withdraw, modify or qualify its recommendation in a manner adverse to Parent or recommend an acquisition proposal (as defined below) under specified circumstances as discussed under “—No Solicitation by Alloy” beginning on page 90 of this proxy statement. Unless the merger agreement has previously been terminated in accordance with its terms, if our board of directors so withdraws, modifies or qualifies its recommendation, the merger agreement must nonetheless be submitted to Alloy’s stockholders for adoption.

No Solicitation by Alloy

Subject to the exceptions described below, Alloy has agreed that neither Alloy nor any of its subsidiaries will, nor will Alloy or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (which are collectively referred to in this proxy statement as “representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage, or which could reasonably be expected to lead to, the submission of any acquisition proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Alloy or any of its subsidiaries or afford access to the business, properties, assets, books or records of Alloy or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any third party that has expressed an intent to make, or has made an acquisition proposal, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to an acquisition proposal, (iv) fail to make, withdraw or modify in a manner adverse to Parent, the recommendation of our board of directors to Alloy’s stockholders with respect to the merger (or take any action or make any statement inconsistent with that recommendation) or recommend an acquisition proposal (any of the actions described in this clause (iv) are referred to in this proxy statement as an “adverse recommendation change”) or (v) resolve or propose to do any of the foregoing.

However, at any time prior to the adoption of the merger agreement by Alloy’s stockholders:

•

Alloy, directly or indirectly, through its representatives or other intermediaries, may (i) engage in negotiations or discussions with any third party and its representatives or financing sources that has made an unsolicited acquisition proposal after the date of the merger agreement that our board of directors reasonably believes will lead to a superior proposal by the third party, (ii) furnish to such third party or its representatives or financing sources nonpublic information relating to Alloy or any of its subsidiaries or afford access to the business, properties, assets, books or records of Alloy and its subsidiaries pursuant to a confidentiality agreement, provided that all such information (to the extent not previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided to such third party, subject to certain exceptions and (iii) take any action required by applicable law and any action required pursuant to a final, non-appealable order of any court of competent jurisdiction; provided, with respect to subclauses (i) and (ii), only if our board of directors or any authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law.

•

Our board of directors may make an adverse recommendation change in response (i) to an intervening event and/or (ii) to a superior proposal, in each case, if our board of directors or an authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under applicable law.

Our board of directors cannot take any of the actions described in the first bullet above unless Alloy has provided Parent with prior written notice advising Parent that it intends to take such action, and, after taking such action, Alloy continues to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with any third party.

In addition, our board of directors may not make an adverse recommendation change in response to an intervening event and/or to a superior proposal, unless Alloy promptly notifies Parent, in writing at least four business days before taking that action, of its intention to do so, and, in the case of a superior proposal, describing the identity and material terms and conditions of the superior proposal, including a copy of the of the relevant proposed transaction agreements under which such superior proposal is proposed to be completed. During the four business day period following Alloy’s delivery of written notice of the superior proposal, Alloy shall, and shall cause its financial and legal advisors to, negotiate with Parent and Merger Sub in good faith (to the extent that Parent and Merger Sub desire to negotiate) to make such modification or adjustments in the terms and conditions of the merger agreement so the superior proposal ceases to constitute a superior proposal and following the end of such four business day period, our board of directors or any authorized committee thereof shall have determined in good faith, taking into account any changes to the terms of the merger agreement proposed in writing by Parent to Alloy, that the superior proposal giving rise to such notice continues to constitute a superior proposal. Alloy will advise Parent promptly (but in no event later than one business day) after any amendment to the financial terms or any other material amendment to such superior proposal.

“acquisition proposal” means, other than the transactions contemplated by the merger agreement, any bona fide, written offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Alloy and its subsidiaries or 20% or more of any class of equity or voting securities of Alloy or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Alloy, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning 20% or more of any class of equity or voting securities of Alloy or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Alloy or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Alloy or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Alloy and excluded certain transactions.

“intervening event” means a material event, development or change in circumstances that was not known to our board of directors on the date of the merger agreement (or if known, the material consequences of which were not known to or understood by our board of directors as of the date thereof), which material event, development or change in circumstances or any material consequences thereof, becomes known to or understood by our board of directors prior to the date of the stockholders’ meeting at which Alloy’s stockholders will vote on the adoption of the merger agreement.

“superior proposal” means an acquisition proposal for at least a majority of the outstanding shares of Alloy common stock or all or substantially all of the consolidated assets of Alloy and its subsidiaries on terms that our board of directors or an authorized committee thereof determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions, certainty of completion and conditions to consummation, are more favorable to Alloy’s stockholders than as provided under the merger agreement (taking into account any written proposal by Parent to amend the terms of the merger agreement).

Parent’s Covenant to Vote

Parent has agreed to vote all shares of Alloy common stock beneficially owned by it or any of its subsidiaries in favor of adoption of the merger agreement at the special meeting, and will take all action necessary to cause Merger Sub to perform its obligations under the merger agreement and to consummate the merger on the terms and conditions set forth in the merger agreement.

Reasonable Best Efforts Covenant

Parent and Alloy have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the merger, including satisfying the conditions to the merger, preparing and filing as promptly as practicable all necessary governmental or third-party filings, notices and other documents, obtaining and maintaining all required approvals, consents and authorizations necessary, proper or advisable to complete the merger including under the applicable U.S. and foreign antitrust laws and executing and delivering any additional instruments necessary to consummate the merger.

Financing

Equity Financing

Parent and Merger Sub acknowledge that they have committed to provide, subject to the Equity Financing Commitments, the Equity Financing, including:

•	maintaining in effect the Equity Financing Commitments,

•	ensuring the accuracy of all their representations and warranties set forth in the Equity Financing Commitments,

•	complying with all their covenants and agreements set forth in the Equity Financing Commitments,

•	satisfying on a timely basis all conditions applicable to them set forth in the Equity Financing Commitments that are within their control,

•	upon satisfaction of all applicable conditions, consummating the financing contemplated by the Equity Financing Commitments at or prior to the closing (and in any event prior to December 15, 2010) and

•	fully enforcing the obligations of the Equity Investors and their investment affiliates (and the rights of Parent and Merger Sub) under the Equity Financing Commitments.

Parent and Merger Sub have also agreed not to amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitments without the prior written consent of Alloy. Each of Parent and Merger Sub agrees to notify Alloy promptly if at any time prior to the closing (i) the Equity Financing Commitments expire or are terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitment, whether or not such attempted or purported termination is valid), (ii) the Equity Investors refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitments or (iii) for any reason, Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitments.

Debt Financing

Parent and Merger Sub have agreed to use their respective reasonable best efforts to obtain Debt Financing on the terms and conditions set forth in the Debt Financing Commitment or terms not materially less favorable, in the aggregate, to Parent and Merger Sub taken as a whole, including with respect to the conditionality thereof (subject to their right to add lenders, lead arrangers, bookrunners, syndication agents or similar entities so long as the terms would not adversely affect their ability to consummate the merger or the likelihood of completion of the merger), including by using their reasonable best efforts to:

•

maintain in effect the Debt Financing Commitment and negotiate a definitive agreement with respect thereto on the terms and conditions set forth therein or on terms not materially less favorable, in the aggregate, to Parent and Merger Sub, taken as a whole, including with respect to the conditionality thereof, than those set forth therein;

•	ensure the accuracy of all representations or warranties made by them in the Debt Financing Commitment or any definitive agreement executed with respect thereto;

•	comply with all of their covenants or agreements in the Debt Financing Commitment or any definitive agreement executed with respect thereto;

•	satisfy on a timely basis all conditions applicable to them and within their control set forth in the Debt Financing Commitment or any definitive agreement executed with respect thereto; and

•

upon the satisfaction of all applicable conditions, consummating the financing contemplated by the Debt Financing Commitment or any definitive agreement executed with respect thereto at or prior to the closing.

Assuming the satisfaction of all applicable conditions, Parent and Merger Sub are obligated to use their reasonable best efforts to cause the lenders under the Debt Financing Commitment to consummate the required debt financing and to otherwise enforce Parent’s and Merger Sub’s rights under the Debt Financing Commitment.

Parent has agreed to keep us reasonably informed with respect to all material activity concerning the status of the financing contemplated by the Debt Financing Commitment and give us prompt notice of any material adverse change with respect to such debt financing, including providing notice within three business days if (1) the Debt Financing Commitment expires or is terminated, (2) a lender refuses to provide all or any portion of the financing contemplated by the Debt Financing Commitment on the terms set forth therein or (3) Parent or Merger Sub no longer believes in good faith that it will be able to obtain all or any portion of the financing contemplated by the Debt Financing Commitment on substantially the terms described therein.

Parent and Merger Sub have agreed that, without our prior written consent, they will not, and will not permit any of their affiliates to, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of the financing contemplated by the Debt Financing Commitment and will not amend or alter, or agree to amend or alter, the Debt Financing Commitment in any manner that would materially impair, delay or prevent the transactions contemplated by the merger agreement.

If the financing contemplated by the Debt Financing Commitment becomes unavailable on the terms and conditions contemplated therein, Parent and Merger Sub will use their reasonable best efforts to promptly obtain substitute debt financing from alternative sources in an amount sufficient, together with the debt and equity financing that is available, to pay all amounts required to be paid by Parent, Merger Sub or the surviving corporation in connection with the merger and to obtain a new financing commitment letter with respect thereto that provides for such financing on terms not materially less favorable in the aggregate to Parent and Merger Sub than those set forth in the Debt Financing Commitment.

Cooperation of Alloy

Alloy has agreed to provide, and to cause its subsidiaries to provide, and to use its reasonable best efforts to cause each of its and their respective representatives to provide, all cooperation reasonably requested by Parent in connection with the Debt Financing, including, among other things:

•	assisting with the preparation for, and participating in, customary meetings, presentations and due diligence sessions;

•	assisting in the preparation of documents and materials required in connection with the Debt Financing, including any customary offering documents and bank information memoranda;

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executing and delivering pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral;

•	using its commercially reasonable efforts to obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent;

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taking all actions reasonably necessary to (A) permit the prospective lenders involved in the financing to evaluate Alloy’s inventory, properties, current assets, cash management and accounting systems, policies and procedures relating thereto, and to assist the prospective lenders with field audits and collateral and asset examinations, in each case for the purpose of establishing collateral eligibility and values and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing; and

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taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the surviving corporation, including the entering into of one or more credit agreements or other instruments on terms satisfactory to Parent in connection with the Debt Financing immediately prior to, and conditioned upon the occurrence of, the completion of the merger to the extent the direct borrowing or debt incurrence by Alloy is contemplated in the Debt Financing Commitment.

Alloy is not obligated to take any action to the extent it would interfere unreasonably with the ongoing business or operations of Alloy or its subsidiaries. The merger agreement also provides that Alloy and its subsidiaries will not be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Financing Commitment prior to the completion of the merger. Parent has also agreed to reimburse Alloy for all reasonable and documented out-of-pocket costs incurred in connection with Alloy’s cooperation and, subject to certain exceptions, to indemnify and hold harmless Alloy and its subsidiaries from and against all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the arrangement of the debt financing for the merger and any information used in connection with the debt financing.

Proxy Statement and Registration Statement Covenant

Alloy and Parent have agreed to prepare and file a proxy statement with the SEC in connection with the merger. Alloy will use its reasonable best efforts to cause the proxy statement to be disseminated to its stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the proxy statement, and, except to the extent that our board of directors makes an adverse recommendation change as described under “—No Solicitation by Alloy” beginning on page 90 of this proxy statement, such proxy statement will contain the recommendation of our board of directors that Alloy’s stockholders vote in favor of adoption of the merger agreement.

Indemnification and Insurance

The merger agreement provides that, with certain limitations, from the completion of the merger through the sixth anniversary of the date on which the merger is completed, the surviving corporation will (and Parent will cause the surviving corporation to) indemnify and hold harmless, and provide advancement of expenses to, the current and former officers and directors of Alloy in respect of acts or omissions occurring at or prior to the completion of the merger to the fullest extent permitted by Delaware law or any other applicable law or provided under Alloy’s certificate of incorporation and bylaws in effect on the date of the merger agreement or indemnification agreements with directors of Alloy in effect on the date of the merger agreement.

Parent and Alloy have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger (and rights for advancement of expenses) currently existing in favor of the current or former directors or officers of Alloy and its subsidiaries as provided in any indemnification or other agreements of Alloy and its subsidiaries as in effect on the date of the merger agreement will be assumed by the surviving corporation, without further action, and will survive the merger and will continue in full force and effect in accordance with their terms. Parent and Alloy have further agreed that, for a period of six years after the completion of the merger, the certificate of incorporation and bylaws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in Alloy’s certificate of incorporation and bylaws as of the date of the merger agreement.

The merger agreement provides that Parent will, or will cause the surviving corporation to, as of the completion of the merger, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Alloy’s existing directors’ and officers’ insurance policies and Alloy’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the completion of the merger with respect to any claim related to any period of time at or prior to the completion of the merger with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Alloy’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Alloy or any of its subsidiaries by reason of him or her serving in such capacity, that existed or occurred at or prior to the completion of the merger. However, if the per annum rate of premium for such “tail” policy exceeds 300% of the per annum rate of premium paid by Alloy for its existing coverage, then Alloy may procure only the maximum amount of coverage that is then available for 300% of such annual premium. Parent must give Alloy a reasonable opportunity to participate in the selection of such tail policy and Parent shall give reasonable and good faith consideration to any comments made by Alloy with respect thereto.

If Alloy for any reason fails to obtain such “tail” insurance policies as of the completion of the merger, the surviving corporation must, and Parent must cause the surviving corporation to, continue to maintain in effect, for a period of at least six years from and after the completion of the merger, the directors’ and officers’ insurance in place as of the date of the merger agreement with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Alloy’s existing policies as of the date of the merger agreement, or the surviving corporation must, and Parent must cause the surviving corporation to, purchase comparable directors’ and officers’ insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in Alloy’s existing policies as of the date of the merger agreement. However, Parent is not required to expend annually in excess of 300% of the amount per annum Alloy paid in its last full fiscal year; and, to the extent that the annual premiums of such coverage exceed that amount, Parent is required to obtain the greatest coverage available that is then available for 300% of such annual premium.

Employee Matters

Compensation. For one year following the completion of the merger, Parent will provide to employees of Alloy or any of its subsidiaries as of the completion of the merger who continue employment with the surviving corporation or any of its affiliates, which employees are referred to in this proxy statement as “continuing employees,” to the extent they remain employed during such one year period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by Alloy and its subsidiaries to the continuing employees as in effect immediately prior to the completion of the merger.

Employee Benefit Plans. Following completion of the merger, Parent will give each continuing employee full credit for prior service with Alloy or any of its subsidiaries for purposes of (a) eligibility and vesting under Parent employee plans, (b) determination of benefit levels under any Parent employee plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Parent employee plan, in each case for which the continuing employee is otherwise eligible and in which the continuing employee is offered participation, but except where such credit would result in a duplication of benefits.

In addition, Parent shall waive, or cause to be waived, all limitations on benefits relating to preexisting conditions to the same extent such limitations were waived under any comparable plan of Alloy and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the closing of the merger occurs.

Under the terms of the merger agreement, none of the matters described under this “—Employee Matters” section will (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) prohibit Parent or any of its subsidiaries, including Alloy (as the surviving corporation in the merger), from amending any employee benefit plan, (iii) obligate Parent, Alloy (both before the merger and as the surviving corporation in the merger), or any of their respective affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the completion of the merger, whether before or after Alloy’s stockholders have adopted the merger agreement, in any of the following ways:

•	By mutual written consent of Parent and Alloy;

•	By either Parent or Alloy, if:

•

the merger has not been completed on or before December 15, 2010. The right to terminate the merger agreement under this provision is not available to any party whose breach of any provision of the merger agreement resulted in the failure of the completion of the merger to occur by such time;

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any applicable law, order, injunction, judgment, decree, ruling or other similar requirement is in effect that makes completion of the merger illegal or otherwise prohibited, or permanently enjoins Alloy or Parent from completing the merger and any such injunction has become final and non-appealable. The right to terminate the merger agreement under this provision is not available to any party unless such party used its reasonable best efforts to contest, appeal and remove such injunction. Nor is the right to terminate under this provision available to any party whose failure to comply with any provision of the merger agreement has been the principal cause of, or resulted directly in, such action;

•	Alloy’s stockholders fail to adopt the merger agreement at Alloy stockholders’ meeting called for that purpose (or at any adjournment or postponement thereof); or

•

there has been a material breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to the accuracy of representations and warranties or to the performance of obligations, and which breach has not been cured within 30 days following receipt by the other party of notice of such breach or which breach, by its nature, cannot be cured within such period. A party seeking to terminate the merger agreement under this provision must not be in material breach of its own obligations under the merger agreement at the time it delivers notice of breach to the other party; or

•

By Parent, if (v) an adverse recommendation change occurred or if our board of directors or an authorized committee thereof resolves to effect an adverse recommendation change, (w) if our board of directors or any committee thereof fails to recommend the stockholder approval in the proxy statement or withholds, withdraws, amends or modifies its recommendation of the stockholder approval in a manner adverse to Parent, (x) a tender offer or exchange offer for outstanding shares of Alloy common stock shall have been commenced (other than by Parent or its affiliates) and our board of directors or any committee thereof recommends that the stockholders tender their shares in such tender offer or exchange offer or, within ten business days after the public announcement of such tender offer or exchange offer or, if earlier, prior to the date of the stockholder meeting, our board of directors or a committee thereof fails to recommend against acceptance of such offer and fails to reaffirm the recommendation of stockholder approval; (y) Alloy enters into an agreement to effect an acquisition proposal or (z) Alloy or our board of directors or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

•	By Alloy, if an adverse recommendation change shall have occurred.

If the merger agreement is validly terminated, the merger agreement will become void without any liability on the part of any party and its representatives, except that certain designated provisions, including provisions regarding access to information, notices, termination fees, expenses, binding effect, governing law, jurisdiction, waiver of jury trial, entire agreement and severability will survive termination. If such termination shall result from a party’s willful and material (i) failure to fulfill a condition to the performance of the obligations of the other party or (ii) failure to perform a covenant in the merger agreement, that party shall be fully liable for any and all liabilities and damages incurred or suffered by the other part as a result of such failure. The termination fee to be paid by Parent following termination of the merger agreement in certain circumstances is the only effective monetary remedy available to Alloy, as Parent is a newly formed entity with no meaningful assets and the $5,800,000 limited guarantee described in “Special Factors—Limited Guarantee” on page 60 of this proxy statement is limited to any termination fee payable by Parent.

Termination Fees and Expenses

Termination Fee Payable by Alloy

Alloy has agreed to pay Parent a termination fee of $3,900,000 if:

•	Parent terminates the merger agreement pursuant to any of (v) through (z) as described in “—Termination of the Merger Agreement” above;

•	Alloy terminates the merger agreement because an adverse recommendation change shall have occurred; or

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Alloy or Parent terminates the merger agreement due to (a) the failure to complete the merger on or before December 15, 2010 if stockholder approval has not been obtained, (b) the failure of our stockholders to approve the transaction at the stockholders meeting, or (c) an uncured material breach by us of any of our covenants, agreements, representations or warranties in the merger agreement, which breach would result in a failure of a closing condition if the breach occurs or continues on the closing, and where an acquisition proposal has been publicly announced and not withdrawn. With respect to this bullet, a full termination fee is payable only if we have entered into a definitive agreement with respect to or recommended to our stockholders an acquisition proposal within twelve months following the date of such a termination. Also with respect to this bullet, each reference to 20% in the definition of acquisition proposal should be deemed to reference 50%.

However, no termination fee is payable by Alloy if at the time of such termination Parent or Merger Sub is in material breach of its or their obligations under the merger agreement.

Termination Fee Payable by Parent

Parent has agreed to pay Alloy a termination fee of $5,800,000 if:

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Parent or Alloy terminates the merger agreement because the merger has not been completed by December 15, 2010 and as of the date of such termination (x) all conditions to Parent’s obligations to close have been satisfied or waived, other than (i) the condition relating to the receipt in full of the debt financing and (ii) those other conditions that, by their nature, cannot be satisfied until the date on which the merger is completed, but, which conditions would be satisfied if such date were the date of termination and (y) all conditions have been satisfied under the Debt Financing and full proceeds of the Debt Financing (subject to the maximum leverage ratio set forth in the Debt Financing Commitment) would be available to be drawn down by Parent if Parent funded the Equity Financing at closing; or

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Alloy terminates the merger agreement because there has been a material breach by Parent or Merger Sub of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of Parent or Merger Sub to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and which breach has not been cured within 30 days following receipt by Parent or Merger Sub of notice of such breach or, by its nature, cannot be cured within such period.

No termination fee is payable by Parent if at the time of such termination Alloy is in material breach of its obligations under the merger agreement.

Alloy Reimbursement Obligations

Any termination fee payable by Alloy as described in “—Termination Fee Payable by Alloy” above shall be reduced by any amounts paid pursuant to the reimbursement obligations described in this section.

Alloy has agreed to reimburse Parent up to $2,500,000 as reimbursement for expenses actually incurred by Parent or its affiliates relating to the transactions contemplated by the merger agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants, financial advisors and financing sources), if:

•	the merger has not been completed by December 15, 2010 (but solely if the Company Stockholder Approval shall not have been obtained prior to such termination);

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there has been a material breach by Alloy of any representation or warranty or failure to perform any covenant or agreement that would result in Alloy’s failure to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and which breach has not been cured within 30 days following receipt by Alloy of notice of such breach or, by its nature, cannot be cured within such period. Parent may not terminate the merger agreement under this provision if it is in material breach of its own obligations under the merger agreement at the time Parent notifies us of our breach; and

prior to such termination, an acquisition proposal shall have been publicly disclosed and not withdrawn, or otherwise become publicly known (provided that with respect to the two bullets above, each reference to 20% in the definition of acquisition proposal shall be deemed to reference 50%).

Alloy has also agreed to reimburse Parent up to $2,500,000 as reimbursement for expenses actually incurred by Parent or its affiliates relating to the transactions contemplated by the merger agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants, financial advisors and financing sources), if at the stockholder meeting (including any adjournment or postponement thereof), the stockholder approval shall not have been obtained.

Exclusive Remedy

If either party receives a termination fee or reimbursement of expenses in accordance with the provisions of the merger agreement, the payment of the termination fee shall constitute the sole and exclusive monetary remedy of Alloy or Parent, as applicable, in connection with the termination of the merger agreement.

Other Expenses

To the extent that the termination fee is not promptly paid by any party when due, the party failing to pay the termination fee is also required to pay any costs and expenses incurred by the other party in connection with legal enforcement action taken against the party failing to pay the termination fee for such amount, together with interest on the unpaid fee, cost or expense.

Specific Performance; Remedies

Alloy, Parent and Merger Sub recognize and agree that if for any reason any of the provisions of the merger agreement are not performed by Alloy in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of the merger agreement pursuant to the terms thereof, Parent and Merger Sub will be entitled to specific performance of the terms of the merger agreement, in addition to any other remedy at law or equity. In the event that any action is brought in equity to enforce the provisions of the merger agreement, Alloy cannot allege, and waived the defense, that there is an adequate remedy at law.

Alloy, Parent and Merger Sub further acknowledge that Alloy shall not be entitled to an injunction or injunctions to prevent breaches of the merger agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of the merger agreement and that Alloy’s sole and exclusive remedy with respect to any such breach shall be the remedy available to Alloy set forth above in “—Termination Fees and Expenses.”

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before the completion of the merger if the amendment or waiver is in writing and signed. In the case of an amendment, the writing must be signed by each party to the merger agreement. In the case of a waiver, the writing must be signed by each party against whom the waiver is to be effective. However, after stockholder approval of the merger agreement, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of Alloy’s stockholders under Delaware law unless such approval has first been obtained.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the special meeting and otherwise comply with the applicable statutory procedures of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Annex C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. All references in Section 262 and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This proxy statement constitutes such notice to the holders of our common stock and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Alloy, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of our common stock. If you sign and return a proxy card by mail or vote by submitting a proxy by telephone or through the Internet, without abstaining or expressly directing that your shares of our common stock be voted against the adoption of the merger agreement, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for the adoption of the merger agreement. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either (i) refrain from executing and returning the enclosed proxy card by mail and from voting in person, or by submitting a proxy by telephone or through the Internet, in favor of the proposal to adopt the merger agreement or (ii) vote against or abstain from voting for the adoption of the merger agreement by checking either the “against” or the “abstain” box next to the proposal on such card and returning such card by mail or by voting in person against the adoption of the merger agreement or by submitting a proxy by telephone or through the Internet, against the proposal or registering in person an abstention with respect thereto. A vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a demand for appraisal.

A demand for appraisal will be sufficient if it reasonably informs Alloy of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners.

A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Alloy, Inc., 151 West 26th Street, 11th Floor, New York, NY 10001, Attention: Corporate Secretary, or should be delivered to the Corporate Secretary at the special meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 of the DGCL could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262 of the DGCL. In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any, by the surviving corporation to the stockholders entitled thereto. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. The Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the cash payment for his, her or its shares pursuant to the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

IMPORTANT INFORMATION ABOUT ALLOY

Alloy is a Delaware corporation and is one of the country’s largest providers of media and marketing programs offering advertisers the ability to reach youth and non-youth targeted consumer segments through a diverse array of assets and marketing programs, including digital, display board, direct mail, content production and educational programming.

For more information about Alloy, please visit our website at www.alloymarketing.com. Alloy’s website is provided as an inactive textual reference only. Information contained on our website is not incorporated by reference into, and does not constitute any part of, this proxy statement. Alloy is publicly traded on the NASDAQ under the symbol “ALOY.”

Additional information regarding Alloy is contained in our filings with the SEC. See “Where You Can Find More Information” on page 116 of this proxy statement.

Directors and Executive Officers of Alloy

Set forth below for each of the directors and executive officers of Alloy is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Except as otherwise noted, each person identified below is a citizen of the United States of America and can be reached c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, NY 10001, phone: (212) 244-4307.

During the last five years, none of Alloy, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Name of Director or Executive Officer	Age
Independent Directors
Peter M. Graham(1)	55
Edward A. Monnier(2)	46
Anthony N. Fiore(3)	68
Richard E. Perlman(4)	63
Samuel A. Gradess(5)	44
Matthew A. Drapkin(6)	37
Jeffrey Jacobowitz(7)	41
Employee Directors
Matthew C. Diamond(8)	41
James K. Johnson, Jr.(9)	43
Executive Officers
Robert L. Bell(10)	60
Gina R. DiGioia(11)	39
Joseph D. Frehe(12)	45

(1)	Peter M. Graham has served as one of our directors since November 1998. From 1994 through December 2004, he held various positions with Ladenburg Thalmann Group Inc., an investment banking organization, including Principal, President, Vice Chairman and Managing Director of its principal subsidiary, Ladenburg Thalmann & Co. Inc. Mr. Graham joined Ladenburg Thalmann & Co. Inc. in 1976 after having attended the Wharton School of Business at the University of Pennsylvania. Mr. Graham serves as Chairman of the Board of Seventh Generation, Inc., a privately held consumer products company. Mr. Graham has also been designated as the lead independent director.
(2)

Edward A. Monnier has served as one of our directors since March 2001. Mr. Monnier has been principal of Corridor Capital, a private equity firm, since its inception in 2005 and is currently its managing director. Previously, Mr. Monnier held various positions with Liberty Media Corporation subsidiaries from October 1999 until November 2004, including Vice President of Corporate Development & Strategy with Liberty Broadband Interactive Television, a wholly owned subsidiary of Liberty Media Corporation. From June 1997 until October 1999, Mr. Monnier served as a strategy and mergers and acquisitions consultant for LEK Consulting. Mr. Monnier received a B.A. in Anthropology and in Philosophy, both from Emory University in 1989, and a MBA from the Wharton School of Business at the University of Pennsylvania in 1996.

(3)	Anthony N. Fiore has served as one of our directors since June 2004. Mr. Fiore was one of the founders of MarketSource Corporation, a leading marketing services company that developed and implemented award-winning programs in high schools, universities and major retail venues. He was the Executive Vice President in charge of strategic planning, sales and marketing from January 1999 through August 2004. Mr. Fiore retired from MarketSource in August 2004 after 24 years of service. He also was a board member of the Promotion Marketing Association and held executive marketing positions with Warner Lambert and American Express. Mr. Fiore holds a B.S. from Wagner College and a MBA in Finance from Pace University.
(4)	Richard E. Perlman has served as one of our directors since September 2006. Mr. Perlman is the founder of Compass Partners, L.L.C., a merchant banking and financial advisory firm specializing in corporate restructuring and middle market companies, and has served as its chairman and President since its inception in May 1995.Mr. Perlman is Co-Chairman of the Board and Co-Chief Executive of Examworks, Inc., which serves the legal and insurance industry with its panel of medical experts for trial testimony, physical examinations and file review. From October 2003 until its acquisition by Middleby Corporation in January 2009, Mr. Perlman was chairman of TurboChef Technologies, Inc. He was formerly chairman of PracticeWorks, Inc. from March 2001 until its acquisition by The Eastman Kodak Company in October 2003. From January 1998 to March 2001, he served as chairman and treasurer of AMICAS, Inc. (formerly VitalWorks, Inc.). Mr. Perlman received a B.S. in Economics from the Wharton School of the University of Pennsylvania and a Masters in Business Administration from the Columbia University Graduate School of Business.
(5)	Samuel A. Gradess joined us in July 1996 and has been a director since that time. He was appointed Secretary and Director of Finance and Administration of Alloy in January 1997. Mr. Gradess served as our Chief Financial Officer from January 1999 through August 2004 and as our Executive Vice President from August 2004 through January 2006. Mr. Gradess is currently a principal of New York Livery Leasing, Inc., a specialized automobile finance company. Prior to joining Alloy, from 1987 to 1997, Mr. Gradess was an executive in the Credit Department of Goldman, Sachs & Co., an investment bank. Mr. Gradess received his B.A. in Economics from the University of Virginia in 1987.
(6)	Matthew A. Drapkin has served as one of our directors since April 2010. Mr. Drapkin has been a partner at Greenway Capital since December 2009. Mr. Drapkin served as head of research, special situations, and private equity at ENSO Capital, a New York based hedge fund from March 2008 to October 2009. From January 2003 to March 2008, Mr. Drapkin worked at MacAndrews & Forbes, where he most recently served as the Senior Vice President, Corporate Development, responsible for sourcing, evaluating, and executing investment opportunities. Prior to MacAndrews, Mr. Drapkin was the general manager of several Condé Nast interest sites and an investment banker at Goldman Sachs. Mr. Drapkin is also a director of Plato Learning, Inc., and Glu Mobile, Inc., both publicly traded corporations.
(7)	Jeffrey Jacobowitz has served as one of our directors since April 2010 and is the founder and managing partner of Simcoe Partners, LP. Mr. Jacobowitz is also a Managing Director with Robotti & Company where since June 2002 he has served as an advisor to a number of investment management firms in the United States and Canada. From November 1999 to May 2002, Mr. Jacobowitz was an analyst with Naples, Florida based Private Capital Management. From September 1996 to November 1999, Mr. Jacobowitz was an analyst with Robotti & Company. Prior to that Mr. Jacobowitz was a Senior Accountant with Deloitte & Touche LLP. Mr. Jacobowitz is a graduate of the University of Maryland (UMBC) and is a Certified Public Accountant. Mr. Jacobowitz is also a director of Telular Corporation, a publicly traded company.
(8)	Matthew C. Diamond founded Alloy together with Mr. Johnson in January 1996, and served as the Director of Marketing and Planning until January 1999. He has served as one of our directors since July 1996, was appointed Chief Executive Officer in January 1999 and was elected Chairman of the Board in April 1999. Mr. Diamond received his B.A. in International Studies and Economics from the University of North Carolina at Chapel Hill in 1991 and his MBA from the Harvard Graduate School of Business in 1996. Mr. Diamond is also a director of Genesco, Inc., a publicly traded company.
(9)	James K. Johnson, Jr. founded Alloy together with Mr. Diamond in January 1996 and has served as one of our directors since that time. He was appointed President of Alloy in January 1997 and Chief Operating Officer in January 1999. From August 2004 until March 2006, Mr. Johnson served as Alloy’s Chief Financial Officer. Mr. Johnson received his B.A. in History from Hamilton College in 1989.
(10)	Robert L. Bell joined us in July 2000 as Chief Technology Officer. From 1998 through 2000, Mr. Bell served as Vice President of Customer Development at Edifice Information Management Systems. Mr. Bell received a B.S. from Denison University in Granville, Ohio in 1971 and a MS-AP from the Stevens Institute of Technology in 1978.
(11)	Gina R. DiGioia joined us in April 2001 as the Company’s Vice-President, General Counsel. In 2004, she was recognized by our board of directors as our Chief Legal Officer and was appointed as the Corporate Secretary. From 1997 to 2001, Ms. DiGioia was a senior associate of the law firm Grant, Herrmann, Schwartz & Klinger, LLP. She received a B.A. in International Studies from American University in 1991 and a J.D. from the State University of New York at Buffalo School of Law in 1996.

(12)	Joseph D. Frehe joined us in March 2000 and has held various finance positions during his tenure with the Company, including Director of Financial Integration, Assistant Controller, Vice President—Finance, and Senior Vice President of Finance. In July 2007 he was promoted to Chief Financial Officer. Prior to joining the Company, Mr. Frehe held corporate finance and controllership positions at Trans Union LLC, a credit reporting company, from 1988 to 1999. He received a B.S. in accounting from the University of Illinois in 1987 and is a member of the Illinois CPA Society.

Financial Data

Our audited consolidated financial statements, which reflect the FrontLine Marketing business as a discontinued business, at January 31, 2009 and 2010 and for the years then ended are contained in Annex F attached hereto and are incorporated herein by reference. Our unaudited consolidated financial statements at July 31, 2009 and 2010 and for the six months then ended are contained in Annex G attached hereto and are incorporated herein by reference.

No pro forma data giving effect to the merger has been provided; Alloy does not believe that such information is material to stockholders in evaluating the merger and the merger agreement because (i) the merger consideration is all cash, and (ii) if the merger is completed, our common stock will cease to be publicly traded.

Ratio of Earnings to Fixed Charges

(In thousands, except ratios)

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated. Ratio of earnings to fixed charges means the ratio of income (loss) from continuing operations before income taxes and fixed charges, to fixed charges, where fixed charges are the aggregate of interest expense and debt conversion costs.

	Three months ended 7/31/2010	Three months ended 4/30/2010	Fiscal Year Ended January 31,
			2010	2009
Income (loss) from continuing operations before income taxes	$(2,213)	$(3,562)	$(5,666)	$9,201
Add fixed charges:
Interest expense	4	5	16	156

Total fixed charges	$4	$5	$16	$156
Income (loss) from continuing operations before income taxes and fixed charges	(2,209)	(3,557)	(5,650)	11,075
Fixed charges:
Interest expense	4	5	16	156

Total fixed charges	4	5	16	156
Ratio of earnings to fixed charges	(552.17)	(711.47)	(353.13)	70.99

Book Value Per Share

Our book value per share as of July 31, 2010 was $9.41.

Projected Financial Information

During our consideration of strategic alternatives, as described in “Special Factors—Background of the Merger” beginning on page 16 of this proxy statement, Alloy management provided Macquarie Capital with financial forecasts of Alloy’s operating performance for fiscal years 2010 through 2014 prepared by the management of Alloy. Set forth below are the financial forecasts delivered by Alloy management in June 2010, which we refer to as the “Management Projections.” In connection with Parent’s due diligence review of Alloy, Alloy provided to Parent and its financing sources portions of the Management Projections.

Alloy does not, as a matter of course, publicly disclose projections of future revenues or earnings. However, the summary projections set forth below were made available to the special committee, our board of directors and Macquarie Capital in connection with their financial analyses. The projections were prepared consistent with historical accounting policies. The projections were not prepared with a view toward public disclosure or to comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The inclusion of this information should not be regarded as an indication that Alloy, the special committee, our board of directors, Macquarie Capital, ZM or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Alloy’s management. BDO USA, LLP (formerly, BDO Seidman, LLP) has neither examined, compiled nor performed any procedures with respect to the accompanying prospective financial information and, accordingly, BDO USA, LLP (formerly, BDO Seidman, LLP) does not express an opinion or any other form of assurance with respect thereto. In compiling the projections, Alloy’s management took into account historical performance, combined with estimates regarding revenues and operating expenses. The projections were developed in a manner consistent with management’s historical development of budgets. Although the projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events that Alloy’s management believed were reasonable at the time the projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Alloy’s management, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections. The inclusion of this information should not be regarded as an indication that any recipient of this information considered, or now considers, it to be a reliable prediction of future results. Readers of this proxy statement are cautioned not to rely on these financial projections.

A summary of the projections is set forth below:

(Unaudited, in millions)

	Actual	Estimated					CAGR 09-14
	2009A	2010E	2011E	2012E	2013E	2014E
Revenue
Media & Entertainment(1)	$53.9	$63.4	$67.8	$72.6	$77.8	$83.6	9.2%
% Growth	8.5%	17.7%	6.9%	7.1%	7.2%	7.4%
Other(2)	129.7	139.0	142.5	146.1	149.9	153.8	3.5%
% Growth	(12.3)%	7.1%	2.6%	2.5%	2.6%	2.6%
Total Revenue	$183.6	$202.4	$210.3	$218.7	$227.7	$237.4	5.3%
% Growth	(7.0)%	10.2%	3.9%	4.0%	4.1%	4.3%
Adjusted EBITDA, Pre-Corporate
Media & Entertainment(1)	$11.0	$11.1	$13.9	$17.1	$20.7	$24.7	17.5%
% Margin	20.5%	17.5%	20.6%	23.6%	26.6%	29.6%
Other(2)	16.0	15.9	16.7	16.6	16.5	16.4	0.5%
% Margin	12.3%	11.4%	11.7%	11.3%	11.0%	10.7%
Total Adjusted EBITDA, Pre-Corporate	$27.0	$27.0	$30.7	$33.7	$37.2	$41.1	8.8%
% Margin	14.7%	13.3%	14.6%	15.4%	16.3%	17.3%
Corporate Costs(3)	$(14.6)	$(11.1)	$(11.4)	$(11.8)	$(12.1)	$(12.5)	(3.0)%
Public Company Costs	(1.9)	(1.9)	(1.9)	(2.0)	(2.0)	(2.1)	2.4%
Adjusted EBITDA(4)	$10.6	$14.0	$17.3	$19.9	$23.0	$26.5	20.2%
% Margin	5.8%	6.9%	8.2%	9.1%	10.1%	11.2%
Adjusted EBITDA excl. Public Co. Costs	$12.5	$15.9	$19.3	$21.9	$25.0	$28.6	18.1%
% Margin	6.8%	7.9%	9.2%	10.0%	11.0%	12.1%
Capex	$3.3	$3.9	$4.4	$4.6	$4.8	$5.0	8.4%

1)	Media & Entertainment includes Digital, Channel One, Entertainment and Education businesses.
2)	Other includes Placement, Alloy Marketing and Promotions, On Campus Marketing, Sampling, Display Boards and Print businesses.
3)	Reduction in 2010E onward corporate costs is due to the allocation of expenses related to the sales force to the individual businesses.
4)	Reference the table below for the reconciliation of Adjusted EBITDA to operating (loss) income.

The financial forecasts provided to Macquarie Capital were last updated on June 7, 2010.

Supplemental Disclosures Regarding Non-GAAP Financial Information

(Unaudited; in millions)

Adjusted EBITDA

The following table sets forth the Company’s actual and projected Adjusted EBITDA for the fiscal years 2009, 2010, 2011, 2012, 2013 and 2014. The Company defines Adjusted EBITDA as operating (loss) income adjusted to exclude the following line items and amounts presented in its Statements of Operations: depreciation and amortization, stock-based compensation and special charges.

Since Adjusted EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), it should not be considered in isolation from, nor as a substitute for, operating (loss) income as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted EBITDA excludes certain financial information compared to operating income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are excluded. As required by the SEC, the Company provides below a reconciliation of operating income (loss) to Adjusted EBITDA.

Because of the forward-looking nature of the projected financial information, particularly in light of the likely restructuring of the Company’s business whether or not the merger is consummated, actual quantification of the amounts needed to reconcile the non-GAAP measures to the associated GAAP measures involved substantial hypothetical and unverifiable assumptions. The reconciliation below was not provided to, reviewed by or relied on by any of Macquarie Capital, the special committee or our board of directors in connection with their financial analyses.

	2009A	2010E	2011E	2012E	2013E	2014E
Operating (loss) income from continuing operations	$(5.7)	$(1.7)	$4.9	$7.2	$9.9	$13.1
Plus:
Depreciation and amortization	6.1	6.5	7.1	7.3	7.5	7.7
Stock based compensation	5.2	5.2	5.3	5.4	5.6	5.7
Special charges	5.0	4.0	—	—	—	—

Adjusted EBITDA	$10.6	$14.0	$17.3	$19.9	$23.0	$26.5

None of Alloy or our affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Alloy compared to the information contained in the forecasts or that forecasted results will be achieved.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL FORECASTS, ALLOY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL FORECASTS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FORECASTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL FORECASTS ARE SHOWN TO BE IN ERROR OR CHANGE.

Market Price and Dividend Data

Alloy common stock is listed for trading on the NASDAQ under the symbol “ALOY.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NASDAQ.

	High	Low
Fiscal Year Ending January 31, 2011
Second Quarter	$9.60	$7.01
First Quarter	$8.76	$7.40
Fiscal Year Ended January 31, 2010
Fourth Quarter	$8.25	$6.53
Third Quarter	$7.35	$6.32
Second Quarter	$7.00	$4.55
First Quarter	$4.99	$3.41
Fiscal Year Ended January 31, 2009
Fourth Quarter	$5.50	$3.65
Third Quarter	$7.90	$4.64
Second Quarter	$8.60	$6.36
First Quarter	$8.24	$6.10

The closing sale price of Alloy common stock on the NASDAQ on June 23, 2010, the last trading day prior to the announcement of the merger, was $8.59 per share. The $9.80 per share to be paid for each share of Alloy common stock in the merger represents a premium of approximately 14 % to the closing price on June 23, 2010. On October [    ], 2010, the most recent practicable date before this proxy statement was printed, the closing price for the Alloy common stock on the NASDAQ was $[            ] per share. You are encouraged to obtain current market quotations for Alloy common stock in connection with voting your shares.

We have never declared or paid cash dividends on our common stock. Currently, we intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of Alloy common stock as of September 20, 2010 for: (a) each of our named executive officers; (b) each of our directors; (c) all of our current directors and executive officers as a group; and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except where indicated in the footnotes below, the address for each director and executive officer listed is: c/o Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York 10001. We deem shares of Alloy common stock that may be acquired by an individual or group within 60 days of September 20, 2010 pursuant to the exercise of options or warrants or conversion of convertible securities to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in the footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by such stockholders. Percentage of ownership is based on 12,876,818 shares of common stock outstanding on September 20, 2010 (excluding treasury stock):

	SHARES BENEFICIALLY OWNED
Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Matthew C. Diamond	1,011,046	(1)	7.9%
James K. Johnson, Jr.	947,425	(1)	7.4%
Joseph D. Frehe	30,874	(2)	*
Gina R. DiGioia	49,459	(3)	*
Robert L. Bell	40,656	(4)	*
Peter M. Graham	134,473	(5)	1.0%
Samuel A. Gradess	278,070		2.2%
Edward A. Monnier	41,111	(6)	*
Anthony N. Fiore	57,324	(7)	*
Richard Perlman	29,937	(8)	*
Matthew Drapkin	979,755	(9)	7.6%
Jeffrey Jacobowitz	654,635	(10)	5.1%
Dimensional Fund Advisors LP	1,249,413	(11)	9.7%
SRB Management, L.P.	975,120	(12)	7.6%
T2 Partners Management, LP	669,946	(13)	5.2%
ALL CURRENT DIRECTORS AND EXECUTIVE OFFICERS (12 PERSONS) AS A GROUP.	4,254,765	(14)	33.0%

*	Represents beneficial ownership of less than one percent of the issued and outstanding common stock on September 20, 2010.

(1)	Includes: (i) 354,547 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 186,859 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(2)	Includes: (i) 10,557 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 11,687 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(3)	Includes: (i) 15,757 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 21,124 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(4)	Includes: (i) 675 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 33,625 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(5)	Includes: (i) 48,465 shares held by The Peter Graham Money Purchase Plan & Trust; (ii) 27,571 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (iii) 17,500 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(6)	Includes: (i) 15,327 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 3,750 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(7)	Includes: (i) 15,327 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 1,250 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(8)	Includes: (i) 15,327 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 1,250 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.
(9)	Includes (i) 4,635 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 975,120 shares of Common Stock directly beneficially owned by BD Media Investors LP (“BD Media”) (678,537 shares), SRB Greenway Opportunity Fund (QP), L.P. (“Greenway Opportunity QP”) (264,369 shares) and SRB Greenway Opportunity Fund, L.P. (“Greenway Opportunity, L.P.”) (32,214 shares), which Mr. Drapkin may be deemed to beneficially own, as he is co-managing member of BC Advisors, LLC (“BCA”) which is the general partner of SRB Management, L.P. (“SRB Management”) (of which Mr. Drapkin is himself a limited partner), and SRB Management is the general partner of, and investment manager for, each of BD Media, Greenway Opportunity QP and Greenway Opportunity, L.P. Mr. Drapkin disclaims beneficial ownership in such shares of Common Stock.
(10)	Includes (i) 4,635 shares of restricted stock, which are subject to rights of repurchase by the Company in certain circumstances as outlined in a restricted stock agreement executed by the grantee and the Company; and (ii) 650,000 shares of Common Stock beneficially owned by Simcoe Partners, L.P. (“Simcoe”) (202,250 shares), Simcoe Opportunity Partners, L.P. (“Simcoe Opportunity”) (420,000 shares) and Simcoe Service Company, LLC (“Simcoe Service”) (27,750 shares), which Mr. Jacobowitz may be deemed to beneficially own, as he is the manager of Simcoe Management Company, LLC (“Simcoe Management”), which is the general partner of each of Simcoe and Simcoe Opportunity, and Simcoe Service. Mr. Jacobowitz disclaims beneficial ownership in such shares of Common Stock.
(11)	Based on a filing on Form 13F-HR filed with the SEC on August 6, 2010. Dimensional Fund Advisors, LP (“Dimensional”) is deemed to have beneficial ownership of such shares based on comingled group trusts and separate accounts that are managed by Dimensional. All securities are owned by clients of Dimensional and Dimensional disclaims beneficial ownership of all such securities. Dimensional Fund Advisors, LP is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(12)	Based on a filing on Form 13D/A filed with the SEC on June 29, 2010. Represents 975,120 shares of Common Stock directly beneficially owned by BD Media (678,537 shares), Greenway Opportunity QP (264,369 shares) and Greenway Opportunity, L.P. (32,214 shares). BCA, which is the general partner of SRB Management, which is the general partner of, and investment manager for, each of BD Media, Greenway Opportunity QP and Greenway Opportunity, L.P. ARB Management,, L.P., is located at Attn: Steven R. Becker, 300 Crescent Court, Suite 1111, Dallas, TX 75201.
(13)

Based on a Form 13D jointly filed with the SEC on July 29, 2010. Represents 669,946 shares of Common Stock beneficially owned by T2 Accredited Fund, LP (“T2 Accredited”) (361,973 shares), T2 Qualified Fund, LP (“T2 Qualified”) (146,181 shares), Tilson Offshore Fund, Ltd (“Tilson Offshore”) (98,344 shares) and Tilson Focus Fund (“Tilson Focus”) (63,448 shares). Whitney R. Tilson and Glenn H. Tongue control T2 Partners Management, LP (“T2

Partners LP”), T2 Partners Management, LLC (“T2 Partners LLC”) and T2 Partners Group, LLC (“T2 Group”); T2 Partners LLC is the General Partner for T2 Accredited and T2 Qualified; and T2 Group controls T2 Partners LP. The address of each of the above individuals and entities is 145 East 57th Street, Tenth Floor, New York, New York 10022.

(14)	Includes an aggregate of: (i) 818,605 shares of restricted stock, which are subject to rights of repurchase by us in certain circumstances as outlined in restricted stock agreements executed by the grantee and the Company; and (ii) 463,904 shares that may be acquired pursuant to stock options that are or will become exercisable within 60 days of September 20, 2010.

Transactions in Shares of Common Stock

Purchases by Alloy

On January 29, 2003, Alloy adopted a stock repurchase program authorizing the repurchase of Alloy common stock from time to time in the open market at prevailing market prices or in privately negotiated transactions.

The following tables set forth the amount of securities purchased, the range of prices paid and the average purchase price for each quarter that Alloy purchased securities during the past two years. With the exception of the footnotes below, all purchases were made pursuant to our stock repurchase program. All amounts are in thousands, except per share amounts.

Fiscal Year Ended January 31, 2011

	Total Number of Shares Purchased		Range of Prices Paid		Average Purchase Price
Quarter
First Quarter	98	(1)	$7.72	$8.57	$8.11
Second Quarter	1	(1)	$9.50	$9.50	$9.50

(1)	Represents shares of Alloy common stock surrendered to us by our employees to satisfy tax their tax withholding obligations upon the vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender.

Fiscal Year Ended January 31, 2010

	Total Number of Shares Purchased		Range of Prices Paid	Average Purchase Price
Quarter
First Quarter	186	(1)	$3.55 - $4.96	$3.91
Second Quarter	576	(2)	$4.49 - $6.55	$5.95
Third Quarter	142	(3)	$6.42 - $6.80	$6.51
Fourth Quarter	360	(4)	$6.65 - $6.88	$6.67

(1)	Includes 52 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender.
(2)	Includes 5 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender.
(3)	Includes 42 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender.
(4)	Includes 10 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender.

Fiscal Year Ended January 31, 2009

	Total Number of Shares Purchased		Range of Prices Paid	Average Purchase Price
Quarter
First Quarter	124	(1)	$6.57 - $7.80	$6.72
Second Quarter	48	(2)	$6.42 - $7.78	$6.62
Third Quarter	373	(3)	$5.40 - $7.61	$5.90
Fourth Quarter	927	(4)	$3.34 - $5.25	$4.43

(1)	Includes 44 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender and 9 shares of unvested restricted stock repurchased from our employees upon their termination of service, at a price per share of $0.01, pursuant to the terms of our standard form of restricted stock agreement.
(2)	Includes 10 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender and 2 shares of unvested restricted stock repurchased from our employees upon their termination of service, at a price per share of $0.01, pursuant to the terms of our standard form of restricted stock agreement.
(3)	Includes 2 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender and 6 shares of unvested restricted stock repurchased from our employees upon their termination of service, at a price per share of $0.01, pursuant to the terms of our standard form of restricted stock agreement.
(4)	Includes 11 shares of Alloy common stock surrendered to us by our employees to satisfy their tax withholding obligations upon vesting of their restricted stock, valued at the closing price of Alloy common stock as reported by the NASDAQ on the date of the surrender.

Purchases by Buyer Filing Persons

None of the Buyer Filing Persons has purchased shares of our common stock at any time within the past two years.

Purchases by Messrs. Diamond, Johnson and Morgenstein

None of Messrs. Diamond, Johnson and Morgenstein has purchased shares of our common stock at any time within the past two years.

Prior Public Offerings

During the last three years, we have not made any underwritten public offering of our common stock for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Transactions in Prior 60 Days

There have been no transactions in shares of Alloy common stock during the past sixty days by us, any of our officers or directors, any of Messrs. Diamond, Johnson and Morgenstein, Buyer Filing Persons or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 2)

Alloy may ask its stockholders to vote on a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter by holders of Alloy common stock present, in person or represented by proxy, at the special meeting, provided that a quorum is present, in person or represented by proxy, at the special meeting.

Our board of directors recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Future Stockholder Proposals

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold a 2010 annual meeting of stockholders later in the year.

To be considered for inclusion in our Proxy Statement relating to the 2010 Annual Meeting of Stockholders, stockholder proposals must be received no later than March 16, 2011. To be considered for presentation at such meeting, although not included in our Proxy Statement, proposals must comply with our by-laws and must be received no earlier than March 23, 2011 and no later than April 22, 2011. All stockholder proposals should be marked for the attention of Secretary, Alloy, Inc., 151 West 26th Street, 11th Floor, New York, New York, 10001.

Householding of Special Meeting Materials

In December 2000, the SEC adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of the annual reports and proxy statements to any household at which two or more of our stockholders reside, if your broker or we believe that the stockholders are members of the same family. This practice, referred to as “householding”, benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded”, the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household receives a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer & Trust Co., by calling its toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of Alloy’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Alloy stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•

If your Alloy common stock is registered in your own name, please contact our transfer agent, American Stock Transfer & Trust Co., and inform it of your request by calling it at 1-800-937-5449 or writing it at American Stock Transfer & Trust Co., 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219.

•

If a broker or other nominee holds your Alloy common stock, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage and your account number.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, through the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Alloy, Inc.

151 West 26th Street, 11th Floor

New York, NY 10001

Attn: Investor Relations

Phone: (212) 329-8459

If you would like to request documents from us, please do so by November 1, 2010, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, filed with the SEC on April 12, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended July 31, 2010, filed with the SEC on September 9, 2010;

•	our proxy statement on Schedule 14A, filed with the SEC on May 28, 2010; and

•	our Current Reports on Form 8-K filed with the SEC on January 14, 2010, March 22, 2010, April 16, 2010, June 8, 2010, June 28, 2010 and July 20, 2010.

With respect to this proxy statement but not with respect to any corresponding Schedule 13E-3, we also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

Because the merger is a “going-private” transaction, we, the Buyer Filing Persons, and Messrs. Diamond, Johnson and Morgenstein have filed with the SEC a Rule 13e-3 Transaction Statement under the Exchange Act with respect to the merger and the transactions contemplated pursuant to the merger agreement. This proxy statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto. Copies of the Schedule 13E-3 and the exhibits thereto (including the financial analysis materials prepared by Macquarie Capital in connection with its presentations to the special committee and our board of directors) are available on the SEC’s or our website as described above and are also available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative of a stockholder who has been so designated in writing, and may be inspected and copied, or obtained by mail, by making a request to the Alloy address or phone number listed above.

Parent has provided all information contained in this proxy statement relating to Parent, Merger Sub, ZM Capital, L.P., ZM Capital Partners, L.L.C and ZM Capital Management, L.L.C and the financing commitments and we have provided all information relating to Alloy. Messrs. Diamond, Johnson and Morgenstein have provided all of the information in this proxy statement relating to their employment arrangements and other transactions with Parent.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom or from whom it is unlawful to make such proxy solicitation in that jurisdiction. You should rely only on the information contained in this proxy statement to vote your shares at the special meeting. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated October [    ], 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 23, 2010

among

ALLOY, INC.,

ALLOY MEDIA HOLDINGS, L.L.C.

and

LEXINGTON MERGER SUB INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of June 23, 2010 by and among Alloy, Inc., a Delaware corporation (the “Company”), Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), and Lexington Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors or Managing Member of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, (i) certain stockholders of the Company are entering into a voting agreement with Parent simultaneously with the execution of this Agreement (the “Voting Agreement”), whereby, among other things, such stockholders have agreed to vote their shares representing, in the aggregate, 25% of the shares of the Company outstanding as of the date hereof in favor of the approval and adoption of this Agreement and (ii) certain stockholders of the Company have executed the Rollover Commitment Letters (as defined below) simultaneously with the execution of this Agreement, whereby, such stockholders will exchange Rollover Shares (as defined below) for equity interests in Parent; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide, written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company; provided, however, that any Excluded Transaction shall not constitute a Company Acquisition Proposal.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of January 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means January 31, 2010.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Scheduled Contract” means each contract or agreement filed or incorporated by reference as an exhibit to the Company 10-K pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company Stock Plans” means (i) the Alloy, Inc. Amended and Restated 2007 Employee Director and Consultant Stock Incentive Plan, (ii) the Alloy, Inc. Amended and Restated 2002 Restricted Stock and Non-Qualified Stock Option Plan, (iii) the Alloy, Inc. Amended and Restated 1997 Employee, Director and Consultant Stock Option and Stock Incentive Plan, (iv) the iTurf Inc. Amended and Restated 1999 Stock Incentive Plan, (v) the Alloy, Inc. 1999 Employee Stock Purchase Plan and (vi) the dELiA*s Inc. 1998 Stock Incentive Plan.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended January 31, 2010.

“Copyrights” has the meaning specified in the definition of “Intellectual Property Rights.”

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Domain Names” has the meaning specified in the definition of “Intellectual Property Rights.”

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or to any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Transaction” means (i) any acquisition or purchase, direct or indirect, of any portion of the assets of, or any equity interest in, any of the Company’s businesses or assets which are solely related to the Company’s “FrontLine” business or (ii) any transaction offer, proposal or inquiry relating to, or any Third Party indication of interest in, any acquisition or purchase, direct or indirect, of any portion of the assets of, or any equity interest in, any of the Company’s businesses or assets which are solely related to the uniform resource locator (“URL”) designations relating to the business conducted by the Company’s “dELiA*s” business.

“FrontLine Asset Purchase Agreement” means that certain Asset Purchase Agreement dated as of June 7, 2010, by and among Acosta, Inc., Acosta Frontline, LLC, Alloy Media, LLC, and the Company.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof or arbitral or similar forum.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all intellectual property rights of any kind, including (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”); (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (“Patents”); (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”); (iv) all domain name registrations (“Domain Names”); (v) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public, (“Trade Secrets”), which include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing; (vi) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”); (vii) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of any of the Company, its Subsidiaries or the business of the Company or any of its Subsidiaries as currently conducted; (viii) (A) any and all computer programs and/or software programs

(including all source code, object code, firmware, programming tools and/or documentation), (B) machine-readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) ((A)-(C), collectively, “Software”); (ix) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and (x) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

“Intervening Event” means a material event, development or change in circumstances that was not known to the Board of Directors of the Company on the date hereof (or if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of the date hereof), which material event, development or change in circumstances or any material consequences thereof, becomes known to or understood by the Board of Directors of the Company prior to the Company Stockholder Meeting.

“Inventions” has the meaning specified in the definition of “Intellectual Property Rights.”

“knowledge” means, (i) with respect to the Company, the actual knowledge, after reasonable inquiry, of the officers of the Company set forth in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals set forth on Exhibit A hereto.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means any effect, circumstance, change, event or development, individually or in the aggregate, that has a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from

(A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which the Company and its Subsidiaries operate that affect the industries in which the Company and its Subsidiaries conduct their business (including changes in interest rates or the availability of credit financing, changes in exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter-market operating in the United States or any other market in which the Company or its Subsidiaries operate), so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate,

(B) changes required by GAAP or other accounting standards or regulatory accounting requirements (or the interpretation thereof) applicable to any industry in which the Company and its Subsidiaries operate,

(C) changes (including changes of Applicable Law) or conditions generally affecting the industries or markets in which the Company and its Subsidiaries operate, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate,

(D) changes in national or international political conditions, including any engagement in hostilities or the occurrence of any acts of war, sabotage or terrorism or natural disasters in the United States occurring after the date of this Agreement, so long as such changes do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries or markets in which they operate,

(E) the announcement of, or entry into, this Agreement or the consummation of the transactions contemplated hereby (including the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and any impact on employees, to the extent caused by the pendency or the announcement of the transactions contemplated hereby),

(F) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period ending on or after the date of this Agreement (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect),

(G) a change in the trading prices or volume of the Company Stock (provided, however, that the exception in this clause shall not prevent or otherwise affect a determination that any effect, circumstance, change, event or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect),

(H) any action taken (or omitted to be taken) as expressly required by this Agreement or at the request of Parent,

(I) an Excluded Transaction, or

(J) such other matters as set forth in Section 4.11 of the Company Disclosure Schedule.

“Patents” has the meaning specified in the definition of “Intellectual Property Rights.”

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet, (iii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet in accordance with GAAP, (iv) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (v) Liens which do not materially detract from the value or materially interfere with any present or intended use of any property or assets of the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“SEC” means the Securities and Exchange Commission.

“Software” has the meaning specified in the definition of “Intellectual Property Rights.”

“Stockholder Rights Agreement” means that certain Stockholder Rights Agreement, dated as of April 14, 2003, by and between the Company and American Stock Transfer & Trust Company.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” has the meaning specified in the definition of “Intellectual Property Rights.”

“Trademarks” has the meaning specified in the definition of “Intellectual Property Rights.”

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Company Recommendation Change	Section 6.03(a)
Action	Section 4.13
Agreement	Preamble
Alternative Debt Financing	Section 8.09(c)
Alternative Debt Financing Agreement	Section 8.09(c)
Alternative Debt Financing Commitment	Section 8.09(c)
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Acquisition Proposal Expense Reimbursement	Section 11.04(b)(ii)
Company Board Recommendation	Section 4.02(b)
Company Restricted Share	Section 2.04(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Stock Option	Section 2.04(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 11.04(b)(i)
Confidentiality Agreement	Section 6.04(b)
Continuing Employee(s)	Section 7.03(a)
Debt Financing	Section 5.08(a)
Debt Financing Agreements	Section 8.09(a)
Debt Financing Commitment	Section 5.08(a)
D&O Insurance	Section 7.02(c)
Dissenting Shares	Section 2.06
DOJ	Section 8.02(a)
DOL	Section 4.18(d)
Effective Time	Section 2.01(c)
e-mail	Section 11.01
Employee Plans	Section 4.18(a)
Employment Term Sheets	Section 5.12
Equity Financing	Section 5.08(a)
Equity Financing Commitment	Section 5.08(a)
Exchange Agent	Section 2.03(a)
Filed Company SEC Documents	Article 4
Financing	Section 5.08(a)
Financing Commitments	Section 5.08(a)
FTC	Section 8.02(a)
Guarantee	Section 5.11
Guarantor	Section 5.11
Indemnified Person	Section 7.02(a)
IRS	Section 4.18(d)

Term	Section
Material Contract	Section 4.20(a)
Merger	Section 2.01(a)
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
No-Vote Expense Reimbursement	Section 11.04(f)
Option Consideration	Section 2.04(a)
Outside Date	Section 10.01(b)(i)
Owned Intellectual Property Rights	Section 4.15(a)
Parent	Preamble
Parent Disclosure Schedule	Article 5
Parent Employee Plan	Section 7.03(a)
Parent Material Adverse Effect	Section 5.01(a)
Parent Termination Fee	Section 11.04(b)(iii)
Proxy Statement	Section 4.10
PTO	Section 4.15(c)(i)
Representatives	Section 6.03(a)
Restricted Stock Consideration	Section 2.04(b)
Rollover Commitment Letters	Section 2.04(b)
Rollover Shares	Section 2.04(b)
Schedule 13E-3	Section 4.10
Superior Proposal	Section 6.03(e)
Surviving Corporation	Section 2.01(a)
Tax	Section 4.16(m)
Taxing Authority	Section 4.16(m)
Tax Return	Section 4.16(m)
Uncertificated Shares	Section 2.03(a)
Voting Agreement	Recitals
Warrants	Section 2.05

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a direct wholly-owned subsidiary of Parent.

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036 as soon as possible, but in any event no later than two (2) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02 Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.04 or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $9.80 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent or any Subsidiary of Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c) Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time and each share of Company Stock held by any Subsidiary of the Company shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). As of or prior to the Effective Time, Parent shall make available to the Exchange Agent, as needed, the aggregate Merger Consideration to be paid pursuant to Section 2.02. Promptly after the Effective Time (but not later than five (5) Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be canceled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares. After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.06 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(g) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

Section 2.04 Stock Options and Restricted Shares.

(a) By virtue of the Merger, each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested (a “Company Stock Option”) shall become fully vested and exercisable immediately prior to, and then shall be canceled at, the Effective Time, and the holder thereof shall, subject to Section 2.08, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holder), an amount in cash equal to the product of (i) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Company Stock subject to such fully vested and exercisable Company Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration shall be paid in a lump sum promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time). In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled and have no further force or effect. As soon as practicable following the execution of this Agreement, the Company shall provide written notice to each person who is a holder of Company Stock Options describing the treatment of and, if applicable, payment for such Company Stock Options pursuant to this Section 2.04(a) and providing instructions for obtaining payment for such Company Stock Options.

(b) By virtue of the Merger, each restricted share of Company Stock, which is outstanding immediately prior to the Effective Time (a “Company Restricted Share”), other than any such Company Restricted Share that is a Rollover Share (for the avoidance of doubt and notwithstanding anything to the contrary in the Agreement, Rollover Shares shall not be entitled to receive any Restricted Stock Consideration or Merger Consideration, as applicable), shall, to the extent not vested, vest as of the Effective Time, and at the Effective Time, each holder of such Company Restricted Share shall, subject to Section 2.08, be entitled to receive, from the Surviving Corporation (and Parent shall cause the Surviving Corporation to pay to such holders), an amount in cash equal to the Merger Consideration in cancellation of each share of Company Restricted Share previously held (the “Restricted Stock Consideration”). The Restricted Stock Consideration shall be paid in a lump sum promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time). As soon as practicable following the execution of this Agreement, the Company shall provide written notice to each person who is a holder of Company Restricted Shares describing the treatment of and, if applicable, payment for such Company Restricted Shares pursuant to this Section 2.04(b) and providing instructions for obtaining payment for such Company Restricted Shares. For purposes of this Agreement, “Rollover Shares” shall include the Company Restricted Shares that are subject to cancellation in exchange for membership units of Parent, pursuant to those certain mutually binding rollover commitment letters entered into by and between the Company and those other parties appearing on the signature pages thereto (i) as of the date hereof and (ii) as may be entered into, subject to the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), subsequent to the date hereof (collectively, the “Rollover Commitment Letters”), pursuant to the terms and conditions set forth therein.

(c) Prior to the Effective Time, the Company shall take such actions as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04, including, without limitation, (i) adopting appropriate resolutions, (ii) preventing the commencement of any new offering periods under the Company’s 1999 Employee Stock Purchase Plan, and (iii) taking all actions necessary to terminate the Company Stock Plans.

Section 2.05 Treatment of Warrants. On or prior to the Effective Time, the Company shall use commercially reasonable efforts to cancel each warrant to purchase Company Stock that is listed on Section 2.05 of the Company Disclosure Schedule (collectively, the “Warrants”).

Section 2.06 Dissenting Shares. Notwithstanding Section 2.03, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of the appraised value of such shares in accordance with Section 262 of Delaware Law; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the applicable provisions of Delaware Law. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.07 Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of Merger Subsidiary until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.02 Bylaws. At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law. Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.02.

Section 3.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except (x) as disclosed in any Company SEC Document filed after January 31, 2009 and before the date of this Agreement (the “Filed Company SEC Documents”), other than disclosure in such Company SEC Documents (as defined below) referred to in the “Risk Factors” and “Forward Looking Statements” sections thereof or any other disclosures in the Filed Company SEC Documents which are forward-looking in nature, or (y) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets it purports to own and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Where applicable as a legal concept, the Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws, or other organizational documents, of the Company as amended and in effect as of the date hereof and is not in violation in any material respect of any of the provisions contained in such documents.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and each other instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder and consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and authority and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement and each other instrument required hereby to be executed and delivered by the Company has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Subsidiary, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

(b) At a meeting duly called and held, the Company’s Board of Directors or an authorized committee thereof has by the unanimous vote of all members of the Company’s Board of Directors or an authorized committee thereof (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and the performance by the Company of its covenants and obligations hereunder, and declared its advisability in accordance with Delaware Law, and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”), and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action, consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Authority or any stock market or stock exchange on which shares of Company Stock are listed for trading, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate corresponding documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other applicable foreign antitrust law, (iii) filings required under, and compliance with any applicable requirements of, the 1933 Act and 1934 Act, and any other applicable state or federal securities laws, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (iv) any filings required by, and any approvals required under, the rules and policies of The NASDAQ Stock Market and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or of the charter, bylaws or other organizational document of any of the Subsidiaries of the Company, in each case as in effect as of the date hereof, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent, waiver or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, modification or acceleration under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock, $0.01 par value, and 10,000,000 shares of preferred stock, par value $0.01 per share. Each share of Company Stock carries with it an associated share purchase right issued pursuant to the Stockholder Rights Agreement, which entitles the holder thereof to purchase, upon the occurrence of certain events, one one-hundredth of a share of Series C Junior Participating Preferred Stock. As of June 21, 2010, (i) 12,866,217 shares of Company Stock were issued and outstanding (excluding treasury stock), (ii) 2,441,924 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $10.01 per share (of which Company Stock Options to purchase an aggregate of 1,643,425 shares of Company Stock were exercisable),

(iii) 1,249,532 Company Restricted Shares were issued and outstanding and remain subject to forfeiture and (iv) no shares of Company preferred stock were issued or outstanding. All outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, the Company’s certificate of incorporation or bylaws or any agreement to which the Company is a party or is otherwise bound. Section 4.05(a) of the Company Disclosure Schedule sets forth, as of June 21, 2010 (i) a complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, vesting schedule, number of shares of Company Stock subject thereto, and in the case of each outstanding Company Stock Option, the exercise price therefor and (ii) a complete and correct list of each outstanding Company Restricted Share, including the holder, date of grant and the vesting schedule. Each Company Stock Option (A) was validly issued in all material respects in compliance with all applicable law and properly approved by the Company’s Board of Directors (or a duly authorized committee or subcommittee thereof), and (B) had, on the date of grant, an exercise price of no less than the fair market value (as determined under the applicable Company Stock Plan) of the shares subject to such Company Stock Option. As of the date of this Agreement, there are no outstanding options or rights to purchase Company Stock under the Company’s 1999 Employee Stock Purchase Plan.

(b) Except as set forth in this Section 4.05 and for changes since June 21, 2010 resulting from the exercise of Company Stock Options outstanding on such date, other than the Warrants, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Securities”). Except as set forth in the Warrants, there are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities or any obligation binding on the Company to grant or extend such rights. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. As of the date hereof, an aggregate of 254,822.75 shares of Company Stock are subject to issuance upon exercise of the Warrants, all of which are reserved for issuance upon such exercise. The Company has no outstanding bonds, debentures, notes or other indebtedness that have the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which Company shareholders may vote. The Company Stock constitutes the only outstanding class of securities of the Company registered under the 1933 Act or the 1934 Act.

(c) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries.

(a) Section 4.06(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries of the Company and their respective jurisdictions of organization. Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, has been duly authorized and validly issued, fully paid and nonassessable and is owned by the Company, directly or indirectly, free and clear of any Lien, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (ii) warrants, calls, options, equity securities, rights, commitments or other rights or agreements of any character to which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, any capital stock or other equity or voting interests of any of the Company’s Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such warrant, call, option, equity security, right, commitment or agreement or other similar contract relating to any capital stock of, or other equity or voting interest (including any voting debt) including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of the Company’s Subsidiaries (the items in clauses (i) through (ii) being referred to collectively as the “Company Subsidiary Securities”), other than any of the foregoing owned or held by the Company and/or a Subsidiary of the Company. There are no outstanding obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities, other than any of the foregoing owned or held by the Company and/or a Subsidiary of the Company.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in (and neither the Company nor any of its Subsidiaries has any obligation to make an investment in or capital contribution to) any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary of the Company.

Section 4.07 SEC Filings.

(a) The Company has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 31, 2008 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, including those that the Company may file after the date hereof until the Closing, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment or superseding filing), each Company SEC Document complied, or will comply when filed, as to form in all material respects with the applicable requirements of the 1933 Act, 1934 Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1933 Act or 1934 Act did not, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any comment letter received from the SEC and (ii) the Company has not received written notice that any of the Company SEC Documents is the subject of ongoing SEC review that is still pending.

(e) No Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the 1934 Act.

(f) The Company is in material compliance with the applicable listing, corporate governance rules and regulations and other rules and regulations of The NASDAQ Stock Market.

(g) The Company and its Subsidiaries have established and maintained a system of disclosure controls and procedures (as defined in Rule 13a-15(e) under the 1934 Act) that are designed to provide reasonable assurance that material information relating to the Company and its Subsidiaries, required to be included in reports under the 1934 Act, is made known to the chief executive officer and chief financial officer of the Company by others within those entities. Neither the Company nor, to the Company’s knowledge, the Company’s independent registered public accounting firm, has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which could reasonably adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. The Company’s chief executive officer and chief financial officer have made, with respect to the Company SEC Documents, all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

Section 4.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any related notes or schedules) of the Company included (or incorporated by reference) in the Company SEC Documents (i) fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of their operations and cash flows and statements of shareholders equity for the periods then ended (subject to normal year-end audit adjustments and notes in the case of any unaudited interim financial statements), (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the 1934 Act) and (iii) complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such financial statements included in or incorporated by reference in the Company SEC Documents.

Section 4.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (a) disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (c) incurred in connection with the transactions contemplated by this Agreement and (d) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Information Supplied. The information supplied by the Company for inclusion in (a) the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) and (b) a Rule 13E-3 transaction statement on Schedule 13E-3 (“Schedule 13E-3”), or any amendment or supplement thereto, shall not, at the time filed with the SEC and as of the date it or any amendment or supplement thereto is mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any false or misleading statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the

Company Stockholder Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the 1934 Act. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should be discovered by the Company or should occur, the Company shall, promptly after it becomes aware thereof, inform Parent and Merger Subsidiary of such fact or event.

Section 4.11 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

(a) any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture, cancellation or exercise of equity based awards, options and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c) any material change in any method or principle of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act;

(d) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose current annual base salary exceeds $150,000, or any individual independent contractor of the Company or any of its Subsidiaries who has been paid more than $150,000 in the past fiscal year, (i)(A) any grant of any new or any material increase of any severance or termination pay (or any amendment to any existing severance pay or termination arrangement), except for increases in the ordinary course of business consistent with past practice or (B) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment, adoption or amendment, except as required by Applicable Law, to any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) any increase in compensation, bonus or other benefits payable to any employee (other than an officer or director) or to any individual independent contractor who has been paid more than $150,000 in the past fiscal year, except for increases in the ordinary course of business consistent with past practice or (v) any loan or advance of money or other property made to any director, officer or employee of the Company or any of its Subsidiaries (other than routine advances to employees for business expenses in the ordinary course of business in an amount not exceeding $20,000 to any such individual);

(e) any material Tax election made or changed, any material method of tax accounting adopted or changed, or any material Tax claim, audit or assessment settled or compromised, any extension or waiver of the statute of limitations with respect to a material assessment or determination of Taxes, or any closing agreement with respect to any material Tax liability agreed to, or any right to claim a material Tax refund surrendered;

(f) any sale, lease, license, lapse, transfer or disposal of any asset, security, right (including Intellectual Property Right), property, interest or business other than (x) in the ordinary course of business consistent with past practice or (y) pursuant to an Excluded Transaction; or

(g) any claim for indemnity made against the Company or any of its Subsidiaries pursuant to the FrontLine Asset Purchase Agreement that could reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $180,000.

Section 4.12 Compliance with Laws.

(a) The Company and each of its Subsidiaries is and since January 31, 2008 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been given written notice of any violation of, any Applicable Law (including, without limitation, any Applicable Law, internal or posted policy or agreement relating to privacy, data security and personal information), and to the knowledge of the Company no Action has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Applicable Law (including, without limitation, any Applicable Law, internal or posted policy or agreement relating to privacy, data security and personal information), except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, or any comparable foreign law or statute, except for such violations or noncompliance that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.13 Litigation. There is no action, suit, arbitration, charge, investigation or proceeding (collectively, “Action”) pending against, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their securities, rights, assets or properties (including “cease and desist” letters or invitations to take a patent license), before (or, in the case of threatened Actions, which would be before) or by any Governmental Authority or self-regulatory organization, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no material judgments, rulings, orders, decrees, writs or injunctions outstanding against the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are subject.

Section 4.14 Properties.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own and have good and valid title to, or valid leasehold interests in, all property and assets (other than Intellectual Property Rights) reflected on the Company Balance Sheet, or acquired after the Company Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, sufficient to conduct the respective businesses of the Company and its Subsidiaries as currently conducted, subject to no Liens other than Permitted Liens, assuming the timely discharge of all obligations owing under or related to the owned or leased property. All leases under which the Company or any of its Subsidiaries lease any material real or personal property (other than Intellectual Property Rights) are valid and binding against the Company or any of its Subsidiaries as a party thereto and, to the Company’s knowledge, the counterparties thereto, in accordance with their respective terms (except to the extent that enforcement of the rights and remedies under such leases are subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law)), and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule lists (i) all registered Trademarks, and all pending applications for Trademarks; (ii) all Domain Names; (iii) issued Patents and any applications for Patents; and (iv) registered Copyrights or any applications for Copyrights, in each case, owned by either the Company or any of its Subsidiaries (collectively, together with all other Intellectual Property Rights owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property Rights”).

(b) Patents.

(i) The Company and/or its Subsidiaries have one pending application for a Patent.

(ii) All of the issued Patents and pending applications for Patents of the Company and each of its Subsidiaries are currently in compliance with all filing and fee requirements of the applicable registration office.

(iii) No Patent of either the Company or any of its Subsidiaries has been or is now involved in any infringement, interference, reissue or reexamination proceeding and to the knowledge of the Company, no such action is threatened with respect to any of the Patents of the Company or any of its Subsidiaries.

(iv) No product manufactured or sold by the Company or any of its Subsidiaries, nor any Patent of the Company or any of its Subsidiaries is alleged to infringe any patent or product of any Person, and to the knowledge of the Company, no Patent of, or product manufactured or sold by, the Company or any of its Subsidiaries is infringed.

(c) Trademarks. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) All material registered Trademarks, and pending applications for material Trademarks with the United States Patent and Trademark Office (“PTO”) or any other country’s trademark office, of the Company and each of its Subsidiaries are currently in compliance with all filing and fee requirements of the applicable registration office.

(ii) No material Trademark of the Company or any of its Subsidiaries is currently involved in any opposition, infringement, dilution, unfair competition, cancellation or other proceeding and to the knowledge of the Company, no such action is currently threatened with respect to any of the material Trademarks of the Company or any of its Subsidiaries.

(iii) No material Trademark of the Company or any of its Subsidiaries is currently alleged to infringe, misappropriate or otherwise violate any trade name, trademark, service mark or other right of any other Person, and to the knowledge of the Company, no material Trademark of the Company or any of its Subsidiaries is currently infringed, misappropriated or otherwise violated.

(d) Copyrights. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) No material Copyright of the Company or any of its Subsidiaries has been is currently the subject of any infringement or other proceeding and to the knowledge of the Company no such action is currently threatened with respect to any material Copyright of the Company or any of its Subsidiaries.

(ii) No material Copyright of the Company or any of its Subsidiaries is currently alleged to infringe, misappropriate or otherwise violate any copyright of any other Person, and to the knowledge of the Company, no material Copyright of the Company or any of its Subsidiaries is currently infringed, misappropriated or violated.

(e) Domain Names. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) All material registered Domain Names of the Company and each of its Subsidiaries are currently in compliance with filing and fee requirements of the applicable registry.

(ii) No material Domain Name of the Company or any of its Subsidiaries is currently the subject of any dispute resolution, infringement or other proceeding and to the knowledge of the Company, no such action is currently threatened with respect to any material Domain Name of the Company or any of its Subsidiaries.

(iii) No material Domain Name of the Company or any of its Subsidiaries is currently alleged to infringe the trademark or domain name of any other Person, and to the knowledge of the Company, no material Domain Name of the Company or any of its Subsidiaries is or are currently infringed.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the material Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted. The consummation of the transactions contemplated by this Agreement will not terminate or otherwise prevent the use of any Owned Intellectual Property Rights or any material Licensed Intellectual Property Rights.

(ii) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any third person. There is no Action pending against, or to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein. None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and all such Owned Intellectual Property Rights are valid and enforceable.

(iii) The Company and its Subsidiaries have taken all commercially reasonable actions to (i) qualify for the applicable “safe harbors” under 17 U.S.C. § 512, (ii) protect their Trade Secrets and confidential information and their ownership of any material Owned Intellectual Property Rights and (iii) protect the security and operation of their facilities, systems, Software, websites and networks (and all information stored therein or transmitted thereby), and with regard to such security, there have been no material breaches or unintended disclosures.

Section 4.16 Taxes.

(a) All material Tax Returns required to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such Tax Returns are true and complete in all material respects. No written unresolved claim has been made by any Taxing Authority in a jurisdiction where neither the Company nor any of its subsidiaries files Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable, whether or not shown on any Tax Return, except for such Taxes that are being contested in good faith or for which the Company has established reserves in accordance with GAAP.

(c) The unpaid Taxes of the Company and its Subsidiaries did not as of the Company Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Balance Sheet (and/or in any notes thereto).

(d) Since the Company Balance Sheet Date, the Company has not incurred any Taxes from extraordinary gains or losses outside the ordinary course of business, except in respect of any Excluded Transaction.

(e) Neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any material Tax that remains in effect.

(f) There is no Action now pending or threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(g) There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate reserves have been established in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(h) (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any tax sharing agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or any other agreement described in clause (iii) of the definition of Tax; (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company); and (iii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any person (other than a person that is a member of the affiliated group that is comprised of the Company and its Subsidiaries) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law.

(i) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j) During the five (5)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(l) The Company and its Subsidiaries have sufficient federal net operating losses available prior to the Closing to offset any and all regular federal taxable income (but not alternative minimum taxable income) of the Company and its Subsidiaries arising in connection with the sale of the Company’s “FrontLine” business.

For the avoidance of doubt, the representations and warranties made in this Section 4.16 and Section 4.11(e) and Section 4.18 with respect to Taxes are the only representations and warranties made by the Company and its Subsidiaries with respect to matters relating to Taxes under this Agreement.

(m) “Tax” means (i) any gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, or other like assessment together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee or successor, (ii) liability for the payment of any Tax of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group and (iii) liability for the payment of any amount as a result of being party to any tax sharing agreement or tax indemnity agreement. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Action is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are in compliance with all, and has not violated any, Environmental Laws and to the knowledge of the Company, there is no event, condition or development that will materially interfere with, or add material cost to, maintaining compliance with all applicable Environmental Laws in the future; (iii) the Company and its Subsidiaries have obtained and are in compliance with all required Environmental Permits and, except for any noncompliance that has been fully resolved, have been in the past in compliance with such Environmental Permits and to the knowledge of the Company there are no Actions (including governmental investigations or inquiries) pending or threatened, to revoke, suspend, cancel, terminate, or adversely modify any Environmental Permit; (iv) to the knowledge of the Company the execution of this Agreement and the consummation of the transactions contemplated hereby do not require any submission to, or any consent or approval of, any Governmental Authority under or relating to any Environmental Law; (v) neither the Company nor any of its Subsidiaries has contractually assumed or provided indemnity against any liability of any other person or entity relating to any Environmental Laws; (vi) Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, transported, released or threatened to be released at or from any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in violation of, or in a condition or a manner or to a location that would reasonably be expected to give rise to liability to the Company or any of its Subsidiaries under or relating to, any Environmental Law; and (vii) there are no liabilities or obligations of the Company or any Subsidiary (or any of their respective predecessors) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

Section 4.18 Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) each employment, consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), (iii) Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan (written or oral), and (iv) any other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), in all cases in clauses (i) through (iv) above under which any current employee of the Company or any Subsidiary, or any individual independent contractor of the Company or any of its Subsidiaries (other than Alloy Entertainment LLC) who has been paid more than $150,000 in the past fiscal year or any individual independent contractor of Alloy Entertainment LLC who has been paid more than $500,000 in the past fiscal year in the ordinary course of its business, has any present or future right to benefits and which is maintained, administered, sponsored or contributed to by the Company or any Subsidiary, or with respect to which the Company or any of its Subsidiaries has any liability, in each case, as in effect as of the date hereof. Such plans are referred to collectively herein as the “Employee Plans.”

(b) With respect to each Employee Plan, to the extent applicable, the Company has furnished or made available to Parent (i) the plan, (ii) the trust agreement, (iii) the summary plan description, (iv) the most recent annual report on Form 5500 and (v) the most recent determination letter.

(c) Neither the Company nor any of its Subsidiaries maintains, contributes or has any liability, whether contingent or otherwise, or has within the preceding six years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Employee Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to within such preceding six years), that is, or has been, (i) subject to Title IV of ERISA or Section 412 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan,” (as defined in Section 3(37) of ERISA); or (v) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code. All references to “the Company” in this Section 4.18(c) shall refer to the Company, any Subsidiary, and any employer that would be considered a single employer with the Company or any Subsidiary under Sections 414(b), (c), (m) or (o) of the Code.

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service (“IRS”), and the Company is not aware of any reason why any such determination letter would be likely to be revoked or not be reissued. Each Employee Plan has been established and administered in all material respects in accordance with its terms and in compliance with the requirements of the Code, ERISA and other Applicable Law, and with respect to each Employee Plan (i) all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the United States Department of Labor (“DOL”) or any other Governmental Authority, or to the participants or beneficiaries of such Employee Plan have been filed or furnished on a timely basis, (ii) other than routine claims for benefits, no Liens or lawsuits by any person or Governmental Authority have been filed against any Employee Plan or the Company or, to the knowledge of the Company, against any other person or party and, to the knowledge of the Company, no such Liens, lawsuits or complaints are contemplated or threatened; (iii) no individual who has performed services for the Company or any Subsidiary has been improperly excluded from participation in any Employee Plan and (iv) there are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2008-50) or similar proceedings pending with the IRS or DOL.

(e) Except as provided herein, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, (ii) accelerate the time of payment or vesting of any compensation or benefits, (iii) trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, or directors of the Company or its Subsidiaries, or for any individual independent contractor of the Company or any of its Subsidiaries, in each case, who has been paid more than $150,000 in the past fiscal year, except as required to avoid excise tax under Section 4980B of the Code.

(g) There has been no amendment to, written interpretation or announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended January 31, 2010.

(h) All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s consolidated financial statements.

(i) Each Employee Plan is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder, and the Company and its Subsidiaries have complied in all material respects with Section 409A of the Code, including all guidance from the IRS, with respect to any interest granted or awarded pursuant to an Employee Plan, and no person has a legally binding right to an amount under any such plan, which, to the knowledge of the Company would subject such person to Taxes imposed by Section 409A of the Code.

Section 4.19 Labor.

(a) Neither the Company nor any of its Subsidiaries has any labor contracts or collective bargaining agreements with any persons employed by the Company or any of its Subsidiaries or any persons otherwise performing services primarily for the Company or any of its Subsidiaries, and no employee of the Company or any of its Subsidiaries is covered by any such contracts or agreements. Since January 31, 2007, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries by employees. Section 4.19(a) of the Company Disclosure Schedule contains a list as of the date of this Agreement of all employees of the Company and each of its Subsidiaries whose current annual base salary exceeds $150,000, along with the position and the annual base salary for each such person.

(b) To the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and, to the knowledge of the Company, no such charges or complaints are threatened and neither the Company nor any of its Subsidiaries has committed any unfair labor practice, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent, (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement, (iv) liabilities or obligations under the Worker Adjustment and Retraining Notification Act or any similar state or local law incurred by the Company or any of its Subsidiaries within the last six months which remain unsatisfied, or (v) direct or indirect material liabilities incurred by the Company or any of its Subsidiaries, whether absolute or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, in each such case contemplated by clauses (i) through (v) except as would not, or would not reasonably be expected to, result in a material liability to the Company and its Subsidiaries.

Section 4.20 Material Contracts.

(a) For the purposes of this Agreement, a “Material Contract” shall mean, with respect to the Company or any of its Subsidiaries, any agreement, contract, license, commitment or other binding arrangement to which the Company or any of its Subsidiaries is a party to or bound by as of the date hereof:

(i) any lease of real or personal property (other than Intellectual Property) providing for annual rental payments of $100,000 or more;

(ii) any contract, agreement or commitment containing any covenant materially limiting the right of the Company or any its Subsidiaries to engage in any line of business or compete with any person in any line of business or in any geographic area (other than any of the foregoing relating to exclusivity arrangements described in Section 4.20(a)(iii),

(iii) any contract, agreement or commitment granting any exclusive rights to make, sell or distribute the Company’s or any of its Subsidiaries’ products and services, other than any such contract, agreement or commitment entered into in the ordinary course of business consistent with past practice which provides for payments in any year of less than $500,000, or less than $1,000,000 solely in the case of Alloy

Entertainment LLC (in each case, as of or subsequent to the date hereof, and other than amounts constituting pass-through revenue or expenses paid by clients);

(iv) any contract, agreement or commitment that would obligate the Company or any of its Subsidiaries to file a registration statement under the 1933 Act, which filing has not yet been made;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money, extension of credit, surety bonds or guarantees of indebtedness other than (A) accounts receivables and payables, (B) loans to or from direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business and (C) Company guarantees of Subsidiary performance and payment obligations under agreements with third parties;

(vi) any contract, agreement or commitment that involves any material joint venture, partnership or similar arrangement;

(vii) any contract, agreement or commitment entered into since January 31, 2007 that involves acquisitions or dispositions of (A) a material amount of assets or (B) directly or indirectly (by merger or otherwise), capital stock or other voting securities or equity interests of another Person or the Company or any of its Subsidiaries, including but not limited to any contract, agreement or commitment that involves continuing, earn-out or other contingent obligations of the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries taken as a whole or is not yet consummated;

(viii) any agreement that relates to a settlement of any material Action, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and which do not exceed $100,000 as to any such settlement or (C) settlement agreements entered into more than one year prior to the date of this Agreement under which neither the Company nor any of its Subsidiaries has any continuing material obligations, liabilities or rights (excluding releases);

(ix) any contract, agreement or commitment for advertising or the provision of advertising-related services requiring the provision of services as of or subsequent to the date hereof, to the extent that annual Company revenues thereunder are in excess of $500,000 (other than amounts constituting pass-through revenue or expenses paid by clients), other than any such contract, agreement or commitment relating to an Excluded Transaction;

(x) any employment, consulting, severance, change in control, termination agreement or other contract with (x) any member of the Company’s Board of Directors, (y) any executive officer of the Company or (z) any employee of the Company or its Subsidiaries whose current annual base salary exceeds $150,000 or any individual independent contractor of the Company or any of its Subsidiaries who has been paid more than $150,000 in the past fiscal year, other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or any of its Subsidiaries;

(xi) any contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any such Subsidiary (other than the Company’s or such Subsidiary’s certificate of incorporation, bylaws or other organizational document(s) as in effect on the date hereof);

(xii) any contract, agreement or commitment in connection with which or pursuant to which the Company and its Subsidiaries will spend (or are expected to spend), in the aggregate, more than $250,000 during the current fiscal year or during the next fiscal year (other than amounts spent on behalf of clients for which the Company expects reimbursement) after the date hereof, other than any such contract, agreement or commitment entered into in the ordinary course of business consistent with past practice; and

(xiii) any Company Scheduled Contract and any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) with respect to the Company or any of its Subsidiaries to the extent such “material contract” is not a Company Scheduled Contract.

(b) Section 4.20(b) of the Company Disclosure Schedule lists all Material Contracts other than Company Scheduled Contracts.

(c) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Material Contracts is valid and binding and in full force and effect upon the Company and each of its Subsidiaries party thereto and, to the Company’s knowledge, each other party thereto, enforceable against such parties in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law), and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any other party to a Material Contract, has or is alleged to have violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract, in each case except as would not, or would not reasonably be expected to, individually, or in the aggregate, have a Material Adverse Effect on the Company. To the knowledge of the Company, as of the date hereof, neither the Company nor any of its Subsidiaries has received notice in writing that any party to a Material Contract which is currently doing business with the Company or any of its Subsidiaries intends to terminate, limit or restrict its relationship with the Company or any of its Subsidiaries. The Company has made available to Parent a complete and accurate copy of each Material Contract, other than the Company Scheduled Contracts.

(d) Neither the Company nor any of its Subsidiaries has entered into any transaction, agreement, arrangement or understanding with any Affiliate (including any director or officer) of the Company or any of its Subsidiaries or any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K under the 1933 Act and which transaction, agreement, arrangement or has not been so disclosed.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has a legally binding commitment to enter into, any joint venture, off balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1933 Act)), where the purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

Section 4.21 Stockholder Rights Agreement; State Takeover Statutes.

(a) The Company has taken all action necessary (a) to render the Stockholder Rights Agreement inapplicable to the Merger, this Agreement and the transactions contemplated hereby or thereby, (b) to ensure that (i) neither Parent, Merger Subsidiary or any of its Affiliates will become an “Acquiring Person” (as such term is defined in the Stockholder Rights Agreement) by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (ii) neither a “Stock Acquisition Date” nor a “Distribution Date” (as such terms are defined in the Stockholder Rights Agreement) shall occur, in each case, by reason of the approval, execution, announcement or consummation of this Agreement or the transactions contemplated hereby, including the Merger, and (c) to cause the Stockholder Rights Agreement to terminate at the Effective Time.

(b) Assuming the accuracy of the representations set forth in Section 5.10, the Company has taken all action necessary, including, without limitation, the adoption of any necessary resolutions of the Board of Directors of the Company, so that the restrictions on “business combinations” otherwise applicable under Section 203 of Delaware Law do not apply to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby, and, accordingly, no such restrictions nor other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under an Applicable Law apply to this Agreement or any of the transactions contemplated hereby.

Section 4.22 Finders’ Fees. Except for Macquarie Capital (USA) Inc., whose fees shall be paid by the Company, there is no agent, financial advisor, investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, investment banking, financial advisor’s or other similar fee or commission in connection with the Merger contemplated by this Agreement.

Section 4.23 Opinion of Financial Advisor. The Company has received the opinion of Macquarie Capital (USA) Inc., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the Company’s stockholders (other than such holders party to the Rollover Commitment Letters) from a financial point of view. The Company shall deliver an executed copy of such opinion to Parent promptly following receipt of such opinion in written form.

Section 4.24 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (ii) all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other insurance held by or on behalf of the Company or its Subsidiaries (collectively, the “Company Insurance Policies”) are (a) except for policies that have expired under their terms, in full force and effect, and (b) to the knowledge of the Company, valid and enforceable in accordance with their terms, (iii) neither the Company nor any of its Subsidiaries is in breach or default with respect to any provision contained in any such policy or binder, and (iv) neither the Company nor any of its Subsidiaries has (a) received notice of actual or threatened modification or termination of any Company Insurance Policy, or (b) received notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

Section 4.25 No Other Information. The Company acknowledges that neither the Parent, the Merger Subsidiary nor any of their Affiliates or Representatives make any representations or warranties as to any matter whatsoever except as expressly set forth in Article 5 of this Agreement. The representations and warranties set forth in Article 5 of this Agreement are made solely by Parent and Merger Subsidiary, and the Company will have no recourse against any Representative of Parent or the Merger Subsidiary including any former, current or future general or limited partner, member, officer, employee or stockholder of Parent or any of its Affiliates in connection with or arising out of the transactions contemplated by this Agreement, except as may be expressly set forth in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company that the statements made in this Article 5 are true and correct, except as set forth in the corresponding section of the disclosure schedule delivered by the Parent and Merger Subsidiary to the Company and dated the date of this Agreement (the “Parent Disclosure Schedule”):

Section 5.01 Corporate Existence and Power.

(a) Parent is a limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets its purports to own and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay or materially impair the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Where applicable as a legal concept, Parent is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and all governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and assets its purports to own and to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Where applicable as a legal concept, Merger Subsidiary is duly qualified to do business and in good standing as a foreign limited liability company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company or corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary limited liability company or corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with the pre-merger notification requirements under the HSR Act, (iii) compliance with any applicable requirements of the 1934 Act and any other applicable state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, or acceleration under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Ownership of Company Stock. As of the date hereof, Parent owns no shares of Company Stock.

Section 5.06 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement (including any amendment or supplement) to be sent to stockholders of the Company in connection with the Company Stockholder Meeting or the Schedule 13E-3 (including any amendment or supplement) shall not, on the date the Proxy Statement (including any amendment or supplement) is first mailed to stockholders of the Company or at the time of the Company Stockholder Meeting, or, in the case of the Schedule 13E-3 (including any amendment or supplement), on the date it is filed with the SEC, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading; or, with respect to the Proxy Statement, omit to state any material fact required to be stated therein or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholder Meeting which has become false or misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein. If at any time prior to the Company Stockholder Meeting any fact or event relating to the Company or any of its Affiliates which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 should be discovered by Parent or should occur, Parent shall, promptly after it becomes aware thereof, inform the Company of such fact or event.

Section 5.07 Litigation. As of the date of this Agreement, there is no Action pending against, or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.08 Parent Financial Capability.

(a) Parent has delivered to the Company true and complete copies of (i) a fully-executed commitment letter, dated as of June 23, 2010, by and among Parent, Bank of America, N.A., Banc of America Securities LLC, RBS Citizens, N.A., and The Private Bank (the “Debt Financing Commitment”), including the term sheets attached thereto, pursuant to which the lenders set forth therein have agreed to lend, subject to the conditions contained therein, the amounts set forth therein (the “Debt Financing”), and (ii) fully-executed Equity Financing Commitments by and between Parent and each of: (i) ZM Capital, L.P. (dated as of June 23, 2010); (ii) Private Equity Direct Partnership II (QP), LP (dated as of June 23, 2010); (iii) Hudson River Co-Investment Fund, L.P. (dated as of June 23, 2010); (iv) NPE Caspian I B, L.P. (dated as of June 23, 2010); and (v) Rosemont Solebury

Coinvestment Fund, L.P. and Rosemont Solebury Coinvestment Fund (Offshore), L.P. (dated as of June 23, 2010), true and correct copies of which are set forth on Exhibit C hereto (the “Equity Financing Commitment” and together with the Debt Financing Commitment, the “Financing Commitments”), pursuant to which the Equity Providers (as defined therein) have committed to invest, subject to the conditions contained therein, the amount set forth therein (the “Equity Financing” and together with the Debt Financing, and each for the purposes of consummating the transactions contemplated by this Agreement, the “Financing”).

(b) None of the Financing Commitments has been amended or modified except to the extent permitted by this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect, and as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default thereunder. As of the date of this Agreement, the Financing Commitments are in full force and effect and are legal, valid and binding obligations of Parent and the other parties thereto. All commitment fees and other fees required to be paid pursuant to each of the Financing Commitments have been paid in full or will be duly paid in full when due. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in or contemplated by the Financing Commitments. The Financing Commitments set forth the entire agreement of the parties thereto with respect to the Financing. Assuming the accuracy of the representations and warranties set forth in Section 4.05 and Section 4.08, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, if funded, will be sufficient for Parent and the Surviving Corporation to pay the Merger Consideration, the Option Consideration, the Restricted Stock Consideration and all fees and expenses related to the transactions contemplated by this Agreement. As of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent and Merger Subsidiary at the Closing as contemplated in the Financing Commitments.

(c) Neither Parent nor Merger Subsidiary is, as of the date hereof, aware of any fact, occurrence or condition that makes any of the assumptions or statements set forth in any Financing Commitment inaccurate in any material respect or that would cause the commitments provided in any Financing Commitment to be terminated or ineffective or any of the conditions contained therein not to be met.

(d) The equity investment by the Equity Providers under the Equity Financing Commitment is not subject to any condition other than the fulfillment in accordance with the terms hereof of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Merger set forth in Section 9.01 and Section 9.02.

Section 5.09 Operations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, neither Parent nor Merger Subsidiary has engaged in any other business activities and/or incurred any liabilities or obligations other than as contemplated by this Agreement.

Section 5.10 Solvency. As of the Effective Time, assuming (a) satisfaction or waiver of the conditions to Parent’s obligations to consummate the Merger as set forth herein and (b) the accuracy of the representations and warranties of the Company set forth in Article 4 hereof (for such purposes, such representations and warranties shall be true and correct in all respects without giving effect to any Company’s knowledge, materiality or Material Adverse Effect qualification or exception), (i) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall, as of such date, be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) immediately after giving effect to the transactions contemplated by this Agreement and the closing of any financing to be obtained by Parent or any of its Affiliates in order to effect the transactions contemplated by this Agreement, the Surviving Corporation shall not have, as of such date, unreasonably small capital to carry on its business. Neither Parent nor Merger Subsidiary is entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent or the Surviving Corporation.

Section 5.11 Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of ZM Capital, L.P. (the “Guarantor”) in the form set forth on Exhibit D hereto (the “Guarantee”). As of the date of this Agreement, the Guarantee is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guarantee.

Section 5.12 Agreements with Company Stockholders, Directors or Management. Parent has entered into employment term sheets dated as of the date hereof with those other parties appearing on the signature pages thereto (collectively, the “Employment Term Sheets”). Parent has delivered true and complete copies of the Employment Term Sheets to the Company. As of the date hereof, except for the Employment Term Sheets and the Voting Agreement, neither Parent, Merger Subsidiary nor any of their respective Affiliates is a party to any contract or agreement with any member of the Company’s management, directors or stockholders that relate in any way to this Agreement or the transactions contemplated by this Agreement.

Section 5.13 Access to Information; Disclaimer. Each of Parent and Merger Subsidiary acknowledges and agrees that it (a) has had an opportunity to discuss the business and affairs of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic dataroom maintained on behalf of the Company for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in Article 4 of this Agreement and that all other representations and warranties are specifically disclaimed.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01 Conduct of the Company. From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, the Company shall, except in connection with an Excluded Transaction, use its reasonable best efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as otherwise expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule, effected as part of an Excluded Transaction or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents;

(b) (i) pledge, modify, subdivide, split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries made in the ordinary course of business and consistent with past practice or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any shares of capital stock of any Subsidiary, other than the repurchase of Company Restricted Shares in order to satisfy certain Tax liabilities associated with the vesting thereof;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, subject to any Lien, any shares of any Company Securities, Company Subsidiary Securities or any other interests, securities or rights convertible or exchangeable into Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) except as provided in Section 2.04 and Section 2.05, amend any term of any Company Security, any Company Subsidiary Security or any other interests, securities or rights convertible or exchangeable into Company Securities or Company Subsidiary Securities;

(d) incur any capital expenditures in excess of $750,000 per month or $2,500,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, other than (i) in each case, in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice and for consideration not in excess of $500,000 (other than amounts constituting pass-through revenue or expenses paid by clients in respect of assets and other properties purchased on their behalf) and (ii) any assets or other properties that would constitute a capital expenditure and be subject to the limitations set forth in Section 6.01(d);

(f) sell, lease out, license out, allow to lapse or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, rights, properties, interests or businesses; provided, however, that the foregoing shall not prohibit the Company and its Subsidiaries from (i) selling, leasing out or otherwise transferring obsolete equipment or assets being replaced, in each case in the ordinary course of business consistent with past practice or (ii) licensing out Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g) make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company, (ii) advances of travel and other out-of-pocket Company-related business expenses to directors, officers and employees in the ordinary course of business consistent with past practice and not in excess of $10,000 outstanding to any one such person at any time, and (iii) advances to employees made against commissions, incentive compensation plans, draws and other similar types of advances in the ordinary course of business consistent with past practice;

(h) create, incur or assume any indebtedness for borrowed money or guarantees thereof;

(i) enter into, renew, fail to renew, amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided, however, that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) entering into, amending, modifying, negotiating, failing to renew and/or renewing in the ordinary course of business consistent with past practice any Material Contracts (other than those about which the Board is informed or for which Board approval is required) providing for payments of less than $1,000,000 annually (other than amounts constituting pass-through revenue or expenses paid by clients) or

(y) entering into any client or supplier contracts or agreements in the ordinary course of business consistent with past practice providing for payments (A) in the case of client contracts or agreements, of less than $2,000,000 annually (other than amounts constituting pass-through revenue or expenses paid by clients) and (B) in the case of supplier contracts or agreements, of less than $500,000 annually (other than amounts spent on behalf of clients for which the Company expects reimbursement), regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof; provided, further, that no such action may be taken pursuant to clauses (x) and (y) in this Section 6.01(i) with respect to any (A) new contract that contains a change in control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated by this Agreement or (B) non-competition or other agreement that prohibits or otherwise restricts in any material respect, the Company or any of its Subsidiaries or Affiliates from freely engaging in business anywhere in the world (including any agreement restricting the Company or any of its Subsidiaries or Affiliates from competing in any line of business or in any geographic area), other than any agreement relating to exclusivity arrangements of the type described in Section 4.20(a)(iii));

(j) (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose current annual base salary exceeds $150,000 or any individual independent contractor of the Company or any of its Subsidiaries who has been paid more than $150,000 in the past fiscal year, and except to the extent required by Applicable Law, (A) grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (iv) increase compensation, bonus or other benefits payable to any director, officer or employee or individual independent contractor of the Company or any of its Subsidiaries whose current annual base salary (or payments in the past fiscal year, as applicable) exceeds $150,000, except for increases in the ordinary course of business consistent with past practice for any non-officer employee or individual independent contractor, or (v) hire or terminate any executive officer of the Company or any of its Subsidiaries, except, in the case of (i) to (iv) above, as required as of the date of this Agreement by the terms of any Employee Plan;

(k) make any material change in the Company’s methods of accounting, except as required by concurrent changes in GAAP, in Regulation S-X of the 1934 Act, or Applicable Law;

(l) agree to or otherwise settle, (i) any material Action involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or claim in writing against the Company or any of its officers or directors or (iii) any Action that relates to the transactions contemplated hereby in each case if such settlement would, in any single case, (A) result in damages, fines or other penalties payable to or by the Company or its Subsidiaries in excess of $200,000, (B) result in non-monetary relief, including debarment, corporate integrity agreements, any other undertaking of any kind, deferred prosecution agreements, consent decrees, plea agreements, injunctive relief, equitable relief, restrictions on the business activities of the Company or any of its Subsidiaries or mandatory or permissive exclusion, (C) involve the issuance of Company Securities or (D) relate to the transactions contemplated by this Agreement;

(m) adopt or implement any stockholder rights plan;

(n) enter into any new line of business unrelated to its current business and material to the Company and its Subsidiaries, taken as a whole; or

(o) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(p) effectuate or permit a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

(q) grant any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any end user, customer, vendor, reseller or distributor, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(r) open any new facility or office; or

(s) agree to do any of the foregoing.

Section 6.02 Company Stockholder Meeting. Subject to the terms set forth in this Agreement, the Company, acting through its Board of Directors or an authorized committee thereof, shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable following the date hereof, for the purpose of voting on the Company Stockholder Approval; provided, however, that the Company may delay, adjourn or postpone the date of the Company Stockholder Meeting (i) if and to the extent necessary to obtain a quorum (either in person or by proxy) of its stockholders to take action at the Company Stockholder Meeting, (ii) if and to the extent the Company determines in good faith that such delay, adjournment or postponement is required by Applicable Law or to comply with any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 or otherwise and/or (iii) the Company determines in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting, including in order to give Company’s stockholders sufficient time to evaluate any new information or disclosure that the Company has sent them or otherwise made available to Company’s stockholders by issuing a press release, filing materials with the SEC or otherwise. Subject to Section 6.03, the Company, acting through the Board of Directors of the Company or an authorized committee thereof, shall (a) recommend approval and adoption of this Agreement by the Company’s stockholders and include such recommendation in the Proxy Statement and (b) take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Company Stockholder Approval and shall take all other action reasonably necessary or advisable to obtain the Company Stockholder Approval. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with its terms before the meeting is held.

Section 6.03 No Solicitation; Other Offers; Obligation to Terminate Existing Discussions.

(a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage, or which could reasonably be expected to lead to, the submission of any Company Acquisition Proposal, (ii) enter into or participate in any negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Third Party that has expressed an intent to make, or has made, a Company Acquisition Proposal, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract relating to a Company Acquisition Proposal, (iv) fail to make, or withdraw or modify in a manner adverse to Parent, the Company Board Recommendation (or recommend a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iv), an “Adverse Company Recommendation Change”), or (v) resolve or propose to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to obtaining the Company Stockholder Approval, the Company, directly or indirectly through its Representatives or other intermediaries, may (i) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Acquisition Proposal that the Board of Directors of the Company or an authorized committee thereof reasonably believes constitutes or would reasonably be expected to lead to a Superior Proposal, (ii) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a customary confidentiality agreement; provided, however, that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party, subject to the right of the Company to withhold information where such disclosure would contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement and (iii) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take, in each case referred to in the foregoing subclauses (i) and (ii) only if the Board of Directors of the Company or any authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Board of Directors of the Company from (x) complying with Rule 14e-2(a) or Rule 14D-9 under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; or (y) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors of the Company, after receipt of advice from its outside counsel, failure so to disclose could reasonably be determined to be inconsistent with its fiduciary duties or Applicable Law; provided, however, that the Company, the Company’s Board of Directors or any authorized committee thereof shall not recommend that the stockholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise recommend any Company Acquisition Proposal) unless the requirements of this Section 6.03 have been satisfied.

(c) Required Notices. The Board of Directors of the Company and any committee thereof shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that would reasonably be expected to result in a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified the Company (or any of its Representatives) that it is considering making, a Company Acquisition Proposal. The Company shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request.

(d) Adverse Company Recommendation Change. Notwithstanding anything in this Agreement to the contrary, the Board of Directors of the Company or an authorized committee thereof may at any time prior to the Company Stockholder Approval effect an Adverse Company Recommendation Change if it has complied in all material respects with this Section 6.03 in response (i) to an Intervening Event and/or (ii) to a Superior Proposal, in each case, if the Board of Directors of the Company or an authorized committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be determined to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that the

Company shall (x) have provided prior written notice to Parent, (A) at least four (4) Business Days in advance in the case of an Intervening Event and (B) at least four (4) Business Days in advance in the case of a Superior Proposal of its intention to effect an Adverse Company Recommendation Change and, in the case of a Superior Proposal, such prior written notice shall describe the identity and material terms and conditions of the Superior Proposal that is the basis of such action, including with such notice a copy of the relevant proposed transaction agreements with the Third Party making such Superior Proposal, (y) during the four (4) Business Day period following the Company’s delivery of written notice of the Superior Proposal, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent and Merger Subsidiary in good faith (to the extent that Parent and Merger Subsidiary desire to negotiate) to make such modification or adjustments in the terms and conditions of this Agreement so the Superior Proposal ceases to constitute a Superior Proposal and (z) following the end of such four (4) Business Day period, the Company’s Board of Directors or an authorized committee thereof shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed in writing by the Parent to the Company in response to the notice of the Superior Proposal or otherwise, that the Superior Proposal giving rise to such notice of the Superior Proposal continues to constitute a Superior Proposal. The Company will advise Parent promptly (but in no event later than one (1) Business Day) after any amendment to the financial terms or any other material amendment to such Superior Proposal.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company or an authorized committee thereof determines in good faith by a majority vote, after considering the advice of its financial advisor and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including any break-up fees, expense reimbursement provisions, certainty of completion and conditions to consummation, are more favorable to the Company’s stockholders than as provided hereunder (taking into account any written proposal by Parent to amend the terms of this Agreement).

Section 6.04 Access to Information.

(a) From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement (as defined below), the Company shall (i) upon request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party at all reasonable times, (ii) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request in writing and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its clients, jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Applicable Law or binding agreement entered into prior to the date of this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

(b) Each of Parent and Merger Subsidiary will hold and treat and will cause its officers, employees, auditors and other authorized Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement in accordance with the Mutual Non-Disclosure Agreement, dated December 30, 2009, by and between the Company and ZM Capital Management, L.L.C. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.05 Tax Matters.

(a) From the date hereof until the Effective Time, except as set forth in Section 6.05 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, adopt or change any material method of tax accounting, settle or compromise any material Tax claim, audit or assessment, agree to any extension or waiver of the statute of limitations with respect to any material assessment or determination of Taxes, agree to any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01 Voting of Shares. Parent shall vote any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting, and shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02 Director and Officer Liability. Without limiting any additional rights that any Person may have under any agreement or Company Plan, Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless, and provide advancement of expenses (provided, however, that the person to whom expenses are advanced provides an undertaking to repay all such advances to the extent that it is determined by a court of competent jurisdiction that such Indemnified Person (as defined below) is not entitled to be indemnified hereunder) to, the current and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or indemnification agreements with directors of the Company in effect on the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in their respective articles of incorporation or bylaws (or comparable organizational documents) and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by and remain obligations of the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. Further, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall, or shall cause the Surviving Corporation to, as of the Effective Time, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries (including, without limitation, those individuals listed on Exhibit E hereto) by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that Parent shall give the Company a reasonable opportunity to participate in the selection of such tail policy and Parent shall give reasonable and good faith consideration to any comments made by the Company with respect thereto. If Parent or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six (6)-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof, in each case, with such modifications as may be necessary to include coverage with respect to any matter claimed against each individual listed on Exhibit E hereto, in his or her capacity as a former director of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount has been made available to Parent; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 7.02. The rights of this Section 7.02 are intended to be for the benefit of the Third Parties referenced in this Section 7.02 and their respective heirs and legal representatives.

(e) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.02 is not prior to, or in substitution for, any such claims under any such policies. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, and shall not be terminated or modified in a manner as to adversely affect any Indemnified Person to whom this Section 7.02 applies without the consent of such affected Indemnified Party.

(f) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 7.02.

Section 7.03 Employee Matters.

(a) Following the Effective Time, Parent will give each employee of the Company or any of its Subsidiaries as of the Effective Time who continues employment with the Surviving Corporation or any of its Affiliates (each, a “Continuing Employee,” and collectively, the “Continuing Employees”) full credit for prior service with the Company or its Subsidiaries for purposes of (a) eligibility and vesting under any Parent Employee Plan (as defined below), (b) determination of benefit levels under any Parent Employee Plan or policy relating to vacation or severance and (c) determination of “retiree” status under any Parent Employee Plan, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but except where such credit would result in a duplication of benefits. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Parent Employee Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, each material severance plan, arrangement or policy and each other plan or arrangement providing for bonuses, profit-sharing or other material forms of incentive compensation, vacation benefits, defined contribution retirement benefits, health or medical benefits, employee assistance program, disability or sick leave benefits and supplemental unemployment benefits.

(b) During the one (1) year period following the Effective Time, Parent shall, or Parent shall cause the Surviving Corporation and its Subsidiaries to, provide to all Continuing Employees, to the extent they remain employed during such one (1) year period, compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time.

(c) Nothing in this Section 7.03 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

Section 7.04 Equity Financing Commitment.

(a) Parent and Merger Subsidiary acknowledge that they have committed to provide, subject to the Equity Financing Commitment, the Equity Financing, including (i) maintaining in effect the Equity Financing Commitment, (ii) ensuring the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Equity Financing Commitment, (iii) complying with all covenants and agreements of Parent or Merger Subsidiary set forth in the Equity Financing Commitment, (iv) satisfying on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Equity Financing Commitment that are within their control, (v) upon satisfaction of such conditions and other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), consummating the financing contemplated by the Equity Financing Commitment at or prior to the Closing (and in any event prior to the Outside Date) and (vi) fully enforcing the obligations of the Equity Providers and their investment affiliates (and the rights of Parent and Merger Subsidiary) under the Equity Financing Commitment.

(b) Neither Parent nor Merger Subsidiary shall amend, alter, or waive, or agree to amend, alter or waive (in any case whether by action or inaction), any term of the Equity Financing Commitment without the prior written consent of the Company. Each of Parent and Merger Subsidiary agrees to notify the Company promptly if at any time prior to the Closing Date (i) the Equity Financing Commitment expires or is terminated for any reason (or if any person attempts or purports to terminate the Equity Financing Commitment, whether or not such attempted or purported termination is valid), (ii) the Equity Providers refuse to provide or express an intent in writing to refuse to provide the full Equity Financing on the terms set forth in the Equity Financing Commitment or (iii) for any reason, Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Equity Financing on the terms set forth in the Equity Financing Commitment.

(c) Parent and Merger Subsidiary each acknowledge and agree that the obtaining of the Equity Financing is not a condition to the Closing.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) causing the conditions to the Merger set forth in Article 9 to be satisfied, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and no party hereto shall take or cause to be taken any action which would reasonably be expected to prevent, impede or delay the consummation of the Merger and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement, subject to Section 6.03. Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

Section 8.02 Regulatory Filings.

(a) Each of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, use reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review in advance any communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party or its Representatives the opportunity to attend and participate in such meetings and conferences. Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.02(a) as “Antitrust Counsel Only Material.” Such

materials and the information contained therein shall be given only to the outside counsel regarding antitrust Applicable Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel. Each of the Company and Parent shall cause their respective outside counsel regarding antitrust Applicable Law to comply with this Section 8.02(a). Notwithstanding anything to the contrary in this Section 8.02(a), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(b) In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under any antitrust Applicable Law, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, but in any event within fifteen (15) Business Days of the date of this Agreement, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act, including by requesting early termination of the waiting period provided for in the HSR Act.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 8.02(a) and Section 8.02(b), if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Applicable Laws or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Subsidiary and the Company shall use reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

Section 8.03 Proxy Statement and Other Required Company Filings. As soon as practicable following the date hereof, the Company shall prepare and file with the SEC the Proxy Statement in connection with the solicitation of proxies from the Company’s stockholders for use at the Company Stockholder Meeting, and the Company and Parent shall, as soon as reasonably practicable following the date of this Agreement jointly prepare and file with the SEC the Schedule 13E-3. Parent and Merger Subsidiary shall furnish all information concerning Parent and Merger Subsidiary (and their respective Affiliates, if applicable) as is required to be included in the Proxy Statement, or that is customarily included in such Proxy Statement in connection with the preparation and filing with the SEC of the Proxy Statement, and Parent, Sub and the Company shall cooperate in the preparation of the Schedule 13E-3. The Company shall use reasonable best efforts to cause the Proxy Statement to be disseminated to the Company’s stockholders as promptly as practicable following the filing thereof with the SEC and confirmation from the SEC that it will not comment on, or that it has no additional comments on, the Proxy Statement. Neither the Company nor any of its Affiliates, if applicable, shall correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case without providing Parent and Merger Subsidiary a reasonable opportunity to review and comment thereon or participate therein, as the case may be and shall include in such Proxy Statement comments reasonably proposed by Parent or Merger Subsidiary. Unless this Agreement is earlier terminated pursuant to Article 10, the Company shall (i) advise Parent and Merger Subsidiary promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement or the Schedule 13E-3 or any receipt of a request by the SEC or its staff for additional information in connection therewith, and (ii) provide Parent and Merger Subsidiary with copies of all correspondence with its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Schedule 13E-3 any other filing required under Applicable Law. The Company and Parent shall cooperate and provide each other with a reasonable opportunity to review and comment on the Schedule 13E-3 and responses relating thereto and shall consider in good faith comments reasonably proposed by the other party. If at any time prior to the Company Stockholder Meeting, any information relating to the Company, Parent or Merger Subsidiary, or any of their respective directors, officers or

Affiliates, should be discovered by the Company, Parent or Merger Subsidiary which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3 so that the Proxy Statement, the Schedule 13E-3, or any other filing required under Applicable Law, as applicable, would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other, and an appropriate amendment or supplement to the Proxy Statement, the Schedule 13E-3 or the applicable filing required under Applicable Law describing such information shall be promptly prepared and filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the Company’s stockholders. Unless the Company Board has effected an Adverse Company Recommendation Change, the Company shall include the Company Board Recommendation in the Proxy Statement and, if applicable, any other filing required under Applicable Law.

Section 8.04 Public Announcements. Except as may be required by Applicable Law or stock market regulations:

(a) The press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and Parent; and

(b) No other public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed);

provided, however, in each case, that if such release or announcement is required by Applicable Law or stock market regulations, the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party; provided, further, that the restrictions set forth in this Section 8.04 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change.

Section 8.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any material inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof; and

(e) any failure of that party to comply in any material respect with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 8.06 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.07 Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the 1934 Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 8.08 Stock Exchange De-listing; 1934 Act Deregistration. Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of The NASDAQ Stock Market to enable the de-listing by the Surviving Corporation of the Company Stock from The NASDAQ Stock Market and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 8.09 Debt Financing Commitment.

(a) Parent and Merger Subsidiary shall use their respective reasonable best efforts to obtain the Debt Financing on the terms and conditions set forth in the Debt Financing Commitment (or terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole (including with respect to the conditionality thereof)) (provided, that, Parent and Merger Subsidiary may replace or amend the Debt Financing Commitment Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Financing Commitment as of the date hereof, or otherwise so long as the terms would not adversely impact the ability of Parent and Merger Subsidiary to timely consummate the transactions contemplated hereby or the likelihood of the consummation of the transactions contemplated hereby), including by using reasonable best efforts to (i) maintain in effect the Debt Financing Commitment and negotiate a definitive agreement (collectively, the “Debt Financing Agreement”) with respect to the Debt Financing Commitment on the terms and conditions set forth in the Debt Financing Commitment (or on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary, taken as a whole, (including with respect to the conditionality thereof) than the terms and conditions in the Debt Financing Commitment), (ii) ensure the accuracy of all representations and warranties of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iii) comply with all covenants and agreements of Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement, (iv) satisfy on a timely basis all conditions applicable to Parent or Merger Subsidiary set forth in the Debt Financing Commitment or Debt Financing Agreement that are within their control and (v) upon satisfaction of such conditions and the other conditions set forth in Section 9.01 and Section 9.02 (other than those conditions that by their nature are to be satisfied at the Closing, subject to the fulfillment or waiver of those conditions), to consummate the Debt Financing at or prior to the Closing (and in any event prior to the Outside Date). In the event that all conditions in the Debt Financing Commitment (other than the availability of funding of any of the financing contemplated under the Equity Financing Commitment) have been satisfied or, upon funding will be satisfied, each of Parent and Merger Subsidiary shall use its reasonable best efforts to cause the lenders party to the Debt Financing Commitment to fund on the Closing Date the Debt Financing required to consummate the transactions contemplated by this Agreement and otherwise enforce its rights under the Debt Financing Commitment. Parent will furnish to the Company correct and complete copies of any Debt Financing Agreement or any Alternative Debt Financing Commitment (as defined below) and, in each case, ancillary documents thereto (redacted to the extent necessary to comply with confidentiality agreements; provided, however, that such redacted information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Debt Financing).

(b) Parent shall keep the Company reasonably informed with respect to all material activity concerning the Debt Financing and shall give the Company prompt notice of any material adverse change with respect to the Debt Financing. Without limiting the foregoing, each of Parent and Merger Subsidiary agrees to notify the Company promptly, and in any event within three (3) Business Days, if at any time prior to the Closing Date (i) a Debt Financing Commitment expires or is terminated for any reason (or if any person attempts or purports to terminate a Debt Financing Commitment, whether or not such attempted or purported termination is valid), (ii) a lender refuses to provide all or any portion of the Debt Financing contemplated by a Debt Financing Commitment on the terms set forth therein, or (iii) for any reason Parent or Merger Subsidiary no longer believes in good faith that it will be able to obtain all or any portion of the Debt Financing on substantially the terms described in the Debt Financing Commitments. Neither Parent nor Merger Subsidiary shall, nor shall it permit any of its Affiliates to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Debt Financing. Neither Parent nor Merger Subsidiary shall amend or alter, or agree to amend or alter, a Debt Financing Commitment in any manner that would materially impair, delay or prevent the transactions contemplated by this Agreement without the prior written consent of the Company.

(c) If all or any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in a Debt Financing Commitment or Debt Financing Agreement, each of Parent and Merger Subsidiary shall use its reasonable best efforts to arrange to promptly obtain such Debt Financing from alternative sources in an amount sufficient, when added to the portion of the Financing that is available, to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Restricted Stock Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement (“Alternative Debt Financing”) and to obtain a new financing commitment letter (the “Alternative Debt Financing Commitment”) and a new definitive agreement with respect thereto (the “Alternative Debt Financing Agreement”) that provides for financing on terms not materially less favorable, in the aggregate, to Parent and Merger Subsidiary taken as a whole and in an amount that is sufficient, when added to the portion of the Financing that is available together with any cash or cash equivalents held by the Company as of the Effective Time, to pay in cash all amounts required to be paid by Parent, the Surviving Corporation and Merger Subsidiary in connection with the transactions contemplated by this Agreement, including the Merger Consideration, the Option Consideration, the Restricted Stock Consideration and all payments, fees and expenses related to or arising out of the transactions contemplated by this Agreement. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, the term “Debt Financing Commitment” as used in this Agreement shall be deemed to include any Alternative Debt Financing Commitment, and the term “Debt Financing Agreement” as used in this Agreement shall be deemed to include any Alternative Debt Financing Agreement.

(d) Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the respective officers, employees and other Representatives, including legal and accounting advisors to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing, including (i) assisting with the preparation for, and participating in, customary meetings, presentations and due diligence sessions, (ii) assisting with the preparation of bank information memoranda (including the delivery of one or more customary representation letters), private placement memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters) and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) using commercially reasonable efforts to obtain accountants’ comfort letters, legal opinions as reasonably requested by Parent, (v) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s inventory, properties, current assets, cash management and accounting systems, policies and procedures relating thereto, and to assist the prospective lenders with field audits and collateral and asset examinations, in each case for the purpose of establishing collateral eligibility and values and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing and (vi) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Surviving Corporation, including the entering into of one or more credit agreements or other instruments on terms satisfactory to Parent in connection with the Debt Financing immediately prior to, and conditioned upon the occurrence of, the Effective Time to the extent the direct borrowing or debt incurrence by the Company is contemplated in the Debt Financing Commitment; provided, however, that (A) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the ongoing business or operations of the Company or its Subsidiaries and (B) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financings contemplated by the Debt Financing Commitment prior to the Effective Time. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. All non-public or otherwise confidential information regarding the Company obtained by Parent or Merger Subsidiary or any of their respective Representatives pursuant to this Section 8.09(d) shall be kept confidential in accordance with the Confidentiality Agreement. Parent and Merger Subsidiary shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing (other than to the extent that such losses arise from the gross negligence or willful misconduct of the Company, any of its Subsidiaries or any of their respective Representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries).

(e) The Company shall deliver to Parent a certificate executed by the chief financial officer of the Company setting forth Consolidated EBITDA (as defined in Section 8.09(e) of the Company Disclosure Schedule) for the month ended June 30, 2010 and each month thereafter, together with supporting calculations in reasonable detail, by twenty (20) days following the end of each such month.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Subsidiary to consummate the Merger shall be subject to the satisfaction or written waiver at or prior to the Closing Date of the following conditions:

(a) the Company Stockholder Approval in accordance with Applicable Laws and rules and policies of The NASDAQ Stock Market shall have been obtained;

(b) no Governmental Authority having jurisdiction over any party hereto shall have issued, enacted, promulgated, enforced or entered any order, executive order, stay, decree, judgment, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement;

(c) no Applicable Law shall have been adopted that makes consummation of the Merger or the other transactions contemplated by this Agreement illegal or otherwise prohibited;

(d) other than the filing of the certificate of merger, all authorization, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority in connection with the Merger or the consummation of the other transactions contemplated by this Agreement, the failure of which would reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect, shall have been filed, been obtained or occurred on terms and conditions which would not reasonably be expected to have a Material Adverse Effect or a Parent Material Adverse Effect;

(e) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

(f) no order suspending the use of the Proxy Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC or its staff.

Section 9.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following further conditions, any of which may be waived, in writing, in whole or in part, exclusively by Parent or Merger Subsidiary:

(a) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Company (i) with respect to the matters set forth in Section 4.01, Section 4.02, Section 4.05, Section 4.06, Section 4.21, Section 4.22 and Section 4.23 shall be true in all material respects at and as of the Closing Date as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (ii) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein, other than the representation in Section 4.11(a)) shall be true at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (ii), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Consolidated EBITDA. Consolidated EBITDA (as defined in Section 8.09(e) of the Company Disclosure Schedule) for the four (4) fiscal quarter period ended at least 45 days prior to the Closing Date shall not be less than $9,900,000.

(d) Cash and Cash Equivalents. On the Closing Date, the Company shall have cash and cash equivalents (as would be set forth on the Company’s consolidated balance sheet if prepared as of the Closing Date) in an amount not less than that the greater of (i) $61.00 million and (ii) the amount resulting from the formula set forth in Section 9.02(d) of the Company Disclosure Schedule.

(e) Debt Financing. The Parent shall have received the maximum proceeds from the Debt Financing contemplated by the Debt Financing Commitment, subject to the maximum leverage ratio set forth therein.

(f) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(g) Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or the chief financial officer of the Company, certifying to the satisfaction of the conditions specified in Section 9.02(a) through Section 9.02(d) and Section 9.02(f).

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following further conditions, any of which may be waived, in writing, in whole or in part, exclusively by the Company:

(a) Performance of Obligations of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct at and as of the Closing Date as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), except where the failure or failures of any such representations and warranties to be true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer, chief financial officer or other duly authorized officer of Parent, certifying to the satisfaction of the conditions specified in Section 9.03(a) and Section 9.03(b).

Section 9.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Subsidiary may rely on the failure of any condition set forth in Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use the standard of efforts required from such party to consummate the Merger and the other transactions contemplated by this Agreement, including as required by and subject to Section 7.04 and Section 8.09.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the Company’s stockholders):

(a)	by mutual written agreement of the Company and Parent;

(b)	by either the Company or Parent, if:

(i) the Merger has not been consummated on or before December 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Effective Time to occur by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party hereto unless such party shall have used its reasonable best efforts to contest, appeal and remove such injunction; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the principal cause of, or resulted directly in, such action; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)	by Parent, if:

(i) (v) an Adverse Company Recommendation Change shall have occurred or if the Company’s Board of Directors or an authorized committee thereof resolves to effect an Adverse Company Recommendation

Change; (w) if the Company’s Board of Directors or any committee thereof shall have failed to recommend the Company Stockholder Approval in the Proxy Statement or shall have withheld, withdrawn, amended or modified its recommendation of the Company Stockholder Approval in a manner adverse to Parent; (x) a tender offer or exchange offer for outstanding shares of Company Stock shall have been commenced (other than by Parent or its Affiliates) and the Company’s Board of Directors or any committee thereof recommends that the stockholders of the Company tender their shares in such tender offer or exchange offer or, within ten (10) Business Days after the public announcement of such tender offer or exchange offer or, if earlier, prior to the date of the Company Stockholder Meeting, the Company’s Board of Directors or a committee thereof fails to recommend against acceptance of such offer and reaffirm the recommendation of the Company Stockholder Approval; (y) the Company enters into an agreement to effect a Company Acquisition Proposal; or (z) the Company or the Company’s Board of Directors or any committee thereof shall have publicly announced its intention to do any of the foregoing; or

(ii) if there shall have been a material breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.02(a) and which breach has not been cured within thirty (30) days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; or

(d)	by the Company, if:

(i) an Adverse Company Recommendation Change shall have occurred; or

(ii) if there shall have been a material breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.03(a) and which breach has not been cured within thirty (30) days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided, however, that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, however, that, if such termination shall result from the willful and material (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Section 6.04(b), Section 11.01, Section 11.04, Section 11.06, Section 11.07, Section 11.08, Section 11.09, Section 11.11, and Section 11.12 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

Alloy Media Holdings, L.L.C.

c/o ZM Capital Management, L.L.C.

19 West 44th Street, 18th Floor

New York, NY 10036

Attn: Andrew Vogel

Facsimile No.: (212) 223 1384

E-mail: andrew@zelnickmedia.com

with a copy to:

Simpson Thacher & Bartlett LLP

1999 Avenue of the Stars – 29th Floor

Los Angeles, California 90067

Attention: Daniel Clivner

Facsimile No.: (310) 407-7502

E-mail: dclivner@stblaw.com

if to the Company, to:

Alloy, Inc.

151 W. 26th Street, 11th Floor

New York, New York 10001

Attention: Gina Digioia

Facsimile No.: (212) 244-4311

E-mail: ginad@alloy.com

with a copy to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: Richard H. Gilden

Facsimile No.: (212) 715-8085

E-mail: rgilden@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article 11.

Section 11.03 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this

Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

(a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. No party shall be obligated to incur, expend or pay any person more than $5,000 in connection with undertaking commercially reasonable efforts for purposes of Section 2.05 of this Agreement.

(b) Termination Fees and Company Acquisition Proposal Expense Reimbursement. In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(i) The Company agrees to pay a fee (the “Company Termination Fee”) to Parent’s designees in the amount of $3,900,000 if (A) Parent terminates this Agreement pursuant to Section 10.01(c)(i) or (B) the Company terminates this Agreement pursuant to Section 10.01(d)(i).

(ii) The Company agrees to pay Parent up to $2,500,000 as reimbursement (the “Company Acquisition Proposal Expense Reimbursement”) for expenses actually incurred by Parent or its Affiliates relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants, financial advisors and financing sources), in the event that (x) the Company or Parent terminates this Agreement pursuant to (A) Section 10.01(b)(i) (but solely if the Company Stockholder Approval shall not have been obtained prior to such termination), (B) Section 10.01(b)(iii) or (C) Section 10.01(c)(ii) and (y) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i) or Section 10.01(c)(ii)) or the Company Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed and not withdrawn, or otherwise publicly known (provided, however, that for purposes of this clause (ii), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50%”); provided, however, that in the event that within twelve (12) months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated (regardless of whether such Company Acquisition Proposal is made before or after termination of this Agreement or is the same Company Acquisition Proposal referred to in clause (y) above), then the Company agrees to pay to Parent the Company Termination Fee, provided, further, that the amount of the Company Termination Fee payable pursuant to this Section 11.04(b)(ii) shall be reduced by any amount paid by the Company to Parent in respect of the Company Acquisition Proposal Expense Reimbursement pursuant to this Section 11.04(b)(ii);

provided, however, that no Company Acquisition Proposal Expense Reimbursement or Company Termination Fee shall be payable by the Company pursuant to clause (i) or (ii) above if at the time of such termination Parent or Merger Subsidiary is in material breach of its or their obligations under this Agreement.

(iii) Parent agrees to pay a fee (the “Parent Termination Fee”) to the Company in the amount of $5,800,000 if:

(A)	the Company or Parent terminates this Agreement pursuant to Section 10.01(b)(i) and: (i) all of the conditions to Closing set forth in Section 9.01 and Section 9.02 (other than (x) the condition set forth in Section 9.02(e) and (y) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (y), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination; and (ii) all conditions have been satisfied under the Debt Financing and full proceeds of the Debt Financing (subject to the maximum leverage ratio set forth in the Debt Financing Commitment) would be available to be drawn down by Parent if Parent funded the Equity Commitment at Closing;

(B)	the Company terminates this Agreement pursuant to Section 10.01(d)(ii);

provided, however, that no Parent Termination Fee shall be payable by Parent pursuant to this clause (iii) if at the time of such termination the Company is in material breach of its or their obligations under this Agreement.

(c) Payment.

(i) The payment of the Company Acquisition Proposal Expense Reimbursement shall be paid by wire transfer of immediately available funds within ten (10) Business Days of the event giving rise to the payment of the Company Acquisition Proposal Expense Reimbursement pursuant to Section 11.04(b)(ii).

(ii) The payment of the Company Termination Fee shall be made by wire transfer of immediately available funds by the Company within two (2) Business Days following the termination of this Agreement in the case of Section 11.04(b)(i)(A) and within two (2) Business Days of the event giving rise to the payment of the Company Termination Fee in the case of Section 11.04(b)(ii), but shall be due simultaneously with such termination if pursuant to Section 11.04(b)(i)(B). For the avoidance of doubt, any payment to be made by the Company under Section 11.04(b) shall be payable only once to the Parent’s designees with respect to Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof or on more occasion pursuant to the same subsection of this Section 11.04.

(iii) The payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds by Parent to the Company within two (2) Business Days following the termination of this Agreement in the case of a termination by the Company and concurrently with such termination in the case of a termination by Parent.

(d) Other Costs and Expenses. Each party hereto acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement. Accordingly, if a party fails promptly to pay any amount due pursuant to this Section 11.04 when due, such party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Exclusive Remedy. The parties acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Except as provided in Section 11.04(b) and Section 11.04(d), respectively, the payments required to be made by the Company or Parent, as applicable, pursuant to Section 11.04(b) shall not be in lieu of liability for damages incurred in the event of a breach of this agreement, but otherwise shall constitute the sole and exclusive remedy of Company or Parent, as applicable, in connection with any termination of this Agreement.

(f) No-Vote Expense Reimbursement. In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the transactions contemplated by this Agreement, the Company agrees to pay the Parent up to $2,500,000 as reimbursement (the “No-Vote Expense Reimbursement”)

for expenses actually incurred by Parent or its Affiliates relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent’s counsel, accountants, financial advisors and financing sources), in the event of the termination of this Agreement pursuant to Section 10.01(b)(iii), to which the provisions of Section 11.04(b)(ii) do not apply. The expenses payable pursuant to this Section 11.04(f) shall be paid by wire transfer of immediately available funds within ten (10) Business Days following such termination of this Agreement pursuant to Section 10.01(b)(iii). The payment of the No-Vote Expense Reimbursement pursuant to this Section 11.04(f) shall not relieve the Company of any obligation to pay the Company Termination Fee pursuant to Section 11.04(b), provided, however, that the Company Termination Fee shall be reduced by any amount paid by the Company to Parent’s designees pursuant to this Section 11.04(f).

Section 11.05 Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or any Company SEC Document filed after January 31, 2010 and prior to the date hereof shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that is contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The inclusion of any information in the Company Disclosure Schedule or in any Company SEC Document filed after January 31, 2009, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

Section 11.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.02 and Section 11.13 (relating to the Company’s actions on behalf of its stockholders), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided, however, that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any assignment in violation of the foregoing shall be null and void.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 10.01, Parent and Merger Subsidiary shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Subsidiary or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 11.04.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ALLOY, INC.

By:	/s/ Gina DiGioia
Name:	Gina DiGioia
Title:	Secretary

ALLOY MEDIA HOLDINGS, L.L.C.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

LEXINGTON MERGER SUB INC.

By:	/s/ Andrew Vogel
Name:	Andrew Vogel
Title:	Vice President and Secretary

[Agreement and Plan of Merger Signature Page]

Annex B

Macquarie Capital (USA) Inc.

A Member of the Macquarie Group of Companies

125 West 55th Street New York NY 10019 UNITED STATES	Telephone 1 212 231 1000 Tollfree 1 800 648 2878 Facsimile 1 212 231 1717 Internet www.macquarie.com

June 23, 2010

PERSONAL AND CONFIDENTIAL

Board of Directors

Alloy, Inc.

151 West 26th Street

New York, NY 1001

Members of the Board of Directors:

We understand that Alloy, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with Alloy Media Holdings, L.L.C. (“Parent”) and Lexington Merger Sub Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). In the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Company Common Stock held by the Company as treasury stock prior to the Effective Time, Company Common Stock owned by Parent or any Subsidiary of Parent prior to the Effective Time, Rollover Shares and Company Common Stock as to which dissenter’s rights have been perfected, will be converted into the right to receive $9.80 in cash (the “Merger Consideration”). As a result of the Merger, the Company will become a wholly owned subsidiary of Parent. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent, its affiliates, holders of beneficial interests in Parent or its affiliates, to the extent they also are holders of the Company Common Stock and parties to the Rollover Commitment Letters) is fair, from a financial point of view, to such holders of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	Reviewed a draft of the Merger Agreement dated June 22, 2010, which we have assumed is in substantially final form and will not vary in any respect material to our analysis;

(ii)	Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(iii)	Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that were prepared and furnished to us by the management of the Company;

Macquarie Capital (USA) Inc. is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia), and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542. Macquarie Bank Limited does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital (USA) Inc.

Macquarie Capital (USA) Inc.

(iv)	Reviewed certain financial projections relating to the Company that were provided to us by the management of the Company;

(v)	Discussed the past and current operations, financial projections, current financial condition and prospects of the Company with certain members of senior management of the Company;

(vi)	Reviewed the reported prices and trading activity of the Company Common Stock;

(vii)	Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain publicly-traded companies and their securities that we deemed relevant;

(viii)	Reviewed the financial terms of certain publicly available media transactions;

(ix)	Considered our efforts to solicit and hold discussions with, at the direction of the Company, third parties to solicit indications of interest in the possible acquisition of all or part of the Company; and

(x)	Performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking responsibility for independently verifying, the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of the Company which were furnished to us, we have assumed that such financial projections have been reasonably prepared by the Company on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. We express no view as to any such financial projections or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, with your consent, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, with your consent, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger.

We have not made, nor assumed any responsibility for making, any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any of its subsidiaries, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, to the holders of the Company Common Stock (other than Parent, its affiliates, holders of beneficial interests in Parent or its affiliates, to the extent they also are holders of the Company Common Stock and parties to the Rollover Commitment Letters), of the Merger Consideration. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class

Macquarie Capital (USA) Inc.

of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Merger, whether relative to Merger Consideration in cash to be paid to the holders of the Company Common Stock (other than Parent, its affiliates, holders of beneficial interests in Parent or its affiliates, to the extent they also are holders of the Company Common Stock and parties to the Rollover Commitment Letters) pursuant to the Merger Agreement or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive fees for our services, the substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee in connection with the delivery of this opinion. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of business, Macquarie Capital (USA) Inc. or its affiliates may actively trade in the debt and equity securities, or options on securities, of the Company, affiliates of Parent, or any other company that may be involved in the Merger, for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may have in the past provided, may be currently providing and in the future may provide, financial advisory services to the Company and its affiliates, or to ZM Capital, L.L.C. (an affiliate of Parent), its affiliates and portfolio companies, for which we or such affiliates have received, and would expect to receive, compensation.

It is understood that this opinion is solely for the information of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger, and may not be disclosed to any third party or used for any other purpose without our prior written consent, except that a copy of this opinion may be included in any filing the Company is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law, provided that the opinion is reproduced in full in such filing and any description of or reference to us or summary of this opinion and the related analyses in such filing is in a form reasonably acceptable to us and our counsel. Our opinion does not constitute a recommendation to any holder of Company Common Stock as to how such holder should act or vote in connection with the Merger. This opinion has been approved by a fairness committee of Macquarie Capital (USA) Inc.

[Signature Page Follows]

Macquarie Capital (USA) Inc.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than Parent, its affiliates, holders of beneficial interests in Parent or its affiliates, to the extent they also are holders of the Company Common Stock and parties to the Rollover Commitment Letters) is fair, from a financial point of view, to such holders.

Very truly yours,

MACQUARIE CAPITAL (USA) INC.

Annex C

Annex C—Section 262 of the General Corporation Law of the State of Delaware

TITLE 8

Corporations

CHAPTER 1. GENERAL CORPORATION LAW

Subchapter IX. Merger, Consolidation or Conversion

§ 262. Appraisal rights

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.;

Annex D

Annex D—Information Regarding the Buyer Filing Persons

Alloy Media Holdings, L.L.C.

Alloy Media Holdings, L.L.C., which we refer to as “Parent,” is a newly formed Delaware limited liability company and its managing member is ZM Capital, L.P. Information with respect to ZM Capital, L.P. is set forth below. Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The principal office address of Parent is 19 West 44th St. 18th Floor, New York, New York 10036. Its phone number is 212-223-1383.

Lexington Merger Sub Inc.

Lexington Merger Sub Inc., which we refer to as “Merger Sub,” is a newly formed Delaware Corporation and a wholly owned subsidiary of Parent. Merger Sub has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The principal office address of Merger Sub is 19 West 44th St. 18th Floor, New York, New York 10036. Its phone number is 212-223-1383.

Set forth below for each of the directors and executive officers of Lexington Merger Sub Inc. is his or her title and the five-year employment history of such director and executive officer. The current business address of each person identified below is c/o ZelnickMedia Corporation, 19 West 44th St. 18th Floor, New York, New York, 10036. Each person identified below is a citizen of the United States of America.

Jordan Turkewitz—Director, President and Treasurer. Mr. Turkewitz’s principal business telephone number is 212-223-4497. Mr. Turkewitz has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2003.

Andrew Vogel—Director, Vice President and Secretary. Mr. Vogel’s principal business telephone number is 212-223-0665. Mr. Vogel has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2006. From 2006 to 2007, Mr. Vogel was an employee in the office of the chairman of Direct Holdings Americas, Inc. and prior to joining Direct Holdings America, Inc. and ZelnickMedia Corporation in 2006, Mr. Vogel was an employee in the office of the chairman of Lillian Vernon Corporation (it being noted that during each such period, ZelnickMedia Corporation held certain interests in Direct Holdings America, Inc. or Lillian Vernon Corporation, as the case may be).

ZM Capital, L.P., ZM Capital Partners, L.L.C. and ZM Capital Management, L.L.C.

ZM Capital, L.P., which we refer to as “ZM Capital,” is a Delaware limited partnership. Its general partner, ZM Capital Partners, L.L.C., which we refer to as “ZM Capital Partners”, is a Delaware limited liability company. ZM Capital Management, L.L.C., which we refer to as “ZM Capital Management”, is also a Delaware limited liability company. The principal business of ZM Capital and ZM Capital Mangement is private equity investments and ZM Capital Partners’ principal business is controlling ZM Capital.

The principal business address and telephone number for each of ZM Capital, ZM Capital Partners and ZM Capital Management is 19 West 44th St. 18th Floor, New York, New York 10036, 212-223-1383.

Set forth below for each of the members of ZM Capital Partners and ZM Capital Management is his name, telephone number, current principal occupation or employment and the five-year employment history of such person. Each person identified below is currently employed by ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. through certain contractual arrangements with Ambrose Employer Group, LLC. The current business address of each person identified below is c/o ZelnickMedia Corporation, 19 West 44th St. 18th Floor, New York, New York, 10036. Each person identified below is a citizen of the United States of America.

D-1

Ben Feder—Mr. Feder’s principal telephone number is 212-223-0774. Mr. Feder has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2001.

Jim Friedlich—Mr. Friedlich’s principal business telephone number is 212-223-3306. Mr. Feder has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2001.

Seymour Sammell—Mr. Sammell’s principal business telephone number is 212-223-4744. Mr. Sammell has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2004.

Karl Slatoff—Mr. Slatoff’s principal business telephone number is 212-223-4498. Mr. Slatoff has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2001.

Jordan Turkewitz—Mr. Turkewitz’s principal business telephone number is 212-223-4497. Mr. Turkewitz has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2003.

Andrew Vogel—Mr. Vogel’s principal business telephone number is 212-223-0665. Mr. Vogel has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2006. From 2006 to 2007, Mr. Vogel was an employee in the office of the chairman of Direct Holdings Americas, Inc. and prior to joining Direct Holdings America, Inc. and ZelnickMedia Corporation in 2006, Mr. Vogel was an employee in the office of the chairman of Lillian Vernon Corporation (it being noted that during each such period, ZelnickMedia Corporation held certain interests in Direct Holdings America, Inc. or Lillian Vernon Corporation, as the case may be).

Strauss Zelnick—Mr. Zelnick’s principal business telephone number is 212-223-4898. Mr. Zelnick has been a Partner of ZelnickMedia Corporation and ZM Capital Advisors, L.L.C. and/or their respective predecessors and affiliates since 2001.

During the last five years, none of ZM Capital, ZM Capital Partners, ZM Capital Management or the members of ZM Capital Partners and ZM Capital Management has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

D-2

Annex E

Annex E—Additional Definitions

“Consolidated EBITDA” means, with respect to any specified Person for any period, Consolidated Net Income for such Person for such period plus

(a)	without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(i)	Consolidated Interest Charges (and solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, other fixed charges enumerated in the denominator of the definition of “Consolidated Fixed Charge Coverage Ratio”) of the Borrower and its subsidiaries for such period and, to the extent not reflected in such total interest expense, increased by payments made in respect of hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, minus any payments received in respect of such hedging obligations or other derivative instruments,

(ii)	consolidated tax expense of the Borrower and its subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid or accrued during such period (less historical tax expense attributable to disposed assets and any taxes on capital gains),

(iii)	all amounts attributable to depletion, depreciation and amortization expense of the Borrower and its subsidiaries for such period,

(iv)	any Non-Cash Charges,

(v)	costs associated with the Transaction made or incurred by the Borrower and its subsidiaries in connection with the Transaction for such period that are paid, accrued or reserved for within 150 days of the consummation of the Transaction, subject to a cap, if any, to be mutually agreed in the Facilities Documentation,

(vi)	any restructuring charges (including restructuring costs related to acquisitions after the Closing Date and to closure or consolidation of facilities) for such period in an aggregate amount not to exceed $10,000,000 (reduced by the amount added back pursuant to clause (vii) below),

(vii)	extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans in an aggregate amount not to exceed $10,000,000 (reduced by the amount added back pursuant to clause (vi) above),

(viii)	cash expenses incurred during such period in connection with an acquisition permitted by the Senior Credit Facilities to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction,

(ix)	to the extent expressly permitted under the Facilities Documentation, annual management fees that are permitted to be paid to the Sponsor or any affiliate of the Sponsor under the transactions with affiliate covenant to be included in the Facilities Documentation,

(x)	the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary to the extent (and not to exceed the amount of) Indebtedness owed by such subsidiary is included in Consolidated Funded Debt (in the case of the Consolidated Leverage Ratio), and fixed charges enumerated in the denominator of the definition of “Consolidated Fixed Charge Coverage Ratio” of such subsidiary is included in such fixed charges of the Borrower (in the case of the Consolidated Fixed Charge Coverage Ratio),

(xi)	to the extent expressly permitted under the Facilities Documentation, the amount of the operating partner fee payable to Gerry Laybourne and Bill Jemas that is permitted to be paid to such Persons under the transactions with affiliate covenant to be included in the Facilities Documentation,

(xii)	net losses (if any) from discontinued operations

(xiii)	public company expense eliminations in an aggregate amount not to exceed $1,900,000 solely for those fiscal periods (and in such amounts) set forth in the Facilities Documentation

(xiv)	transaction expenses, fees and any costs associated with acquisitions/dispositions including the Frontline divestiture, minus

(b)	without duplication and, in the case of clause (ii) below, to the extent included in determining such Consolidated Net Income,

(i)	any cash payments made during such period in respect of Non-Cash Charges described in clause (a)(iv) taken in a prior period or taken in such period,

(ii)	any non-cash items of income for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business),

(iii)	extraordinary gains and unusual or non-recurring gains, and

(iv)	net gains (if any) from discontinued operations

; provided that in no event shall any charge, expense or loss relating to write-downs, write-offs or reserves with respect to current assets be added back.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (the meaning of such term to be mutually agreed in the Facilities Documentation) plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate” and (c) the Eurodollar Rate plus 1.50%. The “prime rate” is a rate set by Bank of America, N.A. based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Capital Expenditures” means, for any period, the additions to property, plant and equipment and other capital expenditures of the Borrower and its consolidated subsidiaries that are (or are required to be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include, without duplication, (i) interest capitalized during such period and (ii) additions resulting from Permitted Acquisitions (the meaning of such term to be mutually agreed in the Facilities Documentation).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) the sum of (i) cash Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments, redemptions or similar acquisitions for value of outstanding debt for borrowed money, but excluding (x) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under the Facilities Documentation and (y) following the payment in full of the Term Loan, any such historical payments with respect to the Term Loan, (iii) the aggregate amount of all dividends paid to Holdings’ equity holders funded by Revolving Loans or cash flows of the Borrower, (iv) consolidated cash tax expense of the Borrower and its subsidiaries based on income, profits or capital, including state, franchise, capital and similar taxes and withholding taxes paid during such period (less historical tax expense attributable to disposed assets and any taxes on capital gains), and (v) the aggregate amount actually paid by the Borrower and its subsidiaries during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness (other than any Loans) incurred in connection with such expenditures).

“Consolidated Funded Debt” means, as of any date of determination, the aggregate amount of all Indebtedness for borrowed money and Attributable Indebtedness of the Borrower and its subsidiaries determined on a consolidated basis in accordance with GAAP (excluding, for the avoidance of doubt, (i) undrawn letters of credit, (ii) performance and surety bonds, (iii) deferred revenue and (iv) undrawn commitments under the Revolver).

“Consolidated Interest Charges” means, as of any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its subsidiaries on a consolidated basis.

“Consolidated Leverage Ratio” means the ratio of Consolidated Funded Debt to Consolidated EBITDA

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income attributable to such specified Person and its subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the net income (and net loss) of any other Person (other than a subsidiary of the Borrower) in which the Borrower or any of its subsidiaries has an ownership interest will be excluded, except to the extent that any such net income is actually received in cash by the Borrower or a subsidiary of the Borrower in the form of dividends or similar distributions in respect of such period,

(2)	the cumulative effect of a change in accounting principles will be excluded,

(3)	the amortization of any premiums, fees or expenses incurred in connection with the Transactions or any amounts required or permitted by Accounting Principles Board Opinions Nos. 16 (including non-cash write-ups and non-cash charges relating to inventory and fixed assets, in each case arising in connection with the Transaction) and 17 (including non-cash charges relating to intangibles and goodwill) and FAS 141 (R), in each case in connection with the Transaction, will be excluded,

(4)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sales of assets out of the ordinary course of business (it being understood that a sale of assets comprising discontinued operations shall be deemed a sale of assets out of the ordinary course of business); or (b) the disposition of any securities by such Person or any of its subsidiaries or the extinguishment of any Indebtedness of such Person or any of its subsidiaries will be excluded,

(5)	all unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of FAS 52 shall be excluded,

(6)	the net income for such period of any subsidiary (other than a subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that subsidiary or its stockholders, except to the extent such restriction with respect to the payment of dividends or similar distributions has been legally waived, and

(7)	Consolidated Net Income shall be reduced by the amount of any Permitted Holding Company Operating Expenses.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the BBA LIBOR as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by Agent from time to time) at approximately 11:00 a.m., London time, two London banking days prior to the commencement of such Interest Period (the meaning of such term to be mutually agreed in the Facilities Documentation), for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London banking days prior to the commencement of such Interest Period; provided, that for any interest calculation with respect to a Base Rate Loan (as specified in clause (c) of the definition of “Base Rate”) on any date, the Eurodollar Rate for such date shall be calculated utilizing an Interest Period of one month.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments,

(b) all reimbursement obligations of such Person as an account party arising under letters of credit (including standby and commercial), bankers’ acceptances and bank guaranties (to the extent unreimbursed),

(c) net obligations of such Person under any Swap Contract (the meaning of such term to be mutually agreed in the Facilities Documentation),

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created and accrued obligations incurred in the ordinary course of business),

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but limited, in the event such secured obligations are non-recourse to such Person, to the fair value of such property,

(f) the principal portion of all Attributable Indebtedness,

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Equity Interests (the meaning of such term to be mutually agreed in the Facilities Documentation), and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value (the meaning of such term to be mutually agreed in the Facilities Documentation) thereof as of such date. Notwithstanding anything herein to the contrary, Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business and (v) earn-outs with respect to (x) acquisitions entered into after the Closing Date that are due and payable after the maturity date of the Senior Credit Facilities and (y) acquisitions entered into prior to the Closing Date and set forth on a schedule to the Facilities Documentation.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Non-Cash Charges” means (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off or write-down related to intangible assets, goodwill, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense and (e) other non-cash charges (provided that if any non-cash charges, expenses and write-downs referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Permitted Holding Company Operating Expenses” means ordinary course holding company operating expenses in an aggregate amount not to exceed a cap, if any, to be mutually agreed in the Facilities Documentation in any fiscal year.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws (the meaning of such term to be mutually agreed in the Facilities Documentation) to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

ALLOY, INC.

F-i

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Alloy, Inc.

New York, New York

We have audited the accompanying consolidated balance sheets of Alloy, Inc. as of January 31, 2010 and 2009 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2010. In connection with our audits of the financial statements, we have also audited the financial statement schedule included in Part IV, Item 15 of the Company’s Form 10K. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and schedule. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alloy, Inc. at January 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of January 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated April 12, 2010 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP (formerly known as BDO Seidman, LLP)

New York, New York

April 12, 2010, except for Note 19, as to which the date is September 22, 2010

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	January 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$26,178	$32,116
Accounts receivable, net of allowance for doubtful accounts of $835 and $851, respectively	26,764	26,214
Unbilled accounts receivable	5,989	6,341
Inventory	3,478	3,163
Other current assets	5,607	5,071
Current assets of discontinued operations	4,098	3,530

Total current assets	72,114	76,435
Fixed assets, net	19,354	20,775
Goodwill	45,085	47,323
Intangible assets, net	6,776	8,766
Other assets	1,657	1,704
Noncurrent assets of discontinued operations	13,152	5,716

Total assets	$158,138	$160,719

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenue	10,305	14,642
Accrued expenses and other current liabilities	17,655	15,568
Current liabilities of discontinued operations	10,098	3,386

Total current liabilities	48,944	47,759
Deferred tax liability	2,668	—
Other long-term liabilities	3,112	2,493

Total liabilities	54,724	50,252
Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,660 and 15,582, respectively	165	155
Additional paid-in capital	454,896	449,602
Less treasury stock, at cost: 3,963 and 2,699 shares, respectively	(30,101)	(22,627)

Total stockholders’ equity	103,414	110,467

Total liabilities and stockholders’ equity	$158,138	$160,719

See accompanying notes to consolidated financial statements

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Year Ended January 31,
	2010	2009	2008
Revenues:
Services revenue	$146,202	$159,260	$148,002
Product revenue	37,521	40,576	39,967

Total revenue	$183,723	$199,836	$187,969
Costs of revenue:
Costs of services	65,627	74,479	77,920
Costs of products sold	10,541	11,469	11,679

Total costs of revenue:	76,168	85,948	89,599
Expenses:
Operating	81,204	85,732	73,938
General and administrative	20,872	19,254	19,493
Depreciation and amortization**	6,157	5,356	4,303
Special charges	4,994	288	71,628

Total expenses	113,227	110,630	169,362

Gain on sale of operating assets	—	5,800	—
Operating (loss) income from continuing operations	(5,672)	9,058	(70,992)
Interest expense	(16)	(156)	(154)
Interest income	31	317	1,122
Other items, net	(9)	(18)	(494)

Income (loss) before income taxes and extraordinary gain	(5,666)	9,201	(70,518)
Income taxes	(2,159)	(431)	(398)

Income (loss) from continuing operations before extraordinary gain	(7,825)	8,770	(70,916)
Income from discontinued operations, net of income taxes	2,942	1,665	844

Income (loss) before extraordinary gain	(4,883)	10,435	(70,072)
Extraordinary gain (net of tax)	—	—	5,680

Net income (loss)	$(4,883)	$10,435	$(64,392)

Basic net earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.68)	$0.66	$(5.30)

Earnings from discontinued operations	$0.26	$0.12	$0.06

Earnings (loss) before extraordinary item	$(0.42)	$0.78	$(5.24)

Extraordinary gain	$—	$—	$0.43

Basic net earnings (loss) per share	$(0.42)	$0.78	$(4.82)

Diluted net earnings loss per share:
Earnings (loss) from continuing operations	$(0.68)	$0.66	$(5.30)

Earnings from discontinued operations	$0.26	$0.12	$0.06

Earnings (loss) before extraordinary item	$(0.42)	$0.78	$(5.24)

Extraordinary gain	$—	$—	$0.43

Diluted net earnings loss per share	$(0.42)	$0.78	$(4.82)

**	Includes amortization of intangibles of $2,743, $1,949 and $1,642 for the year ended January 31, 2010, 2009, and 2008, respectively.

See accompanying notes to consolidated financial statements

ALLOY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In Thousands)

	Common Stock		Additional Paid-in Capital	Accumulated Income (Deficit)	Treasury Stock		Total
	Shares	Amount			Shares	Amount
Balance at January 31, 2007	14,698	$147	$438,428	($261,692)	(1,151)	($14,212)	$162,671
Adoption of FIN 48	—	—	—	(1,014)	—	—	(1,014)
Net loss	—	—	—	(64,392)	—	—	(64,392)
Issuance of common stock for:						—
Acquisitions	150	1	1,810	—	—	—	1,811
Sconex Earnout	68	1	788	—	—	—	789
Stock option plans	77	1	637	—	—	—	638
Restricted grants	319	2	(2)	—	—	—	—
Sconex shares subject to restriction	65	—	—	—	—	—	—
Purchase of treasury stock	—	—	—	—	(92)	(917)	(917)
Stock option based compensation			3,745	—	—	—	3,745

Balance at January 31, 2008	15,377	$152	$445,406	($327,098)	(1,243)	($15,129)	$103,331

Net income				10,435			10,435
Issuance of common stock for:
Stock option plans	3	—	16	—	—	—	16
Restricted grants	202	3	(3)	—	—	—	—
Conversion of debentures	—	—	142	—	—	—	142
Purchase of treasury stock	—	—	—	—	(1,456)	(7,498)	(7,498)
Stock option based compensation			4,041				4,041

Balance at January 31, 2009	15,582	$155	$449,602	($316,663)	(2,699)	($22,627)	$110,467

Net loss	—	—	—	(4,883)	—	—	(4,883)
Issuance of common stock for:
Stock option plans	6	—	40	—	—	—	40
Restricted grants	1,012	10	(10)	—	—	—	—
Purchase of treasury stock	—	—	—	—	(1,264)	(7,474)	(7,474)
Stock option based compensation	—	—	5,264	—	—	—	5,264

Balance at January 31, 2010	16,600	165	$454,896	($321,546)	(3,963)	($30,101)	$103,414

See accompanying notes to consolidated financial statements

Alloy, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Fiscal Year Ended January 31,
	2010	2009	2008
Cash Flows from Operating Activities
Net income (loss)	$(4,883)	$10,435	$(64,392)
Less net income from discontinued operations	$2,942	$1,665	$844

Net income (loss) from continuing operations	$(7,825)	$8,770	$(65,236)
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by operating activities:
Extraordinary gain	—	—	(5,680)
Gain (loss) on sale of assets	215	(5,800)	—
Depreciation and amortization of fixed assets	3,414	3,407	2,661
Deferred tax expense (benefit)		—
Amortization of intangible assets	2,743	1,949	1,642
Loss on disposition of fixed assets	—	—	575
Impairment charges attributable to goodwill, indefinite-lived assets and long-lived assets and investments	4,994	288	71,628
Provision for losses on accounts receivable	201	450	(375)
Compensation charge for restricted stock and issuance of options	5,264	4,041	3,745
Changes in operating assets and liabilities:
Accounts receivable	280	7,284	(57)
Inventory and other assets	(804)	(149)	687
Accounts payable, accrued expenses, and other	(8,423)	1,872	(1,651)
Net cash provided by (used in) operating activities attributable to discontinued operations	4,521	4,273	(58)

Net cash provided by operating activities	7,248	26,385	7,881

Cash Flows from Investing Activities
Capital expenditures	(2,180)	(6,631)	(13,735)
Acquisitions, net of cash acquired	25	1,518	1,011
Purchases of marketable securities	—	—	(20,675)
Proceeds from the sales and maturity of marketable securities	—	7,730	32,790
Purchase of domain name / mailing list / marketing rights	(944)	(1,537)	(1,217)
Net cash used in investing activities attributable to discontinued operations	(2,871)	(682)	(3,872)

Net cash provided by (used in) investing activities	(5,752)	6,198	(5,698)

Cash Flows from Financing Activities
Proceeds from line of credit	—	—	4,000
Issuance of common stock	40	16	638
Repurchase of common stock	(7,474)	(7,498)	(917)
Debt conversion	—	(1,255)	—
Payment of bank loan payable	—	(4,000)	—
Net cash provided by (used in) financing activities	(7,434)	(12,737)	3,721

Net change in cash and cash equivalents	(5,938)	19,846	5,904
Cash and cash equivalents:
Beginning of period	$32,116	$12,270	$6,366

End of period	$26,178	$32,116	$12,270

See accompanying notes to consolidated financial statements

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands, except per share amounts)

1. Business

Alloy, Inc. (the “Company” or “Alloy”) is one of the country’s largest providers of media and marketing programs offering advertisers the ability to reach youth and non-youth targeted consumer segments through a diverse array of assets and marketing programs, including digital, display, direct mail, content production and educational programming. Collectively, our businesses operate under the umbrella name Alloy Media + Marketing, but the division brand names continue to receive recognition, such as Alloy Education, Alloy Entertainment, Alloy Marketing and Promotions (“AMP”), Alloy Access and On Campus Marketing (“OCM”).

Each of the Company’s businesses falls in one of three operating segments—Promotion, Media and Placement. The Promotion segment is comprised of businesses whose products and services are promotional in nature and includes our AMP, OCM and sampling divisions. The Media segment is comprised of company-owned and represented media assets, including our digital, display board, database, specialty print, educational programming and entertainment businesses. The Placement segment is made up of our businesses that aggregate and market third party media properties owned by others primarily in the college, military and multicultural markets. These three operating segments utilize a wide array of owned and represented online and offline media and marketing assets, such as websites, magazines, college and high school newspapers, on-campus message boards, satellite delivered educational programming, and college guides, giving us significant reach into the targeted demographic audience and providing our advertising clients with significant exposure to the intended market.

Discontinued Operations—The Company determined, in accordance with generally accepted accounting principles (“GAAP”), that for reporting purposes the operations of FrontLine Marketing (“FrontLine”) should be reported as discontinued operations for all periods presented, as more fully discussed in Note 19.

2. Summary of Significant Accounting Policies

Fiscal Year

Alloy’s fiscal year ends on January 31. All references herein to a particular fiscal year refer to the year ended January 31 following the particular year (e.g., “fiscal 2009” refers to the fiscal year ended January 31, 2010).

Principles of Consolidation

The consolidated financial statements include the accounts of Alloy and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated.

Revenue Recognition

Promotion, Media, and Placement segment revenue is generated as a result of the media and marketing services we provide through these segments, including advertising in Company owned or represented media properties, execution of marketing events, or shipment of products. Revenues for these services are recognized, net of the commissions and agency fees, when the underlying advertisement is published, broadcast or otherwise delivered pursuant to the terms of each arrangement. Delivery of advertising in other media forms is completed either in the form of the display of an impression or based upon the provision of contracted services in connection with the marketing event or program. In-catalog print advertising revenues are recognized in the month that the catalog is mailed. The revenues earned in connection with publishing activities are recognized

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

upon publication of such property. Contract revenue is recognized upon the delivery of the contracted services and when no significant Company performance obligation remains. Service revenue is recognized as the contracted services are rendered. Product revenue from the Company’s college-focused specialty marketing business, OCM, is recognized at the time products are shipped to customers, net of any promotional price discounts and an allowance for sales returns. Revenues from the Company’s sampling business are earned when the products are shipped to venue locations.

When a sales arrangement contains multiple elements, such as advertising and promotions, revenue is allocated to each element based on its relative fair value. When the fair value of an undelivered element cannot be determined, the Company defers revenue for the delivered elements until the undelivered elements are delivered.

The Company conducts an analysis of its pricing and collection risk, among other tests, to determine whether revenue should be reported on a gross or net basis. Payments received in advance of advertising delivery, publication, provision of services, or shipment are deferred until earned.

Critical Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The Company evaluates its estimates on an on-going basis, including, but not limited to, those related to bad debts, asset impairments, reduced costs, contingent considerations, income taxes, stock compensation expenses and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Cash and Cash Equivalents

Cash equivalents consist of highly liquid investments with original maturities of three months or less.

Marketable Securities

Alloy has evaluated its investment policies and determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are reported at fair value. Realized gains and losses and declines in value judged to be other-than-temporary are recognized on the specific identification method in the period in which they occur.

On an ongoing basis, Alloy evaluates its investment in debt and equity securities to determine if a decline in fair value is other-than-temporary. When a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. These charges would be recorded to the Company’s Consolidated Statements of Operations.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Accounts Receivable and Allowance for Doubtful Accounts

The Company’s accounts receivables are customer obligations due under normal trade terms, carried at their face value less an allowance for doubtful accounts. The Company determines its allowance for doubtful accounts based on the evaluation of the aging of its accounts receivable and on a customer-by-customer analysis of its high-risk customers. The Company’s reserves contemplate its historical loss rate on receivables, specific customer situations and the economic environments in which the Company operates.

Unbilled Accounts Receivable

Unbilled accounts receivable are a normal part of the Company’s business. Generally, Placement segment receivables and Media segment display board receivables are invoiced in the month following the receipt of the proof-of-performance documentation. At January 31, 2010 and 2009, accounts receivable included approximately $5,989 and $6,341, respectively, of unbilled receivables.

Operating Leases

Rent expense for operating leases, which may have escalating rates over the term of the lease, is recorded on a straight-line basis over the initial lease term (including any “rent abatement” period, if applicable, whereby rent payments are abated for a specific period or periods under the terms of the lease). The difference between rent expense and rent paid is recorded as deferred rent. Construction allowances received from landlords are recorded as a deferred rent credit and amortized to rent expense over the initial term of the lease.

Concentration of Credit Risk

The Company’s cash and cash equivalents are held in U.S. institutions and consist of operating cash, a prime money market and a U.S. Treasury money market fund. The Company periodically reviews its money market portfolios and the financial stability of the respective U.S. institutions to ensure that is investments continue to be highly liquid and secure. The Company does not believe that is current portfolios or the financial institutions that hold these investments pose a credit risk.

Alloy provides media, marketing, advertising placement and event promotion services to over one thousand clients who operate in a variety of industry sectors. Alloy extends credit to qualified clients in the ordinary course of its business. Due to the diversified nature of its client base, Alloy does not believe that it is exposed to a concentration of credit risk based upon its customer base.

The Company owns auction rate securities with a book value of $1,052 which is not material to the Company’s overall financial position.

During fiscal 2008, Alloy reclassified its auction rate securities portfolio balance to long-term assets, as Alloy does not believe that these securities will liquidate over the next twelve months.

Fair Value of Financial Instruments

The Company believes that the carrying amounts for cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and other current liabilities and obligations under capital leases approximate their fair value due to the short maturities of these instruments. Marketable securities are carried at their fair

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

values in the accompanying Consolidated Balance Sheets. Alloy uses quoted market prices whenever available to calculate these fair values. When quoted market prices are not available, Alloy uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows.

On an ongoing basis, Alloy evaluates its investment in debt and equity securities to determine if a decline in fair value is other-than-temporary. When a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established. The Company performed a review of its total portfolio at January 31, 2009 and evaluated the portfolio for other then temporary impairment. The Company concluded that the portfolio was impaired by $148. The Company did not have any impairment for the year ended January 31, 2010.

Fixed Assets

Certain direct costs incurred for website development are capitalized in accordance with the Financial Accounting Standards Board (“FASB”) guidance, and are amortized on a straight-line basis over the estimated useful life of 3 years.

Fixed assets are recorded at cost and depreciated or amortized using the straight-line method over the following estimated useful lives:

Computer equipment under capitalized leases	Life of the lease

Leasehold improvements	Lesser of life of the lease or useful economic life

Computer software and equipment	3 to 5 years

Machinery and equipment	3 to 10 years

Office furniture and fixtures	5 to 10 years

Media boards/Headline Newsstands	3 to 5 years

Vehicles	3 to 5 years

School Equipment	7 to 10 years

Inventory

Inventory is recorded on the balance sheet, net of reserves, at the lower of cost or market value. Cost is principally determined using the first-in, first-out method (or average cost). The inventory relates to our OCM business and consists primarily of merchandise goods.

Goodwill and Other Indefinite-Lived Intangible Assets

Goodwill is not amortized and is tested for impairment annually or at the time of a triggering event in accordance with FASB Accounting Standards Codification Topic 350-20. The test for impairment is performed at the reporting unit level. The Company makes this determination one level below an operating segment (referred to as a component). A component of an operating segment is a reporting unit if the component has discreet financial information available and management regularly reviews the operating results of the component. When a reporting unit’s carrying value exceeds its fair value, the amount of the impairment loss must be measured. The measurement of impairment is calculated by determining the implied fair value of a

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

reporting unit’s goodwill. In calculating the implied fair value of goodwill, the fair value of the reporting unit is allocated to all other assets and liabilities of that unit based upon relative fair values. The excess of the fair value of the reporting unit over the amount assigned to its assets and liabilities is the implied fair value of goodwill. The goodwill impairment is measured as the excess of the carrying value of goodwill over its implied fair value. The Company’s policy is to perform its annual goodwill impairment test as of the last day of each fiscal year, i.e. January 31 (“Valuation Date”).

In fiscal 2009, the Company performed its’ goodwill impairment test as of November 30, 2009, an interim date, as a result of its forecasted decline in revenue and profitability in the fourth quarter of fiscal 2009. At the time, the forecasted fourth quarter results would have significantly impacted its expected annual operating results, which caused the Company to analyze the potential impact on or annual impairment test. The Company applied accounting guidance as prescribed by the FASB specifically related to the impairment of indefinite lived assets, and concluded that the forecasted decline in revenues and profitability constituted a “triggering event” requiring the Company to perform its’ impairment testing at an interim date of November 30, 2009.

The Company used a combination of the income approach and the market approach to test for goodwill impairment as of the Valuation Date. Each approach was assigned equal weight when valuing each of the reporting units. The Company considered the relative strengths and weaknesses inherent in the methodologies utilized in each approach and consulted with a third party valuation specialist to assist in determining the appropriate weighting.

The income approach is based upon discounted future cash flow that is generated by each respective reporting unit that utilizes estimates in annual revenue growth, earnings before interest, taxes depreciation and amortization (“EBITDA”), EBITDA margin and long-term growth for determining terminal value. These estimates consider all pertinent factors related to each respective reporting unit’s industry, as well as general overall economic conditions.

The market approach calculates fair value based upon market multiples realized in actual arms length transactions. Information related to market transactions can be obtained from a variety of sources including, but not limited to: Factset Research Systems, Hoovers and the Edgar Filings for comparable companies.

The income approach uses a discounted cash flow model for each reporting unit. The projected financial results are created from management’s critical assumptions and estimates. Annual revenue growth is primarily driven by management’s revenue growth projections based upon current and historical financial information as well as expected market conditions. Management projected EBITDA for each reporting unit. The revenue, EBITDA together with assumptions for working capital, depreciation and capital expenditures were used to calculate the cash flow generated by the reporting unit. The terminal value was calculated using a Gordon Growth model and EBITDA exit multiple. The Gordon Growth Model is based on an expected long-term growth and discount rate for the reporting units. The value of the terminal value was also calculated based on an EBITDA exit multiple. Terminal value EBITDA multiples ranged from 4.5 to 5.0 for each reporting unit at November 30, 2009. Discount rates ranged from 15.5% to 17.5% for each reporting unit at November 30, 2009. These discount rates utilized in the income approach were based on a weighted average cost of capital utilizing market and empirical inputs. The Company reviewed its original assumptions at January 31, 2010 to ensure consistency with its interim report and no changes were deemed necessary.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Impairment of Long-Lived Assets

In accordance with the guidance issued by the FASB, long-lived assets such as fixed assets, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets. The Company did not have any impairment charges in fiscal 2009 and fiscal 2008. The average useful life of the Company’s purchased intangibles subject to amortization is 3.4 years.

Valuation of Stock Options and Warrants

For purposes of computing the value of stock options and warrants, various valuation methods and assumptions can be used. The selection of a different valuation method or use of different assumptions may result in a value that is significantly different from that computed by the Company. For the calculation of stock-based compensation expense in accordance with guidance issued by the FASB, we utilize the Black-Scholes method to determine the fair value of stock options.

Income Taxes

The Company accounts for deferred income taxes using the asset and liability method of accounting. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Deferred tax assets and liabilities are measured using rates expected to be in effect when those assets and liabilities are recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in that period that includes the enactment date.

Earnings (Loss) Per Share

Basic income (loss) per common share is computed by dividing the net income (loss) from continuing operations attributable to common stockholders by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings per share is calculated by dividing net earnings by the weighted average number of shares of common stock outstanding and all dilutive potential common shares that were outstanding during the period. The Company excludes outstanding stock options, and warrants to purchase common stock, and common stock subject to repurchase or which has been issued, but has not vested, from the calculation of diluted earnings per common share in cases where the inclusion of such securities would be antidilutive.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The following table sets forth the computation of basic and diluted earnings (loss) per share from continuing operations for fiscal 2009, 2008 and 2007:

	Fiscal year ended January 31,
	2010	2009	2008
Basic
Numerator:
Income (loss) from continuing operations before extraordinary item	$(7,825)	$8,770	$(70,916)
Extraordinary gain (See Note 6)	—	—	5,680

Income (loss) from continuing operations	$(7,825)	$8,770	$(65,236)
Denominator:
Weighted-average common shares	11,526	13,329	13,362

Weighted-average basic shares outstanding	11,526	13,329	13,362
Earnings (loss) per basic share from continuing operations before extraordinary item	$(0.68)	$0.66	$(5.30)
Extraordinary item per share	—	—	0.43

Earnings (loss) per basic share from continuing operations	$(0.68)	$0.66	$(4.87)

Diluted
Numerator:
Income (loss) before extraordinary item from continuing operations	$(7,825)	$8,770	$(70,916)
Extraordinary gain (See Note 6)	—	—	5,680

Income (loss) from continuing operations	$(7,825)	$8,770	$(65,236)
Denominator:
Weighted-average common shares	11,526	13,329	13,362
Weighted-average common shares subject to repurchase	—	85	—

Weighted-average diluted shares outstanding	11,526	13,414	13,362
Earnings per diluted share before extraordinary item from continuing operations	$(0.68)	$0.66	$(5.30)
Extraordinary item per share	—	—	0.43

Earnings (loss) per diluted share from continuing operations	$(0.68)	$0.66	$(4.87)

Shares of unvested restricted stock outstanding are subject to repurchase by the Company in certain circumstances and are therefore not included in the calculation of the weighted-average shares outstanding for basic earnings per share.

Recently Adopted Accounting Pronouncements

Variable Interest Entities

In June 2009, the FASB issued changes to require an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity; to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to eliminate the quantitative approach previously required for determining the primary beneficiary of a variable interest entity; to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that holders of the equity investment at risk, as a

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance; and to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise’s involvement in a variable interest entity. The guidance became effective for the Company on February 1, 2010. The adoption of the guidance did not have an impact on the Company’s consolidated financial statements.

Codification of GAAP

In June 2009, the FASB issued guidance to establish the Accounting Standards Codification TM (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. The FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, the FASB will issue Accounting Standards Updates (“ASU”). ASUs will not be authoritative in their own right as they will only serve to update the Codification. The issuance of SFAS 168 and the Codification does not change GAAP. The guidance became effective for the Company for the period ending October 31, 2009. The adoption of the guidance did not have an impact on the Company’s consolidated financial statements.

Subsequent Events

On July 31, 2009, the Company adopted changes issued by the FASB that establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the guidance sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The Company has evaluated subsequent events through the date the financial statements were issued.

Business Combinations

The Company adopted the changes issued by the FASB that requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose additional information needed to evaluate and understand the nature and financial effect of the business combination.

The Company also adopted the changes issued by the FASB which requires assets and liabilities assumed in a business combination that arise from contingencies be recognized on the acquisition date at fair value if it is more likely than not that they meet the definition of an asset or liability; and require that contingent consideration arrangements of the target assumed by the acquirer be initially measured at fair value.

The guidance is effective for the Company’s acquisitions occurring on or after February 1, 2009. The Company applied these new provisions to two acquisitions that occurred during the year, Rock Coast Media, Inc. and Pixel Bridge, Inc. These acquisitions are more fully disclosed in Note 5 in our Consolidated Financial Statements.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Noncontrolling Interests

In December 2007, the FASB issued changes to establish accounting and reporting standards for all entities that prepare consolidated financial statements that have outstanding noncontrolling interests, sometimes called minority interest. These standards require that ownership interests in subsidiaries held by outside parties be clearly identified, labeled and presented in equity separate from the parent’s equity; the amount of net income attributable to the parent and the noncontrolling interest be separately presented on the consolidated statement of income; accounting standards applied to changes in a parent’s interest be consistently applied; fair value measurement upon deconsolidation of a non-controlling interest be used; and the interests of the noncontrolling owners be already identified and distinguished. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

Intangible Assets

In April 2008, the FASB adopted changes to require companies estimating the useful life of a recognized intangible asset to consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, to consider assumptions that market participants would use about renewal or extension as adjusted for entity-specific factors. The guidance is effective for fiscal years beginning after December 15, 2008 and is to be applied prospectively to intangible assets whether acquired before or after the effective date. The Company adopted the guidance on February 1, 2009. The adoption had no impact on the Company’s consolidated financial statements.

Hierarchy of Generally Accepted Accounting Principles (“GAAP”)

In May 2008, the FASB issued changes to identify the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP (the GAAP hierarchy). The guidance is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. Management is currently evaluating the guidance and assessing the impact, if any, on the Company’s consolidated financial statements.

Recently Issued Accounting Pronouncements

Revenue Recognition

In September 2009, the FASB issued new revenue recognition guidance on multiple deliverable arrangements. It updates the existing multiple-element revenue arrangements guidance currently included under the Accounting Standards Codification (“ASC”) 605-25. The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) requires the use of the relative selling price method to allocate the entire arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after fiscal 2011, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. Management is currently evaluating the impact of adopting this guidance on the Company’s consolidated financial statements.

Reclassifications

Certain balances in the prior years have been reclassified to conform to the current year presentation.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

3. Stock-Based Compensation

Stock Options

As more fully described in Note 12, the Company has granted stock options to employees, directors, and consultants under various stock incentive plans. Stock option expense for fiscal 2009 and fiscal 2008 was $1,411 and $1,591, respectively, of which $962 and $1,202, respectively, was included in operating costs in the Consolidated Statement of Operations and $449 and $389, respectively, was included in general and administrative expenses in the Consolidated Statement of Operations.

On August 3, 2009, the Company’s Board of Directors approved the issuance of approximately 234 stock options each to the CEO and COO for a total of 468 options. The options have an exercise price of $6.35 and vest ratably over a three year period on each of March 30, 2010, 2011 and 2012. During the fiscal year ending January 31, 2010 (“fiscal 2009”), the Company recorded $341 of compensation expense related to these stock option awards.

As of January 31, 2010, the total unrecognized stock option compensation expense in the aggregate was $2,080. The unrecognized stock option compensation expense is expected to be recognized over a weighted average period of 1.64 years. At January 31, 2010, the weighted-average remaining contractual term of the outstanding options and fully vested exercisable options was 6.1 and 4.2 years, respectively. The aggregate intrinsic value of the fully vested exercisable “in-the-money” shares at January 31, 2010 was approximately $175.

The following is a summary of Alloy’s stock option activity for fiscal 2009, fiscal 2008 and fiscal 2007:

	Fiscal year ended January 31,
	2010		2009		2008
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	2,290	$11.76	1,778	$13.15	1,693	$13.15
Options granted	471	6.34	564	7.36	309	11.43
Options exercised	(6)	6.66	(3)	6.12	(77)	8.21
Options forfeited or expired	(485)	14.75	(49)	11.88	(147)	12.18

Outstanding, end of year	2,270	$10.21	2,290	$11.76	1,778	$13.15

Fully vested and exercisable, end of year	1,287	$12.23	1,285	$13.88	1,077	$14.61

Available for future grants	1,683

The total intrinsic value of options exercised during fiscal 2009, fiscal 2008, and fiscal 2007 was $7, $3, and $279, respectively. The total fair value of stock options that vested during fiscal 2009, fiscal 2008, and fiscal 2007 was approximately $1,222, $1,635, and $1,443, respectively.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The weighted-average fair value of each option as of the grant date was $2.77, $3.02, and $5.06 for fiscal 2009, fiscal 2008 and fiscal 2007, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Fiscal year ended January 31,
	2010	2009	2008
Risk-free interest rates (a)	2.57%	1.75%	4.66%
Expected term of the option (b)	4.50 years	4.50 years	4.50 years
Expected volatility (c)	47.3%	51.6%	56.7%
Expected dividend yields	—	—	—

(a)	The risk-free interest rate is based approximately upon the average rate of the two and five year U.S. Treasury note in effect at the time of the option grant.
(b)	The expected term of the option is determined based on the vesting term and contractual life of the option.
(c)	Expected volatility is calculated based on the daily historical volatility of The NASDAQ Stock Market LLC closing price of the Company’s stock using a period consistent with the expected term of the option.

Forfeitures are estimated on the date of grant. On an annual basis, the forfeiture rate and compensation expense are adjusted and revised, as necessary, based on actual forfeitures.

Summarized information about Alloy’s stock options outstanding and exercisable at January 31, 2010 is as follows:

	Outstanding			Exercisable
Exercise Price Range	Options	Average Life	Average Exercise Price	Options	Average Exercise Price
$ 4.07 - $10.50	1,296	7.63 years	$7.15	468	$7.75
$10.51 - $21.00	886	4.28 years	13.19	730	13.54
$21.01 - $32.24	88	1.59 years	25.10	89	25.10

$ 4.07 - $32.24	2,270	6.09 years	$10.21	1,287	$12.23

Restricted Stock

As more fully described in Note 12, the Company has awarded restricted shares of common stock to directors and certain employees. Restricted stock expense for fiscal 2009, fiscal 2008, and fiscal 2007 was $3,853, $2,447, and $2,070, respectively, of which $1,018, $1,188, and $1,085, respectively, was included in operating costs in the Statement of Operations and $2,835, $1,259, and $985, respectively, was included in general and administrative expenses in the Statement of Operations. The majority of these awards have restrictions tied to continuing employment and vest over periods of up to seven years. The cost of these awards is calculated based upon the fair market value on the date of grant, net of estimated forfeitures and is expensed ratably over the vesting period. During fiscal 2009, the Company awarded 1,011 restricted shares with a weighted average life of three years and a fair market value of $5,756.

Of the 1,011 total restricted shares awarded during fiscal 2009, approximately 224 shares were issued each to the CEO and COO on August 3, 2009. Of the 224 shares awarded to each individual, 48 of each award were immediately vested. The remaining 176 awarded to each will vest ratably over a three year period on each of March 30, 2010, 2011 and 2012. During the fiscal 2009, the Company recorded approximately $1,240 of

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

compensation expense related to these restricted stock awards, of which $610 of compensation expense related to the shares that vested immediately.

Unearned compensation expense related to restricted stock grants at January 31, 2010 was $5,520. The expense is expected to be recognized over a weighted-average period of approximately 2.1 years.

The following is a summary of restricted stock activity for fiscal 2009, 2008 and 2007:

	Fiscal 2009		Fiscal 2008		Fiscal 2007
	Shares	Weighted-Average Fair Value Per Share	Shares	Weighted-Average Fair Value Per Share	Shares	Weighted-Average Fair Value Per Share
Unvested at February 1	563	$9.97	589	$11.46	319	$12.75
Granted	1,011	5.69	202	7.34	324	10.17
Vested	(310)	9.08	(206)	11.54	(34)	11.28
Forfeited	(17)	5.87	(22)	10.81	(20)	11.34

Unvested at January 31	1,247	$6.78	563	$9.97	589	$11.46

During fiscal 2009, employees surrendered to the Company approximately 105 shares of common stock to satisfy tax-withholding obligations in connection with the vesting of their restricted stock.

Warrants

The following table summarizes all warrant activity:

	Fiscal year ended January 31,
	2010	2009	2008
Outstanding, beginning of year	255	267	280
Warrants issued	—	—	—
Warrants exercised	—	—	—
Warrants canceled or expired	—	(12)	(13)

Outstanding, end of year	255	255	267

At January 31, 2010, there were warrants to purchase 255 shares of our common stock outstanding and exercisable with an average exercise price of $76.52 per share and a weighted average contractual term of 1.98 years.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

4. Detail of Certain Balance Sheet Accounts

	January 31,
	2010	2009
Fixed assets, at cost
Computer equipment and software	$12,795	$11,991
Machinery and equipment	26,640	25,709
Office furniture and fixtures	2,388	2,376
Leasehold improvements	2,887	2,824

	44,710	42,900
Accumulated depreciation and amortization	(25,356)	(22,125)

	$19,354	$20,775

Accrued expenses and other current liabilities
Accrued acquisition costs	$905	$296
Accrued compensation and sales commissions	5,906	5,448
Program accrual (1)	4,323	3,350
Promotions accrual (2)	1,274	630
Other	5,247	5,844

	$17,655	$15,568

(1)	The program accrual consists primarily of program costs including other commissions, labor, supplies, printing, delivery and fulfillment.
(2)	The promotion accrual consists primarily of hourly outside labor costs and travel and expense related fees.

5. Acquisitions

Alloy completed acquisitions during each of the fiscal years 2009, 2008 and 2007, respectively. All of the acquisitions have been accounted for under the purchase method of accounting. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Alloy’s management based on available information and on assumptions as to future operations. The results of operations of the acquired businesses are included in the consolidated financial statements from the dates of acquisition.

The purchase price allocations for fiscal 2009 acquisitions were accounted for under the new guidance issued by the FASB and adopted by the Company on February 1, 2009. The most significant change under the new rules is that the Company must apply its best estimates based upon assumptions and profitability projections to record the expected liability for contingent consideration. The liability, if recorded, becomes part of the Company’s purchase price allocation as of the date of the acquisition. These allocations for fiscal 2009 acquisitions are subject to revision based on the final determination of the fair value of the assets acquired and liabilities assumed as of the recognition date. Any changes subsequent to the Company’s final revision are recorded as income or expense dependent upon the nature of the revision.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

A description of certain Alloy’s acquisitions and their impact in fiscal 2009, 2008 and 2007 is as follows:

Fiscal 2009 Acquisitions

Pixel Bridge, Inc.

On December 18, 2009, the Company acquired the operating assets of Pixel Bridge Inc. (“Pixel Bridge”) for cash of $250. Pixel Bridge is a digital agency focused on strategy, creative services and web development.

We may be required to pay contingent payments based on revenue through January 31, 2011. The maximum potential contingent payment is $1,200. The initial earn out of $300, which was measured on revenue for the fourth quarter of fiscal 2009, was earned by Pixel Bridge and has been appropriately accrued in our consolidated financial statements. We do not expect Pixel Bridge to earn the second earn out provision that will be measured on revenue for the fiscal year ending January 31, 2011.

In conjunction with the acquisition, the Company has made a preliminary allocation of purchase price and estimated customer lists to have a fair value of $568 with a three year useful life.

The results of operations of Pixel Bridge, since the date of acquisition have been included in the accompanying consolidated financial statements. Pixel Bridge is part of the Company’s AMP division of its Promotion segment. The acquisition was not considered significant and, as such, pro forma information is not required. Acquisition costs were expensed as incurred and were not material.

Rock Coast Media, Inc.

On July 1, 2009, the Company acquired the operating assets of Rock Coast Media, Inc. (“Rock Coast Media”), which provides online marketing services, including search engine and social media optimization, media planning and buying and site usage analysis.

The Company acquired Rock Coast Media’s assets, receiving net cash of $275, subject to a nominal working capital adjustment.

In accordance with the acquisition agreement, the Company may be required to pay contingent payments based on the operating performance of Rock Coast Media over the next three years. The maximum potential contingent payment is $3,600.

Management applied reasonable revenue growth projections and certain profitability assumptions and has concluded that, based upon the provisions of the asset acquisition agreement, a contingent payment of approximately $1,351 would most likely be earned over the course of the agreement, and as a result, the Company recorded the net present value of the potential contingent payment as a liability in the amount of $1,312, of which $305 was recorded as a short-term liability and $1,007 was recorded as a long-term liability.

In conjunction with the acquisition, the Company has made a preliminary allocation of purchase price and estimated goodwill with a fair value of $485; non-competition agreements with a fair value of $300 and a useful life of four years; and customer lists with a fair value of $627 and a useful life of three years.

The results of operations of Rock Coast Media, since the date of acquisition have been included in the accompanying consolidated financial statements. Rock Coast Media is a part of the Company’s AMP division of its Promotion segment. The acquisition was not considered significant and, as such, pro forma information is not required. Acquisition costs were expensed as incurred during the quarter ended July 31, 2009, and were not material.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Fiscal 2008 Acquisitions

Fulgent Media Group, Inc.

On August 1, 2008, the Company acquired the operating assets of Fulgent Media Group, Inc. (“Fulgent”), a full-service media agency which provides media, advertising, research and consulting services. The Company paid cash of $596 to acquire Fulgent’s assets, subject to a working capital adjustment. The Company also agreed to pay an additional potential earn-out payment of up to approximately $8,000 based on the EBITDA performance of Fulgent over the next three and one-half years. The earn-out payment is payable annually in cash or a combination of cash and shares of Company common stock, with the maximum number of shares issuable representing 30% of the earn-out amount. The Company recorded $832 in earnouts for fiscal 2009, of which $227 has been paid. These earnouts have been recorded as goodwill.

In conjunction with the acquisition, the Company has made a preliminary allocation of purchase price and estimated client relationships with a fair value of $991 and a useful life of three years.

The results of operations of Fulgent, since the date of acquisition, have been included in the accompanying consolidated financial statements. Fulgent is a part of the Company’s AMP division of its Promotion segment. The acquisition was not considered significant and, as such, pro forma information is not required.

gURL.com

On November 21, 2008, the Company acquired gURL.com ( www.gurl.com ) for approximately $700. gURL.com is an online community and content site for teenage girls, featuring stories, games and interactive content.

In conjunction with the acquisition, the Company has made a preliminary allocation of purchase price and estimated the website with a fair value of $655 and a useful life of three years.

The results of operations of gURL.com, since the date of acquisition, have been included in the accompanying consolidated financial statements. gURL.com is a part of the Company’s Media segment. The acquisition was not considered significant and, as such, pro forma information is not required.

TAKKLE.com

On January 26, 2009, the Company acquired the operating assets of TAKKLE.com ( www.takkle.com ), a prominent online resource and college recruitment website for high school sports. The Company paid approximately $317 in cash and assumed $431 in liabilities. The Company agreed to pay an additional potential earn-out payment equal to 1.5x by which gross revenue, as defined in the purchase agreement, exceeds $750 for a period commencing January 27, 2009 through April 20, 2010, a span of 450 days.

In conjunction with the acquisition, the Company has made a preliminary allocation of purchase price and identified specific intangible assets consisting of a website with a fair value of $567 and a useful life of 3 years and non-competition agreements with a fair value of $125 and a useful life of one year.

The results of operations of TAKKLE.com since the date of acquisition have been included in the accompanying consolidated financial statements. TAKKLE.com is a part of the Company’s Media segment. The acquisition was not considered significant and, as such, pro forma information is not required.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Fiscal 2007 Acquisitions

Frontline Marketing

On April 20, 2007, the Company acquired the operating assets of Frontline Marketing, Inc. (“Frontline”), a national in-store advertising and display network, comprising displays located in approximately 7,900 grocery stores, and certain assets related thereto from Frontline’s shareholders. The Company paid $5,986, including transaction costs, to acquire such assets, of which $1,811 was paid by the issuance of 150 shares of its common stock, subject to a working capital adjustment. The Company also agreed to pay an additional potential earn-out payment of up to $7,200 based on the EBITDA performance of the acquired assets over the next three years. The earn-out payment is payable at the Company’s option in cash or a combination of cash and shares of its common stock, with the maximum number of shares issuable being 50% of the earn-out amount. Frontline had been included in the Company’s Media segment. The Company recorded $7,200 as an earnout for fiscal 2009, of which $1,500 has been paid. This earnout had been originally recorded as goodwill, but is reported as discontinued operations as more fully discussed in Note 19.

During the third quarter of fiscal 2007, the Company made an adjustment to working capital and recorded a $300 increase to Frontline’s goodwill. The Company made a preliminary allocation of purchase price and recorded approximately $3,203 of goodwill representing the excess purchase price over the fair value of the net assets acquired. In addition, the Company identified specific intangible assets consisting of: trademarks with a fair value of $100 and a useful life of three years, client relationships with a fair value of $300 and a useful life of three years, and non-competition agreements with a fair value of $120 and a useful life of five years. During the fourth quarter of fiscal 2008, the Company amended the original acquisition agreement and recorded a one-time operating expense item of $500. The results of Frontline’s operations since the date of acquisition have been included in the accompanying consolidated financial statements as discontinued operations. The acquisition was not considered significant, and, as such, proforma information is not required.

Channel One

On April 20, 2007, the Company acquired the operating assets of Channel One Communications Corporation (“Channel One”) from PRIMEDIA, Inc., for which it received $8,600 of working capital, of which $5,000 was cash, and assumed certain liabilities of Channel One, with an approximate value of $8,600. Accordingly, the fair market value of the assets acquired is approximately the value of the assumed liabilities. Channel One provides news and public affairs content to secondary schools throughout the United States.

Channel One’s programming is delivered daily during the school year, via satellite, and reaches millions of students. The results of Channel One’s operations since the date of acquisition have been included in the accompanying consolidated financial statements. During the third and fourth quarter of fiscal 2007, the Company recognized an extraordinary gain of $5,680 (net of taxes), which is discussed in Note 6. Channel One is a part of the Company’s Media segment.

6. Other Items

Gain on Sale of Operating Asset

On November 5, 2008, the Company sold the CCS domain name and related assets to dELiA*s, Inc. for $5.8 million in cash. As a result the Company recorded a “gain on sale of operating asset” on its Consolidated Statement of Operations.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Extraordinary Gain

In fiscal 2007, in conjunction with the Channel One acquisition, which is more fully described in Note 5, the Company assumed certain liabilities of Channel One, which had an estimated value of $8,600 at acquisition. The actual fair value of certain assumed contract obligations and severance agreements, after all tax considerations, was subsequently determined to be $2,800, or $5,800 less than $8,600, the amount originally estimated. As a result, the Company recorded an extraordinary gain of $5,680, net of tax of $120.

7. Goodwill and Intangible Assets

Goodwill

A summary of the Company’s goodwill balance at the Valuation Date by operating segment is as follows:

Goodwill Balance at November 30, 2009 (in thousands)
Promotion	$28,000
Media (1)	18,976
Placement	3,955

Total Goodwill	$50,931

The percentage by which estimated fair value exceeded carrying value for each of the Company’s reporting units was as follows:

	Estimated Fair Value at November 30, 2009	Carrying Value at November 30, 2009	Percentage of by which fair value exceeded carrying value
Promotion Non-OCM	$25,000	$8,432	196.5%
OCM	30,000	16,637	80.3
Media (1)	91,000	42,468	114.3
Placement	9,000	10,767	(19.6	) (2)

(1)	The carrying values of FrontLine are included in the above presentations. As more fully discussed in Note 19, the operations of FrontLine and carrying values of goodwill and intangible assets are reported as discontinued operations. At the time of the valuation, FrontLine remained a part of continuing operations of the Company.
(2)	The Placement reporting unit failed Step I requiring a Step II analysis, the results of which are described in the table below.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The changes in the carrying amount of goodwill for the fiscal years ended January 31, 2010 and January 31, 2009 are as follows:

	Fiscal year ended January 31,
	2010	2009
Gross balance, beginning of year	$58,940	$58,716
Goodwill acquired during the year	484	—
Net adjustments to purchase price of prior acquisitions (1)	717	224
Impairment of goodwill (2)	(3,439)	—

Gross balance, end of the year	56,702	58,940
Accumulated goodwill amortization, prior to the adoption of FASB guidance	(11,617)	(11,617)

Net balance, end of year	$45,085	$47,323

(1)	In fiscal 2009, the Company recorded contingent payments related to the Fulgent acquisition of $800. In fiscal 2008, the Company recorded contingent earn-out payments in the amount of $224.
(2)	During the fourth quarter of fiscal 2009, Alloy reviewed its goodwill for impairment, using a discounted cash flow model and a review of general market conditions impacting Alloy to determine its market value of its reporting units with assigned goodwill. As a result, Alloy recorded an impairment charge totaling $3,439 related to its Placement reporting unit. These charges are included in Alloy’s Consolidated Statement of Operations as special charges.

Intangible Assets Related to Businesses Acquired

The acquired intangible assets as of January 31, 2010 and January 31, 2009 are as follows:

	Fiscal year ended January 31,
	2010			2009
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Amortizable intangible assets:
Client relationships	$7,809	$5,818	$1,991	$6,910	$5,087	$1,823
Noncompetition agreements	2,168	1,642	526	1,868	1,450	418
Websites	1,893	1,069	824	1,837	620	1,217
Mailing lists	4,463	2,682	1,781	3,575	1,534	2,041
Marketing Rights	175	131	44	175	73	102

	16,508	11,342	5,166	14,365	8,764	5,601
Indefinite-lived intangible assets:
Trademarks (1)	1,610	—	1,610	3,165	—	3,165

Total intangible assets	$18,118	$11,342	$6,776	$17,530	$8,764	$8,766

(1)	During the fourth quarters of fiscal 2009 and fiscal 2008, respectively, Alloy reviewed its indefinite-lived assets. Estimates of the indefinite-lived assets value were determined using the income approach. As a result of its review, a $1,555 and $140 impairment charge was recorded, respectively, for fiscal 2009 and fiscal 2008. These impairment charges are included in the special charges line item of the Consolidated Statements of Operations.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The amortization expense related to fiscal 2009, fiscal 2008 and fiscal 2007 was approximately $2,743, $1,949, and $1,642, respectively. The estimated remaining amortization expense for each of the next five fiscal years through the fiscal year ending January 31, 2015 is approximately $2,864, $1,694, $506, $85 and $13, respectively.

8. Special Charges

The “special charges” line item on the Consolidated Statements of Operations is comprised of the following:

	Fiscal year ended January 31, 2010
	Promotion	Media	Placement	Corporate	Total
Impairment of trademarks	$—	$—	$1,555	$—	$1,555
Impairment of goodwill	—	—	3,439	—	3,439

Total special charges	$—	$—	$4,994	$—	$4,994

	Fiscal year ended January 31, 2009
	Promotion	Media	Placement	Corporate	Total
Impairment of trademarks	$—	$40	$100	$—	$140
Impairment of auction rate securities	—	—	—	148	148

Total special charges	$—	$40	$100	$148	$288

	Fiscal year ended January 31, 2008
	Promotion	Media	Placement	Corporate	Total
Impairment of goodwill	$—	$48,052	$22,783	$—	$70,835
Impairment of trademarks	—	120	—	—	120
Impairment of long-lived assets	—	673	—	—	673

Total special charges	$—	$48,845	$22,783	$—	$71,628

9. Senior Convertible Debentures

In August 2003, Alloy issued $69,300 of 20-Year 5.375% Senior Convertible Debentures (“Convertible Debentures” or “Debentures”) due August 1, 2023 in the 144A private placement market. The Convertible Debentures had an annual coupon rate of 5.375%, payable in cash semi-annually on each February 1st and August 1st.

Convertible Debenture Conversions

From August 30, 2006 through December 7, 2006, Alloy entered into agreements with certain holders of its Debentures, pursuant to which such holders converted approximately $67,903 face amount of their Debentures, in accordance with their terms, into approximately 2,026 shares of Alloy common stock and 4,054 shares of dELiA*s, Inc. common stock.

In July 2008, Alloy entered into an agreement with a holder of its Debentures, pursuant to which such holder agreed to convert approximately $1,382 face amount of their Debentures, through a combination of cash paid by the Company and 83 shares of dELiA*s, Inc. common stock. The cash paid by the Company related to

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

the face amount of the Debentures totaled $1,240. Alloy also paid the holder a cash premium for agreeing to convert their Debentures. Accordingly, the Company recorded an expense during the second quarter of fiscal 2008 of approximately $79 related to this conversion. The Company’s additional paid-in capital also increased by $142 as a result of the conversion, which was determined by using the closing price of the dELiA*s Inc. shares.

In August 2008, Alloy entered into an agreement with a holder of its Debentures, pursuant to which such holder agreed to fully convert the remaining $15 face amount of the Debentures. The cash paid by the Company related to the face amount of the Debentures totaled $15.

10. Common Stock

Common Stock Transactions—Stock Repurchase Program

All transactions have been recorded as treasury stock in the Company’s consolidated financial statements.

On January 29, 2003, Alloy adopted a stock repurchase program authorizing the repurchase of its common stock from time to time in the open market at prevailing market prices or in privately negotiated transactions. During fiscal 2007, the Company repurchased 51 shares for approximately $457 under this plan.

In December 2008, the Board of Directors authorized an additional $7,000 for use in the repurchase of the Company’s stock. During fiscal 2008, the Company repurchased 1,388 shares for approximately $6,990 under this plan.

In December 2009, the Board of Directors authorized an additional $3,300 for use in the repurchase of the Company’s stock. During fiscal 2009, the Company repurchased 1,155 shares for approximately $6,872 under this plan. At January 31, 2010, the Company had an unused authorization of approximately $3,005.

11. Stockholder Rights Plan

In April 2003, Alloy’s Board of Directors adopted a Stockholder Rights Plan (the “Plan”) in which the Company declared a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company. As a result of the reverse stock split, there are now four Rights associated with each share of common stock. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a “Unit”) of Series C Junior Participating Preferred Stock, $0.01 par value per share (the “Series C Preferred Stock”), at a purchase price of $40.00 per Unit, subject to adjustment. Until the occurrence of certain events, the Rights are represented by and traded in tandem with Alloy common stock. Rights will be exercisable only if a person or group acquires beneficial ownership of 20% or more of the Company’s common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of the common stock. Alloy is entitled to redeem the Rights at $.001 per right under certain circumstances set forth in the Plan. The Rights themselves have no voting power and will expire at the close of business on April 14, 2013, unless earlier exercised, redeemed or exchanged. Each one one-hundredth of a share of Series C Preferred Stock has the same voting rights as one share of Alloy common stock, and each share of Series C Preferred Stock has 100 times the voting power of one share of Alloy common stock.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

12. Stock-based Compensation Plans

Stock Options

Alloy’s shareholder’s approved the Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan (the “Stock Plan”) in June 2007. The Stock Plan authorizes the grant of up to 2,000 shares of the Company’s common stock for the issuance of stock options, restricted and unrestricted stock awards and other stock-based awards to employees, directors and consultants of the Company. All of the Company’s then-existing stock incentive plans, which in the aggregate as of June 18, 2007 had approximately 1,300 shares available for issuance, were terminated, resulting in a net increase of approximately 700 shares. However, outstanding options, the exercise of which would allow an aggregate of 504 and 277 shares of Alloy’s common stock to be acquired by the holders of such options, were issued in fiscal 2006 and fiscal 2007, respectively, and remain outstanding under the terminated plans.

In June 2009, Alloy’s shareholders approved amendments to the Stock Plan. The Stock Plan was renamed the Amended and Restated Alloy, Inc. 2007 Employee, Director and Consultant Stock Incentive Plan (the “Amended and Restated Plan”). Among other things, the Amended and Restated Plan.(i) increase the total number of available shares from 2,000 to 4,000; (ii) delete the limitation that no more than 1,000 shares may be granted as stock grants or other stock-based awards that are deemed full value awards (“Full Value Awards”); and (iii) remove the limitation that no more than 150 shares may be granted to any one recipient during any given fiscal year and replace it with the limitation that no more than 350 options to purchase our common stock may be issued to any recipient during any given fiscal year. Generally shares of common stock reserved for awards under both the Stock Plan and the Amended and Restated Plan that are forfeited or are canceled will be added back to the share reserve available for future awards, but shares of common stock tendered in payment for an award or shares of common stock withheld for taxes will not be available again for grant. The Amended and Restated Plan is the only plan pursuant to which we issue equity based awards to our employees, directors and consultants. Pursuant to the terms of the Amended and Restated Plan, as of January 31, 2010, we have approximately 1,683 total shares available for issuance, all of which will be available for issuance as stock options, stock grants or other stock-based awards.

Our Compensation Committee may, in its discretion, amend any term or condition of an outstanding award provided: (i) such term or condition as amended is permitted by our Amended and Restated Plan; and (ii) any such amendment shall be made only with the consent of the participant to whom such award was made, if the amendment is adverse to the participant. The Amended and Restated Plan does not allow for the repricing or cancellation and reissuance of stock options or other awards without the prior approval of our shareholders. The Amended and Restated Plan expires on April 11, 2017.

Restricted Stock

In fiscal 2009, fiscal 2008, and fiscal 2007, Alloy’s Board of Directors authorized the issuance of 1,012, 202 and 319, shares of common stock, respectively, as restricted stock under our stock-based compensation plans. The shares issued are subject to restrictions on transfer, rights of repurchase by the Company and certain other conditions. During the restriction period, plan participants are entitled to vote and receive dividends on such shares. Upon authorization of the shares, deferred compensation expense equivalent to the market value of the shares on the respective dates of grant is charged to stockholders’ equity and is then amortized to compensation expense over the vesting periods. Refer to Note 3 for additional information regarding restricted stock.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

13. Income Taxes

The components of net income tax expense consist of the following for fiscal 2009, fiscal 2008, and fiscal 2007:

	Fiscal year ended January 31,
	2010	2009	2008
Current:
State	$255	$370	$398
Federal	(589)	61	—

Total current	(334)	431	398

Deferred:
State	374	—	—
Federal	2,119	—	—

Total deferred	2,493	—	—

Net income tax expense	$2,159	$431	$398

For fiscal 2009, fiscal 2008 and fiscal 2007, the difference between the total expected tax benefit or expense using the statutory rates of 34%, 34% and 34%, respectively, and tax expense (benefit) is as follows:

	Fiscal year ended January 31,
	2010	2009	2008
Computed expected tax (benefit) expense	(34.0)%	34.0%	(34.0)%
State taxes, net of federal benefit	3.0	2.7	0.3
Goodwill impairment	30.0	—	18.2
ISO stock-based compensation expense	3.8	4.3	0.7
Non-deductible expenses	2.6	1.9	0.2
FIN 48 de-recognition	(7.7)	—	—
Change in valuation allowance	36.5	(39.2)	14.7
All other individually less than 5%	3.9	1.0	0.5

Total effective tax rate	38.1%	4.7%	0.6%

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set out as follows:

	January 31,
	2010	2009
Deferred tax assets:
Accruals and reserves	$1,672	$2,880
Other	—	144
Deferred compensation	2,483	1,297
Identifiable intangible assets	2,639	1,850
Goodwill	6,944	6,946
Net operating loss and capital loss carryforwards	12,867	7,551

Gross deferred tax assets	26,605	20,668
Valuation allowance	(22,566)	(17,564)

Total deferred tax assets	4,039	3,104

Deferred tax liabilities:
Plant and Equipment	(3,980)	(3,104)
Other	(59)	—
Goodwill	(2,668)	—

Total deferred tax liabilities	(6,707)	(3,104)

Net deferred tax liabilities	$(2,668)	$—

As a result of certain realization requirements of the guidance issued by the FASB, certain deferred tax assets that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting are excluded from the total deferred tax assets. As of January 31, 2010, approximately $1,670 of the federal net operating loss carryforwards are related to the exercise of employee stock options, and the Company will record a tax benefit of approximately of $568 through capital in excess of par value if such losses are realized.

For federal income tax purposes, Alloy has unused NOL carryforwards of approximately $32,577 at January 31, 2010 that will expire at various dates through 2029.

The U.S. Tax Reform Act of 1986 contains provisions that limit the NOL carryforwards available to be used in any given year upon the occurrence of certain events, including a significant change of ownership. Alloy experienced at least three such ownership changes since inception. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning in making these assessments. As a result of recent historic results and projections of future taxable income, management believes the future utilization of the Company’s deferred tax assets is not more-likely-than-not.

The Company has fully reserved for the net deferred tax assets at January 31, 2010 and 2009. In fiscal 2009, the Company increased its valuation allowance to fully reserve for deferred tax assets related to goodwill where a corresponding deferred tax liability exists. As a result, the valuation allowance increased by $5,002 during fiscal 2009 and decreased by $5,014 during fiscal 2008.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Accounting for Uncertainty in Income Taxes

As a result of the Company’s implementation of the guidance regarding accounting for uncertainty in income taxes issued by the FASB, during the first quarter of fiscal 2007, the total amount of gross tax benefits, excluding the offsetting full valuation allowance, that became unrecognized, was approximately $7,136. No accrued interest or penalties resulted from such unrecognized tax benefits. As of January 31, 2010, the total amount of gross unrecognized tax benefits was $1,379, and accrued interest and penalties on such unrecognized tax benefits were $0. The following is a tabular reconciliation of the total amounts of unrecognized tax benefits for fiscal 2009:

Fiscal 2009
Beginning of year balance	$8,397
Increases in prior period tax positions	216
Decreases in prior period tax positions	—
Increases in current period tax positions	—
Settlements	—
Lapse of statute of limitations	(6,416)

End of year balance	$2,197

For fiscal 2009, the Company’s income tax provision included $216 of expense related to uncertain tax positions, including $110 related to interest and penalties. The net unrecognized tax benefits, that if recognized, would impact the effective tax rate as of January 31, 2010 is $817 due to the effect of the full net deferred tax asset valuation allowance.

At this time, the Company believes that it is reasonably possible that approximately $0 of the estimated unrecognized tax benefits as of January 31, 2010 will be recognized within the next twelve months based on the expiration of statutory review periods.

The Company is currently undergoing a state income tax audit for the tax years ending January 31, 2005 through January 31, 2008. The Company believes that the results of the current or any prospective audits will not have a material effect on its financial position or results of operations.

14. Credit Facility

On August 15, 2007, the Company entered into a credit agreement with Bank of America, N.A, which was further amended and restated on April 9, 2009 (the “Credit Facility”).

On January 13, 2010, the Company gave notice to Bank of America of its intent to terminate the Credit Facility effective as of January 20, 2010. No penalties or termination fees were payable by the Company in connection with the termination of the Credit Facility. The Company filed a Form 8-K announcing its decision.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

15. Commitments and Contingencies

Leases

Alloy leases office space, warehouse space and certain office equipment under noncancellable leases with various expiration dates through 2015. As of January 31, 2010, future net minimum lease payments were as follows:

Fiscal year ending January 31,	Capital Leases	Operating Leases
2011	$15	$3,447
2012	2	3,303
2013	—	2,950
2014	—	1,945
2015	—	844
Thereafter	—	2,125

Total minimum lease payments	$17	$14,614

Imputed interest	1

Capital lease obligations	$16

Rent expense was approximately $4,364, $4,091 and $4,149 for fiscal 2009, 2008, and 2007, respectively, under noncancellable operating leases.

Other

The Company received an information request in late January 2009 from the New York State Attorney General (“NYS AG”) inquiring about the Company’s activities in marketing credit cards to college students. The Company subsequently was informed that the NYS AG is conducting an investigation into the Company’s marketing practices in this area. The Company is cooperating with the NYS AG in the investigation and is without sufficient information to determine the extent, if any, of potential monetary liability or other restrictions on its activities that may result from the investigation of the NYS AG. The Company’s last communication with the NYS AG was in July 2009.

Litigation

On or about November 5, 2001, a putative class action complaint was filed in the United States District Court for the Southern District of New York naming as defendants Alloy, specified company officers and investment banks, including James K. Johnson, Jr., Matthew C. Diamond, BancBoston Robertson Stephens, Volpe Brown Whelan and Company, Dain Rauscher Wessel and Ladenburg Thalmann & Co., Inc. The complaint purportedly was filed on behalf of persons purchasing the Company’s stock between May 14, 1999 and December 6, 2000, and alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. On April 19, 2002, the plaintiffs amended the complaint to assert violations of Section 10(b) of the Exchange Act. The claims mirror allegations asserted against scores of other issuers. Pursuant to an omnibus agreement negotiated with representatives of the plaintiffs’ counsel, Messrs. Diamond and Johnson were dismissed from the litigation without prejudice. By opinion and order dated February 19, 2003, the District Court denied in part and granted in part a global motion to dismiss filed on behalf of all issuers. With respect to Alloy, the Court dismissed the Section 10(b) claim and let the plaintiffs proceed on the Section 11 claim. In June 2004, as a result of a mediation, a settlement agreement

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

was executed on behalf of the issuers (including Alloy), insurers and plaintiffs and submitted to the Court. While final approval of the settlement was pending, on December 5, 2006, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s class certification order with respect to nine focus group cases and remanded the matter for further consideration. On June 25, 2007, as a result of the Second Circuit’s decision, the settlement agreement was terminated. On August 14, 2007, plaintiffs filed second amended complaints against nine focus group issuers. By opinion and order dated March 26, 2008, the District Court denied in part and granted in part motions to dismiss the amended complaints. Specifically, the District Court dismissed claims brought under Section 11 of the Securities Act by those plaintiffs who sold their securities for a price in excess of the initial offering price and claims brought by plaintiffs who purchased securities outside of the previously certified class period and denied the remainder of the motions. After many months of negotiation, on April 2, 2009, the representative class plaintiffs and the defendants filed a Notice of Motion for Preliminary Approval of Settlement accompanied by a global Stipulation and Agreement of Settlement. The proposed Settlement provides that all claims against the issuers and underwriters will be dismissed with prejudice in exchange for the aggregate payment of $586 million. Under the terms of the proposed Settlement, neither the Company nor Messrs. Johnson or Diamond are required to pay any portion of the $586 million payment. The proposed Settlement is subject to numerous contingencies, including, but not limited to, preliminary Court approval, certification of a settlement class and final approval after providing members of the plaintiff class with notice. On or about June 10, 2009, the Court granted Plaintiff’s motion for an order: (i) preliminarily approving the proposed stipulation; (ii) certifying the Settlement classes for the purposes of the proposed stipulation only; (iii) approving the form and program of class notice described in the stipulation; and (iv) scheduling a hearing before the Court to determine whether the proposed stipulation should be finally approved. On October 5, 2009, the Court granted final approval of the settlement. Various members of the plaintiff class have filed notices of appeal seeking to challenge the terms of the settlement. At this point, there can be no assurance that the settlement will be affirmed.

The Company is involved in additional legal proceedings that have arisen in the ordinary course of business. The Company believes that, apart from the actions set forth above, there is no claim or litigation pending, the outcome of which could have a material adverse effect on the Company’s financial condition or operating results.

16. Supplemental Cash Flow and Other Information

Supplemental information on cash flows is summarized as follows:

	Fiscal year ended January 31,
	2010	2009	2008
Cash paid for:
Interest	$—	$74	$75
Income taxes	415	351	734
Non-cash investing and financing activities:
Issuance of common stock and warrants in connection with acquisitions	—	—	1,811
Issuance of common stock pursuant to Sconex earn-out agreement	—	—	788
Issuance of restricted stock pursuant to Sconex earn-out agreement	—	—	109

17. Segment Reporting

The guidance issued by the FASB establishes standards for reporting information about operating segments. This standard requires segmentation based on internal organization and reporting of revenue and operating income based upon internal accounting methods. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or CODM, in deciding how to allocate resources and in assessing performance.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The Company has three operating segments—Promotion, Media and Placement. The Promotion segment is comprised of businesses whose products and services are promotional in nature and includes our AMP, OCM and sampling divisions. The Media segment is comprised of Company-owned and represented media assets, including the display board, Internet, database, specialty print, educational programming and entertainment businesses. The Placement segment is made up of the Company’s businesses that aggregate and market third party media properties owned by others primarily in the college, military and multicultural markets. All information presented below is U.S. based, thus no geographic disclosure is required.

Alloy’s management reviews financial information related to these reportable segments and uses the measure of income from operations to evaluate performance and allocated resources. Reportable data for Alloy’s segments were as follows for continuing operations as of and for the fiscal years ended January 31, 2010, 2009, and 2008:

	Fiscal year ended January 31,
	2010	2009	2008
Revenue:
Promotion	$80,844	$83,516	$83,405
Media	63,752	64,098	51,653
Placement	39,127	52,222	52,911

Total revenue	$183,723	$199,836	$187,969

Operating income (loss) from continuing operations:
Promotion	$6,971	$7,723	$9,228
Media	6,187	9,748	(50,389)
Placement	(3,547)	4,186	(17,889)
Corporate	(15,283)	(12,599)	(11,942)

Total operating income (loss) from continuing operations	(5,672)	9,058	(70,992)
Interest expense, net	15	161	968
Other items, net	(9)	(18)	(494)

Income (loss) from continuing operations before income taxes and extraordinary gain	$(5,666)	$9,201	$(70,518)

Depreciation and amortization from continuing operations:
Promotion	$1,024	$906	$904
Media	4,203	3,477	2,533
Placement	25	32	33
Corporate	905	941	833

Total depreciation and amortization from continuing operations	$6,157	$5,356	$4,303

Stock-based compensation:
Promotion	$517	$652	$632
Media	1,319	1,575	1,619
Placement	164	193	159
Corporate	3,264	1,621	1,335

Total stock-based compensation	$5,264	$4,041	$3,745

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

	At January 31,
	2010	2009
Total assets from continuing operations:
Promotion	$35,949	$34,045
Media	60,659	61,086
Placement	11,085	17,711
Corporate	33,195	38,631

Total assets from continuing operations	$140,888	$151,473

Total goodwill from continuing operations:
Promotion	$24,826	$23,509
Media	19,743	19,859
Placement	516	3,955

Total goodwill from continuing operations	$45,085	$47,323

18. Quarterly Results (Unaudited)

The following table sets forth unaudited quarterly financial data for each of Alloy’s last two fiscal years from continuing operations.

	Fiscal year ended January 31, 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)	Full Year Total
Revenue
Promotion	$15,066	$27,155	$24,002	$14,621	$80,844
Media	13,705	14,768	19,328	15,951	63,752
Placement	9,450	6,900	13,349	9,428	39,127

Total revenue	$38,221	$48,823	$56,679	$40,000	$183,723

Operating income (loss) from continuing operations
Promotion	$(200)	$3,557	$2,933	$681	$6,971
Media	(36)	1,099	4,240	884	6,187
Placement	233	14	1,047	(4,841)	(3,547)
Corporate	(3,471)	(3,658)	(4,355)	(3,799)	(15,283)

Total operating income (loss) from continuing operations	$(3,474)	$1,012	$3,865	$(7,075)	$(5,672)

Income (loss) from continuing operations	$(3,567)	$940	$4,249	$(9,447)	$(7,825)
Net income (loss) from continuing operations	$(3,567)	$940	$4,249	$(9,447)	$(7,825)
Net income (loss) per share from continuing operations:
Basic	$(0.29)	$0.08	$0.36	$(0.83)	$(0.68)
Diluted	$(0.29)	$0.08	$0.36	$(0.83)	$(0.68)

(1)	During the fourth quarter of fiscal 2009, the Company recorded impairment charges of $4,994 in its Placement segment related to its goodwill and intangibles. These charges are more fully discussed in Note 8. In addition, the Company recorded $2,668 of income tax expense related to differences between book and tax basis of net assets acquired in a prior year acquisition.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

	Fiscal year ended January 31, 2009
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)	Full Year Total
Revenue
Promotion	$15,752	$27,733	$26,139	$13,892	$83,516
Media	15,556	13,235	20,739	14,568	64,098
Placement	13,497	9,110	18,736	10,879	52,222

Total revenue	$44,805	$50,078	$65,614	$39,339	$199,836

Operating income (loss) from continuing operations
Promotion	$(675)	$3,702	$3,669	$1,027	$7,723
Media	772	(2,251)	4,919	6,308	9,748
Placement	518	564	2,701	403	4,186
Corporate (2)	(2,511)	(3,179)	(2,706)	(4,203)	(12,599)

Total operating income (loss) from continuing operations	$(1,896)	$(1,164)	$8,583	$3,535	$9,058

Income (loss) from continuing operations	$(2,010)	$(1,426)	$8,489	$3,717	$8,770
Net income (loss) from continuing operations	$(2,010)	$(1,426)	$8,489	$3,717	$8,770
Net income (loss) per share from continuing operations:
Basic	$(0.15)	$(0.10)	$0.63	$0.28	$0.66
Diluted	$(0.15)	$(0.10)	$0.63	$0.28	$0.66

(1)	During the fourth quarter of fiscal 2008, the Company recorded impairment charges of $140 related to two of its trademarks and $148 related to its auction rate securities. These charges are more fully discussed in Note 8.
(2)	During the fourth quarter of fiscal 2008, the Company recorded a $5,800 gain on the sale of operating assets related to the sale of its CCS domain name. This is more fully discussed in Note 6.

19. Discontinued Operations

As discussed in Note 1 to the Consolidated Financial Statements, the sale of assets of FrontLine was reported as a discontinued operation for all periods presented. Management’s plan to divest and the divesture of FrontLine both occurred during the three and six months ended July 31, 2010. As such, for comparative purposes, FrontLine has been classified in the Company’s Consolidated Financial Statements as discontinued operations. The discontinued operations on the Statement of Operations have been reported, net of applicable income taxes. Additionally, all footnote information includes continuing operations only and does not include the results of FrontLine.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

Below is a summary of the financial statement information for FrontLine that is included as part of discontinued operations for all periods presented:

FrontLine Balance Sheet

	January 31, 2010	January 31, 2009
Accounts receivable, net	$3,995	$3,479
Other assets	103	51

Total current assets	4,098	3,530

Fixed assets, net	2,765	2,405
Goodwill	10,212	3,012
Intangible assets, net	175	299

Total assets	$17,250	$9,246

Accounts payable	$150	$92
Deferred revenue	745	1,180
Accrued expenses	9,203	2,114

Total liabilities	$10,098	$3,386

FrontLine Statement of Operations

	Fiscal year ended January 31,
	2010	2009	2008
Total revenue	$21,375	$17,090	$11,127

Total cost of goods sold	11,254	9,713	6,348
Total expenses	6,828	5,659	3,852

Income from discontinued operations	$3,293	$1,718	$927
Income Taxes	(351)	(53)	(83)

Net income from discontinued operations	$2,942	$1,665	$844

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Amounts in thousands, except per share amounts)

The computation of basic and diluted earnings per share from discontinued operations under the two-class method is as follows:

	Fiscal year ended January 31,
	2010	2009	2008
Basic
Numerator:
Income from discontinued operations	$2,942	$1,665	$844
Denominator:
Weighted-average common shares	11,526	13,329	13,362

Weighted-average basic shares outstanding	11,526	13,329	13,362

Earnings per basic share from discontinued operations	$0.26	$0.12	$0.06

Diluted
Numerator:
Income from discontinued operations	$2,942	$1,665	$844
Denominator:
Weighted-average common shares	11,526	13,329	13,362
Weighted-average common shares subject to repurchase	—	85	—

Weighted-average diluted shares outstanding	11,526	13,414	13,362

Earnings per diluted share from discontinued operations	$0.26	$0.12	$0.06

Annex G

Annex G—Unaudited Consolidated Financial Statements for the Quarterly Period Ended July 31, 2010

ALLOY, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

	July 31, 2010	January 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,501	$26,178
Accounts receivable, net of allowance for doubtful accounts of $837 and $851, respectively	29,263	26,764
Unbilled accounts receivable	7,670	5,989
Inventory	5,389	3,478
Other current assets	4,802	5,607
Current assets of discontinued operations	—	4,098

Total current assets	107,625	72,114
Fixed assets, net	18,786	19,352
Goodwill	46,092	45,085
Intangible assets, net	5,923	6,776
Other assets	975	1,656
Noncurrent assets of discontinued operations	—	13,155

Total assets	$179,401	$158,138

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,806	$10,886
Deferred revenue	11,424	10,305
Accrued expenses and other current liabilities	20,912	17,655
Current liabilities of discontinued operations	—	10,098

Total current liabilities	52,142	48,944
Deferred tax liability	2,717	2,668
Other long-term liabilities	3,568	3,112

Total liabilities	58,427	54,724
Stockholders’ equity:
Common stock; $.01 par value: authorized 200,000 shares; issued and outstanding: 16,925 and 16,600 respectively	172	165
Additional paid-in capital	457,634	454,896
Accumulated deficit	(305,959)	(321,546)

	151,847	133,515
Less treasury stock, at cost: 4,064 and 3,963 shares, respectively	(30,873)	(30,101)

Total stockholders’ equity	120,974	103,414

Total liabilities and stockholders’ equity	$179,401	$158,138

See accompanying notes to consolidated financial statements

ALLOY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues:
Services revenue	$35,024	$32,767	$72,087	$65,263
Product revenue	18,209	16,056	23,776	21,781

Total revenue	$53,233	$48,823	$95,863	$87,044
Cost of Goods Sold:
Costs of goods sold - services	15,772	12,840	33,158	27,300
Costs of goods sold - product	6,318	5,285	7,581	6,553

Total costs of goods sold	$22,090	$18,125	$40,739	$33,853
Expenses:
Operating	25,490	22,855	46,286	42,134
General and administrative	4,801	5,261	9,774	10,445
Depreciation and amortization**	1,618	1,547	3,271	3,028
Special charges	1,056	—	1,165	—

Total expenses	32,965	29,663	60,496	55,607

Operating income (loss) from continuing operations	(1,822)	1,035	(5,372)	(2,416)
Interest expense	(4)	(17)	(9)	(18)
Interest income and other	(387)	6	(394)	17

Income (loss) before income taxes	(2,213)	1,024	(5,775)	(2,417)
Income tax expense	(249)	(33)	(477)	(156)

Income (loss) from continuing operations	(2,462)	991	(6,252)	(2,573)
Income from discontinued operations, net of income taxes	20,159	963	21,839	1,804

Net income (loss)	$17,697	$1,954	$15,587	$(769)

Net income (loss) per basic share:
Income (loss) from continuing operations	$(0.21)	$0.08	$(0.54)	$(0.22)
Income from discontinued operations	1.72	0.08	1.88	0.15

Net income (loss) - Basic	1.51	0.16	1.34	(0.07)

Net income (loss) per diluted share:
Income (loss) from continuing operations	$(0.21)	$0.08	$(0.54)	$(0.22)
Income from discontinued operations	1.56	0.07	1.71	0.14

Net income (loss) - Diluted	1.35	0.15	1.17	(0.08)

**	Includes amortization of intangibles of $777 and $689 for the three month periods ended July 31, 2010 and 2009, respectively, and includes amortization of intangibles of $1,555 and $1,298 for the six-month periods ended July 31, 2010 and 2009, respectively.

See accompanying notes to consolidated financial statements

ALLOY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended July 31,
	2010	2009
	(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$15,587	$(769)
Less net income from discontinued operations	$21,839	$1,804

Net loss from continuing operations	$(6,252)	$(2,573)
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:
Loss on sale of operating assets	—	311
Depreciation and amortization of fixed assets	1,714	1,729
Deferred tax expense	221	—
Impairment charge on investments	109
Amortization of intangible assets	1,557	1,298
Provision for losses on accounts receivable	68	135
Stock compensation	2,646	1,833
Changes in operating assets and liabilities:
Accounts receivable	(4,248)	9,469
Inventory and other assets	(533)	(3,387)
Accounts payable, accrued expenses, and other	13,685	(4,733)
Net cash provided by (used in) operating activities attributable to discontinued operations	(1,780)	2,272

Net cash provided by operating activities	7,187	6,354

Cash Flows from Investing Activities
Capital expenditures	(1,146)	(1,488)
Acquisitions, net of cash acquired	—	275
Contingent consideration payments related to prior acquisitions	(940)	—
Purchase of domain name / mailing list / marketing rights	(704)	(609)
Net proceeds on the sale of operating assets	—	122
Net cash provided by (used in) investing activities attributable to discontinued operations	30,600	(693)

Net cash provided by (used in) investing activities	27,810	(2,393)

Cash Flows from Financing Activities
Issuance of common stock	99	—
Repurchase of common stock	(773)	(4,169)

Net cash used in financing activities	(674)	(4,169)

Net change in cash and cash equivalents	34,323	(208)
Cash and cash equivalents:
Beginning of period	$26,178	$32,116

End of period	$60,501	$31,908

See accompanying notes to consolidated financial statements

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share amounts)

(Unaudited)

1. Business and Financial Statement Presentation

Alloy, Inc. (the “Company” or “Alloy”) is one of the country’s largest providers of media and marketing programs offering advertisers the ability to reach youth and non-youth targeted consumer segments through a diverse array of assets and marketing programs, including digital, display, direct mail, content production and educational programming. Collectively, our businesses operate under the umbrella name Alloy Media + Marketing, but the division brand names have market recognition, such as Alloy Education, Alloy Entertainment, Alloy Marketing and Promotions (“AMP”), Alloy Access and On Campus Marketing (“OCM”).

Each of the Company’s businesses falls into one of three operating segments—Promotion, Media and Placement. The Promotion segment is comprised of businesses whose products and services are promotional in nature and includes our AMP, OCM and sampling divisions. The Media segment is comprised of Company-owned and represented media assets, including our digital, display board, database, specialty print, educational programming and entertainment businesses. The Placement segment is comprised of our businesses that aggregate and market third party media properties owned by others primarily in the college, military and multicultural markets. These three operating segments utilize a wide array of owned and represented online and offline media and marketing assets, such as websites, magazines, college and high school newspapers, on-campus message boards, satellite delivered educational programming, and college guides, giving us significant reach into the targeted demographic audience and providing our advertising clients with significant exposure to the intended market.

On June 7, 2010, Alloy Media, LLC, an indirect wholly-owned subsidiary of the Company (“Alloy Media”), sold substantially all of its assets used exclusively in its FrontLine Marketing division (“FrontLine”), together with certain liabilities, for approximately $39,286 in cash, resulting in net cash proceeds to the Company of approximately $36,451, excluding estimated tax. A net gain of $19,648 related to the sale was recorded. The disposition was deemed to be material to the Company requiring pro forma information, which was filed in Form 8-K in conjunction with the sale. The sale of FrontLine is fully discussed in Note 7 to the Consolidated Financial Statements.

For all periods presented, the financial operations and financial position of FrontLine are reported as discontinued operations.

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules of the Securities and Exchange Commission (“SEC”). These financial statements should be read in conjunction with the more detailed financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 (“fiscal 2009”), taking into account the differences for discontinued operations.

In the opinion of management, all adjustments, consisting of only normal and recurring adjustments, necessary for a fair statement of the financial position, results of consolidated operations and cash flows of the Company for the periods presented, have been made. Certain previously reported amounts have been reclassified to conform to the current presentation. The Company’s business is seasonal. The Company’s third quarter has historically been its most significant in terms of revenue and operating income with the majority of the Company’s revenues and operating income being earned during the third and fourth quarters of its fiscal year. The results of operations for the three month period ended July 31, 2010 is not necessarily indicative of the operating results for a full fiscal year, particularly in light of the disposition of FrontLine.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

Use of Estimates – The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Discontinued Operations – The Company determined, in accordance with generally accepted accounting principles (“GAAP”), that for reporting purposes the operations of FrontLine should be reported as discontinued operations for all periods presented.

Management’s plan to divest and the divesture of FrontLine both occurred within the Company’s second fiscal quarter of fiscal 2010. FrontLine has been classified in the Company’s Consolidated Financial Statements as discontinued operations. The discontinued operations on the Statement of Operations have been reported, net of applicable income taxes. Additionally, segment information does not include the results of businesses classified as discontinued operations.

Recently Issued Accounting Pronouncements

Revenue Recognition

In September 2009, the Financial Accounting Standards Board (“FASB”) issued new revenue recognition guidance on multiple deliverable arrangements. It updates the existing multiple-element revenue arrangements guidance currently included under the Accounting Standards Codification (“ASC”) 605-25. The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) requires the use of the relative selling price method to allocate the entire arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after the fiscal year ending January 31, 2012 (“fiscal 2011”), with early adoption permitted, provided that the revised guidance is retroactively applied to the beginning of the year of adoption. Management is currently evaluating the impact of adopting this guidance on the Company’s consolidated financial statements.

2. Net Earnings Per Share and Stock-Based Compensation

On February 1, 2009 the Company adopted changes issued by the FASB which require the Company to include all unvested restricted stock awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, in the number of shares outstanding in computing earnings per share (“EPS”) using the two-class method. The calculation of earnings per share for common stock presented here has been reclassified to exclude the income attributable to the unvested restricted stock awards from the numerator and exclude the dilutive impact of those shares from the denominator. The Company has retroactively applied the provisions of this guidance.

During the three-month period ended July 31, 2010 and the six-month periods ended July 31, 2010 and 2009, respectively, the Company was in a net loss position. As a result, unvested shares of restricted stock of

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

1,161, 1,161 and 941 were excluded in the calculation of EPS using the two-class method for the three-month period ended July 31, 2010 and six-month periods ended July 31, 2010 and 2009, respectively, because the effect would be antidilutive due to the net loss for the period.

Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding and all dilutive potential common shares that were outstanding during the period. The Company excludes outstanding stock options, and warrants to purchase common stock, and common stock subject to repurchase or which has been issued, but has not vested, from the calculation of diluted earnings (loss) per common share in cases where the inclusion of such securities would be antidilutive.

The computation of basic and diluted earnings per share from continuing operations under the two-class method is as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
Net income (loss) from continuing operations	$(2,462)	$991	$(6,252)	$(2,573)
Less: income allocated to participating securities from continuing operations	—	72	—	—

Income (loss) available to common stockholders from continuing operations	$(2,462)	$919	$(6,252)	$(2,573)

Weighted-average common shares outstanding - basic	11,733	11,922	11,607	11,841
Effect of dilutive employee restricted stock	—	941	—	—

Weighted-average common shares and share equivalents outstanding - diluted	11,733	12,863	11,607	11,841

Earnings (loss) per share from continuing operations - basic	$(0.21)	$0.08	$(0.54)	$(0.22)

Earnings (loss) per share from continuing operations - diluted	$(0.21)	$0.08	$(0.54)	$(0.22)

3. Stock-Based Compensation

The total stock-based compensation expense (for stock option and restricted stock grants) for the three-month periods ended July 31, 2010 and 2009 was $1,342 and $1,029, respectively, of which $593 and $510, respectively, were included in operating expenses in the Consolidated Statement of Operations, and $749 and $427, respectively, were included in general and administrative expenses in the Consolidated Statement of Operations. For the six-month periods ended July 31, 2010 and 2009, the total stock-based compensation expense was $2,646 and $1,833, respectively, of which $1,098 and $920, respectively, were included in operating expenses in the Statement of Operations and $1,548 and $913, respectively, were included in general and administrative expenses in the Statement of Operations.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

Stock Options

The weighted-average fair value of each option as of the grant date was $3.65 and $1.87 for the six months ended July 31, 2010 and 2009, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Six Months Ended July 31, 2010	Year Ended January 31, 2010
Risk-free interest rate	1.98%	2.57%
Expected lives (in years)	4.5	4.5
Expected volatility	45.6%	47.3%
Expected dividend yield	—	—

Forfeitures are estimated on the date of grant. On an annual basis, the forfeiture rate and compensation expense are adjusted and revised, as necessary, based on actual forfeitures.

The following is a summary of stock option activity for the six-month period ended July 31, 2010:

	Options	Weighted-Average Exercise Price Per Share
Outstanding at January 31, 2010	2,270	$10.21
Options granted	204	8.50
Options exercised	(13)	7.37
Options forfeited or expired	(83)	14.33

Outstanding at July 31, 2010	2,378	$9.92

Fully vested and exercisable at July 31, 2010	1,600	$11.06

Available for future grants	1,089

Restricted Stock

The Company has historically awarded restricted shares of common stock to directors and certain employees that typically vest over periods of up to three years although in some instances vesting dates have been longer. The majority of these awards are service based, but a portion of these awards combine service and market based components for vesting requirements. Compensation expense related to the restricted stock awards equals the fair market value on the date of grant net of estimated forfeitures, and is expensed ratably over the vesting period. In the three-month period ended July 31, 2010, the Company awarded 183 restricted shares with a weighted-average life of three years and a fair market value of $1,534.

Unearned compensation expense related to restricted stock grants at July 31, 2010 was $6,947. This expense is expected to be recognized over a weighted-average period of approximately 2.1 years. Total compensation expense attributable to restricted stock grants for the three-month periods ended July 31, 2010 and 2009 was $1,006 and $767, respectively. For the six-month periods ended July 31, 2010 and 2009, total compensation expense attributable to restricted stock grants was $1,967 and $1,269, respectively.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

The following is a summary of restricted stock activity for the six-month period ended July 31, 2010:

	Shares	Weighted-Average Fair Value Per Share
Unvested at January 31, 2010	1,247	$6.78
Granted	439	8.10
Vested	(496)	6.97
Forfeited	(30)	5.50

Unvested at July 31, 2010 (unaudited)	1,160	$7.23

Warrants

At July 31, 2010, there were 255 warrants outstanding and exercisable with an average exercise price of $76.52 per share and a weighted average contractual term of 1.5 years.

4. Goodwill and Intangible Assets

Goodwill

The acquired goodwill as of July 31, 2010 and January 31, 2010, is as follows:

	July 31, 2010	Adjustments		January 31, 2010
	(Unaudited)
Promotion	$25,733	$907	(1)	$24,826
Media	19,843	100		19,743
Placement	516	—		516

Total	$46,092	$1,007		$45,085

(1)	During the first six months of fiscal 2010, the Company recorded a contingent payment of $907 related to the Fulgent earnout.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

Intangibles

The acquired intangible assets as of July 31, 2010 and January 31, 2010 are as follows:

	Gross Carrying Amounts	Accumulated Amortization	Net

At July 31, 2010:
(Unaudited)
Amortizable intangible assets:
Client relationships	$7,989	$6,374	$1,615
Noncompetition agreements	2,348	1,761	587
Websites	1,893	1,292	601
Mailing lists	4,805	3,310	1,495
Marketing rights	175	160	15

	17,210	12,897	4,313
Indefinite-lived intangible assets:
Trademarks	1,610	—	1,610

Total intangible assets	$18,820	$12,897	$5,923

At January 31, 2010:
Amortizable intangible assets:
Client relationships	$7,809	$5,818	$1,991
Noncompetition agreements	2,168	1,642	526
Websites	1,893	1,069	824
Mailing lists	4,463	2,682	1,781
Marketing rights	175	131	44

	16,508	11,342	5,166
Indefinite-lived intangible assets:
Trademarks	1,610	—	1,610

Total intangible assets	$18,118	$11,342	$6,776

5. Unbilled Accounts Receivable

Unbilled accounts receivable are a normal part of the Company’s business. Placement and Media segment receivables are typically invoiced in the month following the receipt of the proof-of-performance documentation. At July 31, 2010 and January 31, 2010, there were $7,670 and $5,989, respectively, of unbilled receivables.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

6. Detail of Certain Balance Sheet Accounts

	July 31, 2010	January 31, 2010
	(Unaudited)
Accrued expenses and other current liabilities
Accrued acquisition costs	$972	$905
Accrued compensation and sales commissions	5,604	5,906
Program accrual (1)	4,381	4,323
Promotions accrual (2)	1,455	1,274
Other	8,500	5,247

	$20,912	$17,655

(1)	The program accrual consists primarily of program costs including other commissions, labor, supplies, printing, delivery and fulfillment.
(2)	The promotions accrual consists primarily of hourly outside labor costs and travel and expense related fees.

7. Discontinued Operations

As discussed in Note 1, on June 7, 2010, Alloy Media sold substantially all of its assets used exclusively in its FrontLine business, together with certain liabilities, for approximately $39,300 in cash, resulting in net cash proceeds to the Company of approximately $36,500, excluding estimated tax.

Below is a summary of the financial statement information for FrontLine which is included as part of discontinued operations for all interim periods presented:

FrontLine Balance Sheet

	July 31, 2010	January 31, 2010
	(Unaudited)

Accounts receivable, net	$—	$3,995
Other assets	—	103

Total current assets	—	4,098

Fixed assets, net	—	2,768
Goodwill	—	10,212
Intangible assets, net	—	175

Total assets	$—	$17,253

Accounts payable	$—	$150
Deferred revenue	—	745
Accrued expenses	—	9,203

Total liabilities	$—	$10,098

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

FrontLine Statement of Operations

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Total revenue	$2,389	$5,399	$9,122	$10,156
Total cost of goods sold	(1,178)	(2,837)	(4,340)	(5,253)
Total expenses	(688)	(1,552)	(2,538)	(3,011)

Income from discontinued operations	$523	$1,010	$2,244	$1,892
Gain on sale of FrontLine	20,276	—	20,276	—
Income taxes	(640)	(47)	(681)	(88)

Net income from discontinued operations	$20,159	$963	$21,839	$1,804

The computation of basic and diluted earnings per share from discontinued operations under the two-class method is as follows:

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net income from discontinued operations	$20,159	$963	$21,839	$1,804
Less: income allocated to participating securities from continuing operations	1,815	70	1,985	133

Income available to common stockholders from discontinued operations	$18,344	$893	$19,854	$1,671

Weighted-average common shares outstanding - basic	11,733	11,922	11,607	11,841
Effect of dilutive employee restricted stock	1,161	941	1,161	941

Weighted-average common shares and share equivalents outstanding - diluted	12,894	12,863	12,768	12,782

Earnings per share from discontinued operations - basic	$1.72	$0.08	$1.88	$0.15

Earnings per share from discontinued operations - diluted	$1.56	$0.07	$1.71	$0.14

Goodwill and Intangible Assets of Discontinued Operations

In conjunction with the sale of FrontLine, the Company allocated to discontinued operations all intangible assets that were recorded in conjunction with the April 2007 acquisition, including contingent consideration payments that were made to FrontLine executives.

The conclusion was reached primarily due to the fact that FrontLine continued to maintain its’ own operational infrastructure and management team, essentially operating on a standalone basis since April 2007. The Company allocated $10,212 of goodwill and $175 of intangible assets to FrontLine.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

Gain on Sale of Discontinued Operations

The Company recognized a gain, net of taxes, on the sale of FrontLine in the amount of $19,648. The following table details the significant components of the net gain:

June 7, 2010
(Unaudited)
Purchase price per asset sale agreement	$36,000
Working capital adjustment	3,286

Gross cash proceeds	39,286
Less total transaction costs	2,835

Net cash proceeds	36,451
Less:
FrontLine net assets sold	16,175
Income tax on gain on sale	628

Gain on sale of FrontLine, net of income taxes	$19,648

8. Special Charges

The “special charges” line item on the Consolidated Statements of Operations is comprised of the following:

	Three months ended July 31, 2010
	Promotion	Media	Placement	Corporate	Total
Impairment of auction rate securities	$—	$—	$—	$110	$110
Merger transaction costs	—	—	—	946	946

Total special charges	$—	$—	$—	$1,056	$1,056

	Six months ended July 31, 2010
	Promotion	Media	Placement	Corporate	Total
Impairment of auction rate securities	$—	$—	$—	$110	$110
Merger transaction costs	—	—	—	1,055	1,055

Total special charges	$—	$—	$—	$1,165	$1,165

As described in the Form 8-K filed on June 28, 2010, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”), and Lexington Merger Sub Inc., a wholly-owned subsidiary of Parent (“Merger Subsidiary”). Parent is a newly-formed entity to be owned by ZM Capital, L.P. and other co-investors. In addition, certain members of management of Alloy, including Matthew C. Diamond, Chief Executive Officer and James K. Johnson, President and Chief Operating Officer, in connection with such transaction will exchange a portion of their Alloy shares for an equity interest in Parent. Pursuant to the terms of the Merger Agreement, and subject to the conditions thereof, Merger Subsidiary will merge with and into Alloy, and Alloy will become a wholly-owned subsidiary of Parent (the “Merger”). The Company received notice that the Federal Trade Commission and the Department of Justice terminated the mandatory waiting period under the Hart-Scott-Rodino Act on July 23, 2010 and the Company is waiting SEC approval to distribute to its stockholders the

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

definitive proxy statement soliciting their votes to approve the merger. The Company expects this transaction to close during its third fiscal quarter. The merger transaction costs above include legal and accounting expenses related to such merger.

9. Common Stock

Common Stock Transactions

During the second quarter of fiscal 2010, employees surrendered to the Company approximately 1 share of common stock to satisfy tax-withholding obligations.

Common Stock Transactions – Stock Repurchase Program

During the first six months of fiscal 2010, the Company did not repurchase any shares under the Company’s stock repurchase program.

At July 31, 2010, the Company had an unused authorization of approximately $3,005.

Common Stock Outstanding

The number of shares of common stock outstanding as of July 31, 2010 was 16,924,773, or 12,860,959 excluding treasury shares.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

10. Segment Reporting

The following table sets forth the Company’s financial performance by reportable operating segment:

	Three Months Ended July 31,		Six Months Ended July 31,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenue:
Promotion	$27,645	$27,155	$42,182	$42,221
Media	14,993	14,768	30,924	28,473
Placement	10,595	6,900	22,757	16,350

Total revenue	$53,233	$48,823	$95,863	$87,044

Operating income (loss) from continuing operations:
Promotion	$4,035	$3,558	$2,699	$3,357
Media	(1,892)	1,121	(877)	1,109
Placement	599	14	985	247
Corporate	(4,564)	(3,658)	(8,179)	(7,129)

Total operating income (loss) from continuing operations	$(1,822)	$1,035	$(5,372)	$(2,416)

	At July 31, 2010	At January 31, 2010
	(Unaudited)
Total Assets:
Promotion	$36,664	$35,949
Media	61,519	60,656
Placement	12,464	11,085
Corporate	68,754	33,195

Total Assets	$179,401	$140,885

11. Income Taxes

For the three and six months ended July 31, 2010 and 2009, the Company recorded income tax expense from continuing operations of $249 and $33, and $477 and $156, respectively, which was a combination of state taxes, alternative minimum tax, interest and penalties on uncertain tax positions and income tax expense recorded on books and tax basis differences related to certain of the Company’s prior year acquisitions. The Company continues to maintain a full valuation allowance against its net deferred tax assets. As noted below the Company utilized a portion of its deferred tax assets to offset the gain resulting from the sale of FrontLine.

As of July 31, 2010, the Company’s total liability for net uncertain tax positions, including the liability for interest and penalties as described above, was $883. At January 31, 2010 the liability was $818. During the six-month period ended July 31, 2010, the Company did not settle any of its uncertain tax positions.

During the six-month period ended July 31, 2010, the Company expensed approximately $30 of interest expense and penalties related to the unrecognized tax benefits.

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

The Company’s subsidiaries join in the filing of a United States federal consolidated income tax return. The United States federal statute of limitations remains open for the years 2004 onward. To the Company’s knowledge, it is not currently under examination by the Internal Revenue Service.

State income tax returns are generally subject to examination for a period of three to five years after filing of the respective return. The state impact of any federal changes remains subject to examination by various states for a period of up to one year after formal notification to the states. During the six-month period ended July 31, 2010, the Company did not reverse any uncertain tax positions due to expiring statutes.

It is expected that the amount of uncertain tax positions will change in the next 12 months; however, the Company does not expect the change to have a significant impact on the results of operations or the financial position of the Company.

Gain on Sale of FrontLine

As more fully discussed in Note 7, the Company sold the assets and certain liabilities of FrontLine and recognized a book gain of $20,276. The taxable gain on the sale of FrontLine totaled $22,415, all of which will be offset by the Company’s net operating losses for federal income tax purposes. For state income tax purposes, the Company applied an effective state income tax rate to the taxable gain. The Company, will however, be subject to alternative minimum tax for federal income tax purposes. The Company recorded $478 in federal income tax expense and $359 in state income tax expense related to the gain for the three and six months ended July 31, 2010. These amounts were offset by a reversal of a deferred tax liability in the amount of $209, which represented the differences between the book basis and the tax basis in FrontLine’s assets as of the date of sale.

12. Commitments and Contingencies

Other

The Company received an information request in late January 2009 from the New York State Attorney General (“NYS AG”) inquiring about the Company’s activities in marketing credit cards to college students. The Company subsequently was informed that the NYS AG is conducting an investigation into the Company’s marketing practices in this area. The Company is cooperating with the NYS AG in the investigation and is without sufficient information to determine the extent, if any, of potential monetary liability or other restrictions on its activities that may result from the investigation of the NYS AG. The Company’s last communication with the NYS AG was in July 2009.

Litigation

On or about November 5, 2001, a putative class action complaint was filed in the United States District Court for the Southern District of New York naming as defendants Alloy, specified company officers and investment banks, including James K. Johnson, Jr., Matthew C. Diamond, BancBoston Robertson Stephens, Volpe Brown Whelan and Company, Dain Rauscher Wessel and Ladenburg Thalmann & Co., Inc. The complaint purportedly was filed on behalf of persons purchasing the Company’s stock between May 14, 1999 and December 6, 2000, and alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act, Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. On April 19, 2002, the plaintiffs amended the complaint to assert violations of Section 10(b) of the Exchange Act. The claims mirror allegations asserted against scores of other issuers. Pursuant to an omnibus agreement negotiated with representatives of the

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

plaintiffs’ counsel, Messrs. Diamond and Johnson were dismissed from the litigation without prejudice. By opinion and order dated February 19, 2003, the District Court denied in part and granted in part a global motion to dismiss filed on behalf of all issuers. With respect to Alloy, the Court dismissed the Section 10(b) claim and let the plaintiffs proceed on the Section 11 claim. In June 2004, as a result of a mediation, a settlement agreement was executed on behalf of the issuers (including Alloy), insurers and plaintiffs and submitted to the Court. While final approval of the settlement was pending, on December 5, 2006, the U.S. Court of Appeals for the Second Circuit vacated the District Court’s class certification order with respect to nine focus group cases and remanded the matter for further consideration. On June 25, 2007, as a result of the Second Circuit’s decision, the settlement agreement was terminated. On August 14, 2007, plaintiffs filed second amended complaints against nine focus group issuers. By opinion and order dated March 26, 2008, the District Court denied in part and granted in part motions to dismiss the amended complaints. Specifically, the District Court dismissed claims brought under Section 11 of the Securities Act by those plaintiffs who sold their securities for a price in excess of the initial offering price and claims brought by plaintiffs who purchased securities outside of the previously certified class period and denied the remainder of the motions. After many months of negotiation, on April 2, 2009, the representative class plaintiffs and the defendants filed a Notice of Motion for Preliminary Approval of Settlement accompanied by a global Stipulation and Agreement of Settlement. The proposed Settlement provides that all claims against the issuers and underwriters will be dismissed with prejudice in exchange for the aggregate payment of $586 million. Under the terms of the proposed Settlement, neither the Company nor Messrs. Johnson or Diamond are required to pay any portion of the $586 million payment. The proposed Settlement is subject to numerous contingencies, including, but not limited to, preliminary Court approval, certification of a settlement class and final approval after providing members of the plaintiff class with notice. On or about June 10, 2009, the Court granted Plaintiff’s motion for an order: (i) preliminarily approving the proposed stipulation; (ii) certifying the Settlement classes for the purposes of the proposed stipulation only; (iii) approving the form and program of class notice described in the stipulation; and (iv) scheduling a hearing before the Court to determine whether the proposed stipulation should be finally approved. On October 5, 2009, the Court granted final approval of the settlement. Various members of the plaintiff class have filed notices of appeal seeking to challenge the terms of the settlement. At this point, there can be no assurance that the settlement will be affirmed.

On June 29, 2010, the Company, its directors, and ZelnickMedia LLC (“Zelnick”) were named as defendants in a putative class action complaint, captioned Teitelbaum v. Diamond., et al., C.A. No. 5604, filed in the Court of Chancery of the State of Delaware. On July 8, 2010, a second lawsuit was filed in the Court of Chancery of the State of Delaware, captioned City of Livonia Employees Retirement System v. Diamond, et al., C.A. No. 5626. This lawsuit also named as defendants Alloy Media Holdings, L.L.C., Lexington Merger Sub Inc., Natixis Caspian Private Equity, LLC, Rosemont Solebury Co-Investment Fund, L.P. and Genspring Family Offices, LLC. On July 26, 2010, the actions were consolidated under the caption In re Alloy, Inc. Shareholder Litigation, C.A. No. 5626. On August 9, 2010, plaintiffs filed an amended complaint, purportedly on behalf of a class of stockholders, alleging that the intrinsic value of Alloy common stock is materially in excess of the amount offered for those securities in the merger and that our directors breached their fiduciary duties by agreeing to the merger price, thereby depriving plaintiffs of the opportunity to realize any increase in the value of Alloy stock. The amended complaint also alleges that the Preliminary Proxy omits material information concerning the merger and is materially misleading. The amended complaint further alleges that Zelnick, Parent, Merger Sub and the other additional defendants named therein, aided and abetted the supposed breaches of fiduciary duty by our directors. The action seeks injunctive and other equitable relief, damages, fees and costs. Simultaneously with filing their amended complaint, plaintiffs filed a motion for expedited proceedings, seeking an order setting a schedule for expedited discovery and a hearing on their application for injunctive relief prior to the shareholder meeting. On August 25, 2010, the court denied plaintiffs’ motion. On August 27, 2010,

ALLOY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share amounts)

(Unaudited)

defendants filed motions to dismiss the amended complaint and to stay discovery pending resolution of the motions to dismiss. The Company believes that the claims asserted in the lawsuits are without merit.

The Company is involved in additional legal proceedings that have arisen in the ordinary course of business. The Company believes that, apart from the actions set forth above, there is no claim or litigation pending, the outcome of which could have a material adverse effect on the Company’s financial condition or operating results.

ALLOY, INC.

151 WEST 26TH STREET – 11TH FLOOR

NEW YORK, NY 10001

PROXY CARD FOR SPECIAL MEETING OF SHAREHOLDERS

November 8, 2010

Alloy, Inc.’s Board of Directors Solicits This Proxy

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated October [    ], 2010, in connection with the Special Meeting of Stockholders (the “Special Meeting”) to be held at 10:00 a.m. on November 8, 2010 at the offices of Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, and hereby appoints Joseph D. Frehe and/or Gina R. DiGioia, each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of Alloy, Inc. (the “Company”) registered in the name provided in this Proxy which the undersigned is entitled to vote at the Special Meeting, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the Special Meeting. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

PRELIMINARY COPY

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2010

SPECIAL MEETING OF STOCKHOLDERS OF

ALLOY, INC.

November 8, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, Proxy Statement and Proxy Card

may be viewed online at https://materials.proxyvote.com/019855.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯Please detach along perforated line and mail in the envelope provided.¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOW HERE ☒

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of June 23, 2010 (the “merger agreement”), by and among the Company, Alloy Media Holdings, L.L.C., a Delaware limited liability company (“Parent”) , and Lexington Merger Sub Inc., a wholly-owned subsidiary of Parent, as such agreement may be amended from time to time.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	Proposal to approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the special meeting.

☐	FOR	☐	AGAINST	☐	ABSTAIN

This Proxy when executed will be voted in the manner directed herein.

If no direction is made, this Proxy will be voted FOR all Proposals.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments of the meeting.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.